As filed with the Securities and Exchange Commission on July 29, 2004
                                                     Registration No. 333-117178
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                         PRE-EFFECTIVE AMENDMENT NO.1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------

                           HEMISPHERX BIOPHARMA, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                         2836                  52-0845822
(State or other jurisdiction      (Primary Standard         (I.R.S. Employer
   of incorporation or        Industrial Classification   Identification Number)
    organization)                   Code Number)

                                   ----------

                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                William A. Carter, M.D., Chief Executive Officer
                           Hemispherx Biopharma, Inc.
                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:
                              Richard Feiner, Esq.
                        Silverman Sclar Shin & Byrne PLLC
                        381 Park Avenue South, Suite 1601
                            New York, New York, 10016
                            (212) 779-8600 Fax (212)
                                    779-8858

      Approximate date of proposed sale to the public: From time to time or at any time after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 ("Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

      If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


============================================================================================================================

                                               CALCULATION OF REGISTRATION FEE

============================================================================================================================

                                                         Proposed Maximum       Proposed Maximum
Title of Each Class of            Amount to be           Offering Price Per     Aggregate Offering      Amount of
Securities to be Registered       Registered (1)         Share(5)               Price                   Registration Fee
============================================================================================================================
Common Stock                         1,300,000(2)        $4.50                  $5,850,000                    $741.20
============================================================================================================================

Common Stock                         1,300,000(3)        $3.75                  $4,875,000                    $617.66
============================================================================================================================

Common Stock                            74,742(3)        $3.39                  $  253,375                    $ 32.10
============================================================================================================================

Common Stock                             5,000(4)        $3.51                  $   17,550                    $  2.22
============================================================================================================================

Common Stock                            50,000(2)        $4.07                  $  203,500                    $ 25.78
============================================================================================================================

Total Registration Fee                                                                                      $1,418.96(6)
============================================================================================================================


(1) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered an indeterminate number of additional shares of common stock as may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Pursuant to an agreement with the beneficial holders of these shares, represents 135% of the shares of common stock that are issuable upon the exercise of warrants issued by the registrant in a private placement.

(3)   Represent shares owned by certain selling stockholders.

(4) Represent shares issuable upon exercise of warrants owned by certain selling stockholders.


(5) Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) of the Securities Act.

(6)   $756.75 of this fee previously paid.


Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement also relates to the remaining unsold shares which were previously registered by the Registrant under Registration Statement Nos. 333-108645, 333-111135 and 333-113796.

The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.


                             Subject to Completion
                   Preliminary Prospectus Dated July 29, 2004
                           HEMISPHERX BIOPHARMA, INC.

                       11,732,107 Shares of Common Stock


                                   ----------


      This prospectus relates to the resale of 11,732,107 shares of our common stock that may be offered and sold from time to time by selling shareholders, consisting of: (1) 135% of 1,622,816 shares of common stock issuable upon the conversion, redemption or other payments relating to our 6% Senior Convertible Debentures Due January 2006 ("January 2004 Debentures") and as payment of interest thereon and 135% of 790,514 shares of common stock issuable upon the exercise of the related warrants ("July 2009 Warrants"); (2) 135% of 813,970 shares of common stock issuable upon the conversion, redemption or other payments relating to our 6% Senior Convertible Debentures Due January 2006 (issued in July 2004 upon exercise of Additional Investment Rights held by the holders of the January 2004 Debentures) ("July 2004 Debentures"), and as payment of interest thereon; (3) 135% of 1,129,221 shares of common stock issuable upon the conversion, redemption or other payments relating to our 6% Senior Convertible Debentures Due October 2005 ("October 2003 Debentures") and as payment of interest thereon; (4) 135% of 334,371 shares of common stock issuable upon the conversion, redemption or other payments relating to our 6% Senior Convertible Debentures Due July 2005 ("July 2003 Debentures") and as payment of interest thereon; (5) 135% of 1,300,000 shares of common stock issuable upon the exercise of warrants issued to the Debenture holders in May 2004 ("May 2009 Warrants"); (6) 135% of the 1,300,000 shares of common stock issuable upon the exercise of warrants issued to the Debenture Holders in July 2004 ("June 2009 Warrants") and 1,254,910 shares of common stock issuable upon exercise of other warrants; and (7) 795,200 shares of common stock (which includes the shares issued upon exercise of warrants that were issued to the Debenture Holders in June, July and October 2003) to be sold by certain of the selling stockholders listed on page 68 of this prospectus. We are registering these shares of common stock pursuant to commitments to register the securities with the selling stockholders.


      We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders other than payment of the exercise price of the warrants.


      Our common stock is listed on the American Stock Exchange under the symbol HEB. The reported last sale price on the American Stock Exchange on July 26, 2004 was $2.54.


                                   ----------

      Please see the risk factors beginning on page 6 to read about certain factors you should consider before buying shares of common stock.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is July __, 2004

                               PROSPECTUS SUMMARY

      In the following summary, we have highlighted information that we believe is the most important about us. However, because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Hemispherx and not to the selling stockholders.

About Hemispherx

      In the course of almost three decades, we have established a strong foundation of laboratory, pre-clinical and clinical data with respect to the development of nucleic acids to enhance the natural antiviral defense system of the human body and the development of therapeutic products for the treatment of chronic diseases. Our strategy is to obtain the required regulatory approvals which will allow the progressive introduction of Ampligen(R) (our proprietary drug) for treating Myalgic Encephalomyelitis/ Chronic Fatigue Syndrome ("ME/CFS"), HIV, Hepatitis C ("HCV") and Hepatitis B ("HBV") in the U.S., Canada, Europe and Japan. Ampligen(R) is currently in the open label portion of phase III clinical trials in the U.S. for use in treatment of ME/CFS and is in Phase IIb Clinical Trials in the U.S. for the treatment of newly emerging multi-drug resistant HIV, and for the induction of cell mediated immunity in HIV patients that are under control using potentially toxic drug cocktails.

      Our proprietary drug technology utilizes specifically configured ribonucleic acid ("RNA") and is protected by more than 250 patents worldwide, with over 16 additional patent applications pending to provide further proprietary protection in various international markets. Certain patents apply to the use of Ampligen(R) alone and certain patents apply to the use of Ampligen(R) in combination with certain other drugs. Some compositions of matter patents pertain to other new RNA compounds, which have a similar mechanism of action.

      In March 2003 we obtained from Interferon Sciences, Inc. ("ISI") all of its raw materials, work-in-progress and finished product ALFERON N Injection(R), together with a limited license to sell ALFERON N Injection(R), a natural alpha interferon that has been approved for commercial sale for the intralesional treatment of refractory or recurring external condylomata acuminata ("genital warts") in patients 18 years of age or older in the United States. In March 2004, we acquired from ISI the balance of ISI's rights to its product as well as ISI's production facility. We are marketing the ALFERON N Injection(R) in the United States through sales facilitated via third party agreements. Additionally, we intend to implement studies testing the efficacy of ALFERON N Injection(R) in multiple sclerosis and other chronic viral diseases. In this regard, the FDA recently authorized a Phase II clinical study designed to investigate the activity and safety of Alferon LDO(R) in early stage HIV positive patients.

      We were incorporated in Maryland in 1966 under the name HEM Research, Inc., and originally served as a supplier of research support products. Our business was redirected in the early 1980's to the development of nucleic acid pharmaceutical technology and the commercialization of RNA drugs. We were reincorporated in Delaware and changed our name to HEM Pharmaceutical Corp., in 1991 and to Hemispherx Biopharma, Inc., in June 1995. We have three domestic subsidiaries `BioPro Corp., BioAegean Corp., and Core BioTech Corp., all of which are incorporated in Delaware. Our foreign subsidiaries include Hemispherx Biopharma Europe N.V./S.A. established in Belgium in 1998 and Hemispherx Biopharma Europe S.A. ("Hemispherx, S.A.") incorporated in Luxembourg in 2002.

      Our principal executive offices are located at One Penn Center, 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, and its telephone number is 215-988-0080.

THE OFFERING


Common stock to be offered
by the selling stockholders ....... 11,732,107 Shares

Common stock outstanding
prior to this offerng ............. 45,207,788 Shares


Use of Proceeds ................... We will not receive any of the proceeds from the sale of the shares of common stock
                                    because they are being offered by the
                                    selling stockholders and we are not offering any shares for sale under this prospectus, but we may receive proceeds from the exercise of warrants held by certain of the selling stockholders. We will apply such proceeds, if any, toward funding our research and development efforts, working capital and, possibly, acquisitions. See "Use of Proceeds."

American Stock Exchange symbol .... HEB


The 11,732,107 shares of our common stock offered consist of:

      o 135% of 1,622,816 shares of common stock issuable upon the conversion, redemption or other payments relating to our 6% Senior Convertible Debentures Due January 2006 ("January 2004 Debentures") and as payment of interest thereon;

      o 135% of 790,514 shares of common stock issuable upon the exercise of the related warrants ("July 2009 Warrants");

      o 135% of 813,970 shares of common stock issuable upon the conversion, redemption or other payments relating to our 6% Senior Convertible Debentures Due January 2006 (issued in July 2004 upon exercise of Additional Investment Rights held by the holders of the January 2004 Debentures) ("July 2004 Debentures") and as payment of interest thereon;

      o 135% of 1,129,221 shares of common stock issuable upon the conversion, redemption or other payments relating to our 6% Senior Convertible Debentures Due October 2005 ("October 2003 Debentures") and as payment of interest thereon;

      o 135% of 334,371 shares of common stock issuable upon the conversion, redemption or other payments relating to our 6% Senior Convertible Debentures Due July 2005 ("July 2003 Debentures") and as payment of interest thereon;


      o 135% of 1,300,000 shares of common stock issuable upon the exercise of warrants issued to the Debenture holders in May 2004 ("May 2009 Warrants");

      o 135% of 1,300,00 shares of common stock issued to the Debenture Holders in July 2004 ("June 2009 warrants");


      o 1,254,910 shares of common stock issuable upon exercise of other warrants; and

      o 795,200 shares of common stock owned by certain of the selling stockholders.


      We are registering these shares of common stock pursuant to commitments to register the securities with the selling stockholders.

Summary Consolidated Financial Data

      In the table below, we provide you with our summary historical financial data. We have prepared this information using our audited financial statements for each of the five years in the period ended December 31, 2003 and our unaudited financial statements for the three months ended March 31, 2003 and March 31, 2004. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. The Pro Forma information is presented for illustrative purposes only and is not indicative of the operating results if the acquisitions had occurred in an earlier period, nor is it indicative of future operating results.

      It is important that you read this summary historical financial data in conjunction with our historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                    (in thousands except share and per share data)

                                                                                                                Pro Forma for
                                                                                                                    Asset
Consolidated Statements                                                                      Three Months        Acquisitions
of Operations Data:                                                                             Ended             Year ended
                                              Year ended December 31,                         March 31,          December 31,
                              1999         2000       2001        2002       2003(2)      2003        2004         2003(4)
                            --------     -------     -------     -------    --------     -------     -------       --------
Revenues:
Sale of Products            $     --     $    --     $    --     $    --    $    509     $    19     $   259       $    751
Clinical Treatment
Programs                         678         788         390         341         148          47          49            148
License Fees Income
                                  --          --          --         563          --          --          --             --
                            --------     -------     -------     -------    --------     -------     -------       --------

     Total Revenues              678         788         390         904         657         66          308            899

Cost & Expenses:

Production Costs/ Costs
of Goods Sold                                                                    502         118         601            876
Research & Development         4,737       6,136       5,780       4,946       3,150         873         964          3,327
General &
Administrative(1)              8,721       3,695       3,412       2,015       4,257         667       2,844          4,598

     Total Cost and Expenses  13,458       9,831       9,192       6,961       7,909       1,658       4,409          8,801

Interest and Other
Income                           482         572         284         103          80          50          11             80
Interest Expense                  --          --          --          --        (253)        (17)       (101)          (253)
Financing Costs(3)                --          --          --          --      (7,345)        (58)     (3,851)        (7,413)
Other Expense                     --         (81)       (565)     (1,470)         --          --          --

        Net Loss            $(12,298)    $(8,552)    $(9,083)    $(7,424)   $(14,770)    $(1,617)    $(8,042)      $(15,488)

Basic and Diluted
Loss Per Share               $  (.47)      $(.29)      $(.29)      $(.23)      $(.42)      $(.05)      $(.20)         $(.43)

Basic and Diluted         26,380,351              31,443,208              35,234,526              40,688,478
Weighted Average Shares
Outstanding                           29,251,846              32,095,776              32,393,754                 36,055,994

Other Cash Flow Data
Cash Used in
Operating Activities         $(6,990)    $(8,074)    $(7,281)    $(6,409)    $(7,022)    $(1,692)    $(1,722)

Capital Expenditures            (251)       (171)         --          --         (19)         --        (143)


Balance Sheet Data:                          December 31,                               March 31,
                                             ------------                               ---------
                             1999      2000      2001      2002      2003            2003      2004
                             ----      ----      ----      ----      ----            ----      ----
Working
Capital                   $ 9,507   $ 7,550   $ 7,534   $ 2,925   $ 7,000         $ 4,073   $ 5,761
Total Assets               14,168    13,067    12,035     6,040    13,404           8,729    17,053
Shareholders'
Equity                     12,657    11,572    10,763     3,630     9,248           4,603     9,290

----------

(1) General and Administrative expenses include stock compensation expense totaling $4,618, $397, $673, $132 and $237 for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively and $0 and $1,769 for the three months ended March 31, 2003 and 2004, respectively.

(2) For information concerning recent acquisitions of certain assets of Interferon Sciences, Inc. ("ISI") and related financing see notes 1, 4 and 7 to our consolidated financial statements for the year ended December 31, 2003 and note 6 to our consolidated financial statements for the three months ended March 31, 2004, contained elsewhere in this prospectus.

(3) In accounting for the March 12, 2003, July 10, 2003, and October 29, 2003 issuances of 6% Senior Convertible Debentures in the principal amounts of $5,426,000, $5,426,000, and $4,142,357, respectively, and related embedded conversion features and warrant issuances, we recorded debt discounts of approximately $11.3 million which, in effect, reduced the carrying value of the debt to $1.6 million. In accounting for the January 26, 2004 issuance of 6% Senior Convertible Debentures, we recorded debt discounts of $2.9 million. Excluding the application of related accounting standards, our debt outstanding as of December 31, 2003 and March 31, 2004 totaled approximately $6.6 million and $7.1 million, respectively. For the year ended December 31, 2003 and for the three months ended March 31, 2004, we have recorded charges of approximately $7.3 million and $3.9 million, respectively, for amortization of original issue discount and other related debt costs. Such amounts have been reflected as financing costs in the statement of operations. For additional information refer to note 7 to our consolidated financial statements for the year ended December 31, 2003 and for the three months ended March 31, 2004.

(4) The unaudited Pro Forma consolidated statements of operations data for the year ended December 31, 2003 have been prepared giving effect to the acquisition of certain assets of ISI and the related funding of the transaction, by our March 12, 2003 6% senior convertible debentures, as if they occurred on January 1, 2003.

                                  RISK FACTORS

               Special Note Regarding Forward-Looking Statements

      Certain statements in this prospectus constitute "forwarding-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1995 (collectively, the "Reform Act"). Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. All statements other than statements of historical fact, included in this prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding potential drugs, their potential therapeutic effect, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, market acceptance or our ability to earn a profit from sales or licenses of any drugs or our ability to discover new drugs in the future are all forward-looking in nature.

      Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to, the risk factors discussed below, which may cause the actual results, performance or achievements of Hemispherx and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and other factors referenced in this prospectus. We do not undertake and specifically decline any obligation to publicly release the results of any revisions which may be made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

      The following cautionary statements identify important factors that could cause our actual result to differ materially from those projected in the forward-looking statements made in this prospectus. Among the key factors that have a direct bearing on our results of operations are:

No assurance of successful product development

      Ampligen(R) and related products. The development of Ampligen(R) and our other related products is subject to a number of significant risks. Ampligen(R) may be found to be ineffective or to have adverse side effects, fail to receive necessary regulatory clearances, be difficult to manufacture on a commercial scale, be uneconomical to market or be precluded from commercialization by proprietary right of third parties. Our products are in various stages of clinical and pre-clinical development and, require further clinical studies and appropriate regulatory approval processes before any such products can be marketed. We do not know when, if ever, Ampligen(R) or our other products will be generally available for commercial sale for any indication. Generally, only a small percentage of potential therapeutic products are eventually approved by the U.S. Food and Drug Administration ("FDA") for commercial sale.

         ALFERON N Injection(R). Although ALFERON N Injection(R) is approved for marketing in the United States for the intralesional treatment of refractory or recurring external genital warts in patients 18 years of age or older, to date it has not been approved for other indications. We face many of the risks discussed above, with regard to developing this product for use to treat other ailments such as multiple sclerosis and cancer.

Our drug and related technologies are investigational and subject to regulatory approval. If we are unable to obtain regulatory approval, our operations will be significantly affected.

      All of our drugs and associated technologies other than ALFERON N Injection(R) are investigational and must receive prior regulatory approval by appropriate regulatory authorities for general use and are currently legally available only through clinical trials with specified disorders. At present, ALFERON N Injection(R) is only approved for the intralesional treatment of refractory or recurring external genital warts in patients 18 years of age or older. Use of ALFERON N Injection(R) for other indications will require regulatory approval. In this regard, Interferon Sciences, Inc. ("ISI"), the company from which we obtained our rights to ALFERON N Injection(R), conducted clinical trials related to use of ALFERON N Injection(R) for treatment of HIV and Hepatitis C. In both instances, the FDA determined that additional studies were necessary in order to fully evaluate the efficacy of ALFERON N Injection(R) in the treatment of HIV and Hepatitis C diseases. We have no obligation or immediate plans to conduct these additional studies at this time.

      Our products, including Ampligen(R), are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries, including, but not limited to, the FDA in the U.S., the Health Protection Branch ("HPB") of Canada, and the European Medical Evaluation Agency ("EMEA") in Europe. Obtaining regulatory approvals is a rigorous and lengthy process and requires the expenditure of substantial resources. In order to obtain final regulatory approval of a new drug, we must demonstrate to the satisfaction of the regulatory agency that the product is safe and effective for its intended uses and that we are capable of manufacturing the product to the applicable regulatory standards. We require regulatory approval in order to market Ampligen(R) or any other proposed product and receive product revenues or royalties. We cannot assure you that Ampligen(R) will ultimately be demonstrated to be safe or efficacious. In addition, while Ampligen(R) is authorized for use in clinical trials in the United States and other countries, we cannot assure you that additional clinical trial approvals will be authorized in the United States or in other countries, in a timely fashion or at all, or that we will complete these clinical trials. If Ampligen(R) or one of our other products does not receive regulatory approval in the U.S. or elsewhere, our operations most likely will be materially adversely affected.

We may continue to incur substantial losses and our future profitability is uncertain.

      We began operations in 1966 and last reported net profit from 1985 through 1987. Since 1987, we have incurred substantial operating losses, as we pursued our clinical trial effort and expanded our efforts in Europe. As of March 31, 2004 our accumulated deficit was approximately $121,886,000. We have not yet generated significant revenues from our products and may incur substantial and increased losses in the future. We cannot assure that we will ever achieve significant revenues from product sales or become profitable. We require, and will continue to require, the commitment of substantial resources to develop our products. We cannot assure that our product development efforts will be successfully completed or that required regulatory approvals will be obtained or that any products will be manufactured and marketed successfully, or be profitable.

We may require additional financing which may not be available.

      The development of our products will require the commitment of substantial resources to conduct the time-consuming research, preclinical development, and clinical trials that are necessary to bring pharmaceutical products to market. As of March 31, 2004, we had approximately $7,238,000 million in cash and cash equivalents and short-term investments. We believe that these funds plus 1) the gross proceeds received from the exercise of warrants of approximately $2,400,000 on May 14, 2004, 2) the infusion of approximately $1,550,000 million in remaining net proceeds from the October 2003 Debentures in April 2004, 3) the gross proceeds received from the exercise of warrants and the Additional Investment Rights of approximately $4,198,980 on July 13, 2004, 4) the projected net cash flow from the sale of ALFERON N Injection(R) and 4) the proceeds from licensing agreements should be sufficient to meet our operating cash requirements including debt service during the next 18 months. We may need to raise additional funds through additional equity or debt financing or from other sources in order to complete the necessary clinical trials and the regulatory approval processes and begin commercializing Ampligen(R) products. There can be no assurances that we will raise adequate funds from these or other sources, which may have a material adverse effect on our ability to develop our products.


We may not be profitable unless we can protect our patents and/or receive approval for additional pending patents.

      We need to preserve and acquire enforceable patents covering the use of Ampligen(R) for a particular disease in order to obtain exclusive rights for the commercial sale of Ampligen(R) for such disease. When we obtained all rights to ALFERON N Injection(R), we need to preserve and acquire enforceable patents covering its use for a particular disease too. Our success depends, in large part, on our ability to preserve and obtain patent protection for our products and to obtain and preserve our trade secrets and expertise. Certain of our know-how and technology is not patentable, particularly the procedures for the manufacture of our drug product which are carried out according to standard operating procedure manuals. We have been issued certain patents including those on the use of Ampligen(R) and Ampligen(R) in combination with certain other drugs for the treatment of HIV. We also have been issued patents on the use of Ampligen(R) in combination with certain other drugs for the treatment of chronic Hepatitis B virus, chronic Hepatitis C virus, and a patent which affords protection on the use of Ampligen(R) in patients with Chronic Fatigue Syndrome. We have not yet been issued any patents in the United States for the use of Ampligen(R) as a sole treatment for any of the cancers, which we have sought to target. With regard to ALFERON N Injection(R), we have acquired from ISI its patents for natural alpha interferon produced from human peripheral blood leukocytes and its production process. We cannot assure that our competitors will not seek and obtain patents regarding the use of similar products in combination with various other agents, for a particular target indication prior to our doing such. If we cannot protect our patents covering the use of our products for a particular disease, or obtain additional patents, we may not be able to successfully market our products.

The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves complex legal and factual questions.

      To date, no consistent policy has emerged regarding the breadth of protection afforded by pharmaceutical and biotechnology patents. There can be no assurance that new patent applications relating to our products or technology will result in patents being issued or that, if issued, such patents will afford meaningful protection against competitors with similar technology. It is generally anticipated that there may be significant litigation in the industry regarding patent and intellectual property rights. Such litigation could require substantial resources from us and we may not have the financial resources necessary to enforce the patent rights that we hold. No assurance can be made that our patents will provide competitive advantages for our products or will not be successfully challenged by competitors. No assurance can be given that patents do not exist or could not be filed which would have a materially adverse effect on our ability to develop or market our products or to obtain or maintain any competitive position that we may achieve with respect to our products. Our patents also may not prevent others from developing competitive products using related technology.

There can be no assurance that we will be able to obtain necessary licenses if we cannot enforce patent rights we may hold. In addition, the failure of third parties from whom we currently license certain proprietary information or from whom we may be required to obtain such licenses in the future, to adequately enforce their rights to such proprietary information, could adversely affect the value of such licenses to us.

      If we cannot enforce the patent rights we currently hold we may be required to obtain licenses from others to develop, manufacture or market our products. There can be no assurance that we would be able to obtain any such licenses on commercially reasonable terms, if at all. We currently license certain proprietary information from third parties, some of which may have been developed with government grants under circumstances where the government maintained certain rights with respect to the proprietary information developed. No assurances can be given that such third parties will adequately enforce any rights they may have or that the rights, if any, retained by the government will not adversely affect the value of our license.

There is no guarantee that our trade secrets will not be disclosed or known by our competitors.

      To protect our rights, we require certain employees and consultants to enter into confidentiality agreements with us. There can be no assurance that these agreements will not be breached, that we would have adequate and enforceable remedies for any breach, or that any trade secrets of ours will not otherwise become known or be independently developed by competitors.

If our distributors do not market our products successfully, we may not generate significant revenues or become profitable.

      We have limited marketing and sales capability. We are dependent upon existing and, possibly future, marketing agreements and third party distribution agreements for our products in order to generate significant revenues and become profitable. As a result, any revenues received by us will be dependent on the efforts of third parties, and there is no assurance that these efforts will be successful. Our agreement with Accredo offers the potential to provide some marketing and distribution capacity in the United States while agreements with Bioclones (Proprietary), Ltd , Biovail Corporation and Laboratorios Del Dr. Esteve S.A. should provide a sales force in South America, Africa, United Kingdom, Australia and New Zealand, Canada, Spain and Portugal.

      We cannot assure that our domestic or foreign marketing partners will be able to successfully distribute our products, or that we will be able to establish future marketing or third party distribution agreements on terms acceptable to us, or that the cost of establishing these arrangements will not exceed any product revenues. The failure to continue these arrangements or to achieve other such arrangements on satisfactory terms could have a materially adverse effect on us.

There are no long-term agreements with suppliers of required materials. If we are unable to obtain the required raw materials, we may be required to scale back our operations or stop manufacturing ALFERON N Injection.

      A number of essential materials are used in the production of ALFERON N Injection(R), including human white blood cells. We do not have long-term agreements for the supply of any of such materials. There can be no assurance we can enter into long-term supply agreements covering essential materials on commercially reasonable terms, if at all. If we are unable to obtain the required raw materials, we may be required to scale back our operations or stop manufacturing ALFERON N Injection(R). The costs and availability of products and materials we need for the commercial production of ALFERON N Injection(R) and other products which we may commercially produce are subject to fluctuation depending on a variety of factors beyond our control, including competitive factors, changes in technology, and FDA and other governmental regulations and there can be no assurance that we will be able to obtain such products and materials on terms acceptable to us or at all.

There is no assurance that successful manufacture of a drug on a limited scale basis for investigational use will lead to a successful transition to commercial, large-scale production.

      Small changes in methods of manufacturing may affect the chemical structure of Ampligen(R) and other RNA drugs, as well as their safety and efficacy. Changes in methods of manufacture, including commercial scale-up may affect the chemical structure of Ampligen(R) and can, among other things, require new clinical studies and affect orphan drug status, particularly, market exclusivity rights, if any, under the Orphan Drug Act. The transition from limited production of pre-clinical and clinical research quantities to production of commercial quantities of our products will involve distinct management and technical challenges and will require additional management and technical personnel and capital to the extent such manufacturing is not handled by third parties. There can be no assurance that our manufacturing will be successful or that any given product will be determined to be safe and effective, capable of being manufactured economically in commercial quantities or successfully marketed.

We have limited manufacturing experience and capacity.

      Ampligen(R) is currently produced only in limited quantities for use in our clinical trials and we are dependent upon certain third party suppliers for key components of our products and for substantially all of the production process. The failure to continue these arrangements or to achieve other such arrangements on satisfactory terms could have a material adverse affect on us. Also, to be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. To the extent we are involved in the production process, our current facilities are not adequate for the production of our proposed products for large-scale commercialization, and we currently do not have adequate personnel to conduct commercial-scale manufacturing. We intend to utilize third-party facilities if and when the need arises or, if we are unable to do so, to build or acquire commercial-scale manufacturing facilities. We will need to comply with regulatory requirements for such facilities, including those of the FDA and HPB pertaining to current Good Manufacturing Practices ("cGMP") regulations. There can be no assurance that such facilities can be used, built, or acquired on commercially acceptable terms, or that such facilities, if used, built, or acquired, will be adequate for our long-term needs.

      The purified drug concentrate utilized in the formulation of ALFERON N Injection(R) is manufactured in ISI's facility and ALFERON N Injection(R) is formulated and packaged at a production facility operated by Abbott Laboratories located in Kansas. In March 2004 we acquired ISI's New Brunswick, NJ facility. We still will be dependent upon Abbott Laboratories and/or another third party for product formulation and packaging.

We may not be profitable unless we can produce Ampligen(R) or other products in commercial quantities at costs acceptable to us.

      We have never produced Ampligen(R) or any other products in large commercial quantities. Ampligen(R) is currently produced for use in clinical trials. We must manufacture our products in compliance with regulatory requirements in large commercial quantities and at acceptable costs in order for us to be profitable. We intend to utilize third-party manufacturers and/or facilities if and when the need arises or, if we are unable to do so, to build or acquire commercial-scale manufacturing facilities. If we cannot manufacture commercial quantities of Ampligen(R) or enter into third party agreements for its manufacture at costs acceptable to us, our operations will be significantly affected. Also, each production lots of Alferon N Injection(R) is subject to FDA review and approval prior to releasing the lots to be sold. This review and approval process could take considerable time, which would delay our having product in inventory to sell. Alferon N Injection(R) has a shelf life of 18 months after having been bottled.

Rapid technological change may render our products obsolete or non-competitive.

      The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Most of these entities have significantly greater research and development capabilities than us, as well as substantial marketing, financial and managerial resources, and represent significant competition for us. There can be no assurance that developments by others will not render our products or technologies obsolete or noncompetitive or that we will be able to keep pace with technological developments.

Our products may be subject to substantial competition.

      Ampligen(R) . Competitors may be developing technologies that are, or in the future may be, the basis for competitive products. Some of these potential products may have an entirely different approach or means of accomplishing similar therapeutic effects to products being developed by us. These competing products may be more effective and less costly than our products. In addition, conventional drug therapy, surgery and other more familiar treatments may offer competition to our products. Furthermore, many of our competitors have significantly greater experience than us in pre-clinical testing and human clinical trials of pharmaceutical products and in obtaining FDA, HPB and other regulatory approvals of products. Accordingly, our competitors may succeed in obtaining FDA, HPB or other regulatory product approvals more rapidly than us. There are no drugs approved for commercial sale with respect to treating ME/CFS in the United States. The dominant competitors with drugs to treat HIV diseases include Gilead Pharmaceutical, Pfizer, Bristol-Myers, Abbott Labs, Glaxo Smithkline, Merck and Schering-Plough Corp. These potential competitors are among the largest pharmaceutical companies in the world, are well known to the public and the medical community, and have substantially greater financial resources, product development, and manufacturing and marketing capabilities than we have. Although we believe our principal advantage is the unique mechanism of action of Ampligen(R) on the immune system, we cannot assure that we will be able to compete.

      ALFERON N Injection(R). Many potential competitors are among the largest pharmaceutical companies in the world, are well known to the public and the medical community, and have substantially greater financial resources, product development, and manufacturing and marketing capabilities than we have. ALFERON N Injection(R) currently competes with Schering's injectable recombinant alpha interferon product (INTRON(R) A) for the treatment of genital warts. 3M Pharmaceuticals also received FDA approval for its immune-response modifier, Aldara(R), a self-administered topical cream, for the treatment of external genital and perianal warts. ALFERON N Injection(R) also competes with surgical, chemical, and other methods of treating genital warts. We cannot assess the impact products developed by our competitors, or advances in other methods of the treatment of genital warts, will have on the commercial viability of ALFERON N Injection(R). If and when we obtain additional approvals of uses of this product, we expect to compete primarily on the basis of product performance. Our potential competitors have developed or may develop products (containing either alpha or beta interferon or other therapeutic compounds) or other treatment modalities for those uses. In the United States, three recombinant forms of beta interferon have been approved for the treatment of relapsing-remitting multiple sclerosis. There can be no assurance that, if we are able to obtain regulatory approval of ALFERON N Injection(R) for the treatment of new indications, we will be able to achieve any significant penetration into those markets. In addition, because certain competitive products are not dependent on a source of human blood cells, such products may be able to be produced in greater volume and at a lower cost than

ALFERON N Injection(R). Currently, our wholesale price on a per unit basis of ALFERON N Injection(R) is higher than that of the competitive recombinant alpha and beta interferon products.

      General. Other companies may succeed in developing products earlier than we do, obtaining approvals for such products from the FDA more rapidly than we do, or developing products that are more effective than those we may develop. While we will attempt to expand our technological capabilities in order to remain competitive, there can be no assurance that research and development by others or other medical advances will not render our technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy we develop.

Possible side effects from the use of Ampligen(R) or ALFERON N Injection(R) could adversely affect potential revenues and physician/patient acceptability of our product.

      Ampligen(R). We believe that Ampligen(R) has been generally well tolerated with a low incidence of clinical toxicity, particularly given the severely debilitating or life threatening diseases that have been treated. A mild flushing reaction has been observed in approximately 15% of patients treated in our various studies. This reaction is occasionally accompanied by a rapid heart beat, a tightness of the chest, urticaria (swelling of the skin), anxiety, shortness of breath, subjective reports of "feeling hot," sweating and nausea. The reaction is usually infusion-rate related and can generally be controlled by slowing the infusion rate. Other adverse side effects include liver enzyme level elevations, diarrhea, itching, asthma, low blood pressure, photophobia, rash, transient visual disturbances, slow or irregular heart rate, decreases in platelets and white blood cell counts, anemia, dizziness, confusion, elevation of kidney function tests, occasional temporary hair loss and various flu-like symptoms, including fever, chills, fatigue, muscular aches, joint pains, headaches, nausea and vomiting. These flu-like side effects typically subside within several months. One or more of the potential side effects might deter usage of Ampligen(R) in certain clinical situations and therefore, could adversely affect potential revenues and physician/patient acceptability of our product.

      ALFERON N Injection(R). At present, ALFERON N Injection(R) is only approved for the intralesional (within the lesion) treatment of refractory or recurring external genital warts in adults. In clinical trials conducted for the treatment of genital warts with ALFERON N Injection(R), patients did not experience serious side effects; however, there can be no assurance that unexpected or unacceptable side effects will not be found in the future for this use or other potential uses of ALFERON N Injection(R) which could threaten or limit such product's usefulness.

We may be subject to product liability claims from the use of Ampligen(R) or other of our products which could negatively affect our future operations.

      We face an inherent business risk of exposure to product liability claims in the event that the use of Ampligen(R) or other of our products results in adverse effects. This liability might result from claims made directly by patients, hospitals, clinics or other consumers, or by pharmaceutical companies or others manufacturing these products on our behalf. Our future operations may be negatively affected from the litigation costs, settlement expenses and lost product sales inherent to these claims. While we will continue to attempt to take appropriate precautions, we cannot assure that we will avoid significant product liability exposure. Although we currently maintain product liability insurance coverage, there can be no assurance that this insurance will provide adequate coverage against product liability claims. A successful product liability claim against us in excess of our $1,000,000 in insurance coverage or for which coverage is not provided could have a negative effect on our business and financial condition.

The loss of Dr. William A. Carter's services could hurt our chances for success.

      Our success is dependent on the continued efforts of Dr. William A. Carter because of his position as a pioneer in the field of nucleic acid drugs, his being the co-inventor of Ampligen(R), and his knowledge of our overall activities, including patents and clinical trials. The loss of Dr. Carter's services could have a material adverse effect on our operations and chances for success. We have secured key man life insurance in the amount of $2 million on the life of Dr. Carter and we have an employment agreement with Dr. Carter that, as amended, runs until May 8, 2008. However, Dr. Carter has the right to terminate his employment upon not less than 30 days prior written notice. The loss of Dr. Carter or other personnel, or the failure to recruit additional personnel as needed could have a materially adverse effect on our ability to achieve our objectives.

Uncertainty of health care reimbursement for our products.

      Our ability to successfully commercialize our products will depend, in part, on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and from time to time legislation is proposed, which, if adopted, could further restrict the prices charged by and/or amounts reimbursable to manufacturers of pharmaceutical products. We cannot predict what, if any, legislation will ultimately be adopted or the impact of such legislation on us. There can be no assurance that third party insurance companies will allow us to charge and receive payments for products sufficient to realize an appropriate return on our investment in product development.

There are risks of liabilities associated with handling and disposing of hazardous materials.

      Our business involves the controlled use of hazardous materials, carcinogenic chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply in all material respects with the standards prescribed by applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident or the failure to comply with applicable regulations, we could be held liable for any damages that result, and any such liability could be significant. We do not maintain insurance coverage against such liabilities.

The market price of our stock may be adversely affected by market volatility.

      The market price of our common stock has been and is likely to be volatile. In addition to general economic, political and market conditions, the price and trading volume of our stock could fluctuate widely in response to many factors, including:

      o announcements of the results of clinical trials by us or our competitors;

      o     adverse reactions to products;

      o governmental approvals, delays in expected governmental approvals or withdrawals of any prior governmental approvals or public or regulatory agency concerns regarding the safety or effectiveness of our products;

      o changes in U.S. or foreign regulatory policy during the period of product development;

      o developments in patent or other proprietary rights, including any third party challenges of our intellectual property rights;

      o     announcements of technological innovations by us or our competitors;

      o announcements of new products or new contracts by us or our competitors;

      o actual or anticipated variations in our operating results due to the level of development expenses and other factors;

      o changes in financial estimates by securities analysts and whether our earnings meet or exceed the estimates;

      o     conditions and trends in the pharmaceutical and other industries;

      o     new accounting standards; and

      o     the occurrence of any of the risks described in these "Risk
            Factors."


      Our common stock is listed for quotation on the American Stock Exchange. For the 12-month period ended June 30, 2004, the price of our common stock has ranged from $1.83 to $5.40 per shares. We expect the price of our common stock to remain volatile. The average daily trading volume of our common stock varies significantly. Our relatively low average volume and low average number of transactions per day may affect the ability of our stockholders to sell their shares in the public market at prevailing prices and a more active market may never develop.


      In the past, following periods of volatility in the market price of the securities of companies in our industry, securities class action litigation has often been instituted against companies in our industry. If we face securities litigation in the future, even if without merit or unsuccessful, it would result in substantial costs and a diversion of management attention and resources, which would negatively impact our business.

Our stock price may be adversely affected if a significant amount of shares, primarily those registered herein and in a prior registration statement, are sold in the public market.


      As of July 23, 2004, approximately 180,851 shares of our common stock, constituted "restricted securities" as defined in Rule 144 under the Securities Act of 1933. 84,112 of these shares are registered herein or in a prior registration statement pursuant to agreements between us and the holders of these shares. In addition, we have registered 11,647,995 shares issuable (i) upon conversion of approximately 135% of the January 2004 Debentures, the October 2003 Debentures, the July 2003 Debentures and the July 2004 Debentures;
(ii) as payment of 135% of the interest on all of the Debentures; (iii) upon exercise of 135% of the July 2009 Warrants, the May 2009 Warrants and the June 2009 Warrants; and (iv) upon exercise of certain other warrants and stock options. Registration of the shares permits the sale of the shares in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. To the extent the exercise price of the warrants is less than the market price of the common stock, the holders of the warrants are likely to exercise them and sell the underlying shares of common stock and to the extent that the conversion price and exercise price of these securities are adjusted pursuant to anti-dilution protection, the securities could be exercisable or convertible for even more shares of common stock. We also may issue shares to be used to meet our capital requirements or use shares to compensate employees, consultants and/or directors. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market could cause the market price for our common stock to decrease. Furthermore, a decline in the price of our common stock would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.


Provisions of our Certificate of Incorporation and Delaware law could defer a change of our management which could discourage or delay offers to acquire us.

      Provisions of our Certificate of Incorporation and Delaware law may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. For example, our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In this regard, in November, 2002 we adopted a stockholder rights plan and, under the Plan, our Board of Directors declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on November 29, 2002. Each Right initially entitles holders to buy one unit of preferred stock for $30.00. The Rights generally are not transferable apart from the common stock and will not be exercisable unless and until a person or group acquires or commences a tender or exchange offer to acquire, beneficial ownership of 15% or more of our common stock. However, for Dr. Carter, our chief executive officer, who already beneficially owns 11.3% of our common stock, the Plan's threshold will be 20%, instead of 15%. The Rights will expire on November 19, 2012, and may be redeemed prior thereto at $.01 per Right under certain circumstances.


      Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Our research in clinical efforts may continue for the next several years and we may continue to incur losses due to clinical costs incurred in the development of Ampligen(R) for commercial application. Possible losses may fluctuate from quarter to quarter as a result of differences in the timing of significant expenses incurred and receipt of licensing fees and/or cost recovery treatment revenues in Europe, Canada and in the United States.

                                 USE OF PROCEEDS

      Proceeds, if any, from stockholders exercising some or all of the Warrants will be used to fund our research and development efforts, working capital and possible acquisitions.

                                 DIVIDEND POLICY

      We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future.

                           PRICE RANGE OF COMMON STOCK

      Since October 1997, our common stock has been listed and traded on the American Stock Exchange ("AMEX") under the symbol HEB. The following table sets forth the high and low sales prices for our Common Stock for the last two fiscal years as reported by the AMEX.

                                  COMMON STOCK

                                                 High                  Low
                                                 ----                  ---
Year Ended December 31, 2002
First Quarter                                   $ 4.95                $ 3.40
Second Quarter                                    4.00                  2.30
Third Quarter                                     2.89                   .75
Fourth Quarter                                    2.95                  1.10

Year Ending December 31, 2003
First Quarter                                     2.19                  1.33
Second Quarter                                    3.35                  1.33
Third Quarter                                     2.35                  1.85
Fourth Quarter                                    2.94                  1.83

Year Ending December 31, 2004
First Quarter                                     4.85                  2.27

Second Quarter                                    5.40                  3.30



      On July 26, 2004, the closing sale price of our common stock as reported on the AMEX was $2.54 per share. As of July 26, 2004, there were approximately 266 holders of record of our common stock not including holders in street name. We estimate that there are some 3,300 holders if you include shares held in street name.


                      SELECTED CONSOLIDATED FINANCIAL DATA

      Our selected historical consolidated financial information presented as of December 31, 1999, 2000, 2001, 2002 and 2003 and for each of the five years ended December 31, 2003 was derived from our audited consolidated financial statements. Our selected historical consolidated financial information presented as of March 31, 2003 and 2004 and for the three month periods ended March 31, 2003 and 2004 are unaudited. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included.

      This information should be read in conjunction with the historical financial statements and related notes included herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                (in thousands except share and per share data)

Consolidated Statements                                                                                  Three Months ended
of Operations Data:                                   Year ended December 31,                                  March 31,
                                                      ----------------------                             ------------------
                                  1999            2000        2001           2002         2003(2)        2003            2004
                                  ----            ----        ----           ----         ------         ----            ----
Revenues:
Sale of Products          $         --    $         --   $         --   $         --  $        509   $         19    $        259
Clinical Treatment
Programs                           678             788            390            341           148             47              49
License Fee Income                  --              --             --            563            --             --              --
                          ------------    ------------   ------------   ------------  ------------   ------------    ------------
     Total Revenues                678             788            390            904           657             66             308

Cost & Expenses:
Production Costs/ Cost
of Goods Sold                       --              --             --             --           502            118             601
Research & Development
                                 4,737           6,136          5,780          4,946         3,150            873             964
General &
Ad-ministrative(1)               8,721           3,695          3,412          2,015         4,257            667           2,844

     Total Cost and
        Expenses
                                13,458           9,831          9,192          6,961         7,909          1,658           4,409

Interest and Other
Income                             482             572            284            103            80             50              11

Interest Expense                    --              --             --             --          (253)           (17)           (101)
Financing Costs(3)                  --              --             --             --        (7,345)           (58)         (3,851)
Other Expense                       --             (81)          (565)        (1,470)           --             --              --

        Net Loss          $    (12,298)   $     (8,552)  $     (9,083)  $     (7,424) $    (14,770)  $     (1,617)   $     (8,042)

Basic and Diluted
Loss Per Share            $       (.47)   $       (.29)  $       (.29)  $       (.23) $       (.42)  $       (.05)   $       (.20)
Basic and Diluted           26,380,351                     31,443,208                   35,234,526                     40,688,478
Weighted Average Shares
Outstanding                                 29,251,846                    32,095,776                   32,393,754

Other Cash Flow Data
Cash Used in
Operating Activities      $     (5,853)   $     (6,990)  $     (7,281)  $     (6,409) $     (7,022)  $     (1,692)   $     (1,722)
Capital Expenditures              (151)           (251)            --             --           (19)            --            (143)

Balance Sheet Data:

                                          December 31,                         March 31,
                                          ------------                         ---------
                          1999      2000      2001      2002       2003      2003        2004
                          ----      ----      ----      ----       ----      ----        ----
Working Capital
                         $9,507    $7,550    $7,534    $2,925     $7,000    $4,073      $5,761
Total Assets             14,168    13,067    12,035     6,040     13,404     8,729      17,053
Shareholders'

Equity                   12,657    11,572    10,763     3,630      9,248     4,603       9,290
Book value per
share(4)                   $.48      $.40      $.34      $.11       $.26      $.14        $.23

----------
(1) General and Administrative expenses include stock compensation expense totaling $397, $673, $132, $132 and $237 for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively. These expenses include $0 and $1,769 for the three months ended March 31, 2003 and 2004, respectively.

(2) For information concerning recent acquisitions of certain assets of ISI and related financing see notes 4 and 7 to our consolidated financial statements for the year ended December 31, 2003 and note 6 to our consolidated financial statements for the three months ended March 31, 2004, contained elsewhere in this prospectus.

(3) In accounting for the March 12, 2003, July 10, 2003, and October 29, 2003 issuances of 6% Senior Convertible Debentures in the principal amounts of $5,426,000, $5,426,000, and $4,142,357, respectively, and related embedded conversion features and warrant issuances, we recorded debt discounts of approximately $11.3 million which, in effect, reduced the carrying value of the debt to $1.6 million. In accounting for the January 26, 2004 issuance of 6% Senior Convertible Debentures, we recorded debt discounts of $2.9 million. Excluding the application of related accounting standards, our debt outstanding as of December 31, 2003 and March 31, 2004 totaled approximately $6.6 million and $7.1 million, respectively. For the year ended December 31, 2003 and for the three months ended March 31, 2004, we have recorded charges of approximately $7.3 million and $3.9 million, respectively for amortization of original issue discount and other related debt costs. Such amounts have been reflected as financing costs in the statement of operations. For additional information refer to note 7 to our consolidated financial statements for the year ended December 31, 2003 and for the three months ended March 31, 2004.

(4) Book value per share is computed by dividing shares outstanding into shareholders' equity as of the above date.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Background

      We have reported net income only from 1985 through 1987. Since 1987, we have incurred, as expected, substantial operating losses due to our conducting clinical testing.


      We have established a strong foundation of laboratory and pre-clinical data with respect to the development of nucleic acid to enhance the natural antiviral defense system of the human body and the development of the therapeutic products for the treatment of chronic disease. Our strategy is to obtain the required regulatory approval which will allow the progressive introduction of Ampligen(R) (our proprietary drug) for treating Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS"), HIV, hepatitis C ("HCV") and hepatitis B ("HBV") in the U.S., Canada, Europe and Japan. In February, 2004, we completed the double-blind segment of the AMP 516 Phase III clinical trial for use of Ampligen(R) in treating ME/CFS. The 14 remaining patients are enrolled in the open label portion of the trial and will complete this segment in August, 2004. With the conclusion of the double-blind segment we can finalize data collection and start data analysis in anticipation of preparing the NDA for submission to the FDA. Ampligen(R) is also in Phase IIb Clinical trials in the U.S for the induction of Cell mediated immunity in HIV patients that are under control using potentially toxic drug cocktail.


      Our proprietary drug technology utilizes specifically configured ribonucleic acid ("RNA") and is protected by more than 250 patents worldwide as well as over 16 additional patent applications pending to provide further proprietary protection in various international markets. Certain patents apply to the use of Ampligen(R) alone and certain patent apply to the use of Ampligen(R) in combination with certain other drugs. Some composition of matter patents pertain to other new potential medication, which have a similar mechanism of action.

      In March, 2003, we acquired from ISI, all of ISI's raw materials, work-in-progress and finished product of Alferon N Injection(R), together with a limited license for the production, manufacture, use, marketing and sale of the product, Alferon N Injection(R) . In March 2004, we acquired from ISI the balance of ISI's rights to its product, as well as, ISI's production facility. We intend to market this product in the United States through sales facilitated via third party marketing agreements. Additionally, we intend to implement studies, beyond those conducted by ISI, for testing the potential treatment of HIV, Hepatitis C and other indications, including multiple sclerosis.

Result of Operations

Three months ended March 31, 2004 versus Three months ended March 31, 2003

Net loss

      Our net loss was approximately $8,042,000 for the three months ended March 31, 2004 versus a net loss of $1,617,000 for the same period a year ago. Per share loss for the three months ended March 31,

2004 was $0.20 per share versus $0.05 a year earlier for the same period. This year-to-year increase in losses of $6,425,000 is primarily due to non-cash financing costs of $3,851,000 relating to our July 2003 Debentures, October 2003 Debentures and January 2004 Debentures (Collectively, the "Debentures") as well as a non-cash stock compensation charge of $1,769,000 resulting from warrants issued to Dr. Carter in 2003 that vested in the current quarter. These warrants vested upon the execution of the second ISI asset closing on March 17, 2004. In addition, our loss during the current period includes $606,000 in operating losses relating to our new Alferon division. The operating loss for the period March 11, 2003 through March 31, 2003 for our Alferon division amounted to $170,000. These three factors represent 77% of our net loss for the three months ended March 31, 2004. For comparative purposes, excluding our March 31, 2004 losses for these three factors, our losses were $1,816,000 for the three months ended March 31, 2004 compared to $1,447,000 for the same period in 2003 after adjustment for the Alferon division losses or an increase of approximately $369,000. The primary reason for the increase was attributed to higher general corporate legal costs and director's fees.


Revenues

      Revenues for the three months ended March 31, 2004 were $308,000 as compared to revenues of $66,000 for the same period in 2003. Revenues from our ME/CFS cost recovery treatment programs principally underway in the U.S., Canada and Europe were $49,000 for the three months ended March 31, 2004 versus $47,000 for the three months ended March 31, 2003. These clinical programs allow us to provide Ampligen(R) therapy at our cost to severely debilitated ME/CFS patients. Under this program the patients pay for the cost of Ampligen(R) doses infused. These costs total approximately $7,200 for a 24-week treatment program.

      In addition, revenues for the three months ended March 31, 2004 from sales of ALFERON N totaled $259,000 versus $19,000 for the 20-day period of March 11, 2003, the date we acquired the rights to the Alferon N business from ISI, through March 31, 2003. Sales of Alferon N are anticipated to increase as we are producing more product and our marketing/sales programs are underway.

      Since acquiring the right to manufacture and market Alferon N on March 11, 2003, we have focused on converting the work-in-progress inventory into finished goods. This work-in-progress inventory included three production lots totaling the equivalent of approximately 55,000 vials (doses) at various stages of the manufacturing process. In August 2003, we released the first lot of product to Abbott Laboratories for bottling and realized some 21,000 vials of ALFERON N. Preliminary work has started on completing the second lot of approximately 16,000 vials. Our production and quality control personnel in our newly acquired New Brunswick, NJ facility are involved in the extensive process of manufacturing and validation required by the FDA. Plans are underway for completing the third lot of some 18,000 vials now in very early stages of production.

      Our marketing and sales plan for ALFERON N consists of engaging sales force contract organizations and supplementing their sales efforts with marketing support. This marketing support would consist of building awareness of ALFERON N with physicians as a successful and effective treatment of refractory on recurring external genital warts in patients of age 18 or older and to assist primary prescribers in expanding their practice.

      In addition, in August 2003, we entered into a sales and marketing agreement with Engitech, LLC. to distribute ALFERON N on a nationwide basis. The agreement stipulated that Engitech will deploy a sales force of 100 sales representatives within one year in the U.S. domestic market and further expand the sales team up to 250 sales representative in the second year and after that as many as it takes to continually drive market share. Engitech, Inc. is to develop and implement marketing plans including extensive scientific and educational programs for use in marketing ALFERON N.

      We executed a Memorandum of Understanding (MOI) in January 2004 with Fujisawa Deutschland GmbH, ("Fuji") a major pharmaceutical corporation, granting them an exclusive option for a limited number of months to enter a Sales and Distribution Agreement with exclusive rights to market Ampligen(R) for ME/CFS in Germany, Austria and Switzerland. The MOI required us to file the full report on the results of our AMP 516 Clinical Trial with Fuji by May 31, 2004. If the full report was not provided to Fuji by May 31, 2004 and Fuji did not wish to exercise its option, we would have been required to refund one half of the 400,000 Euro fee. We submitted our initial report to Fuji on May 28, 2004 and we now await their response. We expect that Fuji will be requesting additional information as they review the initial report. The option period ends 12 weeks after the later of Fuji's review of the full report on the results of our Amp 516 clinical trial and Fuji's meeting with the trial's principal investigators. We received an initial fee of 400,000 Euros (approximately $497,000 US). If we do not provide them with the full report by December 31, 2004 and Fuji does not wish to exercise its option, we will be required to refund the entire fee. If Fuji exercises the option, Fuji would be required to pay us an additional 1,600,000 Euros upon execution of the Sales and Distribution agreement, purchase Ampligen(R) exclusively from us and meet certain annual minimum purchase quotas. We would be required to file an application with the EMEA for commercial sale of Ampligen(R) for ME/CFS on or before December 31, 2005. Upon our filing of that application, we would receive an additional 1,000,000 Euros and, upon approval by the EMEA, an additional 2,000,000 Euros. If we failed to meet the December 31, 2005 filing deadline, we would be required to return 40% of all payments that we had received from Fuji. We would be required to sell Ampligen(R) to Fuji at a 20% price discount until the aggregate amount of the discount reached $1,000,000 Euros (representing 50% of the initial 2,000,000 fee paid to us on and prior to execution of the definitive agreement). The foregoing is a summary of the memorandum of understanding. We cannot assure that we can prepare and issue the AMP 516 report within the time frames noted or that Fuji will exercise the option or that the proposed terms of the Sales and Distribution Agreement will not change materially. The initial fee has been recorded on our balance sheet at March 31, 2004 as deferred revenue.

      On March 17, 2004, we closed on the acquisition of all of the worldwide rights of ALFERON N as well as the FDA approved biological production facility in New Brunswick, New Jersey. In addition, there are currently 70 sales representatives in the U.S. domestic market, which we provide with sales training and professional marketing materials. We will also continue to focus our efforts on a worldwide sales plan for Alferon N.

Production costs/cost of goods sold

      Production costs for the three months ended March 31, 2004 and 2003 were $601,000 and $118,000, respectively. These costs reflect approximately $111,000 for the cost of sales of ALFERON N Injection(R) for the three months ended March 31, 2004. In addition, costs of salesfor Alferon N Injection(R) for the period March 11, 2003 (acquisition date of inventory from ISI) through March 31, 2003 amounted to $12,000. The remaining production costs represent expenditures associated with the ramping up of the New Brunswick facility for further production of Alferon N Injection(R).

Research and Development costs

      Overall research and development direct costs for the three months ended March 31, 2004 were $964,000 as compared to $873,000 during the same period a year earlier. These costs primarily reflect the direct costs associated with our effort to develop our lead product, Ampligen(R), as a therapy in treating chronic diseases and cancers. At this time, this effort primarily consists of on-going clinical trials involving patients with HIV.

      Our strategy is to develop our lead compound, the experimental immunotherapeutic Ampligen(R), to treat chronic diseases for which there is currently no adequate treatment available. We seek the required regulatory approval, which will allow the commercial introduction of Ampligen for ME/CFS and HIV/AIDS in the U.S., Canada, Europe and Japan.

      We recently completed the double-blind segment of our AMP 516 ME/CFS Phase III clinical trial for use of Ampligen(R) in the treatment of ME/CFS. Clinical data on the primary endpoint exercise treadmill duration was presented at the 17th International Conference on Anti-viral Research in Tucson, AZ on May 3, 2004. The data showed that patients receiving Ampligen for 40 weeks improved exercise treadmill performance 19.4% vs. 5.1% in the placebo group (p=0.022). Ampligen is also currently in two Phase IIb studies for the treatment of HIV to overcome multi-drug resistance, virus mutation and toxicity associated with current HAART therapies. One study, the AMP-719, is a Salvage Therapy, conducted in the U.S. and evaluating the potential synergistic efficacy of Ampligen in multi-drug resistant HIV patients for immune enhancement. The second study, the AMP-720, is a clinical trial designed to evaluate the effect of Ampligen under Strategic Treatment Intervention and is also conducted in the U.S. Enrollment in the AMP 719 study is presently on hold as we devote our efforts on the AMP 720 study.

General and Administrative Expenses

      General and Administrative ("G&A") expenses for the three months ended March 31, 2004 and 2003 were approximately $2,844,000 and $667,000, respectively. The increase in G&A expenses of $2,177,000 during this period is primarily due to a non-cash stock compensation charge of $1,769,000 resulting from warrants issued to Dr. Carter in 2003 that vested in the current quarter. These warrants vested upon the execution of the second ISI asset closing on March 17, 2004. Aside from the expenses related to our Alferon division totaling $265,000 and $58,000 in 2004 and 2003, respectively, and the non-cash stock compensation charge noted above, our G&A expenses were $810,000 for the three months ended March 31, 2004 as compared to $609,000 during the same three months in 2003. The primary reason for the increase in G&A costs of $201,000 was attributable to higher general corporate legal costs and directors' fees in the current quarter.

Other Income/Expense

      Interest and other income for the three months ended March 31, 2004 and 2003 totaled $11,000 and $50,000, respectively. The primary reason for the decrease in interest and other income during the current quarter can be attributed to lower cash available for investment, a shorter holding period for investments and lower interest rates versus the same period a year ago. All funds in excess of our immediate need are invested in short-term high quality securities.

Interest Expense and Financing Costs

      Interest expense and financing costs were $3,952,000 for the three months ended March 31, 2004 versus $75,000 for the same three months a year ago. Non-cash financing costs consist of the amortization of debenture closing costs, the amortization of Original Issue Discounts and the amortization of costs associated with beneficial conversion features of our debentures and the fair value of the warrants relating to the Debentures. These charges are reflected in the Consolidated Statements of Operations under the caption "Financing Costs." In connection with the redemption obligation recorded in connection with the January 2004 Debentures, we recorded additional financing costs of approximately $947,000. Please see Note 7 in the consolidated financial statements for the three months ended March 31, 2004 contained herein for more details on these transactions.

Years Ended December 31, 2003 vs. 2002

      During the year ended December 31, 2003, we 1) acquired certain assets and patent rights to ALFERON N Injection(R), 2) privately placed the March 2005, the July 2005, and October 2005, 6% convertible debentures with an aggregate maturity value of $14,994,357 (gross proceeds of $12,850,000), 3) continued our efforts to develop Ampligen(R) for the treatment of patients afflicted with ME/CFS and HIV, 4) activated the ISI New Brunswick production facility to process doses of Alferon N and 5) produced some 21,000 doses of Alferon N for sale in 2003.

Net loss

      Our net loss was approximately $14,770,000 for the year ended December 31, 2003 versus a net loss of $7,424,000 in 2002. Per share loss in 2003 was $0.42 cents versus a per share loss of $0.23 in 2002. This year-to-year increase in losses of $7,346,000 is primarily due to non-cash financing costs of $7,345,000 relating to our March 2005, July 2005, and October 2005 6% convertible debentures. These non-cash charges account for 48% of our net losses for the year ended December 31, 2003. In addition, our losses during this period include $957,000 in operating expenses relating to our new Alferon division. Solely for comparison purposes, excluding our 2003 losses for these two factors, our losses were $6,775,000 in 2003 compared to $7,424,000 in 2002 or a reduction totaling $649,000. This was primarily due to a decrease in research and development direct costs of $1,800,000 in 2003 due to reduced costs associated with the development of Ampligen(R) to treat ME/CFS patients. During 2002, our AMP 516 ME/CFS Phase III clinical trial was in full force and effect therefore increasing our manufacturing and clinical support expenses during that period (See "Research and Development Costs" below). This was offset by the recovery of certain legal expenses in 2002 of approximately $1,050,000 related to the Asensio lawsuit and trial from our insurance carrier. This recovery produced a one-time reduction in G&A Expenses for 2002 (See "General and Administrative Expenses" below).

Revenues

      Our revenues were $657,000 in 2003 compared to revenues of $904,000 in 2002. Our 2002 revenues included a licensing fee payment of approximately $563,000 which was not repeated in 2003.

      Revenues from our ME/CFS cost recovery treatment programs principally underway in the U.S., Canada and Europe were $148,000 in 2003 versus $341,000 in 2002. These clinical programs allow us to provide Ampligen(R) therapy at our cost to severely debilitated ME/CFS patients. Under this program the patients pay for the cost of Ampligen(R) doses infused. These costs total approximately $7,200 for a 24 weeks treatment program. In addition, since the March 11, 2003, acquisition of inventory from ISI, revenues from sales of ALFERON N totaled $509,000. Sales of Alferon N are anticipated to increase as we are producing more product and our marketing/sales programs are underway.

      Revenues from the cost recovery treatment programs in 2002 were $341,000 or 57% higher than 2003 revenues. We expected revenues in the U.S. to decline due to our efforts to complete the AMP 516 ME/CFS Phase III trials and the focus of our clinical resources on the start up of the AMP 720 HIV clinical trials. The clinical data collected from treating patients under the cost recovery treatment programs will augment and supplement the clinical data collected in the U.S. AMP 516 Phase III ME/CFS trial.

      In 2002, We received a licensing fee of 625,000 Euros ($563,000) from Laboratorios Del Dr. Esteve S.A. ("Esteve") pursuant to a sales and distribution agreement in which Esteve was granted the exclusive right to market Ampligen(R) in Spain, Portugal and Andorra for the treatment of ME/CFS in turn we provided to Esteve technical scientific and commercial information. The agreement terms require no additional performance by us.

      Since acquiring the right to manufacture and market Alferon N in March 2003, we have focused on converting the work-in-progress inventory into finished goods. This work-in-progress inventory included three production lots totaling the equivalent of approximately 55,000 vials (doses) at various stages of the manufacturing process. In August 2003, we released the first lot of product to Abbott Laboratories for bottling and realized some 21,000 vials of ALFERON N. Preliminary work has started on completing the second lot of approximately 16,000 vials. Our production and quality control personnel in the New Brunswick facility are involved in the extensive process of manufacturing and validation required by the FDA. Plans are underway for completing the third lot of some 18,000 vials now in very early stages of production.

      Our marketing and sales plan for ALFERON N consists of engaging sales force contract organizations and supplementing their sales efforts with marketing support. This marketing support would consist of building awareness of ALFERON N with physicians as a successful and effective treatment of refractory on recurring external genital warts in patients of age 18 or older and to assist primary prescribers in expanding their practice.

On August 18, 2003, we entered into a sales and marketing agreement with Engitech, LLC. to distribute ALFERON N on a nationwide basis. The agreement stipulated that Engitech will deploy a sales force of 100 sales representatives within one year in the U.S. domestic market and further expand the sales team up to 250 sales representative in the second year and after that as many as it takes to continually drive market share. Engitech, Inc. is to develop and implement marketing plans including extensive scientific and educational programs for use in marketing ALFERON N.

Production costs

      Production costs were $502,000 for the year ended December 31, 2003. These costs reflect approximately $240,000 for the cost of sales of ALFERON N Injection(R) during the period of April 1, 2003 through December 31, 2003. In addition, we recorded $262,000 of production costs at the New Brunswick facility. We ramped up the facility in April 2003 and started production on three lots of Alferon N Injection(R) work in process inventory of which one lot was completed and is ready to be sold.

Research and Development costs

      Our overall research and development direct costs in 2003 were $3,150,000 compared to research and development direct costs in 2002 of $4,946,000. These costs primarily reflect the direct costs associated with our effort to develop our lead product, Ampligen(R), as a therapy in treating chronic diseases and cancers. At this time, this effort consists of on-going clinical trials involving patients with HIV. Our research and development direct costs are $1,796,000 lower in 2003 due to reduced costs associated with the development of Ampligen(R) to treat ME/CFS patients. During 2002, our AMP 516 ME/CFS Phase III clinical trial was in full force and effect, therefore, increasing our manufacturing and clinical support expenses during that period.

      Our strategy is to develop our lead compound, the experimental immunotherapeutic Ampligen(R), to treat chronic diseases for which there is currently no adequate treatment available. We seek the required regulatory approval, which will allow the commercial introduction of Ampligen for ME/CFS and HIV/AIDS in the U.S., Canada, Europe and Japan.

      We recently completed the double-blind segment of our AMP 516 ME/CFS Phase III clinical trial for use of Ampligen(R) in the treatment of ME/CFS. Ampligen is also currently in two Phase IIb studies for the treatment of HIV to overcome multi-drug resistance, virus mutation and toxicity associated with current HAART therapies. One study, the AMP-719, is a Salvage Therapy, conducted in the U.S. and evaluating the potential synergistic efficacy of Ampligen in multi-drug resistant HIV patients for immune enhancement. The second study, the AMP-720, is a clinical trial designed to evaluate the effect of Ampligen under Strategic Treatment Intervention and is also conducted in the U.S. The AMP 719 study is presently on hold as we devote our efforts on the AMP 720 study.

AMP 516

      Over 230 patients have participated in our ME/CFS Phase III clinical trial. Approximately 10 patients are in the open label phase of the clinical process. We have completed the randomized placebo controlled phase of this study and expect to complete data collection and start the data analysis process with the expectation of filing an NDA (New Drug Application) with the FDA by the end of 2004. As with any experimental drug being tested for use in treating human diseases, the FDA must approve the testing and clinical protocols employed and must render their decision based on the safety and efficacy of the drug being tested. Historically this is a long and costly process. Our ME/CFS AMP 516 clinical study is a Phase III study, which based on favorable results, will serve as the basis for us to file a new drug application with the FDA. The FDA review process could take 18-24 months and result in one of the following events; 1) approval to market Ampligen(R) for use in treating ME/CFS patients,
2) required more research, development, and clinical work, 3) approval to market as well as conduct more testing, or 4)reject our application. Given these variables, we are unable to project when material net cash inflows are expected to commence from the sale of Ampligen(R).

AMP 719 and AMP 720

      We are currently focused on recruiting additional clinical investigators and HIV patients to participate in the AMP 720 HIV clinical trial. Our efforts to do this have been somewhat hampered in late 2003 as most of our clinical resources have been directed to completing the AMP 516 ME/CFS clinical trial. Now that the AMP 516 patients have completed the randomized segment of the clinical trial, we expect to devote more resources toward the AMP 720 HIV clinical trial. Our AMP 719 HIV clinical trial has been put on hold at this time.

      In July 2003, Dr. Blick, a principal investigator in our HIV studies, presented updated results on our Amp 720 HIV study at the 2nd IAS CONFERENCE ON HIV PATHOGENESIS AND TREATMENT in Paris France. In this study using Strategic Treatment Interruption (STI), patients' antiviral HAART regimens are interrupted and Ampligen(R) is substituted as mono-immunotherapy. Ampligen(R) is an experimental immunotherapeutic designed to display both antiviral an immune enhancing characteristics. Prolonged use of Highly Active Antiretroviral Therapy (HAART) has been associated with long-term, potentially fatal, toxicities. The clinical study AMP 720 is designed to address these issues by evaluating the administration of our lead experimental agent, Ampligen(R), a double stranded RNA drug acting potentially both as an immunomodulator and antiviral. Patients, who have completed at least nine months of Ampligen(R) therapy, were able to stay off HAART for a total STI duration with a mean time of 29.0 weeks whereas the control group, which was also taken off HAART, but not given Ampligen(R), had earlier HIV rebound with a mean duration of 18.7 weeks. Thus, on average, Ampligen(R) therapy spared the patients excessive exposure to HAART, with its inherent toxicities, for more than 11 weeks. As more patients are enrolled, the related clinical costs will continue to increase with some offset to our overall expenses due to the diminishing cost of the ME/CFS clinical trial. It is difficult to estimate the duration or projected costs of these two clinical trials due to the many variables involved, i.e.: patient drop out rate, recruitment of clinical investigators, etc. The length of the study and costs related to our clinical trials cannot be determined at this time as such will be materially influenced by (a) the number of clinical investigators needed to recruit and treat the required number of patients, (b) the rate of accrual of patients and (c) the retention of patients in the studies and their adherence to the study protocol requirements. Under optimal conditions, the cost of completing the studies could be approximately $2.0 to $3.0 million. The rate of enrollment depends on patient availability and on other products being in clinical trials for the treatment of HIV, as there is competition for the same patient population. At present, more than 18 FDA approved drugs for HIV treatment may compete for available patients. The length, and subsequently the expense of these studies, will also be determined by an analysis of the interim data, which will determine when completion of the ongoing Phase IIb is appropriate and whether a Phase III trial be conducted or not. In case a Phase III study is required; the FDA might require a patient population exceeding the current one which will influence the cost and time of the trial. Accordingly, the number of "unknowns" is sufficiently great to be unable to predict when, or whether, we may obtain revenues from our HIV treatment indications.

General and Administrative Expenses

      General and Administrative expenses ("G&A") were $4,257,000 during the year ended December 31, 2003, which includes $957,000 of expenses relating to our new Alferon Division and $237,000 for a non cash stock compensation charge. Excluding the Alferon expenses, our G&A costs were $3,300,000 compared to $2,015,000 of expenses in 2002. This increase of $1,285,000 is primarily due to the recovery of certain legal expenses in 2002 of approximately $1,050,000 related to the Asensio lawsuit and trial from our insurance carrier. This recovery produced a one time reduction in G&A Expenses for 2002. Also, we recorded non-cash stock compensation expenses of $237,000 in 2003 as compared to $133,000 in 2002.

Equity Loss-Unconsolidated Affiliates

      In the year ended December 31, 2002, we recorded a non-cash charge of $1,470,000 to operations with respect to our investments in unconsolidated affiliates. $1,074,000 of these charges were related to our investment in R.E.D. These charges were the result of our determination that R.E.D.'s business and financial position had deteriorated to the point that our investment had been permanently impaired.

      We also recorded a non-cash charge of $292,000 with respect to our investment in Chronix Biomedical. This impairment reduced our carrying value in this investment to reflect a permanent decline in Chronix's market value based on its then proposed equity offerings.

      These charges are reflected in the Consolidated Statements of Operations under the caption "Equity loss in unconsolidated affiliate." Please see "Research And Development/Collaborative Agreements" in "Our Business" for more details on these transactions.

Other Income/Expense

      Interest and other income totaled $80,000 in 2003 compared to $103,000 recorded in 2002. Lower cash available for investment basically accounted for the difference as interest rates remained relatively low in 2003. All funds in excess of our immediate need are invested in short-term high quality securities.

Interest Expense and Financing Costs

      Interest expense and financing costs were $7,598,000 in 2003. Non-cash financing costs consist of $581,000 for the amortization of debenture closing costs, $1,066,000 for the amortization of Original Issue Discounts and $5,698,000 for the amortization of costs associated with beneficial conversion features of the debentures and the fair value of the warrants relating to the January 2005, July 2005 and October 2005 6% convertible debentures. These charges are reflected in the Consolidated Statements of Operations under the caption "Financing Costs." Please see Note 16 in the consolidated financial statements for the year ended December 31, 2003 contained herein for more details on these transactions.

Years Ended December 31, 2002 vs. 2001

Net loss

      Our net loss was approximately $7,424,000 for the year ended December 31, 2002 versus a net loss of $9,083,000 in 2001. Per share loss in 2002 was $0.23 versus a per share loss of $0.29 in 2001. This year to year decrease in losses of $1,659,000 was primarily due to higher revenues and lower costs in 2002. Revenues were up $514,000 in 2002 and total expenses were down by $2,231,000 offset by a write down in the carrying value of our investments in the amount of $1,366,000 for a net cost decrease of $865,000.

Revenues

      Our revenues came from our ME/CFS cost recovery treatment programs principally underway in the U.S., Canada and Europe. These clinical programs allow us to provide Ampligen(R) therapy at our cost to severely debilitated ME/CFS patients. Under this program the patients pay for the cost of Ampligen(R) doses infused. These costs total approximately $7,200 for a 24 weeks treatment program. Revenues from cost recovery treatment programs totaled some $341,000 in 2002. In 2001, these revenues were $390,000 or 14% higher than 2002 revenues. We expected revenues in the U.S. to decline due to the focus of our clinical resources on conducting and completing the AMP 516 ME/CFS Phase III clinical trial as well as the start up of the AMP 719 and AMP 720 HIV clinical trials. The clinical data collected from treating patients under the cost recovery treatment programs will augment and supplement the data collected in the U.S. Phase III ME/CFS trial.

      We received a licensing fee of 625,000 Euros (some $563,000) from Esteve pursuant to a sales and distribution agreement in which Esteve was granted the exclusive right to market Ampligen(R) in Spain, Portugal and Andorra for the treatment of ME/CFS. In turn we provided to Esteve technical scientific and commercial information. The agreement terms require no additional performance by us. Our total revenues, including this licensing fee, in 2002 was $904,000 compared to revenues of $390,000 in 2001.

Research and Development costs

      Our strategy is to develop our lead compound, the experimental immunotherapeutic Ampligen(R), to treat chronic diseases for which there is currently no adequate treatment available. We seek the required regulatory approval, which will allow the commercial introduction of Ampligen for ME/CFS and HIV/AIDS in the U.S., Canada, Europe and Japan.

      At December 31, 2002, Ampligen was being tested in a Phase III clinical trial, in the U.S., for use in treatment of ME/CFS, the so-called AMP-516 study. It also was in two Phase IIb studies for the treatment of HIV to overcome multi-drug resistance, virus mutation and toxicity associated with current HAART therapies. One study, the AMP-719, is a Salvage Therapy, conducted in the U.S. and evaluating the potential synergistic efficacy of Ampligen in multi-drug resistant HIV patients for immune enhancement. The second study, the AMP-720, is a clinical trial designed to evaluate the effect of Ampligen under Strategic Treatment Intervention and is also conducted in the U.S.

AMP 516

      As of December, 2002, the AMP 516 clinical trial was fully enrolled with more than the targeted 230 patients in order to potentially compensate for "drop outs". The last patients completed the randomized segment of this clinical trial in February, 2004. The next stage of the program is final data collection, quality assurance of the data to insure its accuracy and analysis of the data according to regulatory guidelines to facilitate the New Drug Application (NDA), expected to be filed by the end of 2004. The date of potential commercial approval depends on whether we receive Fast Track Status from the FDA. In case of Fast Track the FDA approval time is maximum six months. If we are not granted Fast Track Designation, the approval time can take substantially longer, depending on the progress made by the FDA in review of the application. The FDA may deny full commercial approval to the drug at any time, including after Fast Track Status has been awarded.

      As with any experimental drug being tested for use in treating human diseases, the FDA must approve the testing and clinical protocols employed and must render their decision based on the safety and efficacy of the drug being tested. Historically this is a long and costly process. Our ME/CFS AMP 516 clinical study is a Phase III study, which based on favorable results, will serve as the basis for us to file a new drug application with the FDA. The FDA review process could take 18-24 months and result in one of the following events; 1) approval to market Ampligen(R) for use in treating ME/CFS patients,
2) require more research, development, and clinical work, 3) approval to market as well as conduct more testing, or 4) reject our application. Given these variables, we are unable to project when material net cash inflows are expected to commence from the sale of Ampligen(R).

AMP 719 and AMP 720

      As of December 2002, approximately 55 patients had been enrolled in both studies combined and they were being treated in approximately 10 different active sites around the U.S.

      The length of the study and the costs related to these trials cannot be determined at this time as it will be materially influenced by (a) the number of clinical investigators needed to fulfill the required number of patients, (b) the rate of accrual of patients and (c) the retention of patients on the protocol and their adherence to the protocol requirements. See "AMP 719 and AMP 720" in "Result of Operations; Years Ended December 31, 2003 vs. 2002; Research and Development costs" above.

      Our overall research and development direct costs in 2002 were $4,946,000 compared to direct research and development costs in 2001 of $5,780,000 and $6,136,000 in 2000. We estimate that 80% of these expenditures are related to our ME/CFS research and development and 20% related to our HIV studies.

General and Administrative Expenses

      Excluding stock compensation expense, general and administrative expenses were approximately $1,882,000 in 2002 versus $2,741,000 in 2001. This decease in expenses of $859,000 in 2002, is due to several factors including the recovery of certain legal expenses of approximately $1,050,000 relating to the Asensio lawsuit from our insurance carrier and lower overall legal expenses due to less litigation, partially offset by higher Insurance premiums.

      Stock compensation expenses was $133,000 or $538,000 lower than recorded in the year 2001. The compensation reflects the imputed non-cash expense recorded to reflect the cost of warrants granted to outside parties for services rendered to us.

Equity Loss-Unconsolidated Affiliates

      During the three months ended June 2002 and December 2002, we recorded a non-cash charge of $678,000 and $396,000 respectively, to operations with respect to our $1,074,000 investment in R.E.D.

These charges were the result of our determination that R.E.D.'s business and financial position had deteriorated to the point that our investment had been permanently impaired. Please see "Research And Development/Collaborative Agreements" in "Our Business" for more details on these transactions.

      In May 2000, we acquired an equity interest in Chronix Biomedical Corp. ("Chronix") for $700,000. During the quarter ended December 31, 2002, we recorded a noncash charge of $292,000 with respect to our investment in Chronix. This impairment reduces our carrying value to reflect a permanent decline in Chronix's market value based on its then proposed equity offerings. Please see "Research And Development/Collaborative Agreements" in "Our Business" for more details on these transactions.

      In April, 1999 we acquired a 30% equity position in the California Institute of Molecular Medicine ("CIMM") for $750,000. During the fourth quarter of 2001 we recorded a non-cash charge of $485,000 with respect to our investment in CIMM. This was a result of our determination that CIMM's operations have not yet evolved to the point where the full carrying value of our investment could be supported based on that company's financial position and operating results. This amount represented the unamortized balance of goodwill included as part of our investment. During 2002, CIMM continued to suffer significant losses resulting in a deterioration of its financial condition. The $485,000 written off during 2001 represented the un-amortized balance of goodwill included as part of our investment. Additionally, during 2001 we reduced our investment in CIMM based on our percentage interest in CIMM's continued operating losses. Our remaining investment at December 12, 2002 in CIMM, representing a 30% interest in CIMM's equity at such date, was completely written off during 2002. Such amount was not material.

      These charges are reflected in the Consolidated Statements of Operations under the caption "Equity loss in unconsolidated affiliate." Please see "Research And Development/Collaborative Agreements" in "Our Business" for more details on these transactions.

Interest and Other Income

      Interest and other income totaled $103,000 in 2002 compared to $284,000 recorded in 2001. Significantly lower interest rates on money market accounts and lower cash available for investment basically account for the difference. All funds in excess of our immediate need are invested in short term high quality securities, which earned much lower interest income in 2002.

Liquidity And Capital Resources


      Cash used in operating activities for the three months ended March 31, 2004 was $1,722,000. Cash provided by financial activities for the three months ended March 31, 2004 amounted to $3,939,000, substantially from proceeds from a debenture offering (see below). As of March 31, 2004, we had approximately $7,238,000 million in cash and short-term investments. As of March 31, 2004, we had approximately $7,238,000 million in cash and cash equivalents and short-term investments. We believe that these funds plus 1) the gross proceeds received from the exercise of warrants of approximately $2,400,000 on May 14, 2004, 2) the infusion of approximately $1,550,000 million in remaining net proceeds from the October 2003 Debentures in April 2004, 3) the gross proceeds received from the exercise of warrants and the Additional Investment Rights of approximately $4,198,980 on July 13, 2004, 4) the projected net cash flow from the sale of ALFERON N Injection(R) and 4) the proceeds from licensing agreements should be sufficient to meet our operating cash requirements including debt service during the next 18 months. Sales of ALFERON N Injection(R) could be greater than expected which would improve our cash position during the next twelve months. Also, we have the ability to curtail discretionary spending, including some research and development activities, if required to conserve cash.

      On March 12, 2003, we issued an aggregate of $5,426,000 in principal amount of 6% Senior Convertible Debentures due January 2005 (the "March Debentures") and an aggregate of 743,288 warrants to two investors in a private placement for aggregate gross proceeds of $4,650,000. The March Debentures were to mature on January 31, 2005 and bore interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest were valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. Pursuant to the terms and conditions of the March Debentures, we pledged all of our assets, other than our intellectual property, as collateral and were subject to comply with certain financial and negative covenants, which include but were not limited to the repayment of principal balances upon achieving certain revenue milestones.

      The March Debentures were convertible at the option of the investors at any time through January 31, 2005 into shares of our common stock. The conversion price under the March Debentures was fixed at $1.46 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect.

      The investors also received Warrants to acquire at any time through March 12, 2008 an aggregate of 743,288 shares of common stock at a price of $1.68 per share.

      We entered into a Registration Rights Agreement with the investors in connection with the issuance of the March Debentures and the Warrants. The Registration Rights Agreement requires that we register the shares of common stock issuable upon conversion of the Debentures, as interest shares under the Debentures and upon exercise of the Warrants. In accordance with this agreement, we have registered these shares for public sale.


      During 2003, the investors converted the total $5,426,000 principal of the March Debentures into 3,716,438 shares of our common stock. The total interest on these debenture was $111,711 of which $17,290 was paid in cash and $94,421 was paid by the issuance of shares of our common stock. The investor exercised all 743,288 warrants in July 2003 which produced proceeds in the amount of $1,248,724.

      On July 10, 2003, we issued an aggregate of $5,426,000 in principal amount of 6% Senior Convertible Debentures due July 31, 2005 (the "July 2003 Debentures") and an aggregate of 507,103 Warrants (the "July 2008 Warrants") to the same investors who purchased the March Debentures, in a private placement for aggregate proceeds of $4,650,000. Pursuant to the terms of the July 2003 Debentures, $1,550,000 of the proceeds from the sale of the July 2003 Debentures were to have been held back and released to us if, and only if, we acquired ISI's facility with in a set timeframe. These funds were released to us in October 2003 although we had not acquired ISI's facility at that time. The July 2003 Debentures mature on July 31, 2005 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date.

      The July 2003 Debentures are convertible at the option of the investors at any time through July 31, 2005 into shares of our common stock. The conversion price under the July 2003 Debentures was fixed at $2.14 per share; however, as part of the new debenture placement closed on October 29, 2003 (see below), the conversion price under the July 2003 Debentures was lowered to $1.89 per share. The conversion price is subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect. In addition, in the event that we do not pay the redemption price at maturity, the Debenture holders, at their option, may convert the balance due at the lower of (a) the conversion price then in effect and (b) 95% of the lowest closing sale price of our common stock during the three trading days ending on and including the conversion date.


      The July 2008 Warrants received by the investors, as amended, were an aggregate of 507,102 shares of common stock at a price of $2.46 per share. These Warrants were exercised in July 2004 which produced gross proceeds in the amount of $1,247,470.


      On June 25, 2003, we issued to each of the March 12, 2003 Debenture holders a warrant to acquire at any time through June 25, 2008 an aggregate of 500,000 shares of common stock at a price of $2.40 per share (the "June 2008 Warrants"). Pursuant to our agreement with the Debenture holders, we have registered the shares issuable upon exercise of these June 2008 Warrants for public sale. These warrants were exercised in May 2004 and we received gross proceeds of $2,400,000.


      On October 29, 2003, we issued an aggregate of $4,142,357 in principal amount of 6% Senior Convertible Debentures due October 31, 2005 (the "October 2003 Debentures") and an aggregate of 410,134 Warrants (the "October 2008 Warrants") in a private placement for aggregate gross proceeds of $3,550,000. Pursuant to the terms of the October 2003 Debentures, $1,550,000 of the proceeds from the sale of the October 2003 Debentures were held back and were to be released to us if, and only if, we acquired ISI's facility within 90 days of January 26, 2004 and provide a mortgage on the facility as further security for the October 2003 Debentures. In March 2004, we acquired the facility and we subsequently provided the mortgage of the facility to the Debenture holders. The October 2003 Debentures mature on October 31, 2005 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date.

      Upon completing the sale of the October 2003 Debentures, we received $3,275,000 in net proceeds consisting of $1,725,000 from the October 2003 Debentures and $1,550,000 that had been withheld from the July 2003 Debentures. As noted above, pursuant to the terms of the October 2003 Debentures, $1,550,000 of the proceeds from the sale of the October 2003 Debentures had been held back. However, these proceeds were released to us in April 2004. As required by the Debentures, we have provided a mortgage on the ISI facility as further security for the Debentures.

      The October 2003 Debentures are convertible at the option of the investors at any time through October 31, 2005 into shares of our common stock. The conversion price under the October 2003 Debentures is fixed at $2.02 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect. In addition, in the event that we do not pay the redemption price at maturity, the Debenture holders, at their option, may convert the balance due at the lower of (a) the conversion price then in effect and (b) 95% of the lowest closing sale price of our common stock during the three trading days ending on and including the conversion date.

      The October 2008 Warrants, as amended, received by the investors were to acquire an aggregate of 410,134 shares of common stock at a price of $2.32 per share. These Warrants were exercised in July 2004 which produced gross proceeds in the amount of $951,510.

      As of June 30, 2004, the investors have converted $12,462,328 of debt from the March 2005, July 2005, October 2005 and January 2006 Debentures into 7,350,213 shares of our common stock. The March

Debentures have been fully converted. The remaining principal balance on the outstanding debentures is convertible into shares of our stock at the option of the investors at any time, through the maturity date. In addition, we have paid $1,300,000 into the debenture cash collateral account as required by the terms of the October 2003 Debentures. The amounts paid through March 31, 2004 have been accounted for as advances receivable and are reflected as such on the accompanying balance sheet as of March 31, 2004. The cash collateral account provides partial security for repayment of the July and October 2003 and January 2004 Debentures in the event of default.

      On January 26, 2004, we issued an aggregate of $4,000,000 in principal amount of 6% Senior Convertible Debentures due January 31, 2006 (the "January 2004 Debentures"), an aggregate of 790,514 warrants (the "July 2009 Warrants") and 158,103 shares of common stock, and Additional Investment Rights (to purchase up to an additional $2,000,000 principal amount of January 2004 Debentures commencing in six months) in a private placement for aggregate net proceeds of $3,695,000. The January 2004 Debentures mature on January 31, 2006 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. Commencing January 26, 2004, we are required to start repaying the then outstanding principal amount under the January 2004 Debentures in monthly installments amortized over 18 months in cash or, at our option, in shares of common stock. Any shares of common stock issued to the investors as installment payments shall be valued at 95% of the average closing price of the common stock during the 10-day trading period commencing on and including the eleventh trading day immediately preceding the date that the installment is due.


      The January 2004 Debentures are convertible at the option of the investors at any time through January 31, 2006 into shares of our common stock. The conversion price under the January 2004 Debentures is fixed at $2.53 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect. In addition, in the event that we do not pay the redemption price at maturity, the Debenture holders, at their option, may convert the balance due at the lower of (a) the conversion price then in effect and (b) 95% of the lowest closing sale price of our common stock during the three trading days ending on and including the conversion date.


      There are two classes of July 2009 Warrants received by the Investors:
Class A and Class B. The Class A warrants are to acquire any time from July 26, 2004 through July 26, 2009 an aggregate of up to 395,257 shares of common stock at a price of $3.29 per share. The Class B warrants are to acquire any time from July 26, 2004 through July 26, 2009 an aggregate of up to 395,257 shares of common stock at a price of $5.06 per share. On January 27, 2005, the exercise price of these July 2009 Class A and Class B Warrants will reset to the lesser of (x) their respective exercise price then in effect or (y) the greater of a price equal to the average of the daily price of the common stock between January 27, 2004 and January 26, 2005 or $2.58 per share with regard to the Class A warrants or $3.54 per share with regard to the Class B Warrants. The exercise price (and the reset price) under the July 2009 Warrants also is subject to similar adjustments for anti-dilution protection. Notwithstanding the foregoing, the exercise price of the Class A warrants as adjusted for anti-dilution, will in no event be less than $2.58 per share.

      We also issued to the investors Additional Investment Rights pursuant to which the investors have the right to acquire up to an additional $2,000,000 principal amount of January 2004 Debentures (the July 2004 Debentures") from us. The July 2004 Debentures are identical to the January 2004 Debentures except that the conversion price is $2.58. The investors exercised the Additional Investment Rights on July 13, 2004.

      Pursuant to the terms and conditions of the July 2003 Debentures, October 2003 Debentures and January 2004 Debentures (collectively, the "Debentures"), we have pledged all of our assets, other than our intellectual property, as collateral, and we are subject to comply with certain financial and negative covenants. In addition, we have paid $1,300,000 into the Debenture cash collateral account as required by the terms of the Debentures. The cash collateral account provides additional security for repayment of the Debentures in the event of default.


      On May 14, 2004, in consideration for the Debenture holders' exercise of all of the June 2008 Warrants, we issued to the holders warrants (the "May 2009 Warrants") to purchase an aggregate of 1,300,000 shares of our common stock. We issued 1,000,000 shares of common stock and received gross proceeds of $2,400,000 from the exercise of the June 2008 Warrants.

      The May 2009 Warrants are to acquire at any time commencing on November 14, 2004 through April 30, 2009 an aggregate of 1,300,000 shares of common stock at a price of $4.50 per share. On May 14, 2005, the exercise price of these May 2009 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between May 15, 2004 and May 13, 2005. The exercise price (and the reset price) under the May 2009 Warrants also is subject to adjustments for anti-dilution protection similar to those in the other Warrants. Notwithstanding the foregoing, the exercise price as reset or adjusted for anti-dilution, will in no event be less than $4.008 per share. This transaction will generate a non-cash charge of about $2,300,000 financing costs in the second quarter of 2004.

      On July 13, 2004, the Debenture holders exercise of all of the July 2003 and October 2003 Warrants and the Additional Investment Rights. We issued to these holders warrants (the "June 2009 Warrants") to purchase an aggregate of 1,300,000 shares of common stock.

      The June 2009 Warrants are to acquire at any time commencing on January 13, 2005 through June 30, 2009 an aggregate of 1,300,000 shares of common stock at a price of $3.75 per share. On July 13, 2005, the exercise price of these June 2009 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between July 14, 2004 and July 12, 2005. The exercise price (and the reset price) under the June 2009 Warrants also is subject to adjustments for anti-dilution protection similar to those in the other Warrants. Notwithstanding the foregoing, the exercise price as reset or adjusted for anti-dilution, will in no event be less than $3.33 per share. This transaction is subject to a non-cash financing charge of $1,676,000 to be amortized over the remaining life of the October 2003 Debentures.

      We entered into Registration Rights Agreements with the investors in connection with the issuance of (i) the Debentures (including the July 2004 Debentures); (ii) the June 2008, July 2008, October 2008, July 2009, May 2009 and June 2009 Warrants (collectively, the "Warrants"); and (iii) the shares issued in January 2004. Pursuant to the Registration Rights Agreements we have registered on behalf of the investors the shares issued to them in January 2004 and 135% of the shares issuable upon conversion of the Debentures (including the July 2004 Debentures) and upon exercise of all of the Warrants other than the July 2009 Warrants. If, subject to certain exceptions, sales of all shares so registered cannot be made pursuant to the registration statements, then we will be required to pay to the investors their pro rata share of $.00067 times the outstanding principal amount of the relevant Debentures for each day the above condition exists.

      By agreement with Cardinal Securities, LLC, for general financial advisory services and in conjunction with the private debenture placements in July and October 2003 and in January, May and July 2004, we paid Cardinal Securities, LLC an investment banking fee equal to 7% of the investments made by the two Debenture holders and issued to Cardinal the following common stock purchase warrants: (i) 112,500 exercisable at $2.57 per share; (ii) 87,500 exercisable at $2.42 per share; and (iii) 100,000 exercisable at $3.04 per share. The $2.57 warrants expire on July 10, 2008, the $2.42 warrants expire on October 30, 2008 and the $3.04 warrants expire on January 5, 2009. With regard to the exercise of the June 2008 Warrants and issuance of the May 2009 Warrants, Cardinal received an investment banking fee of 7%, half in cash and half in shares. With regard to the exercise of the Additional Investment Rights, the July 2008 and October 2008 Warrants and issuance of the July 2009 Warrants, Cardinal received an investment banking fee of 7%, $146,980 in cash and 22,703 is shares, as well as, 50,000 warrants exercisable at $4.07 expiring on July 12, 2009. By agreement with Cardinal, we have registered all of the foregoing shares and shares issuable upon exercise of the above mentioned warrants for public sale and we have agreed to register the balance.


      Section 713 of the American Stock Exchange ("AMEX") Company Guide provides that we must obtain stockholder approval before issuance, at a price per share below market value, of common stock, or securities convertible into common stock, equal to 20% or more of our outstanding common stock (the "Exchange Cap"). Taken separately, the July 2003, October 2003 and January 2004 Debenture transactions do not trigger Section 713. However, the AMEX has taken the position that the three transactions should be aggregated and, as such, stockholder approval was required for the issuance of common stock for a portion of the potential exercise of the warrants and conversion of the Debentures in connection with the January 2004 Debentures. The amount of potential shares that we could exceed the Exchange Cap amounted to approximately 1,299,000. In accordance with EITF 00-19, Accounting For Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock, we recorded on January 26, 2004, a redemption obligation of approximately $1,244,000. This liability represents the fair market value of the warrants and beneficial conversion feature related to the 1,299,000 shares.

      In addition, in accordance with EITF 00-19, we revalued this redemption obligation associated with the beneficial conversion feature and warrants as of March 31, 2004. We recorded an additional redemption obligation and finance charge of $947,000 as a result of this revaluation. Upon stockholder approval, our redemption obligation will be recorded as additional paid in capital as of the date approval is received.

      The requisite stockholder approval was obtained at our Annual Meeting of Stockholders on June 23, 2004.

      In connection with the Debenture agreements, we have outstanding letters of credit of $1 million as additional collateral.

      On March 11, 2003, we acquired from ISI, ISI's inventory of ALFERON N Injection(R) and a limited license for the production, manufacture, use, marketing and sale of this product. As partial consideration, we issued 487,028 shares of our common stock to ISI Pursuant to our agreements with ISI, we registered these shares for public sale and ISI has reported that it has sold all of these shares. We also agreed to pay ISI 6% of the net sales of ALFERON N Injection(R).


      On March 11, 2003, we also entered into an agreement to purchase from ISI all of its rights to the product and other assets related to the product including, but not limited to, real estate and machinery. For these assets, we agreed to issue to ISI an additional 487,028 shares and to issue 314,465 shares and 267,296 shares, respectively to the American National Red Cross and GP Strategies Corporation, two creditors of ISI. We guaranteed the market value of all but 62,500 of these shares to be $1.59 per share on the termination date. As discussed below, we issued all of these shares and ISI, GP Strategies and the American National Red Cross have reported that they have sold all of their shares.

      We also agreed to satisfy other liabilities of ISI which were past due and secured by a lien on ISI's real estate and to pay ISI 6% of the net sales of products containing natural alpha interferon.


      On May 30, 2003, we issued the shares to GP Strategies and the American National Red Cross. Pursuant to our agreements with ISI and these two creditors, we registered the foregoing shares for public sale. As of June 30, 2004, GP Strategies and the American National Red Cross had sold all of their shares.


      In March 2004, we issued 487,028 shares to ISI to complete the acquisition of the balance of ISI's rights to market its product as well its production facility in New Brunswick, New Jersey. As of June 30, 2004, ISI has sold all of its shares.


      Prior to our annual meeting of stockholders in September 2003, we had a limited number of shares of Common Stock authorized but not issued or reserved for issuance upon conversion or exercise or outstanding convertible and exercisable securities such as debentures, options and warrants. Prior to the meeting, to permit consummation of the sale of the July 2003 Debentures and the related warrants, Dr. Carter agreed that he would not exercise his warrants or options unless and until our stockholders approve an increase in our authorized shares of common stock. For Dr. Carter's waiver of his right to exercise certain options and warrants prior to approval of the increase in our authorized shares, we agreed to compensate Dr. Carter. See "Executive Compensation; Employment Agreements" for details related to how Dr. Carter has been compensated with respect to this matter.


      On November 6, 2003 we acquired some of the outstanding ISI property tax lien certificates in the aggregate amount of $456,839 from certain investors. These tax liens were issued for property taxes and utilities due for 2000, 2001 and 2002.


      In May 2004, the Debenture holders agreed to amend the provisions of all of the outstanding Debentures (including the July 2004 Debentures) and Warrants to limit the maximum amount of funds that the holders could receive in lieu of shares upon conversion of the Debentures and/or exercise of the Warrants in the event that the Exchange Cap was reached to 119.9% of the conversion price of the relevant Debentures and 19.9% of the relevant Warrant exercise price.


      Because of our long-term capital requirements, we may seek to access the public equity market whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Any additional funding may result in significant dilution and could involve the issuance of securities with rights, which are senior to those of existing stockholders. We may also need additional funding earlier than anticipated, and our cash requirements, in general, may vary materially from those now planned, for reasons including, but not limited to, changes in our research and development programs, clinical trials, competitive and technological advances, the regulatory process, and higher than anticipated expenses and lower than anticipated revenues from certain of our clinical trials for which cost recovery from participants has been approved.

Contractual Obligations as of December 31, 2003

                                                                     (dollars in thousands)
                                                                 Obligations Expiring by Period
Contractual Cash Obligations                =======================================================================
                                                   Total              2004           2005-2006        2007-2008
                                            ===================================== ================= ===============
Operating Leases                                    $784              $286               $433           $65

Convertible Debentures
July 10, 2003 5,426,000 6%
Senior Convertible Debenture                       4,257                --              4,257            --

October 29, 2003 $4,142,000 6% Senior
 Convertible Debenture                             2,334                --              2,334            --
                                            -----------------------------------------------------------------------

Total                                             $7,375              $286             $7,024            $65
                                            ===================================== ================= ===============

New Accounting Pronouncements

      In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" ("Interpretation No. 45"). Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of Interpretation No. 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. Interpretation No. 45 did not have an effect on our financial statements.

      In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", and amendment of FASB Statement No. 123 ("SFAS"). SFAS 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative method of transition for an entity that voluntarily changes to the fair value based of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board ("APB") Opinion No. 28, Interim Financial Reporting to require disclosure about those effects in interim financial information. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. We will continue to account for stock-based compensation using the intrinsic value method of APB Opinion No. 25, "Accounting for Stock Issued to Employees," but have adopted the enhanced disclosure requirements of SFAS 148.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("Interpretation No. 46"), that clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, "to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Interpretation No. 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of Interpretation No. 46 have been deferred to the first quarter of 2004. This Interpretation did not have an effect on our consolidated financial statements.

      In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 requires an issuer to classify certain financial instruments, such as mandatory redeemable shares and obligations to repurchase the issuers equity shares, as liabilities. The guidance is effective for financial instruments entered into or modified subsequent to May 31, 2003, and is otherwise effective at the beginning of the first interim period after June 15, 2003. SFAS 150 did not have an impact on our financial condition or results of operations.

Disclosure About Off-Balance Sheet Arrangements


      Prior to our annual meeting of stockholders in September 2003, we had a limited number of shares of Common Stock authorized but not issued or reserved for issuance upon conversion or exercise of outstanding convertible and exercisable securities such as debentures, options and warrants. Prior to the meeting, to permit consummation of the sale of the July 2003 Debentures and the related warrants, Dr. Carter agreed that he would not exercise his warrants or options unless and until our stockholders approve an increase in our authorized shares of common stock. For Dr. Carter's waiver of his right to exercise certain options and warrants prior to approval of the increase in our authorized shares, we have agreed to compensate Dr. Carter. See "Executive Compensation; Employment Agreements" for details related to how Dr. Carter has been compensated with respect to this matter.


      In connection with the Debenture agreements, we have outstanding letters of credit of $1,000,000 as additional collateral.

Critical Accounting Policies

      Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Our significant accounting policies are described in Notes to the Consolidated Financial Statements. The significant accounting policies that we believe are most critical to aid in fully understanding our reported financial results are the following:

Revenue

      Revenues for non-refundable license fees are recognized under the Performance Method-Expected Revenue. This method considers the total amount of expected revenue during the performance period, but limits the amount of revenue recognized in a period to total non-refundable cash received to date. This limitation is appropriate because future milestone payments are contingent on future events.

      Upon receipt, the upfront non-refundable payment is deferred. The non-refundable upfront payments plus non-refundable payments arising from the achievement of defined milestones are recognized as revenue over the performance period based on the lesser of (a) percentage of completion or (b) non-refundable cash earned (including the upfront payment).

      This method requires the computation of a ratio of cost incurred to date to total expected costs and then apply that ratio to total expected revenue. The amount of revenue recognized is limited to the total non-refundable cash received to date.

      Revenue from the sale of Ampligen(R) under cost recovery clinical treatment protocols approved by the FDA is recognized when the treatment is provided to the patient.

      Revenues from the sale of product are recognized when the product is shipped, as title is transferred to the customer. We have no other obligation associated with our products once shipment has occurred.

Patents and Trademarks

      Effective October 1, 2001, we adopted a 17-year estimated useful life for the amortization of our patents and trademark rights in order to more accurately reflect their useful life. Prior to October 1, 2001, we were using a ten year estimated useful life.

      Patents and trademarks are stated at cost (primarily legal fees) and are amortized using the straight-line method over the life of the assets. We review our patents and trademark rights periodically to determine whether they have continuing value. Such review includes an analysis of the patent and trademark's ultimate revenue and profitability potential on an undiscounted cash basis to support the realizability of our respective capitalized cost. In addition, management's review addresses whether each patent continues to fit into our strategic business plans.

Concentration of Credit Risk

      Financial instruments that potentially subject us to credit risks consist of cash equivalents and accounts receivable.

      Our policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being credit worthy, or in short-term money markets, which are exposed to minimal interest rate and credit risks. At times, we have bank deposits and overnight repurchase agreements that exceed federally insured limits.

      Concentration of credit risk, with respect to receivables, is limited through our credit evaluation process. We do not require collateral on our receivables. Our receivables consist principally of amounts due from wholesale drug companies as of March 31, 2004.

Quantitative And Qualitative Disclosures About Market Risk

      Excluding obligations to pay us for various licensing related fees, we had approximately $7,238,000 in cash and cash equivalents and short-term investments at March 31, 2004. To the extent that our cash and cash equivalents exceed our near term funding needs, we invest the excess cash in three to six month high quality interest bearing financial instruments. We employ established conservative policies and procedures to manage any risks with respect to investment exposure.

      We have not entered into, and do not expect to enter into, financial instruments for trading or hedging purposes.

                                  OUR BUSINESS

      We were founded in the early 1970s as a contract researcher for the National Institutes of Health (NIH). Dr. William A. Carter, M.D., joined us in 1976 and ultimately become our CEO in 1988. He has focused us on exploring, understanding and mastering the mechanism of nucleic acid technology to produce a promising new class of drugs for treating chronic viral diseases and disorders of the immune system. In the course of almost three decades, we have established a strong foundation of laboratory, pre-clinical and clinical data with respect to the development of nucleic acids to enhance the natural antiviral defense system of the human body and the development of therapeutic products for the treatment of chronic diseases. Our strategy is to use our proprietary drug, Ampligen(R), to treat diseases for which adequate treatment is not available. We seek the required regulatory approvals which will allow the progressive introduction of Ampligen(R) for Myalgic Encephalomyelitis/Chronic Fatigue Syndrome ("ME/CFS"), HIV, Hepatitis C ("HCV") and Hepatitis B ("HBV") in the U.S., Canada, Europe and Japan. Ampligen(R) is currently in the open label portion of phase III clinical trials in the U.S. for use in treatment of ME/CFS and is in Phase IIb clinical development in the U.S. for the treatment of patients with HIV infection.

      In March, 2003, we acquired from Interferon Sciences Inc. ("ISI"), all of ISI's raw materials, work-in-progress and finished product of Alferon N Injection(R), together with a limited license for the production, manufacture, use, marketing and sale of the product. Alferon N Injection(R) [interferon alfa-n3 (human derived)] is a natural alpha interferon that has been approved by the U.S. Food and Drug Administration ("FDA") for commercial sale for the intralesional treatment of refractory or recurring external genital warts in patients 18 years of age or older. We intend to market this product in the United State through sales facilitated via third party marketing agreements. In the future, we expect to implement studies, beyond those conducted by ISI, for testing the potential treatment of HIV, Hepatitis C and other indications, including multiple sclerosis.

      In March, 2003, we entered into an agreement with ISI subject to certain events that would grant us global rights to sell Alferon N Injection(R) as well as acquire certain other assets of ISI which include but are not limited to, real estate and property, plant and equipment. We acquired these assets in March 2004.

      We outsource certain components of our research and development, manufacturing, marketing and distribution while maintaining control over the entire process through our quality assurance group and our clinical monitoring group.

      Ampligen(R)

      Our proprietary drug technology includes Ampligen(R) and utilizes specially configured ribonucleic acid ("RNA") and currently is protected by more than 250 patents worldwide with over 16 additional patent applications pending to provide further proprietary protection in various international markets. Certain patents apply to the use of Ampligen(R) alone and certain patents apply to the use of Ampligen(R) in combination with certain other drugs. Some composition of matter patents pertain to other new medications which have a similar mechanism of action. In April 2004, we reviewed our patents and patent applications. As a result, various patents and patent applications were elected not to be renewed in the second quarter 2004. The non-renewed patents consisted mostly of international origin or were not conducive to oral application.

      The main U.S. ME/CFS treatment patent (#6130206) expires January 23, 2015. Our main patents covering HIV treatment (#4795744, #4820696, #5063209, and #5091374) expire on August 26, 2006, September 30, 2008, August 10, 2010, and
May 6, 2011, respectively; Hepatitis treatment coverage is conveyed by U.S. patent #5593973 which expires on October 5, 2014. The U.S. Ampligen(R) Trademark (#1,515,099) expires on December 6, 2008 and can be renewed thereafter for an additional 10 years. The

U.S. FDA has granted us "orphan drug status" for our nucleic acid-derived therapeutics for ME/CFS, HIV, and renal cell carcinoma and malignant melanoma. Orphan drug status grants us protection against competition for a period of seven years following FDA approval, as well as certain federal tax incentives, and other regulatory benefits.

      Nucleic acid compounds represent a potential new class of pharmaceutical products that are designed to act at the molecular level for treatment of human diseases. There are two forms of nucleic acids, DNA and RNA. DNA is a group of naturally occurring molecules found in chromosomes, the cell's genetic machinery. RNA is a group of naturally occurring informational molecules which orchestrate a cell's behavior and which regulate the action of groups of cells, including the cells, which comprise the body's immune system. RNA directs the production of proteins and regulates certain cell activities including the activation of an otherwise dormant cellular defense against virus and tumors. Our drug technology utilizes specially configured RNA. Our double-stranded RNA drug product, trademarked Ampligen(R), which is administered intravenously, is (or has been) in human clinical development for various disease indications, including treatment for ME/CFS, HIV, renal cell carcinoma and malignant melanoma. Further studies are planned in cancer treatment but initiation dates have not been set.

      Based on the results of published, peer reviewed pre-clinical studies and clinical trials, we believe that Ampligen(R) may have broad-spectrum anti-viral and anti-cancer properties. Over 500 patients have received Ampligen(R) in clinical trials authorized by the FDA at over twenty clinical trial sites across the U.S., representing the administration of more than 45,000 doses of this drug.

      Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS)

      ME/CFS is a debilitating disease that is difficult to diagnose and for which, at present, there is no cure. People suffering from this illness experience, among other symptoms, a constant tiredness, recurring dull headaches, joint and muscle aches, a feeling of feverishness and chills, low grade fever, depression, difficulty in concentrating on tasks, and tender lymph glands. With progression of the disease they can become bed-ridden, lose their jobs and become dependent upon the state for support and medical care.

      ME/CFS has been given official recognition by the U.S. Social Security Administration, and some European nations, rendering ME/CFS patients eligible for disability benefits and heightening awareness of this debilitating disease in the medical community. A further scientific publication by independent academicians on the accurate laboratory diagnosis of ME/CFS appeared in a peer-reviewed journal (American Journal of Medicine) in February 2000. The U.S. Centers for Disease Control ("CDC") reconfirmed its research commitment to ME/CFS following an audit by the U.S. Government Accounting Office ("GAO") which was announced July 28, 1999.

      Estimates of ME/CFS patient numbers in the United States range from a low of 500,000 (1995-Centers for Disease Control, Atlanta, GA) to a high of 1,000,000 (1999-DePaul University study). Estimates of patient numbers in Europe range from 600,000 to 2,200,000 as reported in the British Medical Journal in January 2000. It is believed worldwide patient totals may be as high as ten million.

      In 1989, we received FDA authorization to conduct a Phase II study of Ampligen(R) for ME/CFS. In 1991, we completed a 24-week, 92 patient, randomized, placebo-controlled, double-blinded, multi-center trial of Ampligen(R) for treating patients with ME/CFS. The results, published in a peer review journal in 1994, suggested enhanced physical performance, greater cognitive functions and improved ability to perform daily living activities. Patients required reduced medications, while suffering little or no significant adverse side effects. The FDA raised certain issues with respect to this clinical trial, which required further study. These issues were reviewed and satisfactorily resolved.

      In February 1993, we presented results of our Phase II study of Ampligen(R) for ME/CFS to a FDA Advisory Committee and these results were published in early 1994 in Clinical Infectious Diseases, a peer reviewed medical journal, which emphasizes the understanding and potential treatment of infectious diseases. The results suggested that patients on Ampligen(R), in contrast to those receiving a placebo, showed significant improvement in physical capacity as determined by performance on treadmill testing. The Ampligen(R) treated patient group also required less pain medication than did the placebo group.


      In 1998, we were authorized by the FDA to initiate a Phase III multicenter, placebo-controlled, randomized, double blind clinical trial to treat 230 patients with ME/CFS in the U.S. The objective of this Phase III, clinical study, denoted as Amp 516, is to evaluate the safety and efficacy of Ampligen(R) as a treatment for ME/CFS. Over the course of the study, we engaged the services of twelve (12) clinical investigators at Medical Centers in California, New Jersey, Florida, North Carolina, Wisconsin, Pennsylvania, Nevada, Illinois, Utah and Connecticut. These clinical investigators are medical doctors with special knowledge of ME/CFS who have recruited, prescreened and enrolled ME/CFS patients for inclusion in the Phase III Amp 516 ME/CFS clinical trial. This clinical trial enrolled and randomized over 230 ME/CFS patients. We recently completed the stage I, forty week, double-blind, randomized, placebo-controlled portion of the clinical trial. At present, 10 patients remain in the stage II or the open label treatment portion of the clinical trial. We anticipate that the last patient will complete this segment in August 2004. To date there have been no reported serious adverse events definitely related to the study medication. The next stage in our program is the completion of stage II and the final data collection, quality assurance of data to insure its accuracy and analysis of the data according to regulatory guidelines to facilitate filing for commercial approval to sell.


      Human Immunodeficiency Virus (HIV)

      Over fifteen antiviral drugs are currently approved by the FDA for the treatment of HIV infection. Most target the specific HIV enzymes, reverse transcriptase ("RT") and protease. The use of various combinations of three or more of these drugs is often referred to as Highly Active Anti-Retroviral Therapy ("HAART"). HAART involves the utilization of several antiretrovirals with different mechanisms of action to decrease viral loads in HIV-infected patients. The goal of these combination treatments is to reduce the amount of HIV in the body ("viral load") to as low as possible. Treatments include different classes of drugs, but they all work by stopping parts of the virus so the virus cannot reproduce. Experience has shown that using combinations of drugs from different classes is a more effective strategy than using only one or two drugs. HAART has provided dramatic decreases in morbidity and mortality of HIV infection. Reduction of the viral load to undetectable levels in patients with wild type virus (i.e., non-drug-resistant virus)is routinely possible with the appropriate application of HAART. HIV mainly infects important immune system cells called CD4 cells. After HIV has infected a CD4 cell, the CD4 cell becomes damaged and is eventually destroyed. Fewer CD4 cells means more damage to the immune system and, ultimately, results in AIDS. Originally, reduction of HIV loads was seen as possibly allowing the reconstitution of the immune system and led to early speculation that HIV might be eliminated by HAART.

      Subsequent experience has provided a more realistic view of HAART and the realization that chronic HIV suppression using HAART, as currently practiced, would require treatment for life with resulting significant cumulative toxicities. The various reverse transcriptase and protease inhibitor drugs that go into HAART have significantly reduced the morbidity and mortality connected with HIV; however there has been a significant cost due to drug toxicity. It is estimated that 50% of HIV deaths are from the toxicity of the drugs in HAART. Current estimates suggest that it would require as many as 60 years of HAART for elimination of HIV in the infected patient. Thus the toxicity of HAART drugs and the enormous cost of treatment make this goal impractical.

      Although more potent second generation drugs are under development which target the reverse transcriptase and protease genes as well as new HIV targets, such as HIV integrase and HIV fusion inhibitors, the problem of drug toxicities, the complex interactions between these drug classes, and the likelihood of life-long therapy will remain a serious drawback to their usage.

      Failure of antiretroviral therapies over time and the demonstration of resistance have stimulated intensive searches for appropriate combinations of agents, or sequential use of different agents, that act upon the same or different viral targets. This situation has created interest in our drug technology, which operates by a different mechanism.

      We believe that the concept of Strategic Therapeutic Interruption ("STI") of HAART provides a unique opportunity to minimize the current deficiencies of HAART while retaining the HIV suppression capacities of HAART. STI is the cessation of HAART until HIV again becomes detectable (i.e., rebounds) followed by resumption of HAART with subsequent suppression of HIV. By re-institution of HAART, HIV may be suppressed before it can inflict damage to the immune system of the patient. Based on recent publications (AIDS 2001,15: F19-27 and AIDS 2001, 15:1359-1368) in peer reviewed medical literature, it is expected that in just 30 days after stopping HAART approximately 80% to 90%, of the patients will suffer a relapse evidencing detectable levels of HIV. We believe that Ampligen(R) combined with the STI approach may offer a unique opportunity to retain HAART's superb ability to suppress HIV while potentially minimizing its deficiencies. All present approved drugs block certain steps in the life cycles of HIV. None of these drugs address the immune system, as Ampligen(R) potentially does, although HIV is an immune-based disease.

      By using Ampligen(R) in combination with STI of HAART, we will undertake to boost the patients' own immune system's response to help them control their HIV when they are off of HAART. Our minimum expectation is that Ampligen(R) has potential to lengthen the HAART-free time interval with a resultant decrease in HAART-induced toxicities. The ultimate potential, which of course requires full clinical testing to accept or reject the hypothesis, is that Ampligen(R) may potentiate STI of HAART to the point that the cell mediated immune system will be sufficient to eliminate requirement for HAART. Clinical results of using our technology has been presented at several International AIDS Scientific Forums in 2003, including the XVI International Conference on Antiviral Research in Savannah, Georgia in April 2003 and the 2nd IAS Conference on HIV Pathogenesis and Treatment in Paris, France in July 2003.

      Our AMP 720 HIV clinical trial is being conducted with individuals infected with HIV who are responding well to HAART at the moment. Patients in this study are required to meet minimum immune system requirements of CD4 cell levels greater than 400, maximum HIV infection levels of less that 50 copies/ml, and a HAART regimen containing at least one anti-viral drug showing therapeutic synergy with Ampligen(R) based on recently reported ex vivo study in a peer-reviewed scientific journal (Reference: Robinson W. McDougall B and Essay
R. Mixed Dose Effect Analysis of a Biological Response Modifier (Ampligen) with 14 FDA-approved anti-HIV Agents. Antiviral Res, 46:A48, No. 46, 2000). All patients are chronically HIV infected and will have been receiving the indicated HAART regimen prior to starting the STI. The trial applies strategic treatment interruption of HAART based on the hypothesis that careful management of HIV rebound following STI may have potential to result in the development of protective immune responses to HIV in order to achieve control of HIV replication. We believe that the addition of Ampligen(R), with its potential immunomodulatory properties, may reasonably achieve this outcome. Half of the participants in the trial are given 400 mg of Ampligen(R) twice a week and once they start the STI will remain off of HAART until such time as their HIV rebounds. The other half of the participants (the control group) are on STI, but they are given no Ampligen(R) during the "control" portion of the clinical test.

      The targeted enrollment in the AMP 720 Clinical Trial is 120 HIV-infected persons who meet the criteria. We expect to have 60 people on STI with Ampligen(R) and 60 people on STI without Ampligen(R). Presently, this study is approximately 35% enrolled at approximately ten medical centers around the U.S.

      Other Diseases

      We are evaluating potential novel clinical programs which would involve using Ampligen(R) to treat both HCV and HIV when they coexist on the same patient. We expect to commence these studies in collaboration with one or more prospective corporate partners. A collaborative Clinical study in Europe, in conjunction with Laboratorios Del Dr. Esteve S.A., is expected to commence in 2004.


      We have acquired a series of patents on Oragen(TM), potentially a set of oral broad spectrum antivirals, immunological enhancers through a licensing agreement with Temple University in Philadelphia, PA. We were granted an exclusive worldwide license from Temple for the Oragen(TM) products. Pursuant to the arrangement, we are obligated to pay royalties of 2% to 4% on sales of Oragen(TM), depending on how much technological assistance is required of Temple. We currently pay minimum royalties of $30,000 per year to Temple. These compounds have been evaluated in various academic laboratories for application to chronic viral and immunological disorders.


      An FDA authorized Phase I/II study of Ampligen(R) in cancer, including patients with renal cell carcinoma was completed in 1994. The results of this study indicated that patients receiving high doses (200-500mg) twice weekly experienced an increase in medium survival compared to the low dose group and as compared to an historical control group. We received authorization from the FDA to initiate a Phase II study using Ampligen(R) to treat patients with metastatic renal cell carcinoma. Patients with metastatic melanoma were included in the Phase I/II study of Ampligen(R) in cancer. The FDA has authorized us to conduct a Phase II clinical trial using Ampligen(R) in melanoma. We do not expect to devote any significant resources to funding these studies in the near future and are seeking strategic partnerships to expand these promising studies.

      ALFERON N INJECTION(R)

      Interferons are a group of proteins produced and secreted by cells to combat diseases. Researchers have identified four major classes of human interferon: alpha, beta, gamma and omega. The ALFERON N Injection(R) product contains a multi-species form of alpha interferon. The worldwide market for injectable alpha interferon-based products has experienced rapid growth and various alpha interferon injectable products are approved for many major medical uses worldwide.

      Alpha interferons are manufactured commercially in three ways: by genetic engineering, by cell culture, and from human white blood cells. All three of these types of alpha interferon are or were approved for commercial sale in the U.S. Our natural alpha interferon is produced from human white blood cells.

      The potential advantages of natural alpha interferon over recombinant interferon may be based upon their respective molecular compositions. Natural alpha interferon is composed of a family of proteins containing many molecular species of interferon. In contrast, recombinant alpha interferon each contain only a single species. Researchers have reported that the various species of interferons may have differing antiviral activity depending upon the type of virus. Natural alpha interferon presents a broad complement of species, which we believe may account for its higher activity in laboratory studies. Natural alpha interferon is also glycosylated (partially covered with sugar molecules). Such glycosylation is not present on the currently U.S. marketed recombinant alpha interferons. We believe that the absence of glycosylation may be, in part, responsible for the production of interferon-neutralizing antibodies seen in patients treated with recombinant alpha interferon. Although cell culture-derived interferon is also composed of multiple glycosylated alpha interferon species, the types and relative quantity of these species are different from our natural alpha interferon.

      On October 10, 1989, the FDA approved ALFERON N Injection(R) for the intralesional (within lesions) treatment of refractory (resistant to other treatment) or recurring external genital warts in patients 18 years of age or older. Certain types of human papillomaviruses ("HPV") cause genital warts, a sexually transmitted disease ("STD"). A published report estimates that approximately eight million new and recurrent causes of genital warts occur annually in the United States alone.

      Basically, our interest in acquiring Alferon N Injection(R)was driven by two factors;

      (1) Our belief that the use of Alferon N in combination with Ampligen(R) has the potential to increase the positive therapeutic responses in chronic life threatening viral diseases. Combinational therapy is evolving to the standard of acceptable medical care based on a detailed examination of the Biochemistry of the body's natural antiviral immune response; and

      (2) New knowledge about the competitive products in the interferon arena that we believe implies a large untapped market and potential new therapeutic indication for Alferon N Injection(R)which could accelerate its revenues in the near term. Specifically, the recombinant DNA derived alpha interferon are now reported to have decreased effectiveness after one year, probably due to antibody formation and other severe toxicities. These detrimental effects have not been reported with Alferon N Injection which could allow this product to assume a much larger market share. These revenues would provide operational capital to complete the Phase III clinical trials of our experimental drug, Ampligen(R)in a more cost effective, non-dilutive manner on a shareholder's equity.

      Alferon N Injection(R) [Interferon alfa-n3 (human leukocyte derived)] is a highly purified, natural-source, glycosylated, multispecies alpha interferon product. There are essentially no antibodies observed against natural interferon to date and the product has a relatively low side-effect profile. Alferon is the only natural-source, multispecies alpha interferon currently sold in the U.S.

      The Alferon N Injection(R) targeted market consists of urologists, proctologists, dermatologists, and obstetricians/gynecologists. These physicians normally see patients with papilloma concondylomas (genital warts) in their practice. For our marketing plans, see "Marketing/Distribution" below.

      According to the NIH, there are one million new cases of venereal warts every year.

      Pipeline Products (Alpha Interferon)

      The following products, together with other assets were acquired in March 2004, upon the closing of the second ISI agreement.

      ALFERON N Injection(R) -Other Applications

      ALFERON N Injection(R) has been approved by the U.S. FDA for the intralesional treatment of refractory or recurring external genital warts in patients 18 years of age or older and has been studied for the potential treatment of HIV, Hepatitis C and other indications. ISI, the company from which we obtained our rights to ALFERON N Injection(R) has conducted clinical trials with regard to the use of ALFERON N

Injection(R) in the treatment of HIV and Hepatitis C. While ISI found the results to be encouraging, in both instances, the FDA determined that additional trials were necessary.

      We anticipate initiating clinical trials to evaluate the use of Alferon N Injection(R) to treat west Nile Virus infections and SARS that is dependent on NIH providing the funds needed.

      ALFERON LDO

      ALFERON LDO is an experimental low-dose, oral liquid formulation of Natural Alpha Interferon. Two Phase 2 clinical trials using ALFERON LDO for the treatment of HIV-infected patients have been completed. We are entering an active phase of Alferon LDO research. The FDA has recently authorized a new Phase II clinical study designed to investigate the activity and safety of Alferon LDO(R) in HIV positive subjects in early stage disease. The endpoints of the study include an increase or upregulation of expression of genes known to be mediators of the natural immune response using cutting edge gene chip technology, as well as, absolute CD4 cell counts and plasma HIV RNA level.

      There can be no assurance that any of these proposed products will be cost-effective, safe, and effective or that we will be able to obtain FDA approval for such use. Furthermore, even if such approval is obtained, there can be no assurance that such products will be commercially successful or will produce significant revenues or profits for us.

      European Operations

      Our European operations were set up to prepare for the introduction of Hemispherx products and to accelerate market penetration into the European market once full approval is obtained from the European Medicine Evaluation Agency ("EMEA"). The EMEA is the equivalent of the United States FDA. From a regulatory point of view the member countries of the European Economic Union ("EEU") represent a common market under the jurisdiction of the EMEA. However, from a practical point of view, every country is different regarding developing relations with the medical community, patient associations and obtaining reimbursement for treatment from the equivalent of Social Security Agencies and insurance carriers. This program will be integrated into our new commercial asset, ALFERON N Injection(R), as well.

      Our European operations have assisted the growth of a number of patient/physician educational associations. The French Chronic Fatigue Syndrome Association has grown from ten members in the year 2000 to 800 currently. Every major country now has an active educational association with substantial numbers of members who regularly meet and "network". These programs have been modeled on the successful experience in the U.S. of conducting twice a year meetings on ME/CFS with Health and Human Services, FDA, NIH and Centers for Disease Control.

      We maintain contact with the EMEA, keeping the agency aware of our activities, as well as the health ministries in numerous countries in the European Union. In early 2001, our application for "orphan" drug status for the use of Ampligen(R) in ME/CFS was rejected because the Board found that the prevalence of ME/CFS was significantly above the five person per 10,000 limit required to grant orphan drug status in the European Union. Although no applications are on file currently with the EEU, we are exploring various ways to accelerate the commercial availability of our products in the various nations of the EEU, including potential appreciation of the "foreign import" rule for accepting products already approved in the U.S.

      Limited numbers of ME/CFS patients were treated during 2003 with Ampligen(R) in the United Kingdom, Austria and Belgium under existing regulatory procedures in these countries, which allow the therapeutic use of an experimental drug under certain conditions. These procedures allowed us to recover the cost of Ampligen(R) used as well as to collect additional clinical data. Corresponding procedures are being considered in several other countries at the request of locally based physicians.

      Our European operations are considering implementing clinical trials in Europe for the use of Ampligen(R) in the treatment of HIV/AIDS on the basis of the new U.S. Protocols involving the use of the drug either in combination with "cocktail" therapies or as part of a strategic interruption of the "cocktail" therapies. We presented results of one these programs (AMP 720) at the LAS Conference on HIV Pathogenesis and Treatment in Paris, France, in July 2003.

      The efforts of our European operation have started to produce results. In March 2002, our European subsidiary Hemispherx Biopharma Europe, S.A. ("Hemispherx, S.A.") entered into a Sales and Distribution Agreement with Laboratorios Del Dr. Esteve S.A. ("Esteve"). Pursuant to the terms of the Agreement, Esteve was granted the exclusive right to market Ampligen(R) in Spain, Portugal and Andorra ("Territory") for the treatment of ME/CFS. In addition to other terms and other projected payments, Esteve paid an initial and non-refundable fee of 625,000 Euros (approximately $563,000) to Hemispherx, S.A. on April 24, 2002. Esteve is to pay a fee of 1,000,000 Euros after U.S. FDA approval of Ampligen(R) for the treatment of ME/CFS and a fee of 1,000,000 Euros upon Spain's approval of the final marketing authorization for using Ampligen(R) for the treatment of ME/CFS. The agreement runs for the longer of ten years from the date of first arms-length sale in the Territory, the expiration of the last Hemispherx patent exploited by Esteve or the period of regulatory data protection for Ampligen(R) in the applicable territory. Pursuant to the terms of the agreement Esteve is to conduct clinical trials using Ampligen(R) to treat patients with both HCV and HIV and is required to purchase certain minimum annual amounts of Ampligen(R) following regulatory approval. The agreement is terminable by either party if Ampligen(R) is withdrawn from the territory for a specified period due to serious adverse health or safety reasons, bankruptcy, insolvency or related issues of one of the parties; or material breach of the agreement. Hemispherx may transform the agreement into a non-exclusive agreement or terminate the agreement in the event that Esteve does not meet specified percentages of its annual minimum purchase requirements under the agreement. Esteve may terminate the agreement in the event that Hemispherx fails to supply Ampligen(R) to the territory for a specified period of time or certain clinical trials being conducted by Hemispherx are not successful.

      We executed a Memorandum of Understanding (MOI) in January 2004 with Fujisawa Deutschland GmbH, ("Fuji"), a major pharmaceutical corporation, granting them an exclusive option for a limited number of months to enter a Sales and Distribution Agreement with exclusive rights to market Ampligen(R) for ME/CFS in Germany, Austria and Switzerland. The option period ends 12 weeks after the later of Fuji's review of the full report on the results of our Amp 516 clinical trial and Fuji's meeting with three of the trial's principal investigators. We received an initial fee of 400,000 Euros (approximately $497,000 US). The MOI provides that if we have not provided Fuji with the full report on the results of our AMP 516 Clinical Trial with Fuji by May 31, 2004 and Fuji did not wish to exercise its options, we would have to refund one half of the 400,000 Euro fee to Fuji on May 31, 2004. Our initial report was submitted to Fuji on May 28, 2004 and we now await their response. We expect that Fuji will be requesting additional information as they review the initial report. The MOI provides that if we have not provided Fuji the full report by December 31, 2004 and Fuji does not wish to exercise its option we will be required to refund the entire fee to Fuji. If Fuji exercises the option, Fuji would be required to pay us an additional 1,600,000 Euros upon execution of the Sales and Distribution agreement, purchase Ampligen(R) exclusively from us and meet certain annual minimum purchase quotas. We would be required to file an application with the EMEA for commercial sale of Ampligen(R) for ME/CFS on or before December 31, 2005. Upon our filing of that application, we would be paid by Fuji an additional 1,000,000 Euros and, upon approval by the EMEA, an additional 2,000,000 Euros. If we failed to meet the December 31, 2005 filing deadline, we would be required to return 40% of all payments that we had received from Fuji. We would be required to sell Ampligen(R) to Fuji at a 20% price discount until the aggregate amount of the discount reached $1,000,000 Euros (representing 50% of the initial 2,000,000 fee paid to us on and prior to execution of the definitive agreement). The foregoing is a summary of the memorandum of understanding. We cannot assure that we can prepare and issue the AMP 516 report within the time frames noted or that Fuji will exercise the option or that the proposed terms of the Sales and Distribution Agreement will not change materially.

      We continue negotiations with other prospective partners for the marketing and distribution of Ampligen(R) in other European territories.

      Manufacturing

      Historically, we outsourced the manufacturing of Ampligen(R) to certain contractor facilities in the United States and South Africa while maintaining full quality control and supervision of the process. Nucleic Acid polymers constitute the raw material used in the production of Ampligen(R). We acquire our raw materials from Ribotech, Ltd. ("Ribotech") located in South Africa. Ribotech, is jointly owned by us (24.9%) and Bioclones (Proprietary), Ltd. (75.1%). Bioclones manages and operates Ribotech. There are a limited number of manufacturers in the United States available to provide the polymers if Ribotech is unable to supply our needs based on product specifications and pricing. Sourcing our needs from U.S. suppliers could result in a cost increase for our raw materials.

      Until 1999, we distributed Ampligen(R) in the form of a freeze-dried powder to be formulated by pharmacists at the site of use. We perfected a production process to produce ready to use liquid Ampligen(R) in a dosage form, which will mainly be used upon commercial approval of Ampligen(R). At the present time, we have engaged the services of Schering-Plough Products to mass produce ready-to-use Ampligen(R) doses. There are other pharmaceutical processing companies that can supply our production needs.

      Bioclones (PTY) Ltd. is headquartered in South Africa and is the majority owner in Ribotech, Ltd. (we own 24.9%) which produces most of the polymers used to date in manufacturing Ampligen(R). The licensing agreement with Bioclones presently includes South Africa, South America, Ireland, Australia, New Zealand and the United Kingdom. The agreement imposes certain clinical trial requirements on Ribotech, as well as, certain GMP standards on their facilities. We plan to consult and work with Bioclones in 2004 to assure GMP compliance of a new manufacturing facility. Bioclones has conducted limited clinical studies in patients with ME/CFS in Australia and South Africa.

      We currently occupy and use the New Brunswick, New Jersey laboratory and production facility that we acquired from ISI. This facility is approved by the FDA for the manufacture of Alferon N Injection(R).

      GMP's require that a product be consistently manufactured to an identical potency (strength) and purity with each lot, and that the manufacturing facility itself and all the equipment therein, be certified to operate within a strict set of performance standards. Our facilities in New Jersey (Alferon) and Maryland (Ampligen) meet these performance standards.

      Marketing/Distribution

      Our marketing strategy for Ampligen(R) reflects the differing health care systems around the world, and the different marketing and distribution systems that are used to supply pharmaceutical products to those systems. In the U.S., we expect that, subject to receipt of regulatory approval, Ampligen(R) will be utilized in four medical arenas: physicians' offices, clinics, hospitals and the home treatment setting. We currently plan to use a service provided in the home infusion (non-hospital) segment of the U.S. market to execute direct marketing activities, conduct physical distribution of the product and handle billing and collections. Accordingly, we are developing marketing plans to facilitate the product distribution and medical support for indication, if and when they are approved, in each arena. We believe that this approach will facilitate the generation of revenue without incurring the substantial costs associated with a sales force. Furthermore, management believes that the approach will enable us to retain many options for future marketing strategies. In February 1998, we and Accredo Health Services (formerly Gentiva Health Services) entered into a Distribution/Specialty Agreement for the distribution of Ampligen(R) for the treatment of ME/CFS patients under the U.S. treatment protocols.

      In Europe, we plan to adopt a country-by-country and, in certain cases, an indication-by-indication marketing strategy due to the heterogeneity regulation and alternative distribution systems in these areas. We also plan to adopt an indication-by-indication strategy in Japan. Subject to receipt of regulatory approval, we plan to seek strategic partnering arrangements with pharmaceutical companies to facilitate introductions in these areas. The relative prevalence of people from target indications for Ampligen(R) varies significantly by geographic region, and we intend to adjust our clinical and marketing planning to reflect the specialty of each area. We have a marketing arrangement with Bioclones pursuant to the Bioclones Agreement that covers South America, the United Kingdom, Ireland, Africa, Australia, Tasmania, New Zealand, and certain other countries and territories. In Spain, Portugal and Andorra we have entered into a Sales Distribution Agreement with Esteve, and, in Germany, Austria and Switzerland, we have entered into a memorandum of understanding with Fuji (see "European Operations" above).

      Our marketing and distribution plan for Alferon N Injection(R) is focused on increasing the sales of Alferon N Injection(R) for the intralesional treatment of refractory and recurring external genital warts in adults. We will reach out to a targeted audience of physicians consisting of OB/GYNs, Urologists, Proctologists and Dermatologists and simultaneously create product awareness in the patient population through several media and health organizations. Different regional meetings and seminars are scheduled during which guest speakers will explain the therapeutic benefits and safety profile of Alferon. Additional exposure will be created by exhibiting at several STD related conferences, expanded web presence, mailings and publications. We also have engaged a contract sales organization in order to build up a nationwide network of dedicated representatives in the U.S. We obtained the foreign marketing rights to Alferon N Injection(R) at the second asset closing in March 2004 and we expect to amend the current marketing/distribution agreements with Biovail, Esteve, Bioclones and Fujisawa to include Alferon N Injection(R). For more information about our arrangements with Accredo Health Services, Inc., Bioclones, Esteve and Biovails, see "Research And Development/Collaborative Agreements" below.

      In August 2003, we entered into a non-exclusive Sales and Marketing agreement with Engitech, a pharmaceutical contract sales organization, to launch Alferon N Injection(R) on a nationwide scale in the United States. The agreement stipulates that Engitech will deploy a sales force of 100 sales representatives within one year in the U.S. domestic market and further expand the sales team up to 250 sales representatives in the second year and after that as many as it takes to continually drive market share. Engitech will also develop and implement a strategic and tactical marketing action plan as well as organize a scientific and educational program towards a targeted audience of physicians and consumers. Engitech has been in business since 1987. This privately held company has several clients in the pharmaceutical industry.

      Competition

      Our potential competitors are among the largest pharmaceutical companies in the world, are well known to the public and the medical community, and have substantially greater financial resources, product development, and manufacturing and marketing capabilities than we have.

      These companies and their competing products may be more effective and less costly than our products. In addition, conventional drug therapy, surgery and other more familiar treatments will offer competition to our products. Furthermore, our competitors have significantly greater experience than we do in pre-clinical testing and human clinical trials of pharmaceutical products and in obtaining FDA, EMEA Health Protection Branch ("HPB") and other regulatory approvals of products. Accordingly, our competitors may succeed in obtaining FDA, EMEA and HPB product approvals more rapidly than us. If any of our products receive regulatory approvals and we commence commercial sales of our products, we will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which we have no experience. Our competitors may possess or obtain patent protection or other intellectual property rights that prevent, limit or otherwise adversely affect our ability to develop or exploit our products.

      The major competitors with drugs to treat HIV diseases include Gilead Pharmaceutical, Pfizer, Bristol-Myers, Abbott Labs, Glaxo Smithkline, Merck and Schering-Plough Corp. ("Schering"). ALFERON N Injection(R) currently competes with a product produced by Schering for treating genital warts. 3M Pharmaceutical also has received FDA approval for its immune response modifier product for the treatment of genital and perianal warts.

      Government Regulation

      Regulation by governmental authorities in the U.S. and foreign countries is and will be a significant factor in the manufacture and marketing of ALFERON N products and our ongoing research and product development activities. Ampligen(R) and the products developed from the ongoing research and product development activities will require regulatory clearances prior to commercialization. In particular, new human drug products for humans are subject to rigorous preclinical and clinical testing as a condition for clearance by the FDA and by similar authorities in foreign countries. The lengthy process of seeking these approvals, and the ongoing process of compliance with applicable statutes and regulations, has required, and will continue to require the expenditure of substantial resources. Any failure by us or our collaborators or licensees to obtain, or any delay in obtaining, regulatory approvals could materially adversely affect the marketing of any products developed by us and our ability to receive product or royalty revenue. We have received orphan drug designation for certain therapeutic indications, which might, under certain conditions, accelerate the process of drug commercialization. ALFERON N Injection(R) is only approved for use in intralesional treatment of refractory or recurring external genital warts in patients 18 years of age or older. Use of Alferon N Injection(R) for other applications requires regulatory approval.

      A "Fast-Track" designation by the FDA, while not affecting any clinical development time per se, has the potential effect of reducing the regulatory review time by fifty percent (50%) from the time that a commercial drug application is actually submitted for final regulatory review. Regulatory agencies may apply a "Fast Track" designation to a potential new drug to accelerate the approval and commercialization process. Criteria for "Fast Track" include: a) a devastating disease without adequate therapy and b) laboratory or clinical evidence that the candidate drug may address the unmet medical need. As of this date, we have not received a Fast-Track designation for any of our potential therapeutic indications although we have received "Orphan Drug Designation" for both ME/CFS and HIV/AIDS in the U.S. We will continue to present data from time to time in support of obtaining accelerated review. We have not yet submitted any New Drug Application (NDA) for Ampligen(R) or any other drug to a North American regulatory authority. Assuming the results are positive, we expect to finalize the data of our double-blind, placebo controlled AMP516 ME/CFC Phase III clinical trial and submit an NDA by year end 2004. There are no assurances that such designation will be granted, or if granted, there are no assurances that Fast Track designation will materially increase the prospect of a successful commercial application. In 2000 we submitted an emergency treatment protocol for clinically-resistant HIV patients, which was withdrawn by us during the statutory 30 day regulatory review period in favor of a set of individual physician-generated applications. There are no assurances that authorizations to commence such treatments will be granted by any regulatory authority or that the resultant treatments, if any, will support drug efficacy and safety. In 2001, we did receive FDA authorization for two separate Phase IIb HIV treatment protocols in which our drug is combined with certain presently available antiretroviral agents. Interim results were presented in 2002 and 2003 at various international scientific meetings.

      We are subject to various federal, state and local laws, regulations and recommendations relating to such matters as safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use of and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. We believe that our Rockville, Maryland manufacturing and quality assurance/control facility is in substantial compliance with all material regulations applicable to these activities as advanced by the European Union Inspections team which conducted detailed audits in year 2000. The laboratory and production facility in New Brunswick, New Jersey, which we acquired from ISI, is approved for the manufacture of Alferon N Injection(R) and we believe it is in substantial compliance with all material regulations. However, we cannot give assurances that facilities owned and operated by third parties, including those operated by Bioclones Ltd. and Ribotech, Ltd., that are utilized in the manufacture of our products, are in substantial compliance, or if presently in substantial compliance, will remain so. These third party facilities include manufacturing operations in San Juan, Puerto Rico; Cape Town, South Africa; Columbia, Maryland, and Melbourne, Australia.

      Research And Development/Collaborative Agreements

      In 1994, we entered into a licensing agreement with Bioclones (Proprietory) limited ("Bioclones") for manufacturing and international market development in Africa, Australia, New Zealand, Tasmania, the United Kingdom, Ireland and certain countries in South Africa, of Ampligen(R) and Oragen(TM). Bioclones is to pursue regulatory approval in the areas of its franchise and is required to conduct Hepatitis clinical trials, based on international GMP and GLP standards. Thus far, these Hepatitis studies have not yet commenced to a meaningful level. Bioclones has been given the first right of refusal, subject to pricing, to manufacture that amount of polymers utilized in the production of Ampligen(R) sufficient to satisfy at least one-third of the worldwide sales requirement of Ampligen(R) and other nucleic acid-derived drugs. Pursuant to this arrangement, we received: 1) access to worldwide markets, 2) commercial-scale manufacturing resources, 3) a $3 million cash payment in 1995 from Bioclones, 4) a 24.9% ownership in Ribotech, Ltd., a company set up by Bioclones to develop and manufacture RNA drug compounds, and 5) royalties of 8% on Bioclones nucleic acid-derived drug sales in the licensed territories. The agreement with Bioclones terminates three years after the expiration of the last of the patents supporting the license granted to Bioclones, subject to earlier termination by the parties for uncured defaults under the agreement, or bankruptcy or insolvency of either party. The last patent expires on December 22, 2012.

      In August, 1998, we entered into a strategic alliance with Accredo to develop certain marketing and distribution capacities for Ampligen(R) in the United States. Accredo is one of the nation's largest home health care companies with over 400 offices and sixty thousand caregivers nationwide. Pursuant to the agreement, Accredo assumed certain responsibilities for distribution of Ampligen(R) for which they received a fee. Through this arrangement, Hemispherx may mitigate the necessity of incurring certain up-front costs. Accredo has also worked with us in connection with the Amp 511 ME/CFS cost recovery treatment program, Amp 516 ME/CFS Phase III clinical trial and the Amp 719 (combining Ampligen with other antiviral drugs in HIV-salvage therapy and Amp 720 HIV Phase IIb clinical trials now under way). There can be no assurances that this alliance will develop a significant commercial position in any of its targeted chronic disease markets. The agreement had an initial one year term from February 9, 1998 with successive additional one year terms unless either party notifies the other not less than 180 days prior to the anniversary date of its intent to terminate the agreement. Also, the agreement may be terminated for uncured defaults, or bankruptcy, or insolvency of either party and will automatically terminate upon our receiving an NDA for Ampligen(R) from the FDA, at which time, a new agreement will need to be negotiated with Accredo or another major drug distributor. There were no initial fees and subsequent fees paid under this agreement total approximately $15,000 for services performed in 2003.

      We have acquired a series of patents on Oragen(TM), potentially an oral broad spectrum antiviral, immunological enhancer through a licensing agreement with Temple University. We were granted an exclusive worldwide license from Temple for the Oragen(TM) products. Pursuant to the arrangement, we are obligated to pay royalties of 2% to 4% on sales of Oragen(TM), depending on how much technological assistance is required of Temple. There were no initial fees and we currently pay minimum royalties of $30,000 per year to Temple. These compounds have been evaluated in various academic laboratories for application to chronic viral and immunological disorders. This agreement is to remain in effect until the date that the last licensed patent expires unless terminated sooner by mutual consent or default due to royalties not being paid. The last Oragen(TM) patent expires on August 22, 2015.

      In December, 1999, we entered into an agreement with Biovail Corporation International ("Biovail"). Biovail is an international full service pharmaceutical company engaged in the formulation, clinical testing, registration and manufacture of drug products utilizing advanced drug delivery systems. Biovail is headquartered in Toronto, Canada. The agreement grants Biovail the exclusive distributorship of our product in the Canadian territories subject to certain terms and conditions. In return, Biovail agrees to conduct certain pre-marketing clinical studies and market development programs, including without limitation, expansion of the Emergency Drug Release Program in Canada with respect to our products. In addition, Biovail agrees to work with us in preparing and filing a New Drug Submission with Canadian Regulatory Authorities at the appropriate time. Biovail invested $2,250,000 in Hemispherx equity at prices above the then current market price and agreed to make an additional investment of $1,750,000 based on receiving approval to market Ampligen(R) in Canada from the appropriate regulatory authorities in Canada. The agreement requires Biovail to buy exclusively from us and penetrate certain market segments at specific rates in order to maintain market exclusivity. The agreement terminates on December 15, 2009, subject to successive two-year extensions by the parties and subject to earlier termination by the parties for uncured defaults under the agreement, bankruptcy or insolvency of either party, or withdrawal of our product from Canada for a period of more than ninety days for serious adverse health or safety reasons.

      In 1998, we invested $1,074,000 for a 3.3% equity interest in R.E.D. Laboratory ("R.E.D."). R.E.D. is a privately held biotechnology company for the development of diagnostic markers for Chronic Fatigue Syndrome and other chronic immune diseases. Primarily, R.E.D.'s research and development is based on certain technology owned by Temple University and licensed to R.E.D. We have an informal collaboration arrangement with R.E.D. to assist in this development. We have supplied scientific data with respect to ME/CFS and engaged R.E.D. to conduct certain blood tests for our ME/CFS clinical trials. We have no other obligations to R.E.D. R.E.D. is headquartered in Belgium. The investment was recorded at cost in 1998. During the three months ended June 2002 and December 2002 respectively, we recorded a non-cash charge of $678,000 and $396,000, respectively, to operations with respect to our investment in R.E.D. These charges were the result of our determination that R.E.D.'s business and financial position had deteriorated to the point that our investment had been permanently impaired.

      In May 2000, we acquired an interest in Chronix Biomedical Corp. ("CHRONIX"). Chronix focuses upon the development of diagnostics for chronic diseases. We issued 100,000 shares of common stock to Chronix toward a total equity investment of $700,000. Pursuant to a strategic alliance agreement, we provided Chronix with $250,000 to conduct research in an effort to develop intellectual property on potential new products for diagnosing and treating various chronic illnesses such as ME/CFS. The strategic alliance agreement provides us certain royalty rights with respect to certain diagnostic technology developed from this research and a right of first refusal to license certain therapeutic technology developed from this research. The strategic alliance agreement provides us with a royalty payment of 10% of all net sales of diagnostic technology developed by Chronix for diagnosing Chronic Fatigue Syndrome, Gulf War

Syndrome and Human Herpes Virus-6 associated diseases. The royalty continues for the longer of 12 years from September 15, 2000 or the life of any patent(s) issued with regard to the diagnostic technology. The strategic alliance agreement also provides us with the right of first refusal to acquire an exclusive worldwide license for any and all therapeutic technology developed by Chronix on or before September 14, 2012 for treating Chronic Fatigue Syndrome, Gulf War Syndrome and Human Herpes Virus-6 associated diseases. During the quarter ended December 31, 2002, we recorded a noncash charge of $292,000 with respect to our investment in Chronix. This impairment reduces our carrying value to reflect a permanent decline in Chronix's market value based on its then proposed equity offerings.

      In April, 1999 we acquired a 30% equity position in the California Institute of Molecular Medicine ("CIMM") for $750,000. CIMM'S research is focused on developing therapies for use in treating patients affected by Hepatitis C ("HCV"). We use the equity method of accounting with respect to this investment. During the fourth quarter of 2001 we recorded a non-cash charge of $485,000 with respect to our investment in CIMM. This was a result of our determination that CIMM's operations have not yet evolved to the point where the full carrying value of our investment could be supported based on that company's financial position and operating results. During 2002, CIMM continued to suffer significant losses resulting in a deterioration of its financial condition. The $485,000 written off during 2001 represented the unamortized balance of goodwill included as part of our investment. Additionally, during 2001 we reduced our investment in CIMM based on our percentage interest in CIMM's continued operating losses. Our remaining investment at December 31, 2001 in CIMM, representing our 30% interest in CIMM's equity at such date, was not deemed to be permanently impaired, but was completely written off during 2002. Such amount was not material. These charges are reflected in the Consolidated Statements of Operations under the caption "Equity loss in unconsolidated affiliate". We still believe CIMM will succeed in their efforts to advance therapeutic treatment of HCV. We believe that CIMM's Hepatitis C diagnostic technology has great promise and will fill a long-standing global void in the collective abilities to diagnose and treat Hepatitis C infection at an early stage of the disorder.

      In March 2002, our European subsidiary Hemispherx S.A. entered into a Sales and Distribution agreement with Esteve. Pursuant to the terms of the Agreement, Esteve was granted the exclusive right to market Ampligen(R) in Spain, Portugal and Andorra for the treatment of ME/CFS. In addition to other terms and other projected payments, Esteve agreed to conduct certain clinical trials using Ampligen(R) in the patient population coinfected with HCV and HIV viruses. The Agreement runs for the longer of ten years from the date of first arms-length sale in th e Territory, the expiration of the last Hemispherx patent exploited by Esteve or the period of regulatory data protection for Ampligen(R) in the applicable territory. Pursuant to the terms of the agreement Esteve is to conduct clinical trials using Ampligen(R) to treat patients with both HCV and HIV and is required to purchase certain minimum annual amounts of Ampligen(R) following regulatory approval. We expect Esteve to start HIV/HCV clinical trials in Spain in late 2004. The agreement is terminable by either party if Ampligen(R) is withdrawn from the territory for a specified period due to serious adverse health or safety reasons; bankruptcy, insolvency or related issues of one of the parties; or material breach of the agreement. Hemispherx may transform the agreement into a non-exclusive agreement or terminate the agreement in the event that Esteve does not meet specified percentages of its annual minimum purchase requirements under the agreement. Esteve may terminate the agreement in the event that Hemispherx fails to supply Ampligen(R) to the territory for a specified period of time or certain clinical trials being conducted by Hemispherx are not successful. The last patent with respect to this agreement expires on June 5, 2012.

      The development of our nucleic acid based products requires the commitment of substantial resources to conduct the time-consuming research, preclinical development, and clinical trials that are necessary to bring pharmaceutical products to market and to establish commercial-scale production and marketing capabilities. During our last three fiscal years, we have directly spent approximately $13,876,000 in research and development, of which approximately $3,150,000 was expended in the year ended December 31, 2003. These direct costs do not include the overhead and administrative costs necessary to support the research and development effort. Our European subsidiary has an exclusive license on all the technology and support from us concerning Ampligen(R) for the use of ME/CFS and other applications for all countries of the European Union (excluding the UK where Bioclones has a marketing license) and Norway, Switzerland, Hungary, Poland, the Balkans, Russia, Ukraine, Romania, Bulgaria, Slovakia, Turkey, Iceland and Liechtenstein. As mentioned above, Hemispherx S.A. entered into a Sales and Distribution Agreement with Esteve. Pursuant to the terms of this agreement, Esteve has been granted the exclusive right in Spain, Portugal and Andorra to market Ampligen(R) for the treatment of ME/CFS. See "European Operations", above for more detailed information.

      Human Resources


      As of July 26, 2004, we had 42 personnel consisting of 31 full time employees, 11 regulatory/research medical personnel on a part-time basis. Part time personnel are paid on a per diem or monthly basis. 34 personnel are engaged in our research, development, clinical, and manufacturing effort. Eight of our personnel perform regulatory, general administration, data processing, including bio-statistics, financial and investor relations functions.


      We believe that the combination of Hemispherx and ISI Scientific employees has 1) significantly strengthened our overall organization, 2) added expertise to monitor and complete our ongoing clinical trials and 3) improved our data management and system administration.

      While we have been successful in attracting skilled and experienced scientific personnel, there can be no assurance that we will be able to attract or retain the necessary qualified employees and/or consultants in the future.

      Scientific Advisory Board

      We reestablished a Scientific Advisory Board in October 2003 consisting of individuals who we believe have particular scientific and medical expertise in Virology, Cancer, Immunology, Biochemistry and related fields. These individuals will advise us about current and long term scientific planning including research and development. The Scientific Advisory Board will hold periodic meetings as needed by the clinical studies in progress by us. In addition, individual Scientific Advisory Board Members sometimes will consult with, and meet informally with our employees. All members of the Scientific Advisory are employed by others and may have commitments to and/or consulting agreements with other entities, including our potential competitors. Members of the Scientific Advisory Board are compensated at the rate of $1,000 per meeting attended or per day devoted to our affairs.

      In January 2004 a meeting was held in Philadelphia where certain Scientific Advisory Board members from Cornell University, University of Virginia and the Pasteur Institute gathered to review and make suggestions pertaining to our clinical and research programs in 2004. A member of our Board of Directors, Dr. William Mitchell of Vanderbilt University, also attended the meeting.

      Facilities

      We currently lease and occupy a total of approximately 18,850 square feet of laboratory and office space in two states and some office space in Paris, France. Our headquarters is located in Philadelphia, Pennsylvania consisting of a suite of offices of approximately 15,000 square feet. We also lease space of approximately 3,850 square feet in Rockville, Maryland for research and development, our pharmacy, packaging, quality assurance and quality control laboratories, as well as additional office space. Approximately 2,000 square feet are dedicated to the pharmacy, packaging, quality assurance and control functions. We believe that our Rockville facilities will meet our requirements, for planned clinical trials and treatment protocols through 2004 and possibly longer after which time we may need to increase our Rockville facilities either through third parties or by building or acquiring commercial-scale facilities.

      We currently occupy and use the New Brunswick, New Jersey laboratory and production facility that we acquired from ISI. These facilities consist of two buildings located on 2.8 acres. One building is a two story facility consisting of a total of 31,300 square feet. This facility has offices, laboratories and production space and shipping and receiving areas. Building Two has 11,670 square feet consisting of offices, laboratories and warehouse space. The property has parking space for approximately 100 vehicles.

      We also have a 24.9% interest in Ribotech, Ltd. located in South Africa. Ribotech was established by Bioclones to develop and operate a manufacturing facility. Manufacturing at the pilot facility commenced in 1996. We expect that Ribotech will start construction on a new commercial production facility in the future, although no assurance can be given that this will occur. We have no obligation to fund this construction. Our interest in Ribotech, is a result of the marketing and manufacturing agreement executed with Bioclones in 1994.

      Legal Proceedings

      On September 30, 1998, we filed a multi-count complaint against Manuel P. Asensio, Asensio & Company, Inc. ("Asensio"). The action included claims of defamation, disparagement, tortuous interference with existing and prospective business relations and conspiracy, arising out of Asensio's false and defamatory statements. The complaint further alleged that Asensio defamed and disparaged us in furtherance of a manipulative, deceptive and unlawful short-selling scheme in August and September, 1998. In 1999, Asensio filed an answer and counterclaim alleging that in response to Asensio's strong sell recommendation and other press releases, we made defamatory statements about Asensio. We denied the material allegations of the counterclaim. In July 2000, following dismissal in federal court for lack of subject matter jurisdiction, we transferred the action to the Pennsylvania State Court. In March 2001, the defendants responded to the complaints as amended and a trial commenced on January 30, 2002. A jury verdict disallowed the claims against the defendants for defamation and disparagement and the court granted us a directed verdict on the counterclaim. On July 2, 2002 the Court entered an order granting us a new trial against Asensio for defamation and disparagement. Thereafter, Asensio appealed the granting of a new trial. This appeal is now pending in the Superior Court of Pennsylvania.

      In June 2002, a former ME/CFS clinical trial patient and her husband filed a claim in the Superior Court of New Jersey, Middlesex County, against us, one of our clinical trial investigators and others alleging that she was harmed in the ME/CFS clinical trial as a result of negligence and breach of warranties. On June 25, 2004 all claims against us were dismissed with prejudice.

      In June 2002, a former ME/CFS clinical trial patient in Belgium filed a claim in Belgium, against Hemispherx Biopharma Europe, NV/SA, our Belgian subsidiary, and one of our clinical trial investigators alleging that she was harmed in the Belgium ME/CFS clinical trial as a result of negligence and breach of warranties. We believe the claim is without merit and we are defending the claim against us through our product liability insurance carrier.

      In June 2004, One Penn Associates, L.P. filed a claim in the Philadelphia Municipal Court for the Commonwealth of Pennsylvania seeking $44,242.68 for alleged unpaid rent and charges related to our offices in One Penn Center in Philadelphia. We believe this claim is without merit and are defending same pursuant to the terms of our lease as we were damaged and deprived of the use of a portion of the offices due to water from the landlord's faulty sprinkler system.

                                   MANAGEMENT

      The following sets forth biographical information about each of our directors and executive officers as of the date of this prospectus:

      Name                         Age    Position

      William A. Carter, M.D.      66     Chairman, Chief Executive Officer,
                                          and President
      Robert E. Peterson           67     Chief Financial Officer

      David R. Strayer, M.D.       58     Medical Director, Regulatory Affairs

      Mei-June Liao, Ph.D.         53     Vice President of Regulatory Affairs,
                                          Quality Control and Research and
                                          Development

      Robert Hansen                60     Vice President of Manufacturing

      Carol A. Smith, Ph.D.        54     Director of Process Development

      Richard C. Piani             77     Director

      William M. Mitchell, M.D.    69     Director

      Ransom W. Etheridge          65     Director,  Secretary and General
                                          Counsel

      Iraj Eqbhal Kiani, Ph.D.     58     Director

      Antoni Esteve, Ph.D.         45     Director

      Each director has been elected to serve until the next annual meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity. Each executive officer serves at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment.

      WILLIAM A. CARTER, M.D., the co-inventor of Ampligen, joined us in 1978, and has served as: (a) our Chief Scientific Officer since May 1989; (b) the Chairman of our Board of Directors since January 1992; (c) our Chief Executive Officer since July 1993; (d) our President since April, 1995; and (e) a director since 1987. From 1987 to 1988, Dr. Carter served as our Chairman. Dr. Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. Dr. Carter received the first FDA approval to initiate clinical trials on a beta interferon product manufactured in the U.S. under his supervision. From 1985 to October 1988, Dr. Carter served as our Chief Executive Officer and Chief Scientist. He received his M.D. degree from Duke University and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University. Dr. Carter also served as Professor of Neoplastic Diseases at Hahnemann Medical University, a position he held from 1980 to 1998. Dr. Carter served as Director of Clinical Research for Hahnemann Medical University's Institute for Cancer and Blood Diseases, and as a professor at Johns Hopkins School of Medicine and the State University of New York at Buffalo. Dr. Carter is a Board certified physician and author of more than 200 scientific articles, including the editing of various textbooks on anti-viral and immune therapy.

      ROBERT E. PETERSON has served as our Chief Financial Officer since April, 1993 and served as an Independent Financial Advisor to us from 1989 to April, 1993. Also, Mr. Peterson has served as Vice

President of the Omni Group, Inc., a business consulting group based in Tulsa, Oklahoma since 1985. From 1971 to 1984, Mr. Peterson worked for PepsiCo, Inc. and served in various financial management positions including Vice President and Chief Financial Officer of PepsiCo Foods International and PepsiCo Transportation, Inc. Mr. Peterson is a graduate of Eastern New Mexico University.

      DAVID R. STRAYER, M.D. who served as Professor of Medicine at the Medical College of Pennsylvania and Hahnemann University, has acted as our Medical Director since 1986. He is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders. Dr. Strayer has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health. Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972.

      MEI-JUNE LIAO, Ph.D. has served as Vice President of Regulatory Affairs, Quality and Research & Development since October 2003 and as Vice President of Research & Development since March 2003 with responsibilities for the regulatory, quality control and product development of Alferon(R). Before the acquisition of certain assets of ISI, Dr. Liao was Vice President of Research and Development from 1995 to 2003 and held senior positions in the Research and Development Department of ISI from 1983 to 1994. Dr. Liao received her Ph.D. from Yale University in 1980 and completed a three year postdoctoral appointment at the Massachusetts Institute of Technology under the direction of Nobel Laureate in Medicine, Professor H. Gobind Khorana. Dr. Liao has authored many scientific publications and invention disclosures.

      ROBERT HANSEN joined us as Vice President of Manufacturing in 2003 upon the acquisition of certain assets of ISI. He is responsible for the manufacture of Alferon N(R). Mr. Hansen had been Vice President of Manufacturing for ISI since 1997, and served in various capacities in manufacturing since joining ISI in 1987. He has a B.S. degree in Chemical Engineering from Columbia University in 1966.

      CAROL A. SMITH, Ph.D. is Director of Process Development and has served as our Director of Manufacturing and Process Development since April 1995, as Director of Operations since 1993 and as the Manager of Quality Control from 1991 to 1993, with responsibility for the manufacture, control and chemistry of Ampligen(R). Dr. Smith was Scientist/Quality Assurance Officer for Virotech International, Inc. from 1989 to 1991 and Director of the Reverse Transcriptase and Interferon Laboratories and a Clinical Monitor for Life Sciences, Inc. from 1983 to 1989. She received her Ph.D. from the University of South Florida College of Medicine in 1980 and was an NIH post-doctoral fellow at the Pennsylvania State University College of Medicine.

      RICHARD C. PIANI has been a director since 1995. Mr. Piani has been employed as a principal delegate for Industry to the City of Science and Industry, Paris, France, a billion dollar scientific and educational complex. Mr. Piani provided consulting to us in 1993, with respect to general business strategies for our European operations and markets. Mr. Piani served as Chairman of Industrielle du Batiment-Morin, a building materials corporation, from 1986 to 1993. Previously Mr. Piani was a Professor of International Strategy at Paris Dauphine University from 1984 to 1993. From 1979 to 1985, Mr. Piani served as Group Director in Charge of International and Commercial Affairs for Rhone-Poulenc and from 1973 to 1979 he was Chairman and Chief Executive Officer of Societe "La Cellophane", the French company which invented cellophane and several other worldwide products. Mr. Piani has a Law degree from Faculte de Droit, Paris Sorbonne and a Business Administration degree from Ecole des Hautes Etudes Commerciales, Paris.

      RANSOM W. ETHERIDGE has been a director since October 1997, and presently serves as our secretary and general counsel. Mr. Etheridge first became associated with us in 1980 when he provided consulting services to us and participated in negotiations with respect to our initial private placement through Oppenheimer & Co., Inc. Mr. Etheridge has been practicing law since 1967, specializing in transactional law. Mr. Etheridge is a member of the Virginia State Bar, a Judicial Remedies Award Scholar, and has served as President of the Tidewater Arthritis Foundation. He is a graduate of Duke University, and received his Law degree from the University of Richmond School of Law.

      WILLIAM M. MITCHELL, M.D., Ph.D. has been a director since July 1998. Dr. Mitchell is a Professor of Pathology at Vanderbilt University School of Medicine. Dr. Mitchell earned a M.D. from Vanderbilt and a Ph.D. from Johns Hopkins University, where he served as an Intern in Internal Medicine, followed by a Fellowship at its School of Medicine. Dr. Mitchell has published over 200 papers, reviews and abstracts dealing with viruses and anti-viral drugs. Dr. Mitchell has worked for and with many professional societies, including the International Society for Interferon Research, and committees, among them the National Institutes of Health, AIDS and Related Research Review Group. Dr. Mitchell previously served as one of our directors from 1987 to 1989.

      IRAJ EQHBAL KIANI, M.B.A., Ph.D., was appointed to the Board of Directors on May 1, 2002. Dr. Kiani is a citizen of England and resides in Newport, California. Dr. Kiani served in various local government position including the Governor of Yasoi, Capital of Boyerahmand, Iran. In 1980, Dr. Kiani moved to England, where he established and managed several trading companies over a period of some 20 years. Dr. Kiani is a planning and logistic specialist who is now applying his knowledge and experience to build a worldwide immunology network, which will use our proprietary technology. Dr. Kiani received his Ph.D. degree from the University of Warwick in England.

      ANTONI ESTEVE, Ph.D. became a member of our Board of Directors in November 2003. Dr. Esteve is a Member of the Executive Committee and Director of Scientific and Commercial Operations for Laboratorios del Dr. Esteve S.A. He has been engaged at Laboratorios del Dr. Esteve since 1984. Since 1986 he is Professor at the Autonomous University of Barcelona, School of Pharmacy. In 2001 he was elected as member of the Advisory Board for R&D of the Spanish Ministry of Science and Technology. Since 2002 he also has been President of Centre de Transfussio i Banc de Teixits (the Transfusion and Tissues Bank Center of Catalonia). Dr. Esteve received a degree in Pharmacy from the University of Barcelona, Faculty of Pharmacy, in 1981 and a Ph.D. in Pharmaceutical Science in 1990.

Committees of the Board

      The board of directors maintains the following committees:

      Audit Committee. Our Audit Committee of the Board of Directors consists of Richard Piani, Committee Chairman, William Mitchell, M.D. and Iraj-Eqhbal Kiani. Mr. Piani, Dr. Mitchell and Iraj-Eqhbal Kiani are Independent Directors. We do not have a financial expert as defined in Securities and Exchange Commission rules on the committee in the true sense of the description. However, Mr. Piani is a Businessman and has 40 years of experience of working with budgets, analyzing financials and dealing with financial institutions. We believe Mr. Piani, Dr. Mitchell and Iraj-Eqhbal Kiani to be independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. Our audit committee is responsible for annually recommending independent accountants, preparing the reports or statements as may be required by AMEX or the securities laws, and reviewing: (i) the adequacy of our system of internal accounting controls; (ii) our audited financial statements and reports and discussing the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and (iii) disclosures by independent accountants concerning relationships with our company and the performance of our independent accountants

      Executive Committee. The Executive Committee is composed of William A. Carter, Chief Executive Officer and President, Ransom W. Etheridge, Secretary and General Counsel, and Iraj-Eqhbal

Kiani. The Executive Committee makes recommendations to management regarding general business matters of Hemispherx.

      Compensation Committee. The Compensation Committee is composed of William Mitchell, director, and Richard C. Piani, director. The Compensation Committee makes recommendations concerning salaries and compensation for employees of and consultants to Hemispherx.

      Nominating Committee. The nominating committee is composed of William Mitchell, Iraj Eqhbal Kiani and Richard Piani, all independent directors, and is responsible for recommending to the Board the slate of nominees to be put forth for election by the stockholders at our annual meeting. This committee also reviews proposals for nominations from stockholders that are submitted in accordance with the procedures published in our proxy statement.

Compensation of Directors

      Board member compensation consists of an annual retainer of $100,000 to be paid 50% in cash and 50% in our common stock. In addition, prior to September 2003, two independent directors received an aggregate of $55,750 in 2003 for special project work performed on our behalf. Pursuant to the American Stock Exchange definition of Independence set forth in Section 121A of the AMEX Company Guide the Board of Directors adopted a policy to cease all Independent Director special project work and related compensation. Historically, all directors have been granted options to purchase common stock under our 1990 Stock Option Plan and/or Warrants to purchase common stock. We believe such compensation and payments are necessary in order for us to attract and retain qualified outside directors.

                             EXECUTIVE COMPENSATION

      The summary compensation table below sets forth the aggregate compensation paid or accrued by us for the fiscal years ended December 31, 2003, 2002 and 2001 to (i) our Chief Executive Officer and (ii) our four most highly paid executive officers other than the CEO who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executives").

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

                                                                  Restricted      Warrants & Options      All Other
Name and Principal Position   Year          Salary ($)            Stock Awards         Awards           ompensation (1)
-----------------------------------------------------------------------------------------------------------------------
William A. Carter             2003           (4)$582,461                --          (5)1,450,000            $37,175
  Chairman of                 2002           (4) 565,514                --          (8)1,000,000             25,747
  the Board and CEO           2001           (4) 551,560                --          (2)  386,650             22,917
                                                                        --

Robert E. Peterson            2003           (9)$230,450                --                    --                 --
  Chief Financial             2002               151,055                --          (8)  200,000                 --
  Officer                     2001               146,880                --          (3)   40,000                 --

David R. Strayer, M.D.        2003           (6)$190,096                --                    --                 --
  Medical Director            2002            (6)178,594                --          (8)   50,000                 --
                              2001            (6)174,591                --          (7)   10,000                 --

Carol A. Smith, Ph.D.         2003              $140,576                --                    --                 --
  Director  of                2002               128,346                --          (8)   20,000                 --
  Manufacturing               2001               124,800                --          (7)   10,000                 --

Robert Hansen, V.P. of        2003          (10)$104,500                --                    --                 --
Manufacturing                 2002                   --                 --                    --                 --
                              2001                   --                 --                    --                 --

----------
(1) Consists of insurance premiums paid by us with respect to term life and disability insurance for the benefit of the named executive officer.

(2) Consists of 188,325 warrants to purchase common stock at $6.00 per share and 188,325 warrants to purchase common stock at $9.00 per share. Also includes a stock option grant of 10,000 shares exercisable at $4.03 per share.

(3) Consist of a stock option grant of 10,000 shares exercisable at $4.03 per share and 30,000 warrants to purchase common stock at $5.00 per share.

(4)      Includes bonuses of $94,952, $96,684 and $99,481 in 2001, 2002 and
         2003, respectively. Also includes funds previously paid to Dr. Carter by Hahnemann Medical University where he served as a professor until 1998. This compensation was continued by us and totaled $79,826 in 2001, $82,095 in 2002 and $84,776 in 2003.

(5) Represents warrants to purchase common stock exercisable at $2.20 per share.

(6) Includes $98,926 paid by Hahnemann Medical University where Dr. Strayer served as a professor until 1998. This compensation was continued by us in 2001, 2002 and 2003.

(7) Consist of stock option grant of 10,000 shares exercisable at $4.03 per share.

(8) Represents number of warrants to purchase shares of common stock at $2 per share.

(9)      2003 includes a bonus of $74,464 paid in 2004.

(10)     Compensation since March 2003. Employed by ISI prior to that.

      The following table sets forth certain information regarding stock warrants granted during 2003 to the executive officers named in the Summary Compensation Table.

==========================================================================================================================
                            Individual Grants
==========================================================================================================================
                                         Percentage Of
                          Number Of     Total Warrants                                       Potential Realizable Value At
                          Securities      Granted To                                         Assumed Rates Of Stock Price
                          Underlying     Employees In      Exercise                         Appreciation For Warrants Term
                           Warrants       Fiscal Year      Price Per      Expiration        ------------------------------
    Name                  Granted (1)       2003(2)        Share (3)         Date                5% (4)           10%(4)
--------------------------------------------------------------------------------------------------------------------------
Carter, W.A.              1,450,000          100%            $2.20          9/8/08             $4,071,338       $5,137,527
==========================================================================================================================

(1) These warrants became exercisable on March 17, 2004 when the second ISI asset acquisition was completed.

(2)   Total warrants issued to employees in 2003 were 1,450,000.

(3) The exercise price is equal to the closing price of our common stock at the date of issuance.

(4) Potential realizable value is based on an assumption that the market price of the common stock appreciates at the stated rates compounded annually, from the date of grant until the end of the respective option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price appreciation.

     The following table sets forth certain information regarding the stock options held as of December 31, 2003 by the individuals named in the above
                          Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                         Securities Underlying Unexercised      Value of Unexercised
                      Shares                             Warrants/Options at Fiscal Year        In-the-Money-Options At
Name                  Exercise (#)     Realized ($)      End Numbers                            Fiscal Year End (1) Dollars
                      Acquired on      Value             Exercisable        Unexercisable       Exercisable        Unexercisable
---------------------------------------------------------------------------------------------------------------------------------
William Carter               --               --          3,805,378(2)       1,950,000(3)          $367,150            $217,000
Robert Peterson              --               --            403,750(4)                  0            52,000                   0
David Strayer                --               --            130,000(5)                  0            13,000                   0
Carol Smith                  --               --             41,791(6)                  0             5,200                   0

----------

(1) Computation based on $2.26, the December 31, 2003 closing bid price for the common stock on the American Stock Exchange.

(2) Consist of (i) 500,000 warrants exercisable at $2.00 per share expiring on August 13, 2007 (ii) 188,325 warrants exercisable at $6.00 per share expiring on February 22, 2006 (iii) 188,325 warrants exercisable at $9.00 per share expiring on February 22, 2006 (iv) 100,000 warrants exercisable at $6.25 per share expiring on April 8, 2004 (v) 25,000 warrants exercisable at $6.50 per share expiring on September 17, 2004
         (vi) 25,000 warrants exercisable at $8.00 per share expiring on September 17, 2004 (vii) 10,000 stock option exercisable at $4.03 per share expiring on January 3, 2011 and (viii) 73,728 stock options exercisable at $2.71 per share until exercised. Also include 2,695,000 warrants and options held in the name of Carter Investments, L.C. of which W.A. Carter in the principal beneficiary. These securities consist of (i) 340,000 warrants exercisable at $4.00 per share expiring on January 1, 2008,(ii) 170,000 warrants exercisable at $5.00 per share expiring on January 1, 2005,(iii) 300,000 warrants exercisable at $6.00 per share expiring on January 1, 2005 (iv) 20,000 warrants exercisable at $4.00 per share expiring on 2008,(v) 465,000 warrants exercisable at $1.75 expiring on June 3, 2005, and 1,400,000 warrants exercisable at $3.50 per share expiring on October 16, 2004.

(3) Consists of (i) 500,000 warrants exercisable at $2.00 per share expiring on August 13, 2007 and (ii) 1,450,000 warrants exercisable at $2.20 per share expiring on September 8, 2008.

(4) Consists of (i) 10,000 stock options exercisable at $4.03 per share expiring on January 3, 2011 (ii) 13,750 stock options exercisable at $3.50 per share expiring on January 22, 2007, (iii) 200,000 warrants exercisable at $2.00 per share expiring on August 13, 2007, (iv) 50,000 warrants exercisable at $3.50 expiring on March 1, 2006, (v) 100,000 warrants exercisable at $5.00 per share expiring on April 14, 2006 and (vi) 30,000 warrants exercisable at $5.00 per share expiring on February 28, 2009.

(5) Consists of (i) 50,000 warrants exercisable at $2.00 per share expiring on August 13, 2007, (ii) 50,000 warrants exercisable at $4.00 per share expiring on February 28, 2008, (iii) 10,000 stock options exercisable at $4.03 expiring on January 3, 2011 and (iv) 20,000 stock options exercisable at $3.50 per share expiring on January 22, 2007.

(6) Consists of (i) 20,000 warrants exercisable at $2.00 per share expiring on August 13, 2007, (ii) 5,000 warrants exercisable at $4.00 per share expiring on June 7, 2008, (iii) 10,000 stock options exercisable at $4.03 per share expiring on January 3, 2016, and (iv) 6,791 stock options exercisable at $3.50 per share expiring on January 22, 2007.

         The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2003.

                                                                                                 Number of securities
                                                                                                 Remaining available for
                                                                      Weighted-average           future issuance under
                                        Number of Securities to       Exercise price of          equity compensation
                                        be issued upon exercise       Outstanding                plans(excluding
                                        of outstanding options,       options, warrants          securities reflected in
 Plan Category                          warrants and rights           and rights                 column (a))
 -------------                          -----------------------       -----------------          -----------------------
                                                 (a)                        (b)                         (c)


Equity compensation plans approved by
security holders:                              433,134                    $ 3.16                         --

Equity compensation plans not approved by
security holders:                                   --                        --                         --

Total                                          433,134                    $ 3.16                         --

      In September, 2003 our Board of Directors changed the non-employee Board Member compensation to be 50% cash and 50% stock. The Board's stock compensation is to be paid on the first day of each calendar quarter. The number of shares paid shall have a value of $12,500 with the value of the shares being determined by the closing price of our common stock on the American Stock Exchange on the last trading day of the preceding quarter. In no event shall the number of shares issued under this plan exceed 1,000,000 shares over a ten year period.

Employment Agreements

      We entered into an amended and restated employment agreement with our President and Chief Executive Officer, Dr. William A. Carter, dated as of December 3, 1998, as amended in August 2003, which provided for his employment until May 8, 2008 at an initial base annual salary of $361,586, subject to annual cost of living increases. In addition, Dr. Carter could receive an annual performance bonus of up to 25% of his base salary, at the sole discretion of the board of directors. Dr. Carter will not participate in any discussions concerning the determination of his annual bonus. Dr. Carter is also entitled to an incentive bonus of 0.5% of the gross proceeds received by us from any joint venture or corporate partnering arrangement, up to an aggregate maximum incentive bonus of $250,000 for all such transactions. Dr. Carter's agreement also provides that he be paid a base salary and benefits through May 8, 2004 if he is terminated without "cause", as that term is defined in the agreement. This agreement was extended to May 8, 2008. Pursuant to his original agreement, as amended on August 8, 1991, Dr. Carter was granted options to purchase 73,728 shares of our common stock at an exercise price of $2.71 per share.

      We entered into an engagement agreement with Robert E. Peterson dated June 23, 2004 which provides for Mr. Peterson's employment as our Chief Financial Officer until June 30, 2006 at an annual base salary of $198,000 per year, subject to annual cost of living increases. In addition, Mr. Peterson shall receive bonus compensation upon Federal Drug Administration approval of Ampligen .. Mr. Peterson's agreement also contains a provision for severance pay equal to twelve months compensation.

2004 Equity Incentive Plan

      Our 2004 Equity Incentive Plan ("2004 Plan") provides for the grant of non-qualified and incentive stock options, stock appreciation rights, restricted stock and other stock awards to our employees, directors, officers, consultants and advisors for the purchase of up to an aggregate of 8,000,000 shares of common stock. The 2004 plan is administered by the board of directors, which has complete discretion to select eligible individuals to receive and to establish the terms of grants under the plan. Stock options awarded under the Equity Incentive Plan may be exercisable at such times (not later than 10 years after the date of grant) and at such exercise prices (not less than fair market value at the date of grant) as the Board may determine. The Board may provide for options to become immediately exercisable upon a "change in control" as defined in the plan. The number of shares of common stock available for grant under the 2004 Plan is subject to adjustment for changes in capitalization. As of June 30, 2004, 7,950,000 shares were available for grants under the 2004 Plan. Unless sooner terminated, the Equity Incentive Plan will continue in effect for a period of 10 years from its effective date.

1990 Stock Option Plan

      Our 1990 Stock Option Plan, as amended ("1990 Plan"), provides for the grant of options to our employees, directors, officers, consultants and advisors for the purchase of up to an aggregate of 460,798 shares of common stock. The 1990 plan is administered by the Compensation Committee of the board of directors, which has complete discretion to select eligible individuals to receive and to establish the terms of option grants. The number of shares of common stock available for grant under the 1990 Plan is subject to adjustment for changes in capitalization. As of December 31, 2003, no options were available for grants under the 1990 plan. This plan remains in effect until terminated by the Board of Directors or until all options are issued.

401(K) Plan

      In December 1995, we established a defined contribution plan, effective January 1, 1995, entitled the Hemispherx Biopharma employees 401(K) Plan and Trust Agreement. All of our full time employees are eligible to participate in the 401(K) plan following one year of employment. Subject to certain limitations imposed by federal tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions) per annum. Participants' contributions to the 401(K) plan may be matched by Hemispherx at a rate determined annually by the board of directors. Each participant immediately vests in his or her deferred salary contributions, while our contributions will vest over one year. In 2003 we provided matching contributions to each employee for up to 6% of annual pay for a total of $34,000 for all eligible employees.

                             PRINCIPAL STOCKHOLDERS


      The following table sets forth as of July 26, 2004, the number and percentage of outstanding shares of common stock beneficially owned by:


      o Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding common stock;

      o     each of our directors and the Named Executives; and

      o     all of our officers and directors as a group.


This table is based upon information supplied by Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission, and information obtained from our directors and named executives. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock which such person has the right to acquire within 60 days of July 26, 2004. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named in the table, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, we believe, based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares common stock which they beneficially own. As of July 26, 2004, 45,207,788 shares of our common stock were outstanding. Unless otherwise noted, the address of each of the principal stockholders is care of us at One Penn Center, 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103.

Name and Address of Beneficial Owner         Shares Beneficially Owned     % Of Share Beneficially Owned
--------------------------------------------------------------------------------------------------------------
William A. Carter, M.D.                               5,747,868 (1)                      11.3

Robert E. Peterson                                      454,250 (2)                        *

Ransom W. Etheridge                                     421,422 (3)                        *
2610 Potters Rd.
Virginia Beach, VA 23452


Richard C. Piani                                        225,074 (4)                        *
97 Rue Jeans-Jaures
Levaillois-Perret
France 92300

William M. Mitchell, M.D.                               223,967 (5)                        *
Vanderbilt University
Department of Pathology
Medical Center North
21st and Garland
Nashville, TN 37232

Antoni Esteve, Ph.D.                                    354,552 (6)                        *
Laboratorios Del Dr. Esteve S.A.
AV. Mare de Deu de Montserat
Barcelona, 08041, Spain

David R. Strayer, M.D.                                  138,746 (7)                        *

Carol A. Smith, Ph.D.                                    41,791 (8)                        *

Iraj-Eqhbal Kiani, Ph.D.                                 12,000 (9)                        *
Orange County Immune Institute
18800 Delaware Street
Huntingdon Beach, CA 92648

Mei-June Liao, Ph.D.                                          0                           0

Robert Hansen                                                 0                           0

All directors and executive officers as a
group (11 persons)                                    7,619,670                          14.7%


----------
*     Less than 1%


(1) Includes (i) an option to purchase 73,728 shares of common stock from Hemispherx at an exercise price of $2.71 per share and expiring on August 8, 2004, (ii) Rule 701 Warrants to purchase 1,400,000 shares of common stock at a price of $3.50 per share, originally expiring on September 30, 2002 was extended to September 30,2007; (iii) warrants to purchase 465,000 shares of common stock at $1.75 per share issued in connection with the 1995 Standby Financing Agreement and expiring on June 30, 2005; (iv) 340,000 common stock warrants exercisable at $4.00 per share and originally expiring on January 1, 2003 was extended to January 1, 2008; (v) 170,000 common stock warrants exercisable at $5.00 per share and expiring on January 2, 2005;(vi) 25,000 warrants to purchase common stock at $6.50 per share and expiring on September 17, 2004;(vii) 25,000 warrants to purchase common stock at $8.00 per share and expiring on September 17, 2004;(viii) 100,000 warrants to purchase common stock at $6.25 per share and expiring on September 17, 2004;
         (ix)

         20,000 warrants to purchase common stock at $4.00 per share originally expiring January 1, 2003 was extended to January 1, 2008, (x) 188,325 common stock warrants exercisable at $6.00 per share and expiring on February 22, 2006; (xi) 188,325 common stock warrants exercisable at $9.00 per share and expiring on February 22, 2006 (xii) 300,000 common stock warrants granted in 1998 that are exercisable at $6.00 per share and expiring on January 1, 2006 (xiii) options to purchase 10,000 shares of common stock at $4.03 per share and expiring on January 3, 2011 (xiv) 500,000 warrants exercisable $2.00 per share in August 13, 2007 (xv) 1,450,000 warrants exercisable at $2.20 per share expiring on September 9, 2008 and (xvi) 492,490 shares of common stock. Does not include 500,000 warrants exercisable at $2.00 per share expiring on August 13, 2007 that have not vested.


(2) Includes (i) 13,750 options to purchase common stock at an exercise price of $3.50 per share, expiring on January 7, 2007; (ii) warrants to purchase 50,000 shares of Common stock at an exercise price of $3.50 per share, expiring on March 1, 2006; (iii) warrants to purchase 100,000 shares of common stock at $5.00 per share, expiring on April 14, 2006; (iv) 30,000 warrants to purchase common stock at $5.00 per share an expiring on February 28, 2009 (v) options to purchase 10,000 shares at $4.03 per share that expire on January 3, 2011 (vi) 200,000 warrants exercised at $2.00 per share expiring on November 13, 2007,
         (vii) 50,000 options to purchase common stock at $3.44 per share expiring on June 22, 2014 and (viii) 500 shares of common stock.


(3) Includes 20,000 warrants to purchase common stock at $4.00 per share, originally expiring on January 1, 2003 and was extended to January 1, 2008; 25,000 warrants to purchase common stock at $6.50 per share; 25,000 warrants to purchase common stock at $8.00 per share, all expiring on September 12, 2004; 100,000 warrants exercisable $2.00 per share expiring on August 13, 2007; 200,000 stock options exercisable at $2.75 per share and expiring on December 4, 2013 and 76,115 shares of common stock.

(4) Includes (i) 20,000 warrants to purchase common stock at $4.00 per share; (ii) warrants to purchase 25,000 shares of common stock at $6.50 per share; (iii) 25,000 warrants to purchase common stock at $8.00 per share, all expiring on September 17, 2004;(vi) 100,000 warrants exercisable at $2.00 per share expiring on August 13, 2007, (vi) 37,174 shares of common stock owned by Mr. Piani (vi) 12,900 shares of common stock owned jointly by Mr. and Mrs. Piani; and (vii) 5000 shares of common stock owned by Mrs. Piani.

(5) Includes (I) warrants to purchase 12,000 shares of common stock at $6.00 per share, expiring on August 25, 2008; (ii) 25,000 warrants to purchase common stock at $6.50 per share; (iii) 25,000 warrants to purchase common stock at $8.00 per share all expiring on September 17, 2004; (iv) 100,000 warrants exercisable at $2.00 per share expiring in August 13, 2007 and 41,967 shares of common stock.

(6) Consists of 347,446 shares of our common stock owned by Provesan S.A., an affiliate of Laboratorios del Dr. Esteve S.A. Dr. Antoni Esteve is a member of the executive committee and director of Scientific and Commercial Operations of Laboratorios del Dr. Esteve S.A. Dr. Esteve personally owns 7,106 shares of common stock.


(7) Includes (i) stock options to purchase 20,000 shares of common stock at $3.50 per share; (ii) 50,000 warrants to purchase common stock at $4.00 per share; (iii) 10,000 stock options exercisable at $4.03 per share and expiring on January 3, 2011; 50,000 warrants to purchase common stock at $2.00 per share and expiring on August 13, 2007 and; (iv) 8,746 shares of common stock.

(8) Consists of 5,000 warrants to purchase common stock at $4.00 per share expiring June 7, 2008; 6,791 stock options exercisable at $3.50 expiring January 22, 2007, 20,000 warrants exercisable at

         $2.00 per share expiring in August 13, 2007 and options to purchase 10,000 shares of common stock at $ 4.03 per share expiring on January 3, 2011.

(9) Consist of 12,000 warrants exercisable at $3.86 per share expiring on April 30, 2005.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Ransom W. Etheridge, one of our officers and directors, is an attorney in private practice who has rendered corporate legal services to us from time to time, for which he has received fees. Mr. Etheridge received $60,000 for his professional services in 2003.

      Richard C. Piani, one of our directors, lives in Paris, France. Prior to September 2003, he assisted our European subsidiary in its dealings with medical institutions and the European Medical Evaluation Authority. Prior to September 2003, William M. Mitchell, M.D., another of our directors, worked with David R. Strayer, M.D. (our Medical Director) in establishing clinical trial protocols as well as other scientific work for us from time to time. For these services, these two directors were paid an aggregate of $40,100 in the year 2003. In September, 2003 the Board of Directors adopted a policy to cease all Independent Director special project work and related compensation pursuant to the American Stock Exchange definition of Independence set forth in Section 121A of the AMEX Company Guide. William A. Carter, our Chief Executive Officer, received an aggregate of $12,106 in short term advances in 2002 which were repaid as of December 31, 2002. We loaned $60,000 to Mr. Etheridge in November 2001 for the purpose of exercising 15,000 Class A Redeemable warrants. This loan bears interest at 6% per annum. Dr. Carter's short term advances and Mr. Etheridge's loan were approved by the Board of Directors.

      We paid $57,750, $33,450 and $18,800 for the years ending December 31, 2001, 2002 and 2003, respectively, to Carter Realty for the rent of property used at various times in 2001, 2002 and 2003. The property is owned by others and managed by Carter Realty. Carter Realty is owned by Robert Carter, the brother of William A. Carter, our Chief Executive Officer.

      Antoni Esteve, Ph.D., one of our directors, is a member of the Executive Committee and Director of Scientific and Commercial Operations of Laboratorios Del Dr. Esteve S.A. In March 2002, our European subsidiary, Hemispherx Biopharma S.A., entered into a Sales and Distribution Agreement with Laboratorios Del Dr. Esteve S.A. In addition, in March 2003, we issued 347,445 shares of common stock to Provesan S.A., an affiliate of Laboratorios Del Dr. Esteve S.A., in exchange for 1,000,000 Euros of convertible preferred equity certificates of Hemispherx S.A., owned by Laboratorios Del Dr. Esteve S.A.

                              SELLING STOCKHOLDERS


      We have registered all 11,732,107 shares of common stock covered by this prospectus on behalf of the selling stockholders named in the table below. We issued the shares, the Debentures convertible into shares, and the warrants exercisable for shares to the selling stockholders in private transactions. We have registered the shares to permit the selling stockholders and their respective transferees, assignees or other successors-in-interest that receive their shares from a selling stockholder to resell the shares, from time to time, when they deem appropriate.

      The table below identifies the selling stockholders who will be offering shares and other information regarding the beneficial ownership of the common stock held by each of the selling stockholders. For the Debenture holders (the first two stockholders listed below), the second column lists the number of shares of common stock beneficially owned by each selling stockholder as of July 26, 2004, based on each selling stockholder's ownership of shares of common stock, Debentures, warrants and additional investment rights, and assumes the conversion of all the Debentures, the payment of all interest in stock and the exercise of all warrants and additional investment rights. Because the conversion price of the Debentures and the exercise price of the warrants are subject to adjustment for anti-dilution protection, the interest on the Debentures may be paid in cash or common stock, and the value attributed to any shares issued to the investors as interest (the "Interest Shares") depends on the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date, and the number of repayment shares depends on the amount of our consolidated revenues, the numbers listed in the second column may change. For the other selling stockholders, the second column lists the number of shares of common stock beneficially owned by the selling stockholder as of July 26, 2004, based on each selling stockholder's ownership of shares of common stock, and, except as set forth in the relevant footnotes, does not assume the conversion of any of the Debentures, the exercise of any warrants or additional investment rights or the payment of any interest on the Debentures in the form of common stock rather than cash.

      The third column lists each selling stockholder's portion, based on agreements with us, of the 11,732,107 shares of common stock being offered by this prospectus. With regard to the first two selling stockholders, the number of shares being offered by this prospectus was determined in accordance with the terms of the registration rights agreements with them, in which we agreed to register the resale of an aggregate of 158,103 shares and 135% of (w) the number of shares of common stock issuable upon conversion of the July and October 2003 and January and July 2004 Debentures, plus (x) the number of shares of common stock issuable upon exercise of the May 2009 and July 2009 Warrants, plus (y) an estimate of the number of Interest Shares that may be issued to the selling stockholders as interest payments on the July and October 2003 and January and July 2004 Debentures and assuming interest is paid exclusively in Interest Shares over the full term of these debentures, rather than in cash. As we stated above, the number of shares that will actually be issued may be more or less than the 11,732,107 shares being offered by this prospectus.


      Under the terms of the foregoing debentures and related warrants, no selling stockholder who owns any of these securities may convert any of their debentures or exercise any of the foregoing warrants to the extent that the conversion or exercise would cause the selling stockholder, together with its affiliates, to beneficially own more than 4.99% of the shares of our then outstanding common stock following such conversion or exercise. For purposes of making this determination, shares of common stock issuable upon conversion of those debentures which have not been converted and upon exercise of the warrants which have not been exercised are excluded. The number of shares in the second and third columns does not reflect this limitation.

      Any selling stockholder may sell all, some or none of its respective shares in this offering. See "How The Shares May Be Distributed" below.


                                                 Common Stock                                  Common Stock
                                                 Owned Prior               No. of  Shares      Owned After
Selling Stockholder                              To Offering               Being Offered       The Offering
-------------------------------------------- ------------------- ------ ------------------ --------------------
Portside Growth & Opportunity Fund                 3,295,034(1)              4,382,480                 --
-------------------------------------------- ------------------- ------ ------------------ --------------------
Leonardo L.P.                                      4,427,882(2)              6,461,484                 --
-------------------------------------------- ------------------- ------ ------------------ --------------------
Cardinal Securities LLC                              604,953(3)                604,953(3)              --
-------------------------------------------- ------------------- ------ ------------------ --------------------
H. David Coherd                                      604,953(4)                604,953(4)              --
-------------------------------------------- ------------------- ------ ------------------ --------------------
Robert L. Rosenstein                                 604,953(4)                604,953(4)              --
-------------------------------------------- ------------------- ------ ------------------ --------------------
Sharon Will                                          363,500(6)                263,500(6)              --
-------------------------------------------- ------------------- ------ ------------------ --------------------
Saggi Capital                                        100,000(6)                100,000(6)              --
-------------------------------------------- ------------------- ------ ------------------ --------------------

-------------------------------------------- ------------------- ------ ------------------ --------------------
CEOCast, Inc.                                         45,000(7)                 45,000(7)              --
-------------------------------------------- ------------------- ------ ------------------ --------------------
Christopher Chipman                                   15,000(8)                 15,000(8)              --
-------------------------------------------- ------------------- ------ ------------------ --------------------
Fried Epstein & Rettig LLP                             5,000(9)                  5,000                 --
-------------------------------------------- ------------------- ------ ------------------ --------------------
Peter W. Adolph                                     237,591(10)                  4,255            233,336
-------------------------------------------- ------------------- ------ ------------------ --------------------
Business Asia Consultants, Inc.                       4,602(11)                  4,602                 --
-------------------------------------------- ------------------- ------ ------------------ --------------------
Marc E. Komorsky                                    237,591(10)                  4,255            233,336
-------------------------------------------- ------------------- ------ ------------------ --------------------


 (1) Represents (a) up to 1,123,111 shares of common stock issuable upon conversion of the January 2004 Debentures and July 2004 Debentures, (b) up to 395,257 shares of common stock issuable upon exercise of the July 2009 Warrants, (c) up to 650,000 shares of common stock issuable upon exercise of the May 2009 Warrants (d) up to 650,000 shares of common stock issuable upon exercise of the June 2004 Warrants, and (e) 476,668 shares of common stock. Ramius Capital Group, LLC ("Ramius Capital") is the investment adviser of Portside Growth & Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(2) Represents (a) up to 317,461 shares of common stock issuable upon conversion of the July 2003 Debentures, (b) up to 1,025,336 shares of common stock issuable upon conversion of the October 2003 Debentures,
         (c) up to 1,178,111 shares of common stock issuable upon conversion of the January 2004 Debentures and July 2004 Debentures, (d) up to 650,000 shares of common stock issuable upon exercise of the May 2009 Warrants,
         (e) up to 395,257 shares of common stock issuable upon exercise of the July 2009 Warrants, (f) up to 650,000 shares of common stock issuable upon the exercise of the June 2009 warrants, and (g) 211,717 shares of common stock. Angelo, Gordon & Co., L.P. ("Angelo, Gordon") is the sole director of the general partner of Leonardo, L.P. ("Leonardo") and consequently has voting control and investment discretion over securities held by Leonardo. Angelo, Gordon disclaims beneficial ownership of the shares held by Leonardo. Mr. John M. Angelo, the Chief Executive Officer of Angelo, Gordon, and Mr. Michael L. Gordon, the Chief Operating Officer of Angelo, Gordon, are the sole general partners of AG Partners, L.P., the sole general partner of Angelo, Gordon. As a result, Messrs. Angelo and Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo, Gordon. Messrs. Angelo and Gordon disclaim beneficial ownership of these shares.

(3) Represents up to 561,250 shares of common stock issuable upon exercise of warrants owned by Cardinal of which (i) 11,250 are exercisable at a price of $1.74 per share, (ii)112,500 are exercisable at a price of $2.57 per share, (iii) 200,000 are exercisable at a price of $2.50 per share, (iv) 87,500 are exercisable at a price if $2.42 per share, (v) 100,000 are exercisable at a price of $3.04 per share, (vi) 50,000 are exercisable at a price of $4.07 per share and (vii) 43,703 shares of common stock. The members of Cardinal, who share voting control and investment discretion, are H. David Coherd, Robert Rosenstein and Scott Koch.

(4) The selling stockholder is one of the three members of Cardinal Securities LLC. Accordingly, the shares beneficially owned by Cardinal are deemed to be beneficially owned by each of Cardinal's members. In the second column up to 511,250 shares of common stock issuable upon exercise of warrants owned by Cardinal of which (i) 11,250 are exercisable at a price of $1.74 per share, (ii)112,500 are exercisable at a price of $2.57 per share, (iii) 200,000 shares of common stock issuable upon exercise of additional warrants at an exercise price of $2.50 per share, (iv) 87,500 shares of common stock exercisable at $2.42 per share, (v) 100,000 are exercisable at $3.04 per share, (vi) 50,000 are exercisable at $4.07 per share and 43,703 shares of common stock. The third column includes all of the shares issuable upon exercise of the warrants owned by Cardinal.


(5) In the second column, represents 230,000 shares issuable upon exercise of warrants exercisable at $1.75 per share expiring on June 30, 2005; and 85,160 shares issuable upon exercise of warrants exercisable at $3.50 expiring on October 15, 2004. The principal shareholders, officers and directors of Bridge Ventures are Harris Freedman and Annelies Freedman.

(6) Sharon Will is the sole shareholder, officer and director of Saggi Capital Corp. For Sharon Will, represents 260,000 shares issuable upon exercise of warrants exercisable at $1.75 per shares expiring on June 30, 2005 and 3,500 shares of stock owned of record by Sharon Will, plus 100,000 shares issuable upon exercise of warrants exercisable at $3.50 per share expiring on October 15, 2004 owned by Saggi Capital Corp. The numbers for Saggi Capital Corp. do not include the shares issuable upon exercise of the Will warrants.

(7) Messrs. Ken Sgro and Rachel Glicksman share voting control and investment discretion over the shares. CEOCast provides investor relations consulting services to us.

(8) Represents a) 5,000 shares issuable upon exercise of warrants exercisable at $3.91 per shares expiring on February 28, 2009, b) 5,000 shares issuable upon exercise of warrants exercisable at $4.25 per shares expiring on January 31, 2009 and 5,000 shares issuable upon the exercise of warrants at $3.51 per share expiring March 31, 2009. Mr. Chipman provides us with financial and accounting consulting services.

(9) Represents shares issued to Fried Epstein & Rettig LLP, a law firm, for legal services provided to us. The three named partners share voting control and investment discretion over the shares.

(10) For each stockholder, the second column includes an aggregate of 233,336 shares issuable upon the exercise of outstanding warrants in each of their names. These stockholders, together, provide financial consulting and investment banking services to us.

(11) Business Asia Consultants, Inc. provides consulting services related to obtaining distribution channels in China. It is owned by Lawrence Kronick.

         THE SELLING STOCKHOLDERS HAVE NOT BEEN EMPLOYED BY, HELD OFFICE IN, OR HAD ANY OTHER MATERIAL RELATIONSHIP WITH US OR ANY OF OUR AFFILIATES WITHIN THE PAST THREE YEARS EXCEPT AS DESCRIBED ABOVE IN THE FOOTNOTES ABOVE.

                        HOW THE SHARES MAY BE DISTRIBUTED

      The shares to be sold in this offering have been or are in the process of being listed on the American Stock Exchange, subject to official notice of issuance. In the event that the American Stock Exchange determines not to list some of the shares issued or to be issued to the first two Selling Stockholders because the exchange takes the position that its rules require that our stockholders approve the issuance of such shares, the selling stockholders will not be able to sell these shares unless and until our stockholders approve them. In such event, we have agreed to promptly seek stockholder approval. The selling stockholders may sell their shares of common stock from time to time in various ways and at various prices. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions. Some of the methods by which the selling stockholders may sell the shares include:

      o on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

      o     in the over-the-counter market;

      o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

      o through the writing of options, whether such options are listed on an options exchange or otherwise;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o     privately negotiated transactions;

      o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this prospectus;

      o     sales under Rule 144 rather than by using this prospectus;

      o     through the settlement of short sales;

      o     a combination of any of these methods of sale; or

      o     any other legally permitted method.

      In connection with sales of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling stockholders may also sell shares short and deliver shares to close out short positions, provided that the selling stockholders may not close out short positions entered into prior to the effective date of the registration statement of which this prospectus is a part with any shares included in this prospectus. The selling stockholders may also pledge their shares as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling stockholders, the brokers may offer and sell the pledged shares from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if the broker-dealer acts as agent for the purchaser of the shares, from that purchaser) in amounts to be negotiated. These commissions may exceed those customary in the types of transactions involved.

      We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with sales of the shares.

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. In addition, each of the selling stockholders who is a registered broker-dealer or is affiliated with a registered broker-dealer has advised us that:

      o     it purchased the shares in the ordinary course of business; and

      o at the time of the purchase of the shares to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

      Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless they have been registered or qualified for sale in the relevant state or unless they qualify for an exemption from registration or qualification.

      We do not know whether any selling stockholder will sell any or all of the shares registered by the shelf registration statement of which this prospectus forms a part.

      We have agreed to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to certain of the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Certain of the selling stockholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

      The selling stockholders and other persons participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

      We have agreed with the selling stockholders to keep the registration statement of which this prospectus is a part effective until all the shares registered under the registration statement have been resold.

                   DESCRIPTION OF SECURITIES BEING REGISTERED

      The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and by-laws, as amended, copies of which have been filed with the Securities and Exchange Commission.


      Our authorized capital stock consist of: (i) 100,000,000 shares of common stock, $.001 par value; and (ii) 5,000,000 shares of preferred stock, $.01 par value. 45,207,788 shares of common stock were issued and outstanding as of the date of this prospectus.


Common Stock

      Shares of our common stock are entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners of our shares at meetings of our stockholders. There is no provision for cumulative voting with respect to the election of directors by the holders of common stock. Therefore, the holder of more than 50% of our shares of outstanding common stock can, if they choose to do so, elect all of our directors. In this event, the holders of the remaining shares of common stock will not be able to elect any directors.

      The holders of common stock:

      o have equal rights to dividends from funds legally available therefore, when and if declared by our board of directors;

      o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

      o do not have preemptive rights, conversion rights, or redemption of sinking fund provisions.

      The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Anti-Takeover Provisions

Delaware Law

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended, which restricts certain business combinations with interested stockholders even if such a combination would be beneficial to all stockholders. In general, Section 203 would require a two-thirds vote of stockholders for any business combination (such as a merger or sale of all or substantially all of our assets) between us and an "interested stockholder" unless such transaction is approved by a majority of the disinterested directors or meets certain other requirements. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of our voting stock. These provisions could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of us or may otherwise discourage a potential acquirer from attempting to obtain control of us.

Certificate of Incorporation

      Provisions of our Certificate of Incorporation may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. For example, our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Shareholder rights plan


      In November, 2002 we adopted a shareholder rights plan and, under the Plan, our Board of Directors declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on November 29, 2002. Each Right initially entitles holders to buy one unit of preferred stock for $30.00. The Rights generally are not transferable apart from the common stock and will not be exercisable unless and until a person or group acquires or commences a tender or exchange offer to acquire, beneficial ownership of 15% or more of our common stock. However, for William A. Carter, M.D., our chief executive officer, who already beneficial owns 11.3% of our common stock, the Plan's threshold will be 20%, instead of 15%. The Rights will expire on November 19, 2012, and may be redeemed prior thereto at $.01 per Right under certain circumstances.


      The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The rights should not interfere with any merger or business combination approved by the Board of Directors.

Transfer Agent And Registrar

      The transfer agent and registrar for our common stock and warrants is Continental Stock Transfer and Trust Co., 17 Battery Place, 8th Floor, New York, New York 10004.

                                  LEGAL MATTERS

      The validity of the common stock offered in this prospectus has been passed upon for us by Silverman Sclar Shin & Byrne PLLC, 381 Park Avenue South, Suite 1601, New York, New York 10016.

                                     EXPERTS

      Our consolidated financial statements included in this prospectus have been audited by BDO Seidman, LLP, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements and schedule of Interferon Sciences, Inc. as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of Eisner LLP, independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement (which contains this prospectus) on Form S-1 under the Securities Act of 1933. The registration statement relates to the shares offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us, the common stock, the debentures and the warrants. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the Registration Statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described below.

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Many of our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Website at "http://www.sec.gov."

                           HEMISPHERX BIOPHARMA, INC.
                                AND SUBSIDIARIES

                           Index to Financial Section

           Item                                                        Page No.
           ----                                                        --------

Financials for the Year Ended                                             F-2
December 31, 2001, 2002, and 2003
for Hemispherx

Financials for the three months                                          F-38
Ended March 31, 2004 for Hemispherx

Financials as of December 31, 2003                                       F-52
and for the years ended December 31,
2003 and 2002 for Interferon Sciences,
Inc. and subsidiaries ("ISI")

Financials as of December 31, 2002                                       F-71
and for the years ended December 31,
2002 and 2001 for ISI and subsidiaries

Unaudited Proforma Financial                                             F-96
Statement of Operations Related
to the Acquisition of Certain
Assets of ISI by Hemispherx

                           HEMISPHERX BIOPHARMA, INC.
                                AND SUBSIDIARIES


Index to Consolidated Financial Statements - 2003

Report of Independent Registered Public Accountants ...................     F-3

Consolidated Balance Sheets at December 31, 2002 and 2003 .............     F-4

  Consolidated Statements of Operations for each of the years
  in the three-year period ended December 31, 2003 ....................     F-5

  Consolidated Statements of Changes in Stockholders' Equity
  and Comprehensive (Loss) for each of the years
  in the three-year period ended December 31, 2003 ....................     F-6


  Consolidated Statements of Cash Flows for each of the years
  in the three-year period ended December 31, 2003 ....................     F-7


  Notes to Consolidated Financial Statements ..........................     F-9

              Report of Independent Registered Public Accountants

The Board of Directors and Stockholders
Hemispherx Biopharma, Inc.


      We have audited the accompanying consolidated balance sheets of Hemispherx Biopharma, Inc. and subsidiaries as of December 31, 2002 and 2003 the related consolidated statements of operations, changes in stockholders' equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hemispherx Biopharma, Inc. and subsidiaries as of December 31, 2002 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


/s/ BDO SEIDMAN, LLP

Philadelphia, Pennsylvania
February 13, 2004

                  HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
                          Consolidated Balance Sheets
                           December 31, 2002 and 2003
                                 (in thousands)

                                                              December 31,
                                                       ------------------------
                                                           2002          2003
                                                         ---------    ---------
                         ASSETS
Current assets:
 Cash and cash equivalents ...........................   $   2,256    $   3,764
 Short term investments (Note 5)  ....................         555        1,495
 Inventory (Note 3) ..................................          --        2,896
 Accounts and other receivables (Note 15) ............       1,507          282
 Prepaid expenses and
  other current assets ...............................          71          170
                                                         ---------    ---------
   Total current assets ..............................       4,389        8,607
 Property and equipment, net .........................         155           94
 Patent and trademark rights, net ....................         995        1,027
 Investment ..........................................         408          408
 Deferred acquisition costs (Note 4) .................          --        1,546
 Deferred financing costs ............................          --          393
 Advance receivable (Note 7) .........................          --        1,300
 Other assets ........................................          93           29
                                                         ---------    ---------
   Total assets ......................................   $   6,040    $  13,404
                                                         =========    =========

             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ....................................   $     786    $     488
 Accrued expenses (Note 6)  ..........................         678        1,119

                                                         ---------    ---------
   Total current liabilities .........................       1,464        1,607
                                                         ---------    ---------
Long-Term Debt-net of current portion (Note 7) .......          --        2,058
Commitments and contingencies
 (Notes 10, 12, 13 and 15)

Minority Interest in subsidiary (Note 8c) ............         946           --
Redeemable common stock (Note 4) .....................          --          491

Stockholders' equity
 (Note 8):
Common stock .........................................          33           39
Additional paid-in capital ...........................     107,155      123,054
Accumulated other comprehensive
  income .............................................          35           --
Accumulated deficit ..................................     (99,073)    (113,843)
Treasury stock .......................................      (4,520)          (2)
                                                         ---------    ---------
   Total stockholders' equity ........................       3,630        9,248
                                                         ---------    ---------
   Total liabilities and
    stockholders' equity .............................   $   6,040    $  13,404
                                                         =========    =========

See accompanying notes to consolidated financial statements.

                  HEMISPHERX BIOPHARMA, INC. AND SUBSIDIARIES
                     Consolidated Statements of Operations
     For each of the years in the three-year period ended December 31, 2003
                (in thousands, except share and per share data)


                                                           December 31,
                                         --------------------------------------------
                                             2001             2002           2003
                                         ------------    ------------    ------------
 Revenues:
   Sales of product net ..............   $         --    $         --    $        509
   Clinical treatment programs
                                                  390             341             148
   License Fee income (Note 12) ......             --             563              --
                                         ------------    ------------    ------------
 Total Revenues: .....................            390             904             657
  Costs and expenses:
   Production/cost of goods sold .....             --              --             502
   Research and development ..........          5,780           4,946           3,150
    General and
       administrative ................          3,412           2,015           4,257
                                         ------------    ------------    ------------
   Total costs and expenses ..........          9,192           6,961           7,909
Equity loss and write offs of
investments in unconsolidated
affiliates (Note 2c) .................           (565)         (1,470)             --
Interest and other income ............            284             103              80
Interest expense .....................             --              --            (253)
Financing costs (Note 7) .............             --              --          (7,345)
                                         ------------    ------------    ------------

      Net loss .......................   $     (9,083)   $     (7,424)   $    (14,770)
                                         ============    ============    ============

   Basic and diluted loss per share ..   $       (.29)   $       (.23)   $       (.42)
                                         ============    ============    ============

   Weighted average shares
     outstanding .....................     31,433,208      32,085,776      35,234,526
                                         ============    ============    ============


See accompanying notes to consolidated financial statements.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
         Consolidated Statements of Changes in Stockholders' Equity and
                Comprehensive (loss) For each of the years in the
                    three-year period ended December 31, 2003

                        (in thousands except share data)

                                                                                      Accumulated
                                          Common         Common        Additional        other                          Treasury
                                          Stock        Stock .001       paid-in      Comprehensive     Accumulated       stock
                                          Shares        Par Value       capital       Income (loss)      deficit         shares
                                          ------        ---------       -------       -------------       -------        ------
Balance at December 31, 2000          $30,367,888    $         30    $     97,984    $     34      $    (82,566)        395,646

Common stock issued                     2,155,900               3           8,072          --                --              --

Purchase of equity investment              12,000              --              72          --                --              --

Treasury stock purchased                       --              --              --          --                --         120,060

Note issued for purchase of stock              --              --             (60)         --                --              --

Stock  issued in settlement of debt        21,198              --              91          --                --              --

Stock and stock warrant
compensation expense                       19,000              --             673          --                --              --

Net comprehensive (loss)                                                                  (17)           (9,083)
                                      -----------    ------------    ------------    --------        ----------       ---------
Balance at December 31, 2001           32,575,986              33         106,832          17           (91,649)        515,706

Common stock  issued                       25,800              --              37          --                --              --

Treasury stock Purchased                       --              --              --          --                --          27,500

Stock issued in settlement of debt         48,392              --             154          --                --              --

Stock and stock warrant
compensation expense                           --             132              --          --                --              --

Net comprehensive (loss)                       --              --              --          18            (7,424)             --
                                      -----------    ------------    ------------    --------        ----------       ---------
Balance at December 31, 2002           32,650,178              33         107,155          35           (99,073)        543,206

Debt conversion and
interest payments
                                        4,334,916               4           6,741
Fair value ascribed to
debenture beneficial
conversion features and
related warrants issued                                                     9,363

Warrants exercised                        790,745               1           1,234

Common stock issued in
connection with ISI
acquisition (Note 4)                    1,068,789               1           1,667

Reclassification of
redeemable Common Stock
in connection with ISI
acquisition (Note 4)                                                         (491)

Treasury stock purchased                                                                                                 43,000

Treasury Stock retired                   (339,543)                         (4,272)                                     (339,543)

Conversion of minority
interest of subsidiary
into common stock (Note (8c)              347,445                             946

Stock issued in settlement of debt        215,047                             474                                      (246,220)

Stock warrant compensation expense                                            237
Net comprehensive loss                                                                    (35)          (14,770)
                                      -----------    ------------    ------------    --------        ----------       ---------

Balance at December 31, 2003           39,067,577              39    $    123,054    $     --        $ (113,843)            443
                                       ==========    ============    ============    --======        ==========       =========


                                                             Total
                                          Treasury        stockholders
                                            Stock            equity
                                         ------------      -----------
Balance at December 31, 2000             $     (3,910)    $     11,572

Common stock issued                                --            8,075

Purchase of equity investment                      --               72

Treasury stock purchased                         (560)            (560)

Note issued for purchase of stock                  --              (60)

Stock  issued in settlement of debt                --               91

Stock and stock warrant
compensation expense                               --              673

Net comprehensive (loss)                                        (9,100)
                                         ------------     ------------
Balance at December 31, 2001                   (4,470)          10,763

Common stock  issued                               --               37

Treasury stock Purchased                          (50)            (50)

Stock issued in settlement of debt                 --              154

Stock and stock warrant
compensation expense                               --              132

Net comprehensive (loss)                           --           (7,406)
                                         ------------     ------------
Balance at December 31, 2002                   (4,520)           3,630

Debt conversion and
interest payments
                                                                 6,745
Fair value ascribed to
debenture beneficial
conversion features and
related warrants issued                                          9,363

Warrants exercised                                               1,235

Common stock issued in
connection with ISI
acquisition (Note 4)                                             1,668

Reclassification of
redeemable Common Stock
in connection with ISI
acquisition (Note 4)                                              (491)

Treasury stock purchased                          (83)             (83)

Treasury Stock retired                          4,144             (128)

Conversion of minority
interest of subsidiary
into common stock (Note (8c)                                       946

Stock issued in settlement of debt                457              931

Stock warrant compensation expense                                 237
Net comprehensive loss                                         (14,805)
                                         ------------     ------------

Balance at December 31, 2003             $         (2)    $      9,248
                                         ============     ============


See accompanying notes to consolidated financial statements

                  HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
     for each of the years in the three-year period ended December 31, 2003

                                 (in thousands)

                                                                 December 31,
                                                   -------------------------------------------
                                                     2001            2002               2003
                                                   --------        --------           --------

Cash flows from operating activities:
  Net loss .....................................   $ (9,083)       $ (7,424)          $(14,770)
Adjustments to reconcile net loss to net
cash used in operating activities:
  Depreciation of property
   and equipment ...............................        127              91                 80
  Amortization of patent and
   trademark rights ............................        397             206                122
  Amortization of deferred financing costs .....         --              --              7,345
  Equity loss and write offs of investments
            in unconsolidated affiliates .......        565           1,470                 --
  Stock option and warrant compensation and
    service expense ............................        673             132                237
  Changes in assets and liabilities:
   Inventory ...................................         --              --             (1,429)
   Accounts and other receivables ..............         52          (1,293)             1,225
   Prepaid expenses
        and other current assets ...............        202             104                (98)
   Accounts payable ............................       (271)            (67)              (298)
   Accrued expenses ............................        139             385                558
   Other assets ................................        (82)            (13)                 6
                                                   --------        --------           --------
   Net cash used in
      operating activities .....................     (7,281)         (6,409)            (7,022)
                                                   --------        --------           --------
Cash flows from investing activities:
 Purchase of property and equipment ............         --              --                (19)
 Additions to patent and trademark rights ......       (218)           (176)              (154)
 Maturity of short term investments ............      4,613           5,293                520
 Purchase of short term investments ............     (5,293)           (520)            (1,496)
 Investments in unconsolidated affiliates ......        (22)           --                   --
 Deferred acquisition cost .....................         --              --               (638)
                                                   --------        --------           --------
   Net cash (used in) provided by investing
    activities .................................       (920)          4,597             (1,787)
                                                   --------        --------           --------

                                  (CONTINUED)

                  HEMISPHERX BIOPHARMA, INC. AND SUBSIDIARIES
               Consolidated Statements of Cash Flows (Continued)
                                 (in thousands)

                                                                       December 31,
                                                         ----------------------------------------
                                                           2001            2002           2003
                                                         --------        --------        --------
Cash flows from financing activities:
 Proceeds from stock subscriptions and issuance
          of common stock, net ...................       $     72        $     65             --
 Deferred financing costs ........................             --              --            (835)
 Proceeds from issuance of preferred stock
          certificates of Subsidiary .............             --             946              --
 Proceeds from long-term borrowing ...............             --              --          11,300
 Advance receivable ..............................             --              --          (1,300)
 Proceeds from exercise of
             stock warrants ......................          8,075              --           1,235
 Purchase of treasury stock ......................           (560)            (50)            (83)
                                                         --------        --------        --------
     Net cash provided by
      financing activities .......................          7,587             961          10,317
                                                         --------        --------        --------
     Net increase (decrease) in cash and
      cash equivalents ...........................           (614)           (851)          1,508
Cash and cash equivalents at
             beginning of year ...................          3,721           3,107           2,256
                                                         --------        --------        --------
Cash and cash equivalents
                   at end of year ................       $  3,107        $  2,256        $  3,764
                                                         ========        ========        ========
Supplemental disclosures of cash flow information:
Issuance of common stock
      for accrued expenses .......................       $     91        $    154        $    931
                                                         ========        ========        ========
Issuance of common stock
      for note receivable ........................       $     60        $     --        $     --
Issuance of Common Stock for .....................       ========        ========         =======
Acquisition of ISI assets, including
deferred acquisition  costs ......................       $     --        $     --        $  1,668
                                                                         ========        ========
Common Stock Issued for Compensation .............       $    637        $    132        $    237
Issuance of Common Stock for .....................       ========        ========        ========
Debt Conversion and Interest Payments ............       $     --        $     --        $  6,741
                                                         ========        ========        ========
Common Stock Issued for Conversion of
Minority Interest in Subsidiary ..................             --              --        $    946
                                                         ========        ========        ========


See accompanying notes to consolidated financial statements.

                  HEMISPHERX BIOPHARMA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Business

Hemispherx Biopharma, Inc. and subsidiaries (the Company) is a pharmaceutical company using nucleic acid technologies to develop therapeutic products for the treatment of viral diseases and certain cancers. The Company's drug technology uses specially configured ribonucleic acid (RNA). The Company's double-stranded RNA drug product, trademarked Ampligen(R), is in human clinical development for various therapeutic indications. The potential efficacy and safety of Ampligen(R) is being evaluated clinically for three anti-viral indications: myalgic encephalomyelitis, also known as chronic fatigue syndrome ("ME/CFS"), human immunodeficiency virus (HIV) associated disorders, and chronic hepatitis C
(HVC) virus infection. The Company also has clinical experience with Ampligen(R) used in treating patients with certain cancers including renal cell carcinoma (kidney cancer) and metastatic malignant melanoma. The Company has other compounds to be evaluated.

On March 11, 2003, we acquired from Interferon Sciences, Inc. ("ISI") ISI's inventory of ALFERON N Injection(R), a pharmaceutical product used for the treatment of certain types of genital warts, and a limited license for the production, manufacturing, use, marketing and sale of this product.

On March 11, 2003, we also entered into an agreement to purchase from ISI all of its rights to the product and other assets related to the product including, but not limited to, real estate and machinery. This purchase is contingent on us receiving appropriate ISI shareholder approval for the real estate transaction.

The consolidated financial statements include the financial statements of Hemispherx BioPharma, Inc. and its wholly-owned subsidiaries BioPro Corp., BioAegean Corp. and Core BioTech Corp. which were incorporated in September 1994, and are inactive, and Hemispherx Biopharma-Europe N.V./S.A. which was incorporated in 1998 and Hemispherx Biopharma Europe S.A., which was incorporated during 2002. All significant intercompany balances and transactions have been eliminated in consolidation.

On May 1, 1997, the Company received permission from the U.S. Food and Drug Administration ("FDA") to recover the cost of Ampligen(R) from patients enrolled in the Company's AMP-511 ME/CFS open-label treatment protocol. The cost of Ampligen(R) to the patient is $2,100 for the first eight weeks of treatment and $2,400 for each additional eight-week period thereafter.

In 1998, the Company initiated the recruitment of clinical investigators to enroll ME/CFS patients in the confirmatory Phase III double blind placebo-controlled clinical study of Ampligen(R). This clinical trial was approved by the FDA in 1998 and is designed to test the safety and efficiency of Ampligen(R) in treating ME/CFS.

We recently completed the double-blind segment of our AMP 516 ME/CFS Phase III clinical trial for use of Ampligen(R) in the treatment of ME/CFS. Ampligen is also currently in two Phase IIb studies for the treatment of HIV to overcome multi-drug resistance, virus mutation and toxicity associated with current HAART therapies. One study, the AMP-719, is a Salvage Therapy, conducted in the U.S. and evaluating the potential synergistic efficacy of Ampligen in multi-drug resistant HIV patients for immune enhancement. The second study, the AMP-720, is a clinical trial designed to evaluate the effect of Ampligen under Strategic Treatment Intervention and is also conducted in the U.S.

The ME/CFS Cost Recovery Treatment Program in Belgium was started in 1994 with the approval of the Belgian Regulatory authorities. Since its inception, over

150 patients have participated in this program. Clinical data collected in the treatment of these ME/CFS patients will be used to support the Company's European Medical Evaluation Agency ("EMEA") Drug Approval Application and in applications in other regulatory jurisdictions. A similar program underway in Austria is undergoing expansion.

(2) Summary of Significant Accounting Policies

(a) Cash and Cash Equivalents

Cash equivalents consist of money market certificates and overnight repurchase agreements collateralized by money market securities with original maturities of less than three months, with both a cost and fair value of $2,256,000 and $3,764,000 at December 31, 2002 and 2003, respectively.

(b) Short-term Investments

Investments with original maturities of more than three months and marketable equity securities are considered available for sale. The investments classified as available for sale include debt securities and equity securities carried at estimated fair value of $555,000 and $1,495,000 at December 31, 2002 and 2003 respectively. The unrealized gains and losses are recorded as a component of shareholders' equity.

(c) Investments in unconsolidated affiliates

Investments in companies in which the Company owns 20% or more and not more than 50% are accounted for using the equity method of accounting.

Investments in companies in which the Company owns less than 20% of and does not exercise a significant influence are accounted for using the cost method of accounting.

In 1998, the Company invested $1,074,000 for a 3.3% equity interest in R.E.D. Laboratory ("R.E.D."). R.E.D. is a privately held biotechnology company for the development of diagnostic markers for Chronic Fatigue Syndrome and other chronic immune diseases. We have a research collaboration agreement with R.E.D. to assist in this development. R.E.D. is headquartered in Belgium. The investment was recorded at cost. During the three months ended June 30, 2002 and December 31, 2002 we recorded non-cash charges of $678,000 and $396,000 respectively, to operations with respect to our investment in R.E.D. These charges were the result of our determination that R.E.D.'s business and financial position had deteriorated to the point that our investments had been permanently impaired.

In April, 1999 we acquired a 30% equity position in the California Institute of Molecular Medicine ("CIMM") for $750,000 and entered into a research and development arrangement. CIMM'S research is focused on developing therapies for use in treating patients affected by Hepatitis C ("HCV"). We use the equity method of accounting with respect to this investment. During the fourth quarter of 2001 we recorded a non-cash charge of $485,000 with respect to our investment in CIMM. This was a result of our determination that CIMM's operations have not yet evolved to the point where the full carrying value of our investment could be supported based on that company's financial position and operating results. During 2002, CIMM continued to suffer significant losses resulting in a deterioration of its financial condition. The $485,000 written off during 2001 represented the unamortized balance of goodwill included as part of the Company's investment. Additionally, during 2001 the Company reduced its investment in CIMM based on its percentage interest in CIMM's continued operating losses. The Company's remaining investment at December 31, 2001 in

CIMM, representing its 30% interest in CIMM's equity at such date, was not deemed to be permanently impaired, but was completely written off during 2002. Such amount was not material. These charges are reflected in the Consolidated Statements of Operations under the caption "Equity loss in unconsolidated affiliates". We still believe CIMM will succeed in their efforts to advance therapeutic treatment of HCV. We believe that CIMM's Hepatitis C diagnostic technology has great promise and fills a long-standing global void in the collective abilities to diagnose and treat Hepatitis C infection at an early stage of the disorder.

The Company's investment in Ribotech, Ltd. is also accounted for using the equity method of accounting. The Company received 24.9% of Ribotech, Ltd. as partial compensation under the license agreement described in note 12. Ribotech, Ltd. has incurred net losses since inception. The Company does not share in those losses in accordance with the licensing agreement and is not obligated to fund such losses. The net investment in Ribotech is zero at all year end periods presented. During 2000, the Company prepaid $500,000 to Ribotech, Ltd. for raw material purchases. $110,000 of materials were delivered in 2000 and the balance of $390,000 was applied towards the purchase of materials during 2001.

Investments include an initial equity investment of $290,625 in Chronix Biomedical ("Chronix"). Chronix focuses upon the development of diagnostics for chronic diseases. This initial investment was made in May 31, 2000 by the issuance of 50,000 shares of Company common stock from the treasury. On October 12, 2000, the Company issued an additional 50,000 shares of its common stock and on March 7, 2001 the Company issued 12,000 more shares of its common stock from the treasury to Chronix for an aggregate equity investment of $700,000. The percentage ownership in Chronix is approximately 5.4% and is accounted for under the cost method of accounting. During the quarter ended December 31, 2002, we recorded a non cash charge of $292,000 with respect to our investment in Chronix. This impairment reduces our carrying value to reflect a permanent decline in Chronix's market value based on its then proposed investment offerings.

During 2000, pursuant to a strategic alliance agreement, the Company provided Chronix with $250,000 to conduct research in an effort to develop intellectual property on potential new products for diagnosing and treating various chronic illnesses including chronic fatigue syndrome. The strategic alliance agreement provides the Company certain royalty rights with respect to certain diagnostic technology developed from this research and a right of first refusal to license certain therapeutic technology developed from this research. The payment of $250,000 was charged to research and development expense during 2000.

(d)                                              Property and Equipment
                                                (000 omitted) December 31,
                                                --------------------------
                                                     2002        2003
                                                   -------     -------
       Furniture, fixtures, and equipment          $   760     $   779
       Leasehold improvements                           85          85
                                                   -------     -------
       Total property and equipment                    845         864
       Less accumulated depreciation                   690         770
                                                   -------     -------
       Property and equipment, net                 $   155     $    94
                                                   =======     =======

Property and equipment consists of furniture, fixtures, office equipment, and leasehold improvements and is recorded at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets, ranging from five to seven years. Depreciation and amortization expense was $127,000, $91,000 and $80,000 for 2001, 2002 and 2003,
respectively. In 2002, fully depreciated equipment in the amount of $418,000 and fully depreciated leasehold improvements in Europe in the amount of $12,000 were written-off due to the closing of European offices.

(e) Patent and Trademark Rights

Effective October 1, 2001, the Company adopted a 17 year estimated useful life for amortization of its patent and trademark rights in order to more accurately reflect their useful life. Prior to October 1, 2001, the Company was using a 10 year estimated useful life. The adoption of the 17 year life has been accounted for as a change in accounting estimate.

Patents and trademarks are stated at cost (primarily legal fees) and are amortized using the straight line method over the life of the assets. The Company reviews its patents and trademark rights periodically to determine whether they have continuing value. Such review includes an analysis of the patent and trademark's ultimate revenue and profitability potential on an undiscounted cash flow basis to support the realizability of its respective capitalized cost. Management's review addresses whether each patent continues to fit into the Company's strategic business plans. During the years ended December 31, 2001, 2002 and 2003, the Company decided not to pursue the technology in certain countries for strategic reasons and recorded charges of $38,000 $5,000, and $5,000 respectively. Amortization expense was $359,000, $201,000 and $122,000 in 2001, 2002 and 2003, respectively. The accumulated amortization as of December 31, 2002 and 2003 is $2,096,000 and $2,150,000, respectively.

As of December 31, 2003, the weighted average remaining life of the patents and trademarks was 8.6 years. Amortization of patents and trademarks for each of the next five is as follows: 2004 - $96,000, 2005 - $94,000, 2006 - $90,000, 2007 -
$89,000 and 2008 - $87,000.

(f) Revenue and License Fee Income

On March 20, 2002 our European Subsidiary Hemispherx Biopharma Europe, S.A. ("Hemispherx, S.A.") entered into a Sales and Distribution agreement with Laboratorios del Dr. Esteve S.A. ("Esteve"). Pursuant to the terms of the Agreement, Esteve was granted the exclusive right to market Ampligen(R)in Spain, Portugal and Andorra for the treatment of Myalgic Encephalitis/Chronic Fatigue Syndrome ("ME/CFS"). Esteve paid the initial and non refundable fee of 625,000 Euros (approximately $563,000) to Hemispherx S.A. on April 24, 2002.

The terms of the agreement granting the licensee marketing rights for Ampligen(R) for the treatment of myalgic/chronic fatigue syndrome ("ME/CFS") in Spain, Portugal and Andorra require the Company to provide the licensee with technical, scientific and commercial information. The Company fulfilled the requirements during the first quarter of 2002. The agreement terms required no additional performance on the part of the Company.

The agreement also requires the licensee to pay of 1,000,000 Euros after FDA approval of Ampligen(R) for the treatment of ME/CFS and a fee of 1,000,000 after issuance in Spain of final marketing approval authorization for Ampligen(R) for the treatment of ME/CFS.

Revenues for non-refundable license fees are recognized under the Performance Method-Expected Revenue. This method considers the total amount of expected revenue during the performance period, but limits the amount of revenue recognized in a period to total non-refundable cash received to date. This limitation is appropriate because future milestone payments are contingent on future events.

Upon receipt, the upfront non-refundable payment is deferred. The non-refundable upfront payments plus non-refundable payments arising from the achievement of defined milestones are recognized as revenue over the performance period based on the lesser of (a) percentage of completion or (b) non-refundable cash earned (including the upfront payment).

This method requires the computation of a ratio of cost incurred to date to total expected costs and then apply that ratio to total expected revenue. The amount of revenue recognized is limited to the total non-refundable cash received to date.

The percentage of expenses incurred to date to total expected expenses in connection with the research and development project, exceed the percentage of license fees received compared to total license fees to be earned per the agreement. Therefore the amount of revenue recognized by the Company was limited to the total non-refundable cash received to date of approximately $563,000.

Revenue from the sale of Ampligen(R) under cost recovery clinical treatment protocols approved by the FDA is recognized when the treatment is provided to the patient.

Revenues from the sale of Alferon N Injection(R) are recognized when the product is shipped, as title is transferred to the customer. The Company has no other obligation associated with its products once shipment has occurred.

During the years ending December 31, 2001, 2002 and 2003 the Company did not receive any grant monies from local, state and or Federal Agencies.

(g) Net Loss Per Share

Basic and diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Equivalent common shares, consisting of stock options and warrants, are excluded from the calculation of diluted net loss per share since their effect is antidilutive.

(h) Accounting for Income taxes

Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and Liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits, which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

(i) Comprehensive (loss)

Comprehensive (loss) consists of net loss and net unrealized gains (losses) on securities and is presented in the consolidated statements of changes in stockholders' equity and comprehensive (loss).

(j) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates.

(k) Foreign currency translations

Assets and liabilities of the Company's foreign operations are generally translated into U.S. dollars at current exchange rates as of balance sheet date.

Revenues and expenses are translated at average exchange rates during each period. Transaction gains and losses that arise from exchange rate fluctuations are included in the results of operations as incurred. The resulting translation adjustments are immaterial for all years presented.

(l) Recent Accounting Standard and Pronouncements:

      In November, 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" ("Interpretation No. 45"). Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of Interpretation No. 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. Interpretation No. 45 did not have an effect on our financial statements.

      In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", and amendment of FASB Statement No. 123 ("SFAS"). SFAS 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative method of transition for an entity that voluntarily changes to the fair value based of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board ("APB") Opinion No. 28, Interim Financial Reporting to require disclosure about those effects in interim financial information. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to account for stock-based compensation using the intrinsic value method of APB Opinion No. 25, "Accounting for Stock Issued to Employees, "but has adopted the enhanced disclosure requirements of SFAS 148.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("Interpretation No. 46"), that clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, "to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Interpretation No. 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provision of Interpretation No. 46 have been deferred to the first quarter of 2004. This Interpretation did not have an effect on the consolidated financial statements.

      In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 requires an issuer to classify certain financial instruments, such as mandatory redeemable shares and obligations to repurchase the issuers equity shares, as liabilities. The guidance is effective for financial instruments entered into or modified subsequent to May 31, 2003, and is otherwise effective at the beginning of the first interim period after June 15, 2003. SFAS 150 did not have an impact on our financial condition or results of operations.

(m) Research and Development Costs

Research and development related to both future and present products are charged to operation as incurred.

(n) Stock Based Compensation

The Company follows Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." We chose to apply Accounting Principal Board Opinion 25 and related interpretations in accounting for stock options granted to our employees.
The Company provides pro forma disclosures of compensation expense under the fair market value method of SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure."

The weighted average assumptions used for the years presented are as follows:

                                                           December 31,
                                                    2001       2002       2003
                                                    ----       ----       ----
Risk-free interest rate                            4.23%      5.23%      5.23%
Expected dividend yield                              --         --         --
Expected lives                                   3.0 yrs    2.5 yrs    2.5 yrs
Expected volatility                                74.9%     63.17%     98.07%

Had compensation cost for the Company's option plan been determined using the fair value method at the grant dates, the effect on the Company's net loss and loss per share for the years ended December 31, 2001, 2002, and 2003 would have been as follows:

                               (In Thousands except for per share data)

For the years ended December 31,             2001          2002         2003
---------------------------------          ---------    ---------    ---------
Net (loss)as reported                       $ (9,083)    $ (7,424)   $(14,770)

Add: Stock based compensation
included in net loss as reported,
net of related tax effects                       --           --           --

Deduct: Stock based compensation
determined under fair value based
method for all awards, net of
related tax effects                            (632)      (1,085)      (1,825)
                                           --------     --------     --------

Pro forma - net loss                       $ (9,715)    $ (8,509)    $(16,595)
                                           ========     ========     ========

Basic and diluted loss
per share - as reported                    $   (.29)    $   (.23)    $   (.42)
                                           ========     ========     ========

Basic and diluted loss
per share - pro forma                      $   (.31)    $   (.27)    $   (.47)
                                           ========     ========     ========

For stock warrants granted to non-employees, the Company measures fair value of the equity instruments utilizing the Black-Scholes method if that value is more reliably measurable than the fair value of the consideration or service received. The Company amortizes such cost over the related period of service.

The exercise price of all stock warrants granted was equal to the fair market value of the underlying common stock as defined by APB 25 on the date of the grant.

(0)  Accounts Receivable

Concentration of credit risk, with respect to accounts receivable, is limited due to the Company's credit evaluation process. The Company does not require collateral on its receivables. The Company's receivables primarily consist of amounts due from the wholesale drug companies as of December 31, 2003.

(3)    Inventories

The Company uses the lower of first-in, first-out ("FIFO") cost or market method of accounting for inventory.

Inventories consist of the following:

                                                              December 31, 2003
                                                              -----------------
Raw materials and work in process                                        $1,729

Finished goods                                                            1,167
                                                                        -------
                                                                         $2,896
                                                                        =======

(4) ACQUISITION OF ASSETS OF INTEFERON SCIENCES, INC.

On March 11, 2003, we acquired from Interferon Sciences, Inc.'s ("ISI") inventory of ALFERON N Injection, a pharmaceutical product used for the treatment of certain types of genital warts, and a limited license for the production, manufacture, use, marketing and sale of this product. As consideration, we issued 487,028 shares of our common stock, assumed certain liabilities and agreed to pay ISI 6% of the net sales of product. Pursuant to our agreements with ISI, we have registered the foregoing shares for public sale.

Except for 62,500 of the shares issued to ISI, we have guaranteed the market value of the shares retained by ISI as of March 11, 2005, the termination date, to be $1.59 per share. ISI is permitted to periodically sell certain amounts of its shares. If, within 30 days after the termination date, holders of the guaranteed shares request that we honor the guarantee, we will be obligated to reacquire the holders' remaining guaranteed shares and pay the holders $1.59 per share for a total of $675,000. Accordingly, certain shares issued in connection with this transaction were initially recorded as redeemable common stock outside of stockholders' equity. As of February 10, 2004, ISI had sold the 427,528 guaranteed shares at prices in excess of $1.59 per share.

On March 11, 2003, we also entered into an agreement to purchase from ISI all of its rights to the product and other assets related to the product including, but not limited to, real estate and machinery. For these assets, we agreed to issue to ISI an additional 487,028 shares and to issue 314,465 shares and 267,296 shares, respectively to The American National Red Cross and GP Strategies, two creditors of ISI, to continue to pay royalties of 6% on net sales of Alferon N and other consideration, e.g., paying off a third creditor and paying a real estate tax liability.

On May 30, 2003, we issued the shares to GP Strategies and the American National Red Cross. Pursuant to our agreements with ISI and these two creditors, we have agreed to register the foregoing shares for public sale. The acquisition of the real estate and machinery is contingent on our receiving appropriate ISI stockholder approval. The value of these guaranteed shares totaled $925,000 and these shares are redeemable under certain conditions, accordingly they were initially reflected as redeemable common stock and deferred acquisition costs on the accompanying financial statements as of December 31, 2003. As of February 10, 2004 GP Strategies had sold their 247,296 shares. Additionally other liabilities associated with the real estate in the amount of $621,000 have been recorded as deferred acquisition costs. It is expected that ISI stockholder approval will be obtained in March 2004 with substantially the entire amount of the deferred purchase price being allocated to real estate.

As of December 31, 2003 all but 314,465 guaranteed shares had been sold. As a result, the remaining liability for redeemable stock was $491,000.

Except for 62,500 of the 487,028 shares to be issued to ISI at closing of this second asset acquisition, we have guaranteed the market value of the shares retained by ISI on terms substantially similar to those for the guaranteed shares issued to ISI on the first acquisition of ISI assets. Pursuant to our agreement with ISI, we plan to register the foregoing shares for public sale.

We will account for these transactions as a Business Combination under Statement of Financial Accounting Standards ("SFAS") No. 141 Accounting for Business Combinations.

As a result of the first agreement, the following table summarizes the estimated fair value of the assets and liabilities assumed at the initial acquisition date.

                                                         At March 11, 2003
                                                         -----------------

Inventory                                                   $ 1,840,762

Fair Value of liabilities
Assumed                                                      (1,081,041)
                                                            -----------
Fair Value of Common Shares
Issued                                                      $   759,721
                                                            ===========

The following table represents the Unaudited pro forma results of operations as though the acquisition, described in the first agreement, of certain net assets of ISI occurred on January 1, 2002.

                                                  Years Ended December 31,
                                            ------------------------------------
                                                    2002            2003
                                                 ----------      ----------
                                            (in thousands except for share data)

Net revenues                                   $      2,830    $        899
Expenses                                            (14,699)        (16,215)
                                               ------------    ------------
Net Loss                                       $    (11,869)   $    (15,316)
                                               ============    ============
Basic and diluted loss per share               $       (.36)   $       (.43)
                                               ------------    ------------
Weighted average shares outstanding              32,572,804      35,326,594
                                               ============    ============

In giving effect to the additional shares that would be issued as a result of the second agreement with ISI the weighted average shares outstanding during the Years Ending December 31, 2002 and 2003 would have been 33,641,593 and 36,055,994 resulting in a pro forma loss per share as adjusted of $(.36) and $(.45) for said periods respectively.

(5) Short-term investments:

Securities classified as available for sale consisted of General Motors commercial paper at December 31, 2003 where its cost approximated its market value of $1,495,000 and matures in April and May 2004, and Calamos Mutual Market at December 31, 2002 where its carrying value of $555,000 exceeded its cost by $34,000.

(6) Accrued Expenses

Accrued expenses at December 31, 2002 and 2003 consists of the following:

                                                     (000's omitted)
                                                       December 31,
                                                   ------------------
                                                      2002       2003
                                                   -------    -------
Compensation ...................................   $     6    $   366
Interest .......................................        --        158
Commissions and royalties ......................        --        100
Professional fees ..............................        --        126
Other expenses .................................       222        369
Fees associated with litigation settlement .....       450         --
                                                   -------    -------
                                                   $   678    $ 1,119
                                                   =======    =======

(7) Debenture Financing

On March 12, 2003, we issued an aggregate of $5,426,000 in principal amount of 6% Senior Convertible Debentures due January 2005 (the "March Debentures") and an aggregate of 743,288 warrants to two investors in a private placement for aggregate proceeds of $4,650,000. Pursuant to the terms of the March Debentures, $1,550,000 of the proceeds from the sale of the March Debentures were to have been held back and released to us if, and only if, we acquired ISI's facility within a set timeframe. Although we had not acquired ISI's facility, these funds were released to us in June 2003. The March Debentures were to mature on January 31, 2005 with interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest were valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. Pursuant to the terms and conditions of the March Debentures, we pledged all of our assets, other than our intellectual property, as collateral and were subject to comply with certain financial and negative covenants, which include but was not limited to the repayment of principal balances upon achieving certain revenue milestones.

The March Debentures were convertible at the option of the investors at any time through January 31, 2005 into shares of our common stock. The conversion price under the March Debentures was fixed at $1.46 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect.

The investors also received Warrants to acquire at any time through March 12, 2008 an aggregate of 743,288 shares of common stock at a price of $1.68 per share. On March 12, 2004, the exercise price of the Warrants was to reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between March 13, 2003 and March 11, 2004 (but in no event less than $1.176 per share). The exercise price (and the reset price) under the Warrants also was subject to similar adjustments for anti-dilution protection. All of these warrants have been exercised.

We entered into a Registration Rights Agreement with the investors in connection with the issuance of the March Debentures and the Warrants. The Registration Rights Agreement requires that we register the shares of common stock issuable upon conversion of the Debentures, as interest shares under the Debentures and upon exercise of the Warrants. In accordance with this agreement, we have registered these shares for public sale.

As of December 31, 2003 the investors had converted the $5,426,000 principal of the March Debentures into 3,716,438 shares of our common stock. The total imputed interest on the debenture was $111,711 of which $17,290 was paid in cash and $94,421 was paid by the issuance of 39,080 shares of common stock. The investors exercised the 743,288 warrants in July 2003 which produced proceeds in the amount of $1,248,724

On July 10, 2003, we issued an aggregate of $5,426,000 in principal amount of 6% Senior Convertible Debentures due July 31, 2005 (the "July Debentures") and an aggregate of 507,102 Warrants (the "July 2008 Warrants") to the same investors who purchased the March 12, 2003 Debentures, in a private placement for aggregate anticipated gross proceeds of $4,650,000. Pursuant to the terms of the July Debentures, $1,550,000 of the proceeds from the sale of the July Debentures were to have been held back and will be released to us if, and only if, we acquired ISI's facility within a set timeframe. Although we had not acquired ISI's facility, these funds were released to us in October 2003. The July Debentures mature on July 31, 2005 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date.

The July Debentures are convertible at the option of the investors at any time through July 31, 2005 into shares of our common stock. The conversion price under the July Debentures was fixed at $2.14 per share; however, as part of the debenture placement closed on October 29, 2003 (see below), the conversion price under the July Debentures was lowered to $1.89 per share. The conversion price is subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect.

The July 2008 Warrants received by the investors, as amended, are to acquire at any time commencing on July 26, 2004 through January 31, 2009 an aggregate of 507,102 shares of common stock at a price of $2.46 per share. On July 10, 2004, the exercise price of these July 2008 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between July 11, 2003 and July 9, 2004 (but in no event less than $2.14 per share). The exercise price (and the reset price) under the July 2008 Warrants also is subject to similar adjustments for anti-dilution protection.

We entered into a Registration Rights Agreement with the investors in connection with the issuance of the July Debentures and the July 2008 Warrants. The Registration Rights Agreement requires that we register on behalf of the holders the shares of common stock issuable upon conversion of the Debentures, as interest shares under the Debentures and upon exercise of the July 2008 Warrants. These shares have been registered for public sale.

On June 25, 2003, we issued to each of the March 12, 2003 Debenture holders a warrant to acquire at any time through June 25, 2008 an aggregate of 500,000 shares of common stock at a price of $2.40 per share. On June 25, 2004, the exercise price of these June 2008 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between June 26, 2003 and June 24, 2004 (but in no event less than $1.68 per share). The exercise price (and the reset price) under the June 2008 Warrants also is subject to adjustments for anti-dilution protection similar to those in the July 2008 Warrants. Pursuant to our agreement with the Debenture holders, we have registered the shares issuable upon exercise of these June 2008 Warrants for public sale.

On October 29, 2003, we issued an aggregate of $4,142,357 in principal amount of 6% Senior Convertible Debentures due October 31, 2005 (the "October Debentures") and an aggregate of 410,134 Warrants (the "October 2008 Warrants") in a private placement for aggregate anticipated gross proceeds of $3,550,000. Pursuant to the terms of the October Debentures, $1,550,000 of the proceeds from the sale of the October Debentures have been held back and will be released to us if, and only if, we acquired ISI's facility within 90 days of October 29, 2003 and provide a mortgage on the facility as further security for the October Debentures. The debenture holders have extended the deadline to 90 days after January 26, 2004. The October Debentures mature on October 31, 2005 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date.

Upon completing the sale of the October Debentures, we received $3,275,000 in net proceeds consisting of $1,725,000 from the October Debentures and $1,550,000 that had been withheld from the July Debentures. As noted above,

$1,550,000 of the proceeds from the October Debentures have been held back pending our completing the acquisition of the ISI facility.

The October Debentures are convertible at the option of the investors at any time through October 31, 2005 into shares of our common stock. The conversion price under the October Debentures is fixed at $2.02 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect.

The October 2008 Warrants, as amended, received by the investors are to acquire at any time commencing on July 26, 2004 through April 30, 2009 an aggregate of 410,134 shares of common stock at a price of $2.32 per share. On October 29, 2004, the exercise price of these October 2008 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between October 29, 2003 and October 27, 2004 (but in no event less than $2.19 per share). The exercise price (and the reset price) under the October 2008 Warrants also is subject to similar adjustments for anti-dilution protection.

We entered into a Registration Rights Agreement with the investors in connection with the issuance of the October Debentures and the October 2008 Warrants. The Registration Rights Agreement requires that we register on behalf of the holders the shares of common stock issuable upon conversion of the October Debentures, as interest shares under the October Debentures and upon exercise of the 2008 Warrants. If, subject to certain exceptions, sales of all shares required to be registered cannot be made pursuant to the registration statement, then we will be required to pay to the investors their pro rata share of $3,635 for each day such conditions exist.

On January 26, 2004, we issued an aggregate of $4,000,000 in principal amount of 6% Senior Convertible Debentures due January 31, 2006 (the "January 2004 Debentures"), an aggregate of 790,514 warrants (the "2009 Warrants") and 158,103 shares of common stock, and Additional Investment Rights (to purchase up to an additional $2,000,000 principal amount of January 2004 Debentures commencing in six months) in a private placement for aggregate anticipated net proceeds of $3,695,000. The January 2004 Debentures mature on January 31, 2006 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. Commencing six months after issuance, the Company is required to start repaying the then outstanding principal amount under the January 2004 Debentures in monthly installments amortized over 18 months in cash or, at the Company's option, in shares of common stock. Any shares of common stock issued to the investors as installment payments shall be valued at 95% of the average closing price of the common stock during the 10-day trading period commencing on and including the eleventh trading day immediately preceding the date that the installment is due.

The January 2004 Debentures are convertible at the option of the investors at any time through January 31, 2006 into shares of our common stock. The conversion price under the January 2004 Debentures is fixed at $2.53 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect.

There are two classes of July 2009 warrants received by the Investors: Class A and Class B. The Class A warrants are to acquire any time from July 26, 2004 through July 26, 2009 an aggregate of up to 395,257 shares of common stock at a price of $3.29 per share. The Class B warrants are to acquire any time from July 26, 2004 through July 26, 2009 an aggregate of up to 395,257 shares of common stock at a price of $5.06 per share. On January 27, 2005, the exercise price of these July 2009 Class A and Class B Warrants will reset to the lesser of their respective exercise price then in effect or a price equal to the average of the daily price of the common stock between January 27, 2004 and January 26, 2005 (but in no event less than $2.58 per share with regard to the Class A warrants and $3.54 per share with regard to the Class B warrants). The exercise price (and the reset price) under the July 2009 Warrants also is subject to similar adjustments for anti-dilution protection.

The Company also issued to the investors Additional Investment Rights pursuant to which the investors have the right to acquire up to an additional $2,000,000 principal amount of January 2004 Debentures from the Company. These Debentures are identical to the January 2004 Debentures except that the conversion price is $2.58. The Additional Investment Rights are exercisable commencing on July 26, 2004 (the "Trigger" date) for a period of 90 days from the Trigger Date or 90 days from the date which the registration statement registering the shares issuable upon the conversion of the January 2004 Debentures to be issued pursuant to the Additional Investment Rights is declared effective, whichever is longer.

The Company entered into a Registration Rights Agreement with the investors in connection with the issuance of the January 2004 Debentures (including any Debentures issued pursuant to the Additional Investment Rights), the shares, and the January 2009 Warrants. The Registration Rights Agreement requires that the Company register on behalf of the investors the shares issued to the investors and 135% of the shares issuable upon conversion of the Debentures (including payment of interest thereon) and upon exercise of the January 2009 Warrants. If the Registration Statement containing these shares is not filed within the time period required by the agreement, not declared effective within the time period required by the agreement or, after it is declared effective and subject to certain exceptions, sales of all shares required to be registered thereon cannot be made pursuant thereto, then we will be required to pay to the investors their pro rata share of $3,635 for each day any of the above conditions exist with respect to this Registration Statement.

By agreement between the Company and the investors, the date upon which all warrants previously issued to the investors may become exercisable is now July 26, 2004 and the exercise periods of these warrants have been extended accordingly.

By agreement with Cardinal Securities, LLC, for general financial advisory services and in conjunction with the private debenture placements in March, July and October 2003 and in January 2004, we paid Cardinal Securities, LLC an investment banking fee equal to 7% of the investments made by the two Debenture holders and issued to Cardinal certain warrants. A portion of the investment banking fee was paid with the issuance of 30,000 shares of our common stock. Cardinal also received 612,500 warrants to purchase common stock, of which 112,500 are exercisable at $1.74 per share, 112,500 are exercisable at $2.57 per share, 200,000 are exercisable at $2.50 per share, 87,500 are exercisable at $2.42 per share and 100,000 are exercisable at $3.04 per share. The $1.74 warrants expire on July 10, 2008, the $2.57 and $2.50 warrants expire on March 12, 2008, the $2.42 warrants expire on October 30, 2008 and the $3.04 warrants expire on January 25, 2009. By agreement with Cardinal, we have registered 542,500 shares for public sale and have agreed to register the balance.

In connection with the debenture agreements, we have outstanding letters of credit of $1 Million as additional collateral.

As of December 31, 2003, the investors have converted $6,595,000 of debt from the March and July Debentures into 4,334,916 shares of our common stock. The March Debentures have been fully converted. The remaining principal balance on the remaining debentures is convertible into shares of our stock at the option of the investors at any time, through the maturity date. In addition, we have paid $1,300,000 into the debenture cash collateral account as required by the terms of the October Debentures. The amounts paid through December 31, 2003 have been accounted for as advances receivable and are reflected as such on the accompanying balance sheet as of December 31, 2003. The cash collateral account provides partial security for repayment of the July and October 2003 and January 2004 Debentures in the event of default.

The March, July, and October 2003 debenture issuances of $5,426,000, $5,426,000, and $4,142,357, respectively, and warrant issuances, were accounted for in accordance with EITF 98-5: Accounting for convertible securities with beneficial conversion features or contingency adjustable conversion and with EITF No. 00-27: Application of issue No. 98-5 to Certain convertible instruments. The Company determined the fair values to be ascribed to detachable warrants issued with the convertible debentures utilizing the Black-Scholes method.

As a result, the Company recorded debt discounts of approximately $11.8 million for the 2003 debenture issuances which, in effect, reduced the carrying value of our debt. As debt is converted to common stock, the remaining unamortized debt discount is charged to finance costs. These costs were initially deferred and charged to finance costs over the life of the debentures. As of December 31, 2003, the amount of debt discount amortized to finance cost totaled approximately $7.3 million.

Costs associated with the financings aggregated approximately $1.3 million. These costs are also deferred and expensed as finance costs over the life of the debentures.

Excluding the application of related accounting standards, and remaining debt discounts of $4.5 million, the Company's outstanding debt as of December 31, 2003 totaled $6.6 million and is due during 2005.

(8) Stockholders' Equity

(a) Preferred Stock

The Company is authorized to issue 5,000,000 shares of $.01 per value preferred stock with such designations, rights and preferences as may be determined by the board of directors. There were no preferred shares issued and outstanding at December 31, 2002 and 2003.

(b) Common Stock

.. On July 31, 2003, we had approximately 104,000 shares of our $.001 authorized shares of $.001 par value Common Stock that were not issued or reserved for issuance. In order to accommodate the shares needed for the July Debenture, Dr. Carter, our Chief Executive Officer and Cardinal Capital, the placement agent, agreed that they would not exercise their warrants or options unless and until our stockholders approved an increase in our authorized shares of common stock (see note 11). This action freed up 3,206,650 shares. One of the proposals for the annual meeting of our stockholders that was held in September 2003 was an amendment to our certificate of incorporation to increase the authorized shares of common stock from 50,000,000 to 100,000,000 (the "Proposal"). We could not be assured that the Proposal would be approved.

Our stockholders approved an amendment to our corporate charter at the Annual Shareholder meeting held in Philadelphia, PA on September 10, 2003. This amendment increased our authorized shares from 50,000,000 to 100,000,000.

As of December 31, 2002 and 2003, 32,106,972 and 39,067,134 shares, net of shares held in the treasury, were outstanding, respectively.

(c)  Minority Shareholder Interest

On March 20, 2002 our European Subsidiary Hemispherx Biopharma Europe, S.A. ("Hemispherx, S.A.") entered into a Sales and Distribution agreement with Laboratorios del Dr. Esteve S.A. ("Esteve"). Pursuant to the terms of the Agreement, Esteve was granted the exclusive right to market Ampligen(R) in Spain Portugal and Andorra for the treatment of Myalgic Encephalitis/Chronic Fatigue Syndrome ("ME/CFS"). In addition to other terms and other projected payments, Esteve paid an initial and non refundable fee of 625,000 Euros (approximately $563,000) to Hemispherx S.A. on April 24, 2002 as the first part of a series of milestone based payments.

During March 2002, Hemispherx Biopharma Europe, S.A. (Hemispherx S.A.) was authorized to issue up to 22,000,000 Euros of seven percent (7%) convertible preferred securities. Such securities will be guaranteed by the parent company and will be converted into a specified number of shares of Hemispherx S.A. pursuant to the securities agreement. Conversion is to occur on the earlier of an initial public offering of Hemispherx S.A. on a European stock exchange or September 30, 2003.

Esteve purchased 1,000,000 Euros of Hemispherx Biopharma Europe S.A.'s convertible preferred equity certificates on May 23, 2002. During 2002, the terms and conditions of these securities were changed so that these preferred equity certificates could be converted into the common stock of Hemispherx Biopharma, Inc. (HEB) in the event that a European IPO is not completed by September 30, 2003. The conversion rate is to be 300 shares of Hemispherx Biopharma, Inc.'s common shares for each 1,000 Euro convertible preferred certificate. As a result the Company recorded approximately $946,000 as minority interest in subsidiary on its balance sheet at December 31, 2002.

On December 18, 2002, we proposed that Esteve convert their convertible preferred equity certificates into Hemispherx common stock pursuant to the terms of the agreement and all unpaid dividends at the market price on that conversion date. On January 9, 2003, Esteve accepted our proposal and we registered these shares for public sale.

On March 13, 2003, we issued 347,445 shares of our common stock to Provesan SA, an affiliate of Esteve S.A., in exchange for 1,000,000 Euros of convertible preferred equity certificates and any unpaid dividends. As a result of the exchange, the minority interest in subsidiary was transferred to stockholders' equity on such date.

The contingent conversion price was more than the then market value of the parent company's or subsidiaries' common stock at each of the respective measurement dates. As a result and in accordance with Emerging Issues Task

Force (EITF) No. 00-27 "Application of Issue No. 98-5 (Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios) to Certain Convertible Instruments", the Company did not ascribe any value to any contingent conversion feature.

(d) Common Stock Options and Warrants

(i) Stock Options

The 1990 Stock Option Plan provides for the grant of options to purchase up to 460,798 shares of the Company's Common Stock to employees, directors, and officers of the Company and to consultants, advisors, and other persons whose contributions are important to the success of the Company. The recipients of options granted under the 1990 Stock Option Plan, the number of shares to be converted by each option, and the exercise price, vesting terms, if any, duration and other terms of each option shall be determined by the Company's board of directors or, if delegated by the board, its Compensation Committee. No option is exercisable more than 10 years and one month from the date as of which an option agreement is executed. These shares become vested through various periods not to exceed four years from the date of grant. The option price represents the fair market value of each underlying share of Common Stock at the date of grant, based upon the public trading price.

Information regarding the options approved by the Board of Directors under the 1990 Stock Option Plan is summarized below:

                               2001                            2002                             2003
                   ------------------------------   -----------------------------    -----------------------------

                                        Weighted                         Weighted                         Weighted
                                        Average                          Average                          Average
                             Option     Exercise              Option     Exercise              Option     Exercise
                   Shares     Price     Price       Shares    Price      Price       Shares    Price      Price
                   ------     -----     -----       ------    -----      -----       ------    -----      -----
Outstanding,
beginning of
year               218,567   $1.06-6.81   $3.45     306,263   $1.06-4.34   $3.58     294,665   $1.06-4.34    $3.50

Granted             94,000      $4.03     $4.03         --          --        --     200,000      $2.75      $2.75

Canceled

                   (6,304)   $4.34-6.81   $5.91     (11,598)  $3.00-4.34   $3.71     (61,531)  $3.80-4.03    $3.97

Exercised             --          --         --         --          --        --          --         --         --

Outstanding,
end of year        306,263   $1.06-4.34   $3.58     294,665   $1.06-4.34   $3.57     433,134   $1.06-4.34    $3.10
                   =======                          =======                          =======

Exercisable        234,263   $1.06-4.34   $4.67     252,746   $1.06-4.34   $3.50     433,134   $1.06-4.34    $3.10
                   =======                          =======                          =======
Weighted
average
remaining
contractual           3.57                             3.68                             3.37
                     -----                            -----                            -----
life (years)         years                            years                            years
                     =====                            =====                            =====

Exercised in
current and
prior years
                   (37,791)                         (37,791)                         (37,791)
                   =======                          =======                          =======

Available for
future grants      116,744                          128,342                              -0-
                   =======                          =======                          =======

In December 1992, the Board of Directors approved the 1992 Stock Option Plan (the 1992 Stock Option Plan) which provides for the grant of options to purchase up to 92,160 shares of the Company's Common Stock to employees, directors, and officers of the Company and to consultants, advisers, and other persons whose contributions are important to the success of the Company. The recipients of the options granted under the 1992 Stock Option Plan, the number of shares to be covered by each option, and the exercise price, vesting terms, if any, duration and other terms of each option shall be determined by the Company's board of directors. No option is exercisable more than 10 years and one month from the date as of which an option agreement is executed. To date, no options have been granted under the 1992 Stock Option Plan.

The Company's 1993 Employee Stock Purchase Plan (the 1993 Purchase Plan) was approved by the board of directors in July 1993. The outline of the 1993 Purchase Plan provides for the issuance, subject to adjustment for capital changes, of an aggregate of 138,240 shares of Common Stock to employees.

The 1993 Purchase Plan is administered by the Compensation Committee of the board of directors. Under the 1993 Purchase Plan, Company employees are eligible to participate in semi-annual plan offerings in which payroll deductions may be used to purchase shares of Common Stock. The purchase price for such shares is equal to the lower of 85% of the fair market value of such shares on the date of grant or 85% of its fair market value of such shares on the date such right is exercised. There have been no offerings under the 1993 Purchase Plan to date and no shares of Common Stock have been issued thereunder.

During 2003, the Company issued options to acquire 200,000 shares to its general counsel under the 1990 plan for services rendered. As a result, the Company charged operating expenses in the amount of $237,000.

(ii) Stock warrants

Number of warrants exercisable into shares of common stock

                                  2001                              2002                              2003
                   --------------------------------    --------------------------------    -------------------------------
                                          Weighted                             Weighted                           Weighted
                                          Average                              Average                            Average
                               Option     Exercise                  Option     Exercise                Option     Exercise
                   Shares      Price      Price         Shares      Price      Price        Shares     Price      Price
                   ------      -----      -----         ------      -----      -----        ------     -----      -----
Outstanding
beginning of
year            11,624,168    $1.75-12.00   $4.05      6,927,110   $1.75-16.00   $4.77     7,967,810   $1.75-16.00   $3.18

Granted            856,650    $5.00-16,00   $9.89      1,802,000    $2.00-6.00   $2.07     4,623,024    $1.68-2.57   $2.32

Canceled        (3,396,508)    $2.50-4.00   $3.89       (750,000)   $3.50-6.00   $3.72      (276,000)  $4.00-10.00   $6.54

Exercised       (2,157,200)    $1.75-4.00   $3.75        (11,300)   $1.75-7.50   $3.30      (812,038)   $1.68-1.75   $1.69
                ----------                             ---------                          ----------

Outstanding
end of year      6,927,110    $1.75-16.00   $4.77      7,967,810   $1.75-16.00   $3.18    11,502,796   $1.74-16.00   $3.57
                ==========                             =========                          ==========

Exercisable      6,927,110    $1.75-16.00   $4.77      6,345,810   $1.75-16.00   $3.48     8,635,560   $1.74-16.00   $4.11
                ==========                             =========                          ==========

Weighted
average
remaining
contractual
life (years)    4.05 years                            4.03 years                          4.04 years
                ==========                            ==========                          ==========

Years
exercisable      2002-2006                             2003-2008                           2004-2008
                 =========                             =========                           =========

The following table summarizes information about stock warrants outstanding at December 31, 2003:

                                                           Exercise price range                               Total

                                          $1.74-$5.00         $6.00-$9.00         $10.00-$16.00           $1.74-$16.00
                                          -----------         -----------         -------------           ------------
Outstanding warrants
Number outstanding                          9,545,346           1,357,450               600,000             11,502,796
Weighted average remaining
contractual life(years)
                                                 4.84                1.51                  1.46                   4.04
Weighted average exercise price                 $2.56               $6.77                $12.33                  $3.57
Exercisable warrants
Number outstanding                          6,678,110           1,357,450               600,000              8,635,560
Weighted average exercise price                 $2.70               $6.77                $12.33                  $4.11

Certain of the stock warrants outstanding are subject to adjustments for stock splits and dividends.

Warrants issued to stockholders

At December 31, 2000, there were 305,160 warrants remaining. In 2001, 73,000 were converted to common stock. At December 31, 2001 there were 232,160 warrants remaining. In 2002, 10,000 were converted to common stock. At December 31, 2002 and 2003 there were 222,160 warrants remaining. These warrants have an exercise price of $3.50 per share and expire in October 2004.

Other stock warrants

In addition, the Company has other issued warrants outstanding - totaling 11,280,636 which consists of the following:

In November 1994, the Company granted Rule 701 Warrants to purchase an aggregate of 2,080,000 shares of Common Stock to certain officers and directors. These Warrants are exercisable at $3.50 per share and, if not exercised, were to expire in September, 1999. On February 19, 1999 the Board of Directors extended the expiration date for three more years. In 1999 235,000 warrants were exercised and 5,000 warrants were exercised in 2000. At December 31, 2000, there were 1,840,000 Rule 701 warrants remaining. In 2001 20,000 of these warrants expired, leaving a balance of 1,820,000 in warrants outstanding at December 31, 2001. During 2002, 420,000 warrants expired and the Company extended the expiration date of the remaining balance of 1,400,000 for a period of five years to now expire on September 30, 2007. These stock warrants have an exercise price of $3.50. In accordance with FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, no compensation expense was recognized as the exercise price at the extension date exceeded the fair value of the underlying common stock.

In May 1995, the Company and certain officers, directors and shareholders entered into a standby finance agreement pursuant to which the parties agreed to provide an aggregate of $5,500,000 in financing to the Company during 1995 in the event that existing and additional financing was insufficient to cover the cash needs of the Company through December 31, 1996. In exchange, the Company issued warrants to purchase an aggregate of 2,750,000 shares of Common

Stock at $1.75 per share to the parties. In 1999, 290,000, in 2000, 216,500, in 2001, 200,000, 2002, 1,300 and in 2003 35,000 of these warrants were exercised, leaving a balance of these warrants of 1,415,200. These warrants expire June 30, 2005.

In the years 2001, 2002 and 2003, the Company issued 450,000, 25,000 and no warrants, respectively, exclusive of warrants issued in connection with the Company's 2003 Debenture issuances (see below), to investment banking firms for services performed on behalf of the Company. Accordingly, the Company recorded stock compensation of 637,000, 133,000 and none for the years 2001, 2002 and 2003, respectively. These warrants have various vesting dates and exercisable prices ranging from $4.00 to $16.00 per share. 1,193,800 warrants were outstanding at December 31, 2002. In 2003, 225,000 of these warrants expired leaving a balance of 968,800 warrants at December 31, 2003. These warrants are exercisable in five years from the date of issuance.

In 2001, 2002 and 2003 the Company had non-public warrants outstanding of 2,254,650, 3,701,650 and 5,100,650 respectively. These warrants are exercisable at rates of $2.20 to $10.00 per share of common stock. The exercise price was equal to the fair market value of the stock on the date of grant. During 2003 the company granted 1,450,000 warrants to employees with an exercise price of $2.20 for services performed and 51,000 warrants expired. During 2002, the Company granted 1,777,000 warrants to employees for services performed. These warrants have a weighted average exercise price of $2.07 per share, and have been included in the pro-forma loss calculation in note 2(n). During 2001, 370,000 of the non public warrants were exercised and 415,000 expired without being exercised. 2,254,650 of the non-public warrants were outstanding at December 31, 2001. During 2002, none of these warrants were exercised and 750,000 expired. 3,701,650 of the non-public warrants were outstanding at December 31, 2002. During 2002 the Company also extended the expiration date of 322,000 of these warrants for a period of five years to now expire in the years ending 2007 and 2008. These stock warrants have exercise prices ranging from $3.50 to $4.00 In accordance with FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, no compensation expense was recognized as the exercise price at the extension date exceeded the fair value of the underlying common stock.

In 2003 the company issued warrants to acquire 3,173,024 shares in connection with the financing of the purchase of the assets of Interferon Sciences, Inc. During 2003, 777,038 of these warrants were exercised leaving a balance of 2,395,986 at December 31, 2003.

(e) Stock Repurchase

The Company's repurchases of shares of common stock are recorded as "Treasury Stock" and result in a reduction of "Stockholders' equity." When treasury shares are reissued, the Company uses a first-in, first-out method and the excess of repurchase cost over reissuance price is treated as a reduction of "Additional paid-in capital." At December 31, 2003 there were 443 shares in the treasury. During 2003 most of the then existing treasury shares were either re-issued or retired.

(f) Rights offering

On November 19, 2002, the Board of Directors of Hemispherx Biopharma, Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on November 29, 2002 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") at a Purchase Price of $30.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

 Initially, the Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more (or 20% or more for William A. Carter, M.D.) of the outstanding shares of Common Stock (the "Stock Acquisition Date"), other than as a result of repurchases of stock by the Company or certain inadvertent actions by institutional or certain other stockholders or (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

(9) Segment and Related Information

The Company operates in one segment, which performs research and development activities related to Ampligen(R) and other drugs under development, and sales and marketing of Alferon(R).

The following table presents revenues by country based on the location of the use of the product services.

                                                       (000's omitted)
                                             2001           2002           2003
                                             ----           ----           ----
United States .....................          $274           $237           $655
Belgium ...........................           107             74              2
Other .............................             9             30            --
                                             ----           ----           ----
                                             $390           $341           $657
                                             ====           ====           ====

In addition, in 2002, the Company recorded License Fee Income in the amount of $563,000 from a Company located in Europe. The Company employs an insignificant amount of net property and equipment in its foreign operations.

(10) Research, Consulting and Supply Agreements

In December, 1999, the Company entered into an agreement with Biovail Corporation International ("Biovail"). Biovail is an international full service pharmaceutical company engaged in the formulation, clinical testing, registration and manufacture of drug products utilizing advanced drug delivery systems. Biovail is headquartered in Toronto, Canada. The agreement grants Biovail the exclusive distributorship of the Company's product in the Canadian territories subject to certain terms and conditions. In return, Biovail agrees to conduct certain pre-marketing clinical studies and market development programs, including without limitation, expansion of the Emergency Drug Release Program in Canada with respect to the Company' products. Biovail agrees to work with the Company in preparing and filing of a New Drug Submission with Canadian Regulatory Authorities. Biovail invested $2.25 million in Hemispherx equity at prices above the then current market price and agreed to make further payments based on reaching certain regulatory milestones. The Agreement requires Biovail to penetrate certain market segments at specific rates in order to maintain market exclusivity.

The Company has entered into agreements for consulting services, which are performed at medical research institutions and by medical and clinical research individuals. The Company's obligation to fund these agreements can be terminated after the initial funding period, which generally ranges from one to three years or on an as-needed monthly basis. During the year ending December 31, 2001, 2002 and 2003 the Company incurred approximately $595,000, $395,000 and $389,000 respectively, of consulting service fees under these agreements. These costs are charged to research and development expense as incurred.

(11) 401(K) Plan

The Company has a defined contribution plan, entitled the Hemispherx Biopharma Employees 401(K) Plan and Trust Agreement (the 401(K) Plan). Full time employees of the Company are eligible to participate in the 401(K) Plan following one year of employment. Subject to certain limitations imposed by federal tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions) per annum. Participants' contributions to the 401(K) Plan may be matched by the Company at a rate determined annually by the Board of Directors.

Each participant immediately vests in his or her deferred salary contributions, while Company contributions will vest over one year. In 2001, 2002 and 2003 the Company provided matching contributions to each employee for up to 6% of annual pay aggregating $48,000, $38,000 and $34,000 respectively.

(12) Royalties, License, and Employment Agreements

The Company also has entered into a licensing agreement with a group of individuals and Hahnemann University relating to their contributions to the development of certain compounds, including Ampligen(R), and to obtain exclusive information and regulatory rights relating to these compounds. Under this agreement, the Company will pay 2% of net sales proceeds of Ampligen(R) not to exceed an aggregate amount of $6 million per year through 2005.

In August 1988, the Company entered into a pharmaceutical use license agreement with Temple University (the Temple Agreement). In July, 1994, Temple terminated the Temple Agreement. In November 1994, the Company filed suit against Temple in the Superior Court of the State of Delaware seeking a declaratory judgment that the agreement was unlawfully terminated by Temple and therefore remained in full force and effect. Temple filed a separate suit against the Company seeking a declaratory judgment that its agreement with the Company was properly terminated. These legal actions have now been settled. Under the settlement, the parties have entered into a new pharmaceutical use license agreement (New Temple Agreement) that is equivalent in duration and scope to the previous license. Under the terms of the New Temple Agreement, Temple granted the Company an exclusive world-wide license for the term of the agreement for the commercial sale of Oragen products using patents and related technology held by Temple, which license is exclusive except to the extent Temple is required to grant a license to any governmental agency or non-profit organization as a condition of funding for research and development of the patents and technology licensed to the Company.

In October 1994, the Company entered into a licensing agreement with Bioclones (Propriety) Limited (SAB/Bioclones) with respect to co-development of various RNA drugs, including Ampligen(R), for a period ending three years from the expiration of the last licensed patents. The licensing agreement provides SAB/Bioclones with an exclusive manufacturing and marketing license for certain southern hemisphere countries (including certain countries in South America, Africa and Australia as well as the United Kingdom and Ireland (the licensed territory). In exchange for these marketing and manufacturing rights, the licensing agreement provides for: (a) a $3 million cash payment to the Company, all of which was received during the year ended December 31, 1995; (b) the formation and issuance to the Company of 24.9% of the capital stock of Ribotech, Ltd., a company which developed and operates a new manufacturing facility that produces raw material components of Ampligen(R) and (c) royalties of 6% to 8% of net sales of the licensed products in the licensed territories as defined, after the first $50 million of sales. SAB/Bioclones will be granted a right of first refusal to manufacture and supply to the Company licensed products for not less than one third of its world-wide sales of Ampligen(R), excluding SAB/Bioclones related sales. In addition, SAB/Bioclones will have the right of first refusal for oral vaccines in the licensed territory. In 2000, the Company paid to Ribotech a total of $500,000 for the current and future purchases and delivery of polymers. Of the $500,000 advanced in 2000, a balance of $390,000 was included in other assets in 2000 and was used for purchases of polymers in 2001. In 2002, $262,000 was paid to Ribotech for delivery of Polymers.

In October 1994, the Board of Directors granted a director of the Company the right to receive 3% of gross proceeds of any licensing fees received by the Company pursuant to the SAB/Bioclones licensing agreement, a fee of .75% of gross proceeds in the event that SAB Bioclones makes a tender offer for all or substantially all of the Company's assets, including a merger, acquisition or related transaction, and a fee of 1% on all products manufactured by SAB Bioclones. The Company may prepay in full its obligation to provide commissions within a ten year period.

On March 20, 2002, our European subsidiary Hemispherx Biopharma Europe, S.A. ("Hemispherx S.A.") entered into a sales and Distribution agreement with Laboratories Del Dr. Esteve S.A. ("Esteve"). Pursuant to the terms of the agreement, Esteve was granted the exclusive right to market Ampligen(R) in Spain, Portugal and Andorra for the treatment of Myalgic/Chronic Fatigue Syndrome ("ME/CFS"). In addition to other terms and other projected payments, Esteve paid an initial and non-refundable fee of 625,000 Euros (approximately $563,000) to Hemispherx S.A. on April 24, 2002. Esteve is to pay a fee of 1,000,000 Euros after U.S. Food and Drug Administration approval of Ampligen(R) for the treatment of ME/CFS and a fee of 1,000,000 Euros upon Spain's approval of the final marketing authorization for using Ampligen(R) for the treatment of ME/CFS.

In connection with the two agreements entered into with ISI, the Company is obligated to pay ISI a 6% royalty on the net sales of the Alferon N Injection product.

The Company has contractual agreements with two of its officers. The aggregate annual base compensation under these contractual agreements for 2001, 2002 and 2003 was $603,000, $620,000 and $637,000 respectively. In addition, certain of these officers are entitled to receive performance bonuses of up to 25% of the annual base salary (in addition to the bonuses described below). In 2001 and 2002 no performance bonuses were granted. In 2003, bonuses of $266,100 were granted. In 2001, certain officers were granted warrants and options to purchase 426,650 shares of Common Stock at $4.01 per share. In 2002, certain officers were granted warrants and option to purchase 1,220,000 shares of common stock at $2.00 - $4.03 per share. In 2003, the Chief Executive Officer of the Company was granted warrants to purchase 1,450,000 shares of common stock at $2.20 per share. The Chief Executive Officer's employment agreement provides for bonuses based on gross proceeds received by the Company from any joint venture or corporate partnering agreement.

In order to facilitate the Company's need to obtain financing and prior to our shareholders approving an amendment to our corporate charter to merge the number of authorized shares, Dr. Carter, the Company's Chief Executive Officer, agreed to waive his right to exercise certain warrants and options unless and until our shareholder approved an increase in our authorized shares of Common Stock.

In October 2003, in recognition of this action as well as Dr. Carter's prior and on-going efforts relating to product development securing critically needed financing and the acquisition of a new product line, the Compensation Committee determined that Dr. Carter be awarded bonus compensation in 2003 consisting of $196,636 and a grant of 1,450,000 stock warrants with an exercise price of $2.20 per share. This additional compensation was reviewed by an independent valuation firm and found to be fair and reasonable within the context of total compensation paid to chief executive officers of comparable biotechnology companies. These warrants vest upon the earlier of the second ISI Asset closing or the filing by the Company with the U.S. Food and Drug Administration of a new drug application. Upon the occurrence of either of these events, the Company will expense the intrinsic value, if any, of the warrants.

(13) Leases

      The Company has several noncancelable operating leases for the space in which its principal offices are located and certain office equipment.

Future minimum lease payments under noncancelable operating leases are as follows:
                                                           (000's omitted)
           Year ending                                        Operating
           December 31,                                         leases
           ------------                                       ---------
               2004  ..................................           286
               2005  ..................................           240
               2006  ..................................           193
               2007  ..................................            65
                                                                 ----
               Total minimum lease payments ...........          $784
                                                                 ====

Rent expense charged to operations for the years ended December 31, 2001, 2002 and 2003 amounted to approximately $294,000, $307,000 and $266,000 respectively. The term of the lease for the Rockville, Maryland facility is through June, 2005 with an average rent of $8,000 per month, plus applicable taxes and charges. The term of the lease for the Philadelphia, Pennsylvania offices is through April, 2007 with an average rent of $15,000 per month, plus applicable taxes and charges.

(14) Income Taxes

As of December 31, 2003, the Company has approximately $73,000,000 of federal net operating loss carryforwards (expiring in the years 2004 through 2024) available to offset future federal taxable income. The Company also has approximately $17,000,000 of state net operating loss carryforwards (expiring in the years 2004 through 2008) available to offset future state taxable income. The utilization of certain state net operating loss carryforwards may be subject to annual limitations.

Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to the Company's prior and current equity transactions, the Company's net operating loss carryforwards may be subject to an annual limitation generally determined by multiplying the value of the Company on the date of the ownership change by the federal long-term tax exempt rate. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax asset, the deferred tax assets are fully offset by a valuation allowance at December 31, 2002 and 2003.

The components of the net deferred tax asset of December 31, 2002 and 2003 consists of the following:
                                                              (000,s omitted)
Deferred tax assets:                                        2002          2003
                                                         --------      --------
Net operating losses                                     $ 22,440      $ 24,700
Accrued Expenses and Other                                    (16)           12
Capitalized Research and development costs                  3,763         2,825
                                                         --------      --------
                                                           26,187        27,537

Less: Valuation Allowance                                 (26,187)      (27,537)
                                                         --------      --------
Balance                                                  $    -0-      $    -0-
                                                         ========      ========

(15) Contingencies

On September 30, 1998, we filed a multi-count complaint against Manuel P. Asensio, Asensio & Company, Inc. ("Asensio"). The action included claims of defamation, disparagement, tortuous interference with existing and prospective business relations and conspiracy, arising out of the Asensio's false and defamatory statements. The complaint further alleged that Asensio defamed and disparaged us in furtherance of a manipulative, deceptive and unlawful short-selling scheme in August and September, 1998. In 1999, Asensio filed an answer and counterclaim alleging that in response to Asensio's strong sell recommendation and other press releases, we made defamatory statements about Asensio. We denied the material allegations of the counterclaim. In July 2000, following dismissal in federal court for lack of subject matter jurisdiction, we transferred the action to the Pennsylvania State Court. In March 2001, the defendants responded to the complaints as amended and a trial commenced on January 30, 2002. A jury verdict disallowed the claims against the defendants for defamation and disparagement and the court granted us a directed verdict on the counterclaim. On July 2, 2002 the Court entered an order granting us a new trial against Asensio for defamation and disparagement. Thereafter, Asensio appealed the granting of a new trial. This appeal is now pending in the Superior Court of Pennsylvania.

In June 2002, a former ME/CFS clinical trial patient and her husband filed a claim in the Superior Court of New Jersey, Middlesex County, against us, one of our clinical trial investigators and others alleging that she was harmed in the ME/CFS clinical trial as a result of negligence and breach of warranties. We believe the claim is without merit and we are defending the claim against us through our product liability insurance carrier.

In June 2002, a former ME/CFS clinical trial patient in Belgium filed a claim in Belgium, against Hemispherx Biopharma Europe, NV/SA, our Belgian subsidiary, and one of our clinical trial investigators alleging that she was harmed in the Belgium ME/CFS clinical trial as a result of negligence and breach of warranties. We believe the claim is without merit and we are defending the claim against us through our product liability insurance carrier.

In July 2002, we filed suit in the United States District Court for the Eastern District of Pennsylvania against our insurance company seeking (1) a judicial order declaring our rights and the obligations of our insurance carrier under the insurance policy our insurance carrier sold to us (2) monetary damage for breach of contract resulting from our insurance carrier refusal to fully defend us in connection with the Asensio litigation (3) monetary damages to compensate us for our insurance carrier breach of its fiduciary duty faith and dealing and
(4) monetary damages, interest, cost, and attorneys fees to compensate us for violation of the Pennsylvania Bad Faith Statute. On March 31, 2003 we settled our outstanding claim with our insurance carrier for $1,500,000 relating to reimbursement of expenses in connection with our Asensio law suits. We realized approximately $1,050,000 of this amount after payment of expenses related to the settlement. Such amount was recorded during the fourth quarter 2002 as a reduction in General and Administrative expenses in our statement of operations.

On September 16, 2003, HEB filed and subsequently served and moved for expedited proceedings on, a complaint filed in the Court Of Chancery of the State of Delaware, New Castle County, against ISI. The Complaint seeks specific performance, and declaratory and injunctive relief related to the Inventory and Asset Purchase Agreements with ISI. Specifically, HEB alleges that ISI has delayed its performance pursuant to the Inventory and Asset Purchase Agreement and, as a result, the Asset Purchase Agreement did not close within 180 days of the date of the execution of the agreements. Paragraph 7.7 of the Asset Purchase Agreement states that either party to the agreement may terminate the agreement if there is no closing within 180 days of the date of the agreement. HEB requested that the Court require ISI to specifically perform its obligations under the agreement or, in the alternative, that paragraph 7.7 of the agreement be eliminated or reformed to eliminate ISI's ability to terminate pursuant to that paragraph. HEB also requested that ISI, as a result of its conduct, not be permitted to terminate the Asset Purchase Agreement pursuant to paragraph 7.7 or due to the passage of time. At a hearing held on September 29, 2003, the Court set a trial of the case for January 6-7, 2004 which has been postponed at the request of both parties until March 4-5, 2004. The parties have agreed that neither party shall have the right to terminate the Asset Purchase Agreement pursuant to paragraph 7.7 until the date which is at least two weeks following trial, and only then, unless the Court has ruled, upon five days written notice to the other party.

The current court date of March 4 and 5, 2004 will be rescheduled to allow for the ISI shareholders to meet on March 9, 2004 as now scheduled. The results of the Shareholders Meeting and subsequent actions of ISI management will determine if we proceed with this lawsuit.

(16) Related Party Transactions

We have employment agreements with certain of our executive officers and have granted such officers and directors of the Company options and warrants to purchase common stock of the Company, as discussed in Notes 2(n) and 9.

A director of the Company, is an attorney in private practice, who has rendered corporate legal services to us from time to time, for which he has received fees and options to purchase Company stock valued at $237,000 using the Black Scholes pricing model and recorded as stock compensation expense. A Director of the Company, lives in Paris, France and assists our European subsidiaries in their dealings with medical institutions and the European Medical Evaluation Authority. A Director of the Company, assists us in establishing clinical trial protocols as well as performs other scientific work for us from time to time. For these services, these Directors were paid an aggregate of $144,955, $170,150 and $100,100 for the years ending December 31, 2001, 2002 and 2003 respectively.

Through November 2002, William A. Carter, Chief Executive Officer of the Company, received an aggregate of $12,106 in short term advances which were repaid as of December 31, 2002. All advances bore interest at 6% per annum. The

Company loaned $60,000 to, a Director of the Company in November, 2001 for the purpose of exercising 15,000 class A redeemable warrants. This loan bears interest at 6% per annum.

We paid $57,750, $33,450 and $18,800 for the years ending December 31, 2001, 2002 and 2003, respectively to Carter Realty for the rent of property used at various times in years 2001, 2002 and 2003 by us. The property is owned by others and managed by Carter Realty. Carter Realty is owned by Robert Carter, the brother of William A. Carter.

(17) Concentrations of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents and investments. The Company places its cash with high-quality financial institutions. At times, such amount may be in excess of Federal Deposit Insurance Corporation insurance limits of $100,000.

(18) Quarterly Results of Operation (unaudited)
     (in thousand except per share data)

                                                2003        (1)
                     --------------------------------------------------------
                       First      Second      Third       Fourth
                      Quarter     Quarter     Quarter     Quarter     Total
                     --------    --------    --------    --------    --------
Revenue              $     66    $     94    $    194    $    303    $    657

Costs and expenses      1,658       1,730       1,960       2,561       7,909

Net loss               (1,617)     (3,689)     (5,422)     (4,042)    (14,770)
                     --------    --------    --------    --------    --------
Basic and diluted
   loss per share    $   (.05)   $   (.11)   $   (.15)   $   (.11)   $   (.42)
                     --------    --------    --------    --------    --------

(1) During the fourth quarter 2003, the Company recorded stock compensation of $237,000.

                                                  2002        (2)
                        -------------------------------------------------------
                         First       Second      Third       Fourth
                        Quarter      Quarter     Quarter     Quarter     Total
                        -------      -------     -------     -------    -------
Revenues and license
fee income             $   613       $   134    $    79      $    78    $   904

Costs and expenses       2,121         2,097      1,961          782      6,961

Net loss                (1,488)       (2,634)    (1,891)      (1,411)    (7,424)
                       -------       -------    -------      -------    -------
Basic and diluted
   loss per share      $  (.05)      $  (.08)   $  (.06)     $  (.04)   $  (.23)
                       -------       -------    -------      -------    -------

(2) During the fourth quarter of 2002, the Company recorded write offs of certain investments in unconsolidated affiliates of approximately $688,000.

(See note 2(c)). Additionally, during the fourth quarter of 2002, the Company recorded as a reduction of general and administrative expenses, an amount of $1,050,000 representing the net settlement with its insurance carrier. (See Note
12)

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                      December 31,    March 31,
                                                         2003            2004
                                                       ---------     ----------
                                                                     (Unaudited)
                              ASSETS
Current assets:

  Cash and cash equivalents                            $   3,764      $   3,249
  Short term investments                                   1,495          3,989
  Inventory                                                2,896          2,785
  Accounts and other
  receivables                                                282            280
  Prepaid expenses and other current assets                  170            139
                                                       ---------      ---------
      Total current assets                                 8,607         10,442

  Property and equipment, net                                 94          3,387
  Patent and trademark rights, net                         1,027            992
  Investments                                                408            408
  Deferred acquisition costs                               1,546             --
  Deferred financing costs                                   393            495
  Advance receivable                                       1,300          1,300
  Other assets                                                29             29
                                                       ---------      ---------
      Total assets                                     $  13,404      $  17,053
                                                       =========      =========

                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $     488      $     424
  Accrued expenses                                         1,119            899
  Deferred Revenue                                            --            497
  Current portion of long-term debt                           --            670
  Other Current Liability                                     --          2,191
                                                       ---------      ---------
    Total current liabilities                              1,607          4,681
Long-Term Debt-net of current portion                      2,058          1,916

Commitments and contingencies:
Redeemable Common
Stock                                                        491          1,909

Stockholders' equity:
  Common stock                                                39             42
  Additional paid-in capital                             123,054        130,393
  Treasury stock - at cost                                    (2)            (2)
  Accumulated deficit                                   (113,843)      (121,886)
                                                       ---------      ---------
    Total stockholders' equity                             9,248          8,547
                                                       ---------      ---------
     Total liabilities and stockholders' equity        $  13,404      $  17,053
                                                       =========      =========

See accompanying notes to condensed consolidated financial statements.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)

                                                  For the Three months ended
                                                            March 31,
                                                    2003               2004
                                                ------------       ------------
                                                 (Unaudited)        (Unaudited)
Revenues:
Sales of product, net                           $         19       $        259
Clinical treatment programs                               47                 49
                                                ------------       ------------
                                                          66                308
Costs and expenses:

Production/cost of goods sold                            118                601
Research and development                                 873                964
General and administrative                               667              2,844
                                                ------------       ------------
    Total cost and expenses                            1,658              4,409

Interest and other income                                 50                 11
Interest expenses                                        (17)              (101)
Financing costs                                          (58)            (3,851)
                                                ------------       ------------
   Net loss                                     $     (1,617)      $     (8,042)
                                                ============       ============
Basic and diluted loss per share                $       (.05)      $       (.20)
                                                ============       ============
Basic and diluted weighted
average common shares outstanding                 32,393,754         40,668,478
                                                ============       ============


See accompanying notes to condensed consolidated financial statements.

                  HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (Unaudited)

                                                      For the Three months ended
                                                      --------------------------
                                                                March 31,
                                                          2003            2004
                                                        -------         -------
Cash flows from operating activities:

 Net loss                                               $(1,617)        $(8,042)
 Adjustments to reconcile net loss to net cash
 used in operating activities:
 Depreciation of property and equipment                      22              23
 Amortization of patents rights                              36             134
 Amortization of deferred financing costs                    57           3,851
 Stock warrant compensation expense                          --           1,769

Changes in assets and liabilities:

Inventory                                                    --             111
Accounts receivable                                         (12)              2
Deferred Revenue                                             --             497
Prepaid expenses and other current assets                   (72)             30
Accounts payable                                            189              21
Accrued expenses                                           (336)           (118)
Other assets                                                 41              --
                                                        -------         -------
Net cash used in operations                              (1,692)         (1,722)
                                                        =======         =======

Cash flows from investing activities:
Purchase of land and building                                --          (1,689)
Deferred acquisition costs                                   --           1,546
Additions to patent rights                                  (18)            (99)
Maturity of short term investments                          520           1,496
Purchase of short term investments                           --          (3,986)
                                                        -------         -------
Net cash provided by(used in)
  investing activities                                      502          (2,732)
                                                        -------         -------
Cash flows from financing activities:
 Proceeds from exercise of stock warrants                    --             244
 Proceeds from long-term borrowings                       3,100           4,000
 Payments on long-term borrowings                          (440)             --
 Deferred financing costs                                  (268)           (305)
 Purchase of treasury stock                                 (49)             --
                                                        -------         -------
 Net cash provided by (used in) financing activities      2,343           3,939
                                                        -------         -------

Net increase (decrease) in cash and cash equivalents      1,153            (515)
Cash and cash equivalents at beginning of period          2,256           3,764
                                                        -------         -------
Cash and cash equivalents at end of period              $ 3,409         $ 3,249
                                                        =======         =======
Supplementary disclosures of cash flow information:
Issuance of common stock for accounts payable           $    --         $    85
Issuance of common stock for purchase of building       $    --         $ 1,626
Issuance of common stock for debt conversion and
interest payments                                       $    --         $ 3,641

See accompanying notes to condensed consolidated financial statements.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Hemispherx BioPharma, Inc., a Delaware corporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

In the opinion of management, all adjustments necessary for a fair presentation of such consolidated financial statements have been included. Such adjustments consist of normal recurring items. Interim results are not necessarily indicative of results for a full year.

The interim consolidated financial statements and notes thereto are presented as permitted by the Securities and Exchange Commission (SEC), and do not contain certain information which will be included in our annual consolidated financial statements and notes thereto.

These consolidated financial statements should be read in conjunction with our consolidated financial statements for the year ended December 31, 2003.

NOTE 2: STOCK BASED COMPENSATION

The Company follows Statement of Financial Accounting Standards(SFAS) No. 123, "Accounting for Stock-Based Compensation." We chose to apply Accounting Principal Board Opinion 25 and related interpretations in accounting for stock options granted to our employees.

The Company provides pro forma disclosures of compensation expense under the fair value method of SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation- Transition and Disclosure."

The weighted average assumptions used for the period presented are as follows:

                                           March 31,
                                    ----------------------
                                        2003     2004
                                        ----     ----
Risk-free interest rate                5.23%       - %
Expected dividend yield                   -        -
Expected lives                      2.5 years      - years
Expected volatility                   63.17%       - %


Had compensation cost for the Company's option plans been determined using the fair value method at the grant dates, the effect on the Company's net loss and loss per share for the three months ended March 31, 2003 and 2004 would have been as follows:

                                                           (In Thousands)
                                                         Three Months Ended
                                                               March 31,
                                                      --------------------------
                                                        2003             2004
                                                      -------         ---------
Net (loss) as reported                                $(1,617)        $  (8,042)
Add: Stock based employee
compensation expense
Included in reported net loss,
net of Related tax effects                                --                --

Deduct:
Total stock based employee
compensation determined
under fair value method
for all awards, net
of related tax effects                                   (137)              --
                                                      -------         ---------
Pro forma net loss                                    $(1,754)        $  (8,042)
                                                      =======         =========
Basic and diluted loss
per share
As reported                                           $  (.05)        $    (.20)
Pro forma                                             $  (.05)        $    (.20)


 Note 3: INVESTMENT IN UNCONSOLIDATED AFFILIATES

Investments include an initial equity investment of $290,625 in Chronix Biomedical ("Chronix"). Chronix focuses upon the development of diagnostics for chronic diseases. This initial investment was made in May 31, 2000 by the issuance of 50,000 shares of the Company's common stock from the treasury. On October 12, 2000, the Company issued an additional 50,000 shares of its common stock and on March 7, 2001 the Company issued 12,000 more shares of its common stock from the treasury to Chronix for an aggregate equity investment of $700,000. The percentage ownership in Chronix is approximately 5.4% and is accounted for under the cost method of accounting. During the quarter ended December 31, 2002, we recorded a non cash charge of $292,000 with respect to our investment in Chronix. This impairment reduces our carrying value to reflect a permanent decline in Chronix's market value based on its then proposed investment offerings.

NOTE 4: INVENTORIES

The Company uses the lower of first-in, first-out ("FIFO") cost or market method of accounting for inventory.

Inventories consist of the following:

                                    March 31, 2004      December 31, 2003
                                    --------------      -----------------
Raw materials-work in process         $ 1,729,000           $1,729,000
Finished goods                          1,056,000            1,167,000
                                      -----------           ----------
                                      $ 2,785,000           $2,896,000
                                      ===========           ==========

NOTE 5:  REVENUE AND LICENSING FEE INCOME

We executed a Memorandum of Understanding in January 2004 with Fujisawa Deutschland GmbH, ("Fuji") a major pharmaceutical corporation, granting them an exclusive option for a limited number of months to enter a Sales and Distribution Agreement with exclusive rights to market Ampligen(R) for ME/CFS in Germany, Austria and Switzerland. The option period ends 12 weeks after Fuji has had a chance to review the report on the results of our Amp 516 clinical trial and meet with the trial's principal investigators. We received an initial fee of 400,000 Euros (approximately $497,000 US). If we do not provide Fuji with the full report by May 31, 2004 we will be required to repay half of this fee and if we do not provide them with the report by December 31, 2004, we will be required to refund the entire fee. If Fuji exercises the option, Fuji would be required to pay us an additional 1,600,000 Euros upon execution of the Sales and Distribution agreement, purchase Ampligen(R) exclusively from us and meet certain annual minimum purchase quotas. We would be required to file an application with the EMEA for commercial sale of Ampligen(R) for ME/CFS on or before December 31, 2005. Upon our filing of that application, we would receive an additional 1,000,000 Euros and, upon approval by the EMEA, an additional 2,000,000 Euros. If we failed to meet the December 31, 2005 filing deadline, we would be required to return 40% of all payments that we had received from Fuji. We would be required to sell Ampligen(R) to Fuji at a 20% price discount until the aggregate amount of the discount reached $1,000,000 Euros (representing 50% of the initial 2,000,000 fee paid to us on and prior to execution of the definitive agreement). The foregoing is a summary of the memorandum of understanding. Although we anticipate preparing and issuing the AMP 516 report in the time frame noted, we cannot ensure this will occur. We also cannot ensure that Fuji will exercise the option or that the proposed terms of the Sales and Distribution Agreement will not change materially.

Revenues for non-refundable license fees are recognized under the Performance Method-Expected Revenue. This method considers the total amount of expected revenue during the performance period, but limits the amount of revenue recognized in a period to total non-refundable cash received to date. This limitation is appropriate because future milestone payments are contingent on future events.

Upon receipt, the upfront non-refundable payment is deferred. The non-refundable upfront payments plus non-refundable payments arising from the achievement of defined milestones are recognized as revenue over the performance period based on the lesser of (a) percentage of completion or (b)non-refundable cash earned (including the upfront payment).

This method requires the computation of a ratio of cost incurred to date to total expected costs and then apply that ratio to total expected revenue. The amount of revenue recognized is limited to the total non-refundable cash received to date. The Fuji initial fee of $497,000 has been deferred as of March 31, 2004.

During the periods ending December 31, 2003 and March 31, 2004. The Company did not receive any grant monies from local, state and or Federal Agencies.

Revenue from the sale of Ampligen(R) under cost recovery clinical treatment protocols approved by the FDA is recognized when the treatment is provided to the patient.

Revenues from the sale of product are recognized when the product is shipped, as title is transferred to the customer. The Company has no other obligation associated with its products once shipment has occurred.

Note 6: ACQUISITION OF ASSETS OF INTERFERON SCIENCES, INC.

On March 11, 2003, we acquired from Interferon Sciences, Inc.'s ("ISI") inventory of ALFERON N Injection, a pharmaceutical product used for the treatment of certain types of genital warts, and a limited license for the production, manufacture, use, marketing and sale of this product. As consideration, we issued 487,028 shares of our common stock, assumed certain liabilities and agreed to pay ISI 6% of the net sales of product. Pursuant to our agreements with ISI, we registered the foregoing shares for public sale.

Except for 62,500 of the shares issued to ISI, we had guaranteed the market value of the shares retained by ISI as of March 11, 2005, the termination date, to be $1.59 per share. ISI is permitted to periodically sell certain amounts of its shares. If, within 30 days after the termination date, holders of the guaranteed shares request that we honor the guarantee, we would have been obligated to reacquire the holders' remaining guaranteed shares and pay the holders $1.59 per share for a total of $675,000. Accordingly, certain shares issued in connection with this transaction were initially recorded as redeemable common stock outside of stockholders' equity. As of March 31, 2004, ISI had sold the 424,528 guaranteed shares at prices in excess of $1.59 per share.

On March 11, 2003, we also entered into an agreement to purchase from ISI all of its rights to the product and other assets related to the product including, but not limited to, real estate and machinery. For these assets, we agreed to issue to ISI an additional 487,028 shares and to issue 314,465 shares and 267,296 shares, respectively to The American National Red Cross and GP Strategies, two creditors of ISI, to continue to pay royalties of 6% on net sales of Alferon N and other consideration, e.g., paying off a third creditor and paying a real estate tax liability.

On May 30, 2003, we issued the shares to GP Strategies and the American National Red Cross. Pursuant to our agreements with ISI and these two creditors, we registered the foregoing shares for public sale. The value of these guaranteed shares totaled $925,000 and these shares were redeemable under certain conditions, accordingly they were initially reflected as redeemable common stock and deferred acquisition costs on the balance sheet as of December 31, 2003. As of March 31, 2004, GP Strategies had sold all of their 267,296 shares and the American National Red Cross had not sold their 314,465 shares. Additionally other liabilities associated with the real estate in the amount of $621,000 had been recorded as deferred acquisition costs. Upon ISI stockholder approval, which occurred on March 17, 2004, substantially all of the deferred purchase price was allocated to real estate.

Additionally, in March 2004, we issued 487,028 shares to ISI to complete the acquisition of the balance of ISI's rights to market its product as well as its production facility in New Brunswick, NJ. Except for 62,500 of the 487,028 shares issued to ISI at closing of this second asset acquisition, we have guaranteed the market value of the shares retained by ISI on terms substantially similar to those for the guaranteed shares issued to ISI on the first acquisition of ISI assets. As a result, the liability for ISI redeemable stock was $675,000 as of March 31, 2004. Pursuant to our agreement with ISI, we registered the foregoing shares for public sale.

On March 17, 2004, the Company acquired the land and buildings located in New Brunswick, NJ. The aggregated cost of the land and buildings was approximately $3,316,000. The cost of the land and buildings was allocated as follows:

                                    Land              $   423,000

                                    Buildings           2,893,000
                                                      -----------
                                    Total cost        $ 3,316,000
                                                      ===========

As of March 31, 2004 the 314,465 guaranteed shares held by the American National Red Cross had not been sold. As a result, the liability for this redeemable stock was $491,000.

We accounted for these transactions as a Business Combination under Statement of Financial Accounting Standards ("SFAS") No. 141 Accounting for Business Combinations.

The following table represents the Unaudited pro forma results of operations as though the ISI acquisitions had occurred on January 1, 2002.

                                                Three Months Ended March 31,
                                              -------------------------------
                                                   2003              2004
                                              ------------      ------------
                                            (in thousands except for share data)

Net revenues                                  $        308      $        308
Expenses                                            (2,493)           (8,365)
                                              ------------      ------------
Net Loss                                      $     (2,185)     $     (8,057)
                                              ============      ============
Basic and diluted loss per share              $       (.07)     $       (.20)
                                              ------------      ------------
Weighted average shares outstanding             33,046,092        41,080,579
                                              ============      ============

Note 7: DEBENTURE FINANCING

On March 12, 2003, we issued an aggregate of $5,426,000 in principal amount of 6% Senior Convertible Debentures due January 2005 (the "March Debentures") and an aggregate of 743,288 warrants to two investors in a private placement for aggregate proceeds of $4,650,000. Pursuant to the terms of the March Debentures, $1,550,000 of the proceeds from the sale of the March Debentures were to have been held back and released to us if, and only if, we acquired ISI's facility within a set timeframe. Although we had not acquired ISI's facility, these funds were released to us in June 2003. The March Debentures were to mature on January 31, 2005 with interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest were valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. Pursuant to the terms and conditions of the March Debentures, we pledged all of our assets, other than our intellectual property, as collateral and were subject to comply with certain financial and negative covenants, which include but was not limited to the repayment of principal balances upon achieving certain revenue milestones.

The March Debentures were convertible at the option of the investors at any time through January 31, 2005 into shares of our common stock. The conversion price under the March Debentures was fixed at $1.46 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect.

The investors also received Warrants to acquire at any time through March 12, 2008 an aggregate of 743,288 shares of common stock at a price of $1.68 per share. On March 12, 2004, the exercise price of the Warrants was to reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between March 13, 2003 and March 11, 2004 (but in no event less than $1.176 per share). The exercise price (and the reset price) under the Warrants also was subject to similar adjustments for anti-dilution protection. All of these warrants have been exercised.

We entered into a Registration Rights Agreement with the investors in connection with the issuance of the March Debentures and the Warrants. The Registration Rights Agreement requires that we register the shares of common stock issuable upon conversion of the Debentures, as interest shares under the Debentures and upon exercise of the Warrants. In accordance with this agreement, we have registered these shares for public sale.

As of December 31, 2003 the investors had converted the $5,426,000 principal of the March Debentures into 3,716,438 shares of our common stock. The total imputed interest on these Debentures was $111,711 of which $17,290 was paid in cash and $94,421 was paid by the issuance of 39,080 shares of common stock. The investors exercised the 743,288 warrants in July 2003 which produced proceeds in the amount of $1,248,724

On July 10, 2003, we issued an aggregate of $5,426,000 in principal amount of 6% Senior Convertible Debentures due July 31, 2005 (the "July Debentures") and an aggregate of 507,102 Warrants (the "July 2008 Warrants") to the same investors who purchased the March 12, 2003 Debentures, in a private placement for aggregate anticipated gross proceeds of $4,650,000. Pursuant to the terms of the July Debentures, $1,550,000 of the proceeds from the sale of the July Debentures were to have been held back and will be released to us if, and only if, we acquired ISI's facility within a set timeframe. Although we had not acquired ISI's facility, these funds were released to us in October 2003. The July Debentures mature on July 31, 2005 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. Pursuant to the terms and conditions of the July Debentures, we pledged all of our assets, other than our intellectual property, as collateral and were subject to comply with certain financial and negative covenants.

The July Debentures are convertible at the option of the investors at any time through July 31, 2005 into shares of our common stock. The conversion price under the July Debentures was fixed at $2.14 per share; however, as part of the debenture placement closed on October 29, 2003 (see below), the conversion price under the July Debentures was lowered to $1.89 per share. The conversion price is subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect.

The July 2008 Warrants received by the investors, as amended, are to acquire at any time commencing on July 26, 2004 through January 31, 2009 an aggregate of 507,102 shares of common stock at a price of $2.46 per share. On July 10, 2004, the exercise price of these July 2008 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between July 11, 2003 and July 9, 2004 (but in no event less than $2.14 per share). The exercise price (and the reset price) under the July 2008 Warrants also is subject to similar adjustments for anti-dilution protection.

We entered into a Registration Rights Agreement with the investors in connection with the issuance of the July Debentures and the July 2008 Warrants. The Registration Rights Agreement requires that we register on behalf of the holders the shares of common stock issuable upon conversion of the Debentures, as interest shares under the Debentures and upon exercise of the July 2008 Warrants. These shares have been registered for public sale.

On June 25, 2003, we issued to each of the March 12, 2003 Debenture holders a warrant (collectively, the "June 2008 Warrants") to acquire at any time through June 25, 2008 an aggregate of 500,000 shares of common stock at a price of $2.40 per share. On June 25, 2004, the exercise price of these June 2008 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between June 26, 2003 and June 24, 2004 (but in no event less than $1.68 per share). The exercise price (and the reset price) under the June 2008 Warrants also is subject to adjustments for anti-dilution protection similar to those in the July 2008 Warrants. Pursuant to our agreement with the Debenture holders, we have registered the shares issuable upon exercise of these June 2008 Warrants for public sale.

On October 29, 2003, we issued an aggregate of $4,142,357 in principal amount of 6% Senior Convertible Debentures due October 31, 2005 (the "October Debentures") and an aggregate of 410,134 Warrants (the "October 2008 Warrants") in a private placement for aggregate anticipated gross proceeds of $3,550,000. Pursuant to the terms of the October Debentures, $1,550,000 of the proceeds from the sale of the October Debentures have been held back and will be released to us if, and only if, we acquired ISI's facility within 90 days of October 29, 2003 and provide a mortgage on the facility as further security for the October Debentures. The debenture holders extended the deadline to 90 days after January 26, 2004. The October Debentures mature on October 31, 2005 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. Pursuant to the terms and conditions of the October Debentures, we pledged all of our assets, other than our intellectual property, as collateral and were subject to comply with certain financial and negative covenants.

Upon completing the sale of the October Debentures, we received $3,275,000 in net proceeds consisting of $1,725,000 from the October Debentures and $1,550,000 that had been withheld from the July Debentures. As noted above, $1,550,000 of the proceeds from the October Debentures were held back pending our completing the acquisition of the ISI facility and our mortgaging that facility to the debentureholders. On March 17, 2004, we closed on the acquisition of all of the worldwide rights of Alferon N as well as the FDA approved biological production facility in the New Brunswick, New Jersey, from ISI. As a result, the proceeds held back from the October Debenture amounting to $1,550,000 were released to the Company in April 2004. As required by the Debentures, we are in the process of providing a mortgage on the facility as further security for the Debentures.

The October Debentures are convertible at the option of the investors at any time through October 31, 2005 into shares of our common stock. The conversion price under the October Debentures is fixed at $2.02 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect. In addition, in the event that we do not pay the redemption price at maturity, the Debenture holders, at their option, may convert the balance due at the lower of (a) the conversion price then in effect and (b) 95% of the lowest closing sale price of our common stock during the three trading days ending on and including the conversion date.

The October 2008 Warrants, as amended, received by the investors are to acquire at any time commencing on July 26, 2004 through April 30, 2009 an aggregate of 410,134 shares of common stock at a price of $2.32 per share. On October 29, 2004, the exercise price of these October 2008 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between October 29, 2003 and October 27, 2004 (but in no event less than $2.19 per share). The exercise price (and the reset price) under the October 2008 Warrants also is subject to similar adjustments for anti-dilution protection.

We entered into a Registration Rights Agreement with the investors in connection with the issuance of the October Debentures and the October 2008 Warrants. The Registration Rights Agreement requires that we register on behalf of the holders the shares of common stock issuable upon conversion of the October Debentures, as interest shares under the October Debentures and upon exercise of the 2008 Warrants. If, subject to certain exceptions, sales of all shares required to be registered cannot be made pursuant to the registration statement, then we will be required to pay to the investors their pro rata share of $3,635 for each day such conditions exist.

As of January 26, 2004, with respect to the July and October 2003 Debenture Amendments, specifically, the extension of time of the investor's ability to exercise warrants, the Company revalued the July and October 2003 warrants, using the Black Scholes Method. This revaluation resulted in an increased adjustment to Debenture discounts of $282,000, reflected as additional paid in capital, and an adjustment to the amortization of Debenture discounts of approximately $77,000, reflected in financing costs, for the three months ended March 31, 2004.

On January 26, 2004, we issued an aggregate of $4,000,000 in principal amount of 6% Senior Convertible Debentures due January 31, 2006 (the "January 2004 Debentures", an aggregate of 790,514 warrants (the "2009 Warrants") and 158,103 shares of common stock, and Additional Investment Rights (to purchase up to an additional $2,000,000 principal amount of January 2004 Debentures commencing in six months) ("AIR") in a private placement for aggregate anticipated net proceeds of $3,695,000. The January 2004 Debentures mature on January 31, 2006 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. Commencing six months after issuance, the Company is required to start repaying the then outstanding principal amount under the January 2004 Debentures in monthly installments amortized over 18 months in cash or, at the Company's option, in shares of common stock. Any shares of common stock issued to the investors as installment payments shall be valued at 95% of the average closing price of the common stock during the 10-day trading period commencing on and including the eleventh trading day immediately preceding the date that the installment is due. Pursuant to the terms and conditions of the January 2004 Debentures, we pledged all of our assets, other than our intellectual property, as collateral and were subject to comply with certain financial and negative covenants.

The January 2004 Debentures are convertible at the option of the investors at any time through January 31, 2006 into shares of our common stock. The conversion price under the January 2004 Debentures is fixed at $2.53 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect.


There are two classes of July 2009 warrants received by the Investors: Class A and Class B. The Class A warrants are to acquire any time from July 26, 2004 through July 26, 2009 an aggregate of up to 395,257 shares of common stock at a price of $3.29 per share. The Class B warrants are to acquire any time from July 26, 2004 through July 26, 2009 an aggregate of up to 395,257 shares of common stock at a price of $5.06 per share. On January 27, 2005, the exercise price of these July 2009 Class A and Class B Warrants will reset to the lesser of (x) their respective exercise price then in effect or (y) the greater of a price equal to the average of the daily price of the common stock between January 27, 2004 and January 26, 2005 or $2.58 per share with regard to the Class A warrants or $3.54 per share with regard to the Class B Warrants. The exercise price (and the reset price) under the July 2009 Warrants also is subject to similar adjustments for anti-dilution protection. Notwithstanding the foregoing, the exercise price of the Class A warrants as adjusted for anti-dilution, will in no event be less than $2.58 per share.


The Company also issued to the investors Additional Investment Rights ("AIR") pursuant to which the investors have the right to acquire up to an additional $2,000,000 principal amount of January 2004 Debentures from the Company. These Debentures are identical to the January 2004 Debentures except that the conversion price is $2.58. The AIR are exercisable commencing on July 26,

2004 (the "Trigger" date) for a period of 90 days from the Trigger Date or 90 days from the date which the registration statement registering the shares issuable upon the conversion of the January 2004 Debentures to be issued pursuant to the AIR is declared effective, whichever is longer.

The Company entered into a Registration Rights Agreement with the investors in connection with the issuance of the January 2004 Debentures (including any Debentures issued pursuant to the AIR), the shares, and the January 2009 Warrants. Pursuant to the Registration Rights Agreement the Company registered on behalf of the investors the shares issued to the investors and 135% of the shares issuable upon conversion of the Debentures (including payment of interest thereon) and upon exercise of the January 2009 Warrants. If the Registration Statement containing these shares had not been filed within the time period required by the agreement, had not declared effective within the time period required by the agreement or, after it was declared effective and subject to certain exceptions, sales of all shares required to be registered thereon cannot be made pursuant thereto, then we would have been required to pay to the investors their pro rata share of $3,635 for each day any of the above conditions exist with respect to this Registration Statement.

As of April 26, 2004, the investors have converted $11,902,610 of debt from the March, July and October Debentures into 7,073,234 shares of our common stock. The March Debentures have been fully converted. The remaining principal balance on the remaining debentures is convertible into shares of our stock at the option of the investors at any time, through the maturity date. In addition, we have paid $1,300,000 into the debenture cash collateral account as required by the terms of the October Debentures. The amounts paid through March 31, 2004 have been accounted for as advances receivable and are reflected as such on the accompanying balance sheet as of March 31, 2004. The cash collateral account provides partial security for repayment of the July and October 2003 and January 2004 Debentures in the event of default.

By agreement with Cardinal Securities, LLC, for general financial advisory services and in conjunction with the private debenture placements in March, July and October 2003 and in January 2004, we paid Cardinal Securities, LLC an investment banking fee equal to 7% of the investments made by the two Debenture holders and issued to Cardinal certain warrants. A portion of the investment banking fee was paid with the issuance of 30,000 shares of our common stock. Cardinal also received 612,500 warrants to purchase common stock, of which 112,500 are exercisable at $1.74 per share, 112,500 are exercisable at $2.57 per share, 200,000 are exercisable at $2.50 per share, 87,500 are exercisable at $2.42 per share and 100,000 are exercisable at $3.04 per share. The $1.74 warrants expire on July 10, 2008, the $2.57 and $2.50 warrants expire on March 12, 2008, the $2.42 warrants expire on October 30, 2008 and the $3.04 warrants expire on January 5, 2009. By agreement with Cardinal, we have registered all shares issuable upon exercise of the warrants for public sale.

In connection with the debenture agreements, we have outstanding letters of credit of $1 Million as additional collateral.

The March 2003, July 2003, October 2003, and January 2004 debenture issuances of $5,426,000, $5,426,000, $4,142,357, and $4,000,000, respectively, and warrant issuances, were accounted for in accordance with EITF 98-5: Accounting for convertible securities with beneficial conversion features or contingency adjustable conversion and with EITF No. 00-27: Application of issue No. 98-5 to Certain convertible instruments. The Company determined the fair values to be ascribed to detachable warrants issued with the convertible debentures utilizing the Black-Scholes method.

As a result, the Company recorded debt discounts of approximately $11.8 and $2.9 million for the 2003 and 2004 debenture issuances, respectively, which, in effect, reduced the carrying value of our debt. As debt is converted to common stock, the remaining unamortized debt discount is charged to finance costs. These costs were initially deferred and charged to finance costs over the life of the debentures. As of March 31, 2004, the amount of debt discount amortized to finance cost totaled approximately $10.2 million.

Costs associated with the financings aggregated approximately $1.3 million. These costs are also deferred and expensed as finance costs over the life of the debentures.

Excluding the application of related accounting standards, and remaining debt discounts of $4.4 million, the Company's outstanding debt as of March 31, 2004 totaled $7.1 million with $2.0 million maturing in 2004 and the balance in 2005.

Section 713 of the American Stock Exchange ("AMEX") Company Guide provides that the Company must obtain stockholder approval before issuance, at a price per share below market value, of common stock, or securities convertible into common stock, equal to 20% or more of its outstanding common stock (the "Exchange Cap"). Taken separately, the July 2003, October 2003 and January 2004 Debenture transactions do not trigger Section 713. However, the AMEX has taken the position that the three transactions should be aggregated and, as such, stockholder approval is required for the issuance of common stock for a portion of the potential exercise of the warrants and conversion of the Debentures in connection with the January 2004 Debentures. The amount of potential shares that the Company could exceed the Exchange Cap amounted to approximately 1,299,000. In accordance with EITF 00-19, Accounting For Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock, the Company recorded on January 26, 2004, a redemption obligation of approximately $1,244,000. This liability represents the fair market value of the warrants and beneficial conversion feature related to the 1,299,000 shares.

In addition, in accordance with EITF 00-19, the Company revalued this redemption obligation associated with the beneficial conversion feature and warrants as of March 31, 2004. The Company recorded an additional redemption obligation and finance charge of $947,000 as a result of this revaluation. If the Company obtains stockholder approval, the Company's redemption obligation will be recorded as additional paid in capital on the date approval is received.

Note 8: EXECUTIVE COMPENSATION

In order to facilitate the Company's need to obtain financing and prior to our stockholders approving an amendment to our corporate charter to increase the number of authorized shares, Dr. Carter agreed to waive his right to exercise certain warrants and options unless and until our stockholders approved an increase in our authorized shares of Common Stock.

In October 2003, in recognition of this action as well as Dr. Carter's prior and on-going efforts relating to product development securing critically needed financing and the acquisition of a new product line, the Compensation Committee determined that Dr. Carter be awarded bonus compensation in 2003 consisting of $196,636 and a grant of 1,450,000 stock warrants with an exercise price of $2.20 per share. This additional compensation was reviewed by an independent valuation firm and found to be fair and reasonable within the context of total compensation paid to chief executive officers of comparable biotechnology companies.

In the quarter ended March 31, 2004, Dr. Carter was awarded an additional bonus of $99,481 by the Compensation Committee. In addition, The Company recorded a non-cash stock compensation charge of $1,769,000 during the current quarter resulting from warrants issued to Dr. Carter in 2003 that vested upon the execution of the second ISI asset closing on March 17, 2004. This was determined by subtracting the exercise price from the stock closing price on March 17, 2004 and multiplying the result by the number of warrants.

Note 9 - SUBSEQUENT EVENT

On May 14, 2004, we issued to the debentureholders warrants to purchase an aggregate of 1,300,000 shares ("the May 2009 Warrants"). In consideration of the foregoing, the debentureholders exercised the June 2008 warrants. As a result, we issued an aggregate of 1,000,000 shares and received gross proceeds of approximately $2,400,000.

The May 2009 warrants are to acquire at any time, commencing on November 14, 2004 through April 30, 2009, an aggregate of 1,300,000 shares of common stock at a price of $4.50 per share. On May 14, 2005, the exercise price of these May 2009 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between May 15, 2004 and May 13, 2005 (but in no event less than $4.008 per share). The exercise price (and the reset price) under the May 2009 Warrants also is subject to adjustments for anti-dilution projection similar to those in the other warrants.

In addition, the debentureholders agreed to amend the provisions of all of the outstanding warrants and debentures (including the debentures issuable pursuant to the AIR) to limit the maximum amount of funds that the holders could receive in lieu of shares upon conversion of the debentures and/or exercise of the warrants in the event that the Exchange Cap was reached to 119.9% of the conversion price of the relevant debentures and 19.9% of the relevant warrant exercise price.

These transactions could result in us recording an additional redemption obligation for the reasons discussed in Note 7 and will result in additional financing charges beginning in the second quarter of 2004.

                            Interferon Sciences, Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
                                                                          Page
                                                                          ----

Report of Independent Registered Public Accounting Firm                   F-53

Financial Statements:

Consolidated Balance Sheet - December 31, 2003                            F-54

Consolidated Statements of Operations - Years ended
      December 31, 2003 and 2002                                          F-55

Consolidated Statements of Changes in
      Capital Deficiency - Years ended December 31, 2003 and 2002         F-56

Consolidated Statements of Cash Flows - Years ended
      December 31, 2003 and 2002                                          F-57

Notes to Consolidated Financial Statements                                F-58

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Interferon Sciences, Inc.

         We have audited the accompanying consolidated balance sheet of Interferon Sciences, Inc. and subsidiary (the "Company") as of December 31, 2003 and the related consolidated statements of operations, changes in capital deficiency and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Interferon Sciences, Inc. and subsidiary as of December 31, 2003 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

         In connection with our audits of the financial statements referred to above, we audited Schedule II -- Valuation and Qualifying Accounts for 2003 and 2002. In our opinion, this schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

         On March 17, 2004, the Company completed the sale of its remaining fixed and intangible assets and certain liabilities were assumed by the purchaser (See Note 1).

Eisner LLP

New York, New York
March 18, 2004

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31,2003

                                                                          Proforma
                                                                          ------------
                                                                          (unaudited)*
ASSETS
Current assets
  Cash and cash equivalents                             $   848,573         $  848,573
  Investment - available for sale                                            1,665,636
  Other receivables                                          49,700             49,700
  Notes receivable, net                                     371,063            371,063
  Prepaid expenses and other current assets                  18,782             18,782
                                                        -----------       -----------
Total current assets                                      1,288,118          2,953,754
                                                        -----------       -----------
Property, plant and equipment, at cost
  Land                                                      140,650
  Buildings and improvements                              7,793,242
  Equipment                                               4,920,942
                                                        -----------
                                                         12,854,834

Less accumulated depreciation                           (11,566,022)
                                                        -----------
                                                          1,288,812
                                                        -----------
Patent costs, net of accumulated amortization
  of $415,104                                               106,057

Other assets                                                 11,350             11,350
                                                        -----------       ------------
                                                        $ 2,694,337       $  2,965,104
                                                        ===========       ============
LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities
  Accounts payable                                      $   528,689       $    528,689
  Accrued expenses                                           51,834             51,834
  Obligations subject to closing of sale of assets:
     Due to American Red Cross                            1,434,636
     Note payable and amount due GP Strategies              422,745
     Past due real estate taxes                             643,729
Convertible Notes payable                                   285,000            285,000
                                                        -----------       ------------
Total current liabilities                                 3,366,633            865,523
                                                        -----------       ------------
Commitments

Capital deficiency
  Preferred stock, par value $.01 per share;
   authorized - 5,000,000 shares; none
   issued and outstanding
  Common stock, par value $.01 per share;
   authorized - 55,000,000 shares; issued and
   outstanding - 37,339,286 shares                          373,393            373,393
  Capital in excess of par value                        136,970,283        136,970,283
  Accumulated deficit                                  (138,015,972)      (135,244,095)
                                                       ------------       ------------
Total capital(deficiency) equity                           (672,296)         2,099,581
                                                       ------------       ------------
                                                      $   2,694,337       $  2,965,104
                                                      =============       ============

* The proforma balance sheet assumes the sale of certain assets to Hemispherx Biopharma had taken place on December 31, 2003 (See Note 7).

The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               YEARS ENDED DECEMBER 31,
                                                                                2003             2002
                                                                            ------------    ------------
Revenue
Sales - ALFERON N Injection, net                                            $    241,637    $  1,926,466
Bulk sale of remaining Alferon
  inventory and license fee                                                    1,149,112
Royalty income                                                                    31,000
                                                                            ------------    ------------
Total revenue                                                                  1,421,749       1,926,466
                                                                            ------------    ------------
Costs and expenses

Cost of goods sold and excess/idle
  production costs                                                               267,054       1,482,006
Research and development                                                         176,091       1,514,286
General and administrative                                                     1,431,911       1,818,194
                                                                            ------------    ------------
Total costs and expenses                                                       1,875,056       4,814,486
                                                                            ------------    ------------
Loss from operations before other                                               (453,307)     (2,888,020)
income (expense)

Interest income                                                                   26,520           7,122
Interest expense                                                                (306,741)       (385,775)
Service fee income                                                               560,101
Gain on Metacine settlement                                                    1,550,000
Gain on sale of securities                                                       444,337
Gain on settlement of liability                                                  228,913
                                                                            ------------    ------------
Income (loss) before income tax benefit                                        2,049,823      (3,266,673)

Income tax benefit
   Gain on sale of state net operating loss
   carryovers                                                                    279,402         528,276
                                                                            ------------    ------------
Net income (loss)                                                           $  2,329,225    $ (2,738,397)
                                                                            ============    ============
Basic net income (loss) per share                                           $        .07    $       (.13)
                                                                            ============    ============
Diluted net income (loss) per share                                         $        .04    $       (.13)
   (potential common shares limited to                                      =============   ============
    authorized shares available)

As if adjusted for authorized shares, diluted net income (loss) per share
(potential common shares not limited to authorized shares
available)                                                                  $        .03    $       (.13)
                                                                            ============    ============
Weighted average number of
  shares outstanding - basic                                                  33,737,263      20,575,948
                                                                            ============    ============
Weighted average number of shares outstanding
- diluted (potential common shares limited to
authorized shares available)                                                  55,000,000      20,575,948
                                                                            ============    ============
As if adjusted for authorized shares, weighted average number of shares outstanding (potential common shares not limited to authorized shares
available)                                                                    83,237,263      20,575,948
                                                                            ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY

                                                                                     Capital in                       Total
                                                           Common stock              excess of      Accumulated       (capital
                                                    Shares              Amount       par value      deficit           deficiency)
                                                    ----------------------------    -----------    -------------     ------------
Balance at January 1, 2002                          20,308,031          203,080     136,239,499    (137,606,800)      (1,164,221)

Common stock issued under Company 401(k) plan          722,374            7,224          71,119                           78,343
Fair value of warrants issued with
  convertible notes and value of
  beneficial conversion feature                                                         500,000                          500,000
Net loss                                                                                             (2,738,397)      (2,738,397)
                                                    -----------------------------------------------------------------------------

Balance at December 31, 2002                        21,030,405          210,304     136,810,618    (140,345,197)      (3,324,275)

Net proceeds from sale of common stock
  and warrants                                      15,000,000          150,000           1,000                          151,000
Common stock issued under Company 401(k) plan          308,881            3,089          18,665                           21,754
Common stock issued to Metacine for settlement
 of obligation                                       1,000,000           10,000         140,000                          150,000
Net income                                                                                            2,329,225        2,329,225
                                                    -----------------------------------------------------------------------------

Balance at December 31, 2003                        37,339,286         $373,393   $ 136,970,283   $(138,015,972)       $(672,296)


The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,

                                                        2003           2002
                                                     -----------    -----------
Cash flows from operating activities:
  Net income (loss)                                  $ 2,329,225    $(2,738,397)
  Adjustments to reconcile net income (loss) to
    net cash used for operating activities:
    Receipt of shares of Hemispherx Biopharma, Inc.
      for Alferon inventory and assumption of
      certain liabilities                             (1,149,112)
    Gain on sale of securities                          (444,337)
    Gain on Metacine settlement                       (1,550,000)
    Depreciation and amortization                        418,888        425,077
    Gain on settlement of liability                     (228,913)
    Stock-based compensation expense                      21,754         78,343
    Debt discount                                        218,137        281,863
    Amortization of interest income                       (7,313)
    Change in operating assets and liabilities:
    Accounts and other receivables                        (6,961)        80,650
    Inventories                                            6,564         81,424
    Prepaid expenses and other current assets             (6,603)         5,429
    Accounts payable and accrued expenses                 91,244        551,385
    Amount due to GP Strategies                            9,000         18,000
                                                     -----------    -----------
  Net cash used for operating activities                (298,427)    (1,216,226)
                                                     -----------    -----------
Cash flows from investing activities:
  Proceeds from sale of investment                     1,207,337
  Additions to notes receivable                         (375,000)
  Reduction of other assets                               10,000
                                                     -----------    -----------
  Net cash provided by investing activities              832,337         10,000
                                                     -----------    -----------
Cash flows from financing activities:
  Proceeds from convertible notes payable                100,000        500,000
  Repayment of convertible notes payable                (315,000)
  Proceeds from loans and advances                       250,000
  Repayment of loans and advances                       (250,000)
  Net proceeds from sale of common stock and warrants    151,000
  Repayment of note payable to GP Strategies                           (100,000)
                                                     -----------    -----------
  Net cash (used for) provided by  financing
    activities                                           (64,000)       400,000
                                                     -----------    -----------
Net increase (decrease) in cash and cash equivalents     469,910       (806,226)

Cash and cash equivalents at beginning of year           378,663      1,184,889
                                                     -----------    -----------
Cash and cash equivalents at end of year             $   848,573    $   378,663
                                                     ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business

      Until March 11, 2003, Interferon Sciences, Inc. (the "Company" or "ISI") was a biopharmaceutical company that operated in a single segment and was engaged in the study, manufacture, and sale of ALFERON(R) N Injection, a highly purified, multispecies, natural source alpha interferon product. ALFERON(R) N Injection has been approved by the United States Food and Drug Administration ("FDA") for the treatment of certain types of genital warts and been studied for its potential use in the treatment of HIV, hepatitis C, and other indications. For the years ended December 31, 2003 and 2002, domestic sales totaled $241,637 and $1,926,466, respectively, and there were no foreign sales. All identifiable assets are located in the United States.

      On March 11, 2003, the Company sold all its inventory related to ALFERON N Injection and granted a license to sell the product to Hemispherx Biopharma, Inc. ("HEB"). In exchange for the inventory and license, the Company received 424,528 shares of HEB common stock with a guaranteed value of $675,000, an additional 62,500 shares of HEB common stock without a guaranteed value, and future royalties equal to 6% of the net sales of ALFERON N Injection. In addition, HEB assumed approximately $408,000 of the Company's payables and various other commitments. On March 11, 2003, the Company and HEB entered into another agreement, which was consummated on March 17, 2004, pursuant to which the Company sold to HEB, the Company's real estate property, plant, equipment, furniture and fixtures, rights to ALFERON N Injection and all of its patents, trademarks and other intellectual property related to its natural alpha interferon business. In exchange, the Company received 424,528 shares of HEB common stock with a guaranteed value of $ 675,000, an additional 62,500 shares of HEB common stock without a guaranteed value and future royalties equal to 6% of the net sales of all products sold containing natural alpha interferon. The fair value of HEB common stock received was approximately $ 1,666,000. In addition, approximately $2.5 million of the Company's indebtedness which encumbered its assets was repaid by HEB. Prior to the completion of this transaction, HEB funded certain operating costs of the Company's facility such as insurance, heat, light, air conditioning and equipment maintenance (See Note
7).

Note 2.  Summary of Significant Accounting Policies

      Principles of consolidation -- The consolidated financial statements include the operations of the Company and Interferon Sciences Development Corporation ("ISD"), its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated.

      Cash and cash equivalents -- The Company considers all highly liquid instruments with maturities of three months or less from purchase date to be cash equivalents.

      Property, plant and equipment -- Property, plant and equipment are carried at cost. Major additions and improvements are capitalized while maintenance and repairs, which do not extend the lives of the assets, are expensed.

      Depreciation -- The Company provides for depreciation and amortization of plant and equipment following the straight-line method over the estimated useful lives of such assets as follows:

      Class of Assets                                 Estimated Useful Lives
      ---------------                                 ----------------------
      Buildings and Improvements                      15 to 30 years
      Equipment                                        5 to 10 years

      Depreciation expense for the years ended December 31, 2003 and 2002 was $392,758 and $396,922, respectively.

      Patent costs -- The Company capitalized costs to obtain patents and licenses. Patent costs are amortized over 17 years or their estimated economic useful life, if shorter, on a straight-line basis. To the extent the value of a patent is determined to be impaired, the related net capitalized cost attributable to the impaired value is expensed.

      Revenue recognition -- Title passes to the customer at the shipping point and revenue is therefore recognized when the product is shipped. The Company has no other obligation associated with its products once shipment has occurred.

      Royalty revenue recognition -- Revenue from royalties is recognized ratably over the royalty period based on periodic reports submitted by the royalty obligor.

      Research and Development Costs -- Research and development are expensed when incurred. The types of costs included in research and development are: salaries, supplies, clinical costs, facility costs and depreciation. All of these expenditures were for Company sponsored research and development programs.

      Inventories -- Inventories, consisting of raw materials, work in process and finished goods, are stated at the lower of cost or market on a FIFO basis. Inventory in excess of the Company's estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value is management estimates related to the Company's future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potentially excess inventory. On March 11, 2003, the Company sold all of its inventory to HEB (See Note 7).

      Long-Lived Assets -- The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.

      Stock option plan -- The Company accounts for its stock-based compensation to employees and members of the Board of Directors in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation is recorded on the date of issuance or grant as the excess of the current market value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," and Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation
- Transition and Disclosure," which was released in December 2002 as an amendment of SFAS 123. The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all awards.

                                                        Year Ended December 31,
                                                          2003           2002
     Reported net income (loss)                        $2,329,225   $(2,738,397)

     Stock-based employee compensation expense
       included in reported net income (loss), net
       of related tax effects                                  --            --

     Stock based employee compensation determined
       under the fair value based method,
       net of related tax effects                              --       (94,165)

     Pro forma net income (loss)                       $2,329,225    (2,832,562)

     Net income (loss) per share basic
       As reported                                     $      .07   $      (.13)
       Pro forma                                       $      .07   $      (.14)

     Net income (loss) per share diluted (potential
      common shares limited to
      authorized shares available)
       As reported                                     $      .04   $      (.13)
       Pro forma                                       $      .04   $      (.14)

     Net income (loss) per share, as if adjusted for authorized shares, diluted (potential common shares not limited to authorized shares available)

       As reported                                     $      .03   $      (.13)
       Pro forma                                       $      .03   $      (.14)

      During 2003 and 2002, the Company did not grant any stock options. All remaining employee stock options expired on December 31, 2003.

      Net Income (Loss) Per Share -- Basic net income (loss) per share has been computed using the weighted average number of shares of common stock of the Company outstanding for each period presented. For 2003, the dilutive effect of stock options and other potential common shares is included in the calculation of diluted net income per share using the treasury stock method. For 2002, stock options and other potential common shares are not included in the calculation of net loss per share as the effect would be anti-dilutive. Potential common shares at December 31, 2002 were:

    Stock options - 1,908,075
    Warrants -     66,069,569
                                                           2003          2002
                                                        ----------    ----------
    Weighted average shares used to compute
      basic EPS                                         33,737,263    20,575,948

    Effect of potential common shares limited
      to authorized shares available                    21,262,737             0
                                                        ----------    ----------
    Weighted average shares - diluted                   55,000,000    20,575,948
                                                        ==========    ==========
    Effect of potential common shares not limited
       to authorized shares available                   49,500,000             0
                                                        ----------    ----------
     As if adjusted for authorized shares, weighted
        average shares - diluted                        83,237,263    20,575,948
                                                        ==========    ==========

      Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      Income taxes -- Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. At December 31, 2003 and 2002, the Company has recorded a full valuation allowance for the net deferred tax asset.

Recently Issued Accounting Standards

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FAS Statements 4, 44 and 64, Amendment of FAS Statement 13 and Technical Corrections." SFAS No. 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which required gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for fiscal years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64 and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. The adoption of SFAS No. 145 did not have a material impact on its results of operations or financial position.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs associated with Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. The Company adopted SFAS No. 146 on January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on its results of operations or financial position.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." Among other things, this Statement requires that contracts with comparable characteristics be accounted for similarly and clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative. SFAS No. 149 is effective July 1, 2003. The Company does not expect this pronouncement to have a material impact on its results of operations or financial condition.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 has a variety of effective dates. The Company does not expect this pronouncement to have a material impact on its results of operations or financial condition.

      Effective January 1, 2003, the Company adopted the recognition and measurement provisions of FASB Interpretation No. 45 ("Interpretation 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in interim and annual financial statements about the obligations under certain guarantees. Interpretation 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not currently provide significant guarantees on a routine basis. As a result, this interpretation has not had a material impact on the Company's financial statements.

      In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003) ("Interpretation 46"), "Consolidation of Variable Interest Entities." Application of this interpretation is required in the Company's financial statements for interests in variable interest entities that are considered to be special-purpose entities for the year ended December 31, 2003. The Company determined that it does not have any arrangements or relationships with special-purpose entities. Application of Interpretation 46 for all other types of variable interest entities is effective March 31, 2004.

      Interpretation 46 addresses the consolidation of business enterprises to which the usual condition (ownership of a majority voting interest) of consolidation does not apply. This interpretation focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. It concludes that in the absence of clear control through voting interests, a company's exposure (variable interest) to the economic risks and potential rewards from the variable interest entity's assets and activities are the best evidence of control. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to include assets, liabilities and the results of operations of the variable interest entity in its financial statements. The adoption of FIN 46 did not have an impact on the financial position or operations of the Company.

Note 3. Operations

      As of December 31, 2003, the Company sold all of the shares of HEB common stock and received net proceeds of $1,207,337, resulting in a gain of $ 444,337, which is included in the consolidated statement of operations for the year ended December 31, 2003.

      On October 17, 2003, ISI and Amphioxus Cell Technologies, Inc. ("ACT"), a development stage company, entered into a non-binding letter of intent pursuant to which ISI (or a wholly owned subsidiary of ISI) will acquire ACT. ACT is a biotechnology company that applies liver biology solutions to problems in drug discovery and human therapeutics. The shareholders of ACT will receive preferred stock of

ISI, convertible into a number of common shares of ISI equal to 75% of the fully diluted capitalization of ISI (see Note 8).

      In December, 2003, the Company settled a liability resulting in a gain of $ 228,913, which is included in the consolidated statement of operations for the year ended December 31, 2003.

      At December 31, 2003, the Company had approximately $849,000 of cash and cash equivalents, with which to support future operating activities and to satisfy its financial obligations as they become payable.

      The Company has experienced significant operating losses since its inception in 1980. As of December 31, 2003, the Company had an accumulated deficit of approximately $138.0 million. For the years ended December 31, 2003 and 2002, the Company had net income of approximately $2.3 million and incurred a net loss of approximately $2.7 million, respectively. Based on the Company's current cash position, the proceeds from the sale of the 487,028 shares of HEB Common Stock, estimates of expenses, and the timing of repayment to creditors, management believes that the Company has sufficient resources to enable the Company to continue operations through March 31, 2005. However, actual results may differ materially from such estimate, and no assurance can be given that additional funding will not be required sooner than anticipated or that such additional funding, whether from financial markets or from other sources, will be available when needed or on terms acceptable to the Company. Insufficient funds will require the Company to curtail or terminate operations.

Note 4. Agreement with GP Strategies Corporation

      Pursuant to an agreement dated March 25, 1999, GP Strategies Corporation ("GP Strategies") loaned the Company $500,000 (the "GP Strategies Debt"). In return, the Company granted GP Strategies (i) a first mortgage on the Company's real estate, (ii) a two-year option (which has expired) to purchase the Company's real estate, provided that the Company has terminated its operations and a certain liability to the American Red Cross (the "Red Cross") has been repaid, and (iii) a two-year right of first refusal (which has expired) in the event the Company desires to sell its real estate. In addition, the Company issued GP Strategies 500,000 shares (the "GP Shares") of common stock and five-year warrant (the "GP Warrant") to purchase 500,000 shares of common stock at a price of $1 per share. The GP Shares and GP Warrant were valued at $500,000 and recorded as a financing cost and amortized over the original period of the GP Strategies Debt in 1999. Pursuant to the agreement, the Company has issued a note to GP Strategies representing the GP Strategies Debt, which note was originally due on September 30, 1999 (but extended to June 30, 2001) and bears interest, payable at maturity, at the rate of 6% per annum. In addition, at that time, the Company negotiated a subordination agreement with the Red Cross pursuant to which the Red Cross agreed that its lien on the Company's real estate is subordinate to GP Strategies' lien. On March 27, 2000, the Company and GP Strategies entered into an agreement pursuant to which (i) the GP Strategies Debt was extended until June 30, 2001 and (ii) the Management Agreement between the Company and GP Strategies was terminated and all intercompany accounts between the Company and GP Strategies (other than the GP Strategies Debt) in the amount of approximately $130,000 were discharged which was recorded as a credit to capital in excess of par value. On August 23, 2001, the Company and GP Strategies entered into an agreement pursuant to which the GP Strategies Debt was extended to March 15, 2002. During 2001, the Company paid GP Strategies $100,000 to reduce the GP Strategies Debt. In addition, in January 2002, the Company paid GP Strategies $100,000 to further reduce the GP Strategies Debt. In connection with the Asset Sale Transactions (as hereafter defined, see Note 7), the Company, HEB and GP Strategies entered into an agreement pursuant to which GP Strategies agreed to forbear from exercising its rights until May 31, 2003 and GP Strategies agreed to accept HEB common stock with a guaranteed value of $425,000 in full settlement of all the Company's obligations to GP Strategies. On June 2, 2003, HEB delivered the HEB common stock to GP Strategies in accordance with HEB's obligation under the terms of the forbearance agreement. However the forbearance agreement provided that in addition to the issuance by HEB of the HEB common stock to GP Strategies, HEB was obligated to register the HEB common stock for resale and any shares of HEB shares received by GP Strategies which remain unsold after November 30, 2004 may be put to HEB at a price of $ 1.59 per share.

         The GP Strategies obligations were legally extinguished by HEB on June 2, 2003. The Asset Sale Transaction with HEB closed on March 17, 2004. If the transaction had not closed, HEB would have had a claim against ISI for the satisfaction of the GP Strategies obligations. For accounting purposes, these transactions were treated as integral parts of the Asset Sale Transactions and accordingly, the obligations remained on the balance sheet until the closing of the transaction on March 17, 2004, at which time the amount of such obligations will be recognized as extinguished for accounting purposes.

Note 5. Agreement with the Red Cross

      The Company obtained human white blood cells used in the manufacture of ALFERON N Injection from several sources, including the Red Cross pursuant to a supply agreement dated April 1, 1997 (the "Supply Agreement"). As of November 23, 1998, the Company owed the Red Cross approximately $1.46 million plus interest at the rate of 6% per annum accruing from April 1, 1998 (the "Red Cross Liability") for white blood cells purchased pursuant to the Supply Agreement.

      Pursuant to an agreement dated November 23, 1998, the Company granted the Red Cross a security interest in certain assets to secure the Red Cross Liability, issued to the Red Cross 300,000 shares of common stock and agreed to issue additional shares at some future date as requested by the Red Cross to satisfy any remaining amount of the Red Cross Liability. The Red Cross agreed that any net proceeds received by it upon sale of such shares would be applied against the Red Cross Liability. In January 1999, the Company granted the Red Cross a security interest (the "Security Interest") in, among other things, the Company's real estate, equipment inventory, receivables, and New Jersey net operating loss carryovers to secure repayment of the Red Cross Liability, and the Red Cross agreed to forbear from exercising its rights under the Supply Agreement, including with respect to collecting the Red Cross Liability until June 30, 1999 (which was subsequently extended until December 31, 1999). On December 29, 1999, the Company, the Red Cross and GP Strategies entered in an agreement pursuant to which the Red Cross agreed that until September 30, 2000 it would forbear from exercising its rights under (i) the Supply Agreement, including with respect to collecting the Red Cross Liability, and (ii) the Security Interest. In connection with the Asset Sale Transactions (see Note 7), the Company, HEB and the Red Cross entered into an agreement pursuant to which the Red Cross agreed to forbear from exercising its rights until May 31, 2003 and the Red Cross agreed to accept HEB common stock with a guaranteed value of $500,000 in full settlement of all of the Company's obligations to the Red Cross. On June 2, 2003, HEB delivered the HEB common stock to the Red Cross in accordance with HEB's obligation under the terms of the forbearance agreement. However the forbearance agreement provided that in addition to the issuance by HEB of the HEB common stock to the Red Cross, HEB was obligated to register the HEB common stock for resale and any shares of HEB shares received by the Red Cross which remain unsold after May 31, 2004 may be put to HEB at a price of $
1.59 per share.

      The Red Cross Liability was legally extinguished by HEB on June 2, 2003. The Asset Sale Transaction with HEB closed on March 17, 2004. If the transaction had not closed, HEB would have had a claim against ISI for the satisfaction of the Red Cross Liability. For accounting purposes, these transactions were treated as integral parts of the Asset Sale Transactions and accordingly, the obligations remained on the balance sheet until the closing of the transaction on March 17, 2004, at which time the amount of such obligations will be recognized as extinguished for accounting purposes.

Note 6. Agreement with Metacine, Inc.

      On July 28, 2000, the Company acquired an option for $100,000 to purchase certain securities of Metacine, Inc. ("Metacine"), a company engaged in research using dendritic cell technology.

      On April 9, 2001, the Company exercised its option to acquire an 82% equity interest in Metacine. Pursuant to the agreement, as amended, the Company received 700,000 shares of Metacine common stock and a five-year warrant to purchase, at a price of $12.48 per share, 282,794 shares of Metacine common stock in exchange for $300,000 in cash, an obligation to pay Metacine $ 1,850,000 and $250,000 of services to be rendered by the Company by June 30, 2002. In addition, the Company issued Metacine 2,000,000 shares of the Company's common stock.

      On August 29, 2003, the Company and Metacine entered into an agreement pursuant to which the Company relinquished all rights to the shares and warrants of Metacine held by the Company and issued Metacine 1,000,000 shares of the Company's common stock and Metacine relieved the Company of its $1,700,000 obligation to Metacine. In addition, Metacine retained the 2,000,000 shares of the Company's common stock issued on April 9, 2001. The issuance of the 1,000,000 shares (valued at $.05 per share which was the closing price of the Company's common stock on August 29, 2003) and the Company's agreement to allow Metacine to retain the 2,000,000 shares previously issued (valued at $.05 per share which was the closing price of the Company's common stock on August 29, 2003) was recorded as a credit to the Company's equity of $150,000 which resulted in a gain of $1,550,000 and is shown on the consolidated statements of operations for the year ended December 31, 2003 as a gain on Metacine settlement.

Note 7. Agreement with Hemispherx Biopharma, Inc. ("HEB")

      On March 11, 2003, the Company executed two agreements with HEB to sell certain assets of the Company (the two asset sale transactions are hereinafter jointly referred to as the "Asset Sale Transactions" and individually referred to as the "First Asset Sale" and the "Second Asset Sale") and consummated the First Asset Sale.

      In the first agreement with HEB (the "First Asset Sale Agreement"), the Company sold all of its inventory related to ALFERON N Injection(R) (the "Product") and granted a three-year license for the production, manufacture, use, marketing and sale of the Product in the United States.

      For these assets, the Company:

      (i) received 424,528 shares of HEB common stock (the "HEB Common Stock") which had a Guaranteed Value (as defined in the First Asset Sale Agreement) of $675,000;

      (ii) received an additional 62,500 shares of HEB Common Stock without a Guaranteed Value; and

      (iii) will receive a royalty equal to 6% of the net sales of the Product.

      In addition, HEB assumed $408,000 of ISI payables and certain other obligations related to the Product. The consummation of the First Asset Sale Agreement resulted in a gain of $1,149,112, which is included in the consolidated statement of operations for the year ended December 31, 2003.

      ISI received a service fee until October 31, 2003 for providing certain transitional services. Such service fee is shown on the consolidated statements of operations for the year ended December 31, 2003 as service fee income in the amount of $560,101. As of December 31, 2003, the Company sold all 487,028 shares of HEB Common Stock and realized net proceeds of $1,207,000, resulting in a gain of $ 447,337, which is included in the consolidated statement of operations for the year ended December 31, 2003.

      In the second agreement with the Company (the "Second Asset Sale Agreement"), which was consummated on March 17, 2004, the Company sold to HEB all of its rights to the Product and other assets related to the natural alpha interferon business including, but not limited to, real estate, machinery and equipment. For these assets, the Company:

      (i) received 424,528 shares of HEB Common Stock which has a Guaranteed Value (as defined in the Second Asset Sale Agreement) of $675,000;

      (ii) received an additional 62,500 shares of HEB Common Stock without a Guaranteed Value; and

      (iii) will receive a royalty equal to 6% of the net sales of any products containing natural alpha interferon sold by HEB (or a Marketing Partner, as defined in the Second Asset Sale Agreement).

      The Second Asset Sale Agreement obligates HEB to register the 487,028 shares of HEB Common Stock, sets periodic limits on the number of these shares that may be sold and requires HEB to pay the Company an amount equal to the product received by multiplying (i) the number of guaranteed shares remaining unsold on March 17, 2006, and (ii) $ 1.59. The remaining guaranteed shares will then be returned to HEB.

      In addition, HEB satisfied the Company's obligations to (i) the American Red Cross in the amount of $1,435,000, (ii) GP Strategies Corp. in the amount of $423,000, and (iii) MD Sass in the amount of $644,000 (for unpaid local property taxes and water and sewer charges).

Note 8. Note Receivable - Agreement with Amphioxus Cell Technologies, Inc. ("Amphioxus" or "ACT")

      On March 20, 2003, the Company entered into a collaterialized note agreement, as amended (the "Note") with Amphioxus to advance up to $500,000. Pursuant to the Note, the Company advanced $375,000 as of December 31, 2003. The
Note is due on March 19, 2004, bears interest at the rate of 10% per annum and is collaterialized by all of the assets of Amphioxus. In addition, the Company received a warrant, exercisable until March 2008, to purchase for $100,000, an aggregate of 20% of the common stock of Amphioxus on a fully diluted basis. The warrant is valued at $15,000, is prorated based on the amount of monies advanced and is amortized as interest income over the term of the Note.

      On October 17, 2003, ISI and Amphioxus Cell Technologies, Inc. entered into a non-binding letter of intent pursuant to which ISI (or a wholly owned subsidiary of ISI) will acquire ACT. The shareholders of ACT will receive preferred stock (the "ACT Preferred Stock") of ISI, convertible into a number of common shares of ISI equal to 75% of the fully diluted capitalization of ISI. The ACT Preferred Stock will be convertible at the option of the holder at any time, and subject to mandatory conversion if, prior to the date which is two years after the merger, the sum of the proceeds received from (i) the sale of the assets of ISI at the date of merger, and (ii) common equity capital raised at a pre-money valuation in excess of $10 million, exceed $2.5 million.

      Certain debt (the "ACT Debt") aggregating approximately $2.9 million that is currently owed to shareholders of ACT will continue as secured non-interest bearing debt of ISI, upon completion of the merger. The ACT Debt will be non-interest bearing and repayable by ISI on the fourth anniversary of the date of the merger, subject to accelerated payment of 25% of the net after tax profits of ACT over $1 million on a cumulative basis. The ACT Debt shall be fully payable upon a change of control of ISI (excluding the transactions whereby the ACT stockholders convert the ACT Preferred Stock). In addition, the ACT Debt shall also be repaid to the extent of the net proceeds from the sale of any equity securities of ISI exceeding $8 million. In addition, certain additional debt aggregating approximately $200,000 owed to a shareholder of ACT will be repayable on the fifth anniversary of the date of the merger.

      In addition, preferred stock (the "Junior Preferred Stock") held by a shareholder of ACT will continue as non-accruing preferred stock in the face amount of $2 million, senior in right of preference as to dividends and distributions in liquidation to the ACT Preferred Stock and common stock of ISI. The Junior Preferred Stock will be repayable by ISI on the fourth anniversary of the date of the merger, subject to accelerated payment from 25% of the net after tax profits of ISI available after payment of the ACT Debt. The Junior Preferred Stock will also be subject to reset upon the following conditions: the redemption value and liquidation preference of Junior Preferred Stock shall be increased if either the market capitalization of ISI or the amount to be paid by any third party for ISI values the common stock and any other equity securities or debt convertible into equity securities at (i) greater than $25 million, in which case the Junior Preferred Stock shall be increased to $2.75 million, or
(ii) greater than $35 million, in which case the Junior Preferred Stock shall be increased to $3.5 million (each a "Reset Event"). If not sooner redeemed and paid, the Junior Preferred Stock shall be fully redeemed and retired (subject only to the prior payment of the ACT Debt) at any time upon a change of control of the surviving company (excluding the transaction whereby the ACT stockholders convert their ACT Preferred Stock), or to the extent of the net proceeds from the sale of any equity securities of ISI exceeds $10.9 million.

      In addition, on the merger date, three officers of ISI have agreed to grant ISI the option to terminate their employment agreements in exchange for
(i) a one-year consulting agreement at the rate of $4,000 per month, (ii) common stock or options exercisable into approximately 1.25% of ISI and (iii) an amount by which 10% of the proceeds from the sale of certain assets of ISI exceed $200,000.

      The Letter of Intent is subject to the execution of definitive documents and final due diligence.

Note 9. Equity Transaction

      In March 2003, the Company sold 15,000,000 shares of its common stock in a private placement transaction to an investor for $150,000. In connection with this private placement, the Company also sold, for $1,000, 15,000,000 warrants exercisable (subject to shareholder approval) at $0.01 per share and expiring in March 2008.

Note 10. Notes Payable

      In August 2002, the Company completed a private placement of $500,000 of convertible notes to accredited investors. Each note is convertible into the Company's common stock at a price of $.05 per share (subject to adjustment to 70% of the market price of the Company's common stock under certain circumstances) and bears interest at the rate of 10% per annum. A $250,000 convertible note was due January 31, 2003 and the other $250,000 of the convertible notes were due December 31, 2003. For each $100,000 principal amount of notes issued, the investors received warrants to purchase an additional 10.2 million shares of the Company's common stock exercisable at $.01 per share. The warrants were valued at $400,000 and are amortized as interest expense over the terms of the respective notes. The conversion of the convertible notes and the exercise of the warrants are subject to approval of a sufficient number of authorized common shares by the shareholders of the Company. The terms of the notes, as amended, include the Company obtaining stockholder approval by April 30, 2004 to increase its authorized shares so that the number of authorized but unissued common shares is at least 200% of the number of common shares issuable on conversion of the notes and exercise of the warrants. Failure to obtain stockholder approval for the increase in the authorized number of shares and to file with the Delaware Secretary of State an amendment to the Company's Certificate of Incorporation, on or before April 30, 2004 to increase its authorized shares, would require the Company to make cash payments to each warrant holder, for each 30-day period such approval has not been obtained, equal to the difference between the exercise price and volume weighted average market price (for that 30-day period) for all warrants not exercisable because of the failure to obtain the approval. Further the note holders have registration rights whereby, for the period commencing April 30, 2004 but no later than August 7, 2005, upon written request from at least 50% of the holders of the shares issuable upon the exercise of the warrants, the Company is to file a registration statement within 30 days and have such registration statement declared effective 90 days thereafter, to register the common shares underlying the convertible notes and warrants. The Company's failure to file a registration statement or have one declared effective by the required dates would result in the Company paying liquidated damages to each of the above note-holders in an amount equal to 2% per month for each 30 day period or part thereof, a registration station was not filed. In addition, these notes are convertible into common stock at a beneficial rate. The beneficial conversion feature was valued at $100,000 and accounted for as debt discount and was amortized over the term of the notes. The $250,000 note due on January 31, 2003 was repaid in full (including accrued interest) in November 2003. The $250,000 notes due December 31, 2003 remain unpaid.

      In June and July 2003, the Company received an aggregate of $100,000 and issued convertible notes payable to private investors. The notes are due June 30, 2004 and bear interest at the rate of 6% per annum. Each note is convertible into the Company's common stock at a price of $.06 per share (which exceeded the closing price of the Company's common stock on the date of issuance). During August and September 2003, the Company repaid an aggregate of $65,000 of such notes.

Note 11. Income Taxes

      As a result of the loss allocation rules contained in the Federal income tax consolidated return regulations, approximately $5,600,000 of net federal operating loss carryforwards, which expire from 2004 to 2006, are available to the Company upon ceasing to be a member of GP Strategies's consolidated return group in 1991. In addition, the Company has net federal operating loss carryforwards for periods subsequent to May 31, 1991, and through December 31, 2003 of approximately $107,000,000 that expire from 2006 to 2022. In addition, the Company had state net operating loss carryforwards of approximately $31,000,000 that expire from 2005 to 2010.

The Company believes that the events culminating with the closing of its Common Stock Private Offering on November 6, 2000 may result in an "ownership change" under Internal Revenue Code, Section 382, with respect to its stock. The Company believes that as a result of the ownership change, the future utility of its pre-change net operating losses may be significantly limited. Further, the issuance of 51,000,000 warrants in August 2002 could also result in an ownership change and further limit use of the net operating losses carried forward.

      The tax effects of temporary differences that give rise to deferred tax assets and liabilities consist of the following as of December 31, 2003:

Deferred tax assets
-------------------

Net operating loss carryforwards       $40,072,000
Property and equipment,
  principally due to differences
  in basis and depreciation                735,000
                                        ----------
Gross deferred tax asset                40,807,000
Valuation allowance                    (40,807,000)
                                       -----------
Net deferred taxes                     $        --
                                       ===========

      A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on the Company's history of annual net losses, that a full valuation allowance is appropriate. The decrease in the valuation allowance in 2003 was $1,256,000.

      The Company participates in the State of New Jersey's corporation business tax benefit certificate transfer program (the "Program"), which allows certain high technology and biotechnology companies to transfer unused New Jersey net operating loss carryovers to other New Jersey corporation business taxpayers. During 1999, the Company submitted an application to the New Jersey Economic Development Authority (the "EDA") to participate in the Program and the application was approved. The EDA then issued a certificate certifying the Company's eligibility to participate in the Program and the amount of New Jersey net operating loss carryovers the Company has available to transfer. Since New Jersey law provides that net operating losses can be carried over for up to seven years, the Company may be able to transfer its New Jersey net operating losses from the last seven years. The Program requires that a purchaser pay at least 75% of the amount of the surrendered tax benefit.

      During 2003 and 2002, the Company completed the sale of approximately $3.5 million and $6.5 million of its New Jersey tax loss carryovers and received approximately $0.28 and $0.53 million, which were recorded as a tax benefit from gains on sale of state net operating loss carryovers on its Consolidated Statement of Operations in 2003 and 2002, respectively.


Note 12. Common Stock, Stock Options, Warrants and Other Shares Reserved

      The Company has a stock option plan (the "Plan"), which authorizes a committee of the Board of Directors to grant options, to purchase shares of Common Stock, to officers, directors, employees and consultants of the Company. Pursuant to the terms of the Plan, no option may be exercised after 10 years from the date of grant. The Plan permits options to be granted at a price not less than 85% of the fair market value, however, the options granted to date have been at fair market value of the common stock at the date of the grant.

      Employee stock option activity for options under the Plan during the periods indicated is as follows:

                                                Number of     Weighted-Average
                                                  Shares       Exercise Price
                                                ----------    ----------------
         Balance at January 1, 2002             1,930,621            .28

                   Forfeited                      (22,546)           .41
                                               ----------
         Balance at December 31, 2002           1,908,075            .27

                   Forfeited                   (1,908,075)           .27
                                               ----------
         Balance at December 31, 2003              -0-                --
                                               ----------

      At December 31, 2003, there were no stock options outstanding.

Information regarding all Options and Warrants

      Changes in options and warrants outstanding during the years ended December 31, 2003 and 2002 and options and warrants exercisable and shares reserved for issuance at December 31, 2003 are as follows:

      The following table includes all options and warrants including employee options (which are discussed above).

                                                 Price Range         Number of
                                                  Per Share            Shares
                                           ---------------------    ----------
    Outstanding at January 1, 2002             .25   -     36.00    17,027,154
    Warrants Issued                            .01   -       .01    51,000,000
    Terminated                                 .25   -     36.00       (49,510)
                                           ---------------------    ----------
    Outstanding at December 31, 2002           .01   -      1.50    67,977,644
    Warrants Issued                            .01   -       .01    15,000,000
    Terminated                                 .25   -      1.25    (1,908,075)
                                           ---------------------    ----------

    Outstanding at December 31, 2003           .01   -      1.50    81,069,569
                                                                    ==========
    Exercisable:

    December 31, 2003                          .66   -      1.50    15,069,569
                                                                    ==========
    Shares reserved and to be reserved for issuance:

    December 31, 2003                                               81,069,569
                                                                    ==========

      Options and warrants outstanding and exercisable, and shares reserved for issuance, at December 31, 2003, include 500,000 shares under a warrant agreement with GP Strategies. The warrants are priced at $1.00 per share and expire on March 25, 2004.

      Options and warrants outstanding and exercisable, and shares reserved for issuance, at December 31, 2003, include 11,635,451 shares under warrant agreements with the purchasers of a 2000 private offering. The warrants are priced at $1.50 per share and expire on April 17, 2005.

      Options and warrants outstanding and exercisable, and shares reserved for issuance, at December 31, 2003, include 2,934,118 shares under a warrant agreement to purchase 1,467,059 units. Each unit consists of a share of common stock and a warrant to purchase an additional share of common stock at a price of $1.50 per share, exercisable at a price of $.66 per unit. The units were issued as compensation for services rendered to the Company in the 2000 private offering and expire on April 17, 2005.

      Options and warrants outstanding and shares reserved for issuance, at December 31, 2003, include 51,000,000 shares under warrant agreements (subject to shareholder approval) with the purchasers of the convertible notes. The warrants are exercisable at $.01 per share upon shareholder approval and expire in 2007.

      Options and warrants outstanding and shares reserved for issuance, at December 31, 2003, include 15,000,000 shares under a warrant agreement (subject to shareholder approval) with an investor. The warrants are exercisable at $.01 per share upon shareholder approval and expire in March 2008.

Note 13. Savings Plan

      The ISI Savings Plan (the "Savings Plan") permits pre-tax contributions to the Savings Plan by participants pursuant to Section 401(k) of the Internal Revenue Code of up to 15% of base compensation. The Company will match up to the 6% level of the participants' eligible contributions. The Savings Plan matches 40% in cash and 60% in the Company's common stock up to the 6% level. For 2003, the Company's contribution to the Savings Plan, which was fully vested, was $32,000, consisting of $10,000 in cash and $22,000 in stock. For 2002, the Company's contribution to the Savings Plan was $131,000, consisting of $53,000 in cash and $78,000 in stock. In August 2003, the Savings Plan was terminated.

Note 14. Profit Sharing Plan

      The Company has a Profit Sharing Plan (the "Profit Sharing Plan") providing key employees and consultants with an opportunity to share in the profits of the Company. The Profit Sharing Plan is administered by the Company's Compensation Committee.

      Pursuant to the terms of the Profit Sharing Plan, the Compensation Committee, in its sole discretion, based upon the significance of the employee's contributions to the operations of the Company, selects certain key employees and consultants of the Company who are entitled to participate in the Profit Sharing Plan and determines the extent of their participation. The amount of the Company's profits available for distribution to the participants (the "Distribution Pool") is the lesser of (a) 10% of the Company's income before taxes and profit sharing expense and (b) an amount equal to 100% of the base salary for such year of all the participants in the Profit Sharing Plan.

      The Compensation Committee may require as a condition to participation that a participant remain in the employ of the Company until the end of the fiscal year for which payment is to be made. Payments required to be made under the Profit Sharing Plan must be made within 10 days of the filing of the Company's tax return. Through December 31, 2003, there have been no contributions by the Company under the Profit Sharing Plan.

Note 15. Supplemental Statement of Cash Flow Information

      The Company paid no income taxes or interest during the two-year period ended December 31, 2003, except for $32,718 of interest paid in 2003.

      During the years ended December 31, 2003 and 2002, the following non-cash financing and investing activities occurred:

2003:

      The Company issued 1,000,000 shares of common stock to Metacine for the settlement of an obligation.

2002:

      None

Note 16. Fair Value of Financial Instruments

      The carrying values of financial instruments, including cash and cash equivalents, notes and other receivables, accounts payable, accrued expenses and notes payable approximate fair values, because of the short term nature or interest rates that approximate current rates.

Note 17.  Quarterly Financial Data (unaudited)

The following summarizes the Company's unaudited quarterly results for 2003 and 2002.

2003 Quarters                                        First              Second            Third            Fourth
                                                   ---------           --------          -------          --------
                                                            Thousands of dollars except per share data
Revenue                                             $ 1,391             $   --            $   14            $  16
Gross profit                                          1,124                 --                14               16
Net income (loss)                                       684               (227)            1,125              747
Basic net income (loss)
  per share                                            0.03              (0.01)             0.03             0.02
Diluted net income (loss)
  per share                                            0.01              (0.01)             0.02             0.01


2002 Quarters                                        First              Second            Third            Fourth
                                                   ---------           --------          -------          --------
                                                            Thousands of dollars except per share data

Revenues                                            $   784             $  176            $  687            $ 279
Gross profit (loss) (1)                                 369               (149)              254              (30)
Net loss                                               (493)              (949)             (639)            (457)
Basic and diluted net loss
  per share                                            (.03)              (.05)             (.03)            (.02)


(1) Gross profit (loss) is calculated as revenue less cost of goods sold and excess/idle production costs.

INTERFERON SCIENCES, INC. AND SUBSIDIARY
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                   Additions
                                     Balance at    Charged to                          Balance at
                                     Beginning     Costs, Provisions                   End of
Description                          Of Period     and Expenses        Deductions(a)   Period
-----------                          ----------    -----------------   -------------   ----------
Year ended December 31, 2003
Valuation and qualifying
  accounts deducted from assets
  to which they apply:
Reserve for excess inventory         $4,678,659    $                    $4,678,659     $       --

Year ended December 31, 2002
Valuation and qualifying
  accounts deducted from assets
  to which they apply:
Reserve for excess inventory         $5,538,413    $                    $  859,754     $4,678,659

Notes:

(a) Deductions are for the usage of a portion of the reserve for excess inventory.

                           Interferon Sciences, Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

                                                                          Page
                                                                          ----
Report of Independent Registered Public Accounting Firm                   F-73

Financial Statements:

Consolidated Balance Sheet - December 31, 2002                            F-74

Consolidated Statements of Operations - Years ended
      December 31, 2002 and 2001                                          F-75

Consolidated Statements of Changes in Stockholders'
      Capital Deficiency - Years Ended
      December 31, 2002 and 2001                                          F-76

Consolidated Statements of Cash Flows - Years ended
      December 31, 2002 and 2001                                          F-77

Notes to Consolidated Financial Statements                                F-78

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Interferon Sciences, Inc.


      We have audited the accompanying consolidated balance sheet of Interferon Sciences, Inc. and subsidiary as of December 31, 2002 and the related consolidated statements of operations, changes in stockholders' capital deficiency and cash flows for each of the years in the two-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Interferon Sciences, Inc. and subsidiary as of December 31, 2002 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has experienced a significant net losses in each of the years in the two-year period ended December 31, 2002 and at December 31, 2002, has a capital deficiency and a negative working capital position. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      In connection with our audits of the financial statements referred to above, we audited Schedule II - Valuation and Qualifying Accounts for 2002 and 2001. In our opinion, this schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.


Eisner LLP

New York, New York
June 10, 2003

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                               December 31, 2002

ASSETS
Current assets
 Cash and cash equivalents                                     $     378,663
 Accounts and other receivables                                       42,739
 Inventories, net of reserves of $4,678,659                           28,489
 Prepaid expenses and other current assets                            12,179
                                                               -------------
Total current assets                                                 462,070
                                                               -------------
Property, plant and equipment, at cost
 Land                                                                140,650
 Buildings and improvements                                        7,793,242
 Equipment                                                         4,920,942
                                                               -------------
                                                                  12,854,834

Less accumulated depreciation                                    (11,173,264)
                                                               -------------
                                                                   1,681,570
                                                               -------------
Patent costs, net of accumulated amortization
  of $388,974                                                        132,187
Other assets                                                             100
                                                               -------------

                                                               $   2,275,927
                                                               =============

LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities
 Accounts payable                                              $   1,387,462
 Accrued expenses                                                    414,262
 Due to American Red Cross                                         1,402,870
 ISI stock subject to resale agreement
 and in-kind services due Metacine                                 1,700,000
 Note payable and amount due GP Strategies                           413,745
 Convertible Notes payable, net of debt discount                     281,863
                                                               -------------
Total current liabilities                                          5,600,202
                                                               -------------
Commitments

Capital deficiency
 Preferred stock, par value $.01 per share;
 authorized - 5,000,000 shares; none
 issued and outstanding Common stock, par value
 $.01 per share; authorized - 55,000,000 shares;
 21,030,405 shares issued and outstanding                            210,304
 Capital in excess of par value                                  136,810,618
 Accumulated deficit                                            (140,345,197)
                                                               -------------
Total capital deficiency                                          (3,324,275)
                                                               -------------
                                                               $   2,275,927
                                                               =============


The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31,

                                                      2002             2001
                                                  ------------     ------------
Revenues
ALFERON N Injection                               $  1,926,466     $  1,498,603
Research products and other revenues
                                                  ------------     ------------
Total revenues                                       1,926,466        1,498,603
                                                  ------------     ------------
Costs and expenses
Cost of goods sold and excess/idle
  production costs                                   1,482,006        1,485,962
Research and development                             1,514,286        2,286,300
General and administrative                           1,818,194        2,646,734
Acquisition of in-process technology                                  2,341,418
                                                  ------------     ------------
Total costs and expenses                             4,814,486        8,760,414
                                                  ------------     ------------
Loss from operations                                (2,888,020)      (7,261,811)

Interest income                                          7,122          108,351
Interest expense                                      (385,775)         (91,469)
Equity in loss of Metacine                                             (158,582)
                                                  ------------     ------------
Loss before income tax benefit                      (3,266,673)      (7,403,511)


Income tax benefit:
Gain on sale of state net operating loss
  carryovers                                           528,276          968,553
                                                  ------------     ------------
Net loss                                          $ (2,738,397)    $ (6,434,958)
                                                  ============     ============
Basic and diluted net loss per share              $       (.13)    $       (.33)
                                                  ============     ============
Weighted average number of
shares outstanding                                  20,575,948       19,576,312
                                                  ============     ============


The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' CAPITAL DEFICIENCY

                                                                                                         Total
                                                                    Capital in                       stockholders'
                                            Common stock            excess of      Accumulated           equity
                                       Shares         Amount        par value        deficit          (deficiency)
                                     -------------------------     -----------     ------------      --------------
Balance at                            17,931,838      179,318      136,113,070     (131,171,842)        5,120,546
December 31, 2000

Common stock                           2,000,000       20,000          (20,000)
issued to Metacine
Common stock issued                       50,000          500           12,780                             13,280
as compensation
Common stock issued                      323,949        3,239          106,095                            109,334
under Company 401(k) plan
Proceeds from exercise                     2,244           23              538                                561
of common stock options
Employee stock option compensation                                       5,553                              5,553
Settlement shares sold                                                  21,463                             21,463
Net loss, as restated                                                                (6,434,958)       (6,434,958)
                               -----------------------------------------------------------------------------------
Balance at December 31, 2001          20,308,031      203,080      136,239,499     (137,606,800)       (1,164,221)

Common stock issued                      722,374        7,224           71,119                             78,343
under Company 401(k) plan
Fair value of warrants issued with
  convertible notes and value of
  beneficial conversion feature                                        500,000                            500,000
Net loss                                                                             (2,738,397)       (2,738,397)
                               ------------------------------------------------------------------------------------
Balance at December 31, 2002          21,030,405    $ 210,304    $ 136,810,618    $(140,345,197)     $ (3,324,275)


The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED DECEMBER 31,
                                                                   ------------------------------
                                                                      2002               2001
                                                                   -----------        -----------
Cash flows from operating activities:
  Net loss                                                         $(2,738,397)       $(6,434,958)
  Adjustments to reconcile net loss
    to net cash used for operating activities:
    Depreciation and amortization                                      425,077            507,507
    Acquisition of in-process research and development                                  2,341,418
    Equity in loss of Metacine                                                            158,582
    Provision for notes receivable                                                         87,500
    Non-cash compensation expense                                       78,343            128,167
    Debt discount                                                      281,863
    Change in operating assets
     and liabilities:
    Accounts and other receivables                                      80,650          1,551,409
    Inventories                                                         81,424             (4,439)
    Prepaid expenses and other current assets                            5,429               (120)
    Accounts payable and accrued expenses                              551,385             95,845
    Amount due to GP Strategies                                         18,000             29,106
                                                                    ----------         ----------
Net cash used for operating activities                              (1,216,226)        (1,539,983)
                                                                    ----------         ----------

Cash flows from investing activities:
  Additions to property, plant and equipment                                              (46,994)
  Investments in Metacine and other assets                                               (787,500)
  Reduction of other assets                                             10,000
                                                                    ----------         ----------
Net cash provided by (used for)
    investing activities                                                10,000           (834,494)
                                                                    ----------         ----------
Cash flows from financing activities:
  Proceeds from convertible notes payable                              500,000

  Repayment of note payable to GP Strategies                          (100,000)          (100,000)
  Proceeds from exercise of common stock options                                              561
                                                                    ----------         ----------
Net cash provided by (used for) financing activities                   400,000            (99,439)
                                                                    ----------         ----------
Net increase (decrease) in cash and cash equivalents                  (806,226)        (2,473,916)

Cash and cash equivalents at beginning of year                       1,184,889          3,658,805
                                                                    ----------         ----------
Cash and cash equivalents at end of year                            $  378,663         $1,184,889
                                                                    ==========         ==========

The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFERON SCIENCES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business

      Interferon Sciences, Inc. (the "Company") is a biopharmaceutical company that operates in a single segment and is engaged in the study, manufacture, and sale of pharmaceutical products based on its highly purified, multispecies, natural source alpha interferon ("Natural Alpha Interferon"). The Company's ALFERON(R) N Injection (Interferon Alfa-n3) product has been approved by the United States Food and Drug Administration ("FDA") for the treatment of certain types of genital warts and the Company has studied its potential use in the treatment of HIV, hepatitis C, and other indications. Alferon N Injection is sold principally in the United States, however, a portion is sold in foreign countries. For the years ended December 31, 2002 and 2001, domestic sales totaled $1,926,466 and $1,488,897, respectively, and foreign sales totaled zero and $9,706, respectively. All identifiable assets are located in the United States.

      Subsequent to December 31, 2002, the Company sold its inventory and granted a license to its products to Hemispherx Biopharma, Inc. See Note 18.

      Integrated Commercialization Solutions, Inc. ("ICS"), a subsidiary of AmerisourceBergen Corporation, is the sole United States distributor of ALFERON N Injection. ICS distributes ALFERON N Injection to a limited number of wholesalers throughout the United States.

Note 2. Summary of Significant Accounting Policies

      Principles of consolidation -- The consolidated financial statements include the operations of the Company and Interferon Sciences Development Corporation ("ISD"), its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated. The transactions and balances of Metacine, Inc. are being accounted for under the equity method (see Note 6). The losses of Metacine from April 9, 2001, the date of the Company's acquisition of an 82% equity interest in Metacine through December 31, 2001, have been reflected in the accompanying statement of operations as equity in loss of Metacine to the extent of the Company's carrying value of the investment in Metacine. At December 31, 2001, the carrying value was written down to $-0-.

      Cash and cash equivalents -- The Company considers all highly liquid instruments with maturities of three months or less from purchase date to be cash equivalents.

      Property, plant and equipment -- Property, plant and equipment are carried at cost. Major additions and improvements are capitalized while maintenance and repairs, which do not extend the lives of the assets, are expensed.

      Depreciation -- The Company provides for depreciation and amortization of plant and equipment following the straight-line method over the estimated useful lives of such assets as follows:

        Class of Assets                          Estimated Useful Lives
        ---------------                          ----------------------
        Buildings and Improvements               15 to 30 years
        Equipment                                 5 to 10 years

      Depreciation expense for the years ended December 31, 2002 and 2001 was $396,922 and $478,082, respectively.

      Patent costs -- The Company capitalizes costs to obtain patents and licenses. Patent costs are amortized over 17 years on a straight-line basis. To the extent a patent is determined to be worthless, the related net capitalized cost is immediately expensed.

      Revenue recognition -- Title passes to the customer at the shipping point and revenue is therefore recognized when the product is shipped. The Company's product is also tested by its quality control department prior to shipment. The Company has no other obligation associated with its products once shipment has occurred.

      Research and Development Costs - Research and development are expensed when incurred. The types of costs included in research and development are: salaries, supplies, clinical costs, facility costs and depreciation. All of these expenditures were for Company sponsored research and development programs.

      Inventories -- Inventories, consisting of raw materials, work in process and finished goods, are stated at the lower of cost or market on a FIFO basis. Inventory in excess of the Company's estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value is management estimates related to the Company's future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potentially excess inventory.

      Long-Lived Assets -- The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.

      Stock option plan - The Company accounts for its stock-based compensation to employees and members of the Board of Directors in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation is recorded on the date of issuance or grant as the excess of the current market value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," and Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation
- Transition and Disclosure," which was released in December 2002 as an amendment of SFAS 123. The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all awards.

                                                     Year Ended December 31,
                                                     2002               2001
Reported net loss                                $(2,738,397)       $(6,434,958)

Stock-based employee
 compensation expense
 included in reported net loss,
 net of related tax effects                               --                 --

Stock based employee
 compensation determined under
 the fair value based method,
 net of related tax effects                          (94,165)          (730,284)

Pro forma net loss                                (2,832,562)        (7,165,242)

Loss per share
  (basic and diluted)
As reported                                      $      (.13)       $      (.33)
Pro forma                                        $      (.14)       $      (.37)


      During 2002 and 2001, the Company did not grant any stock options.

      Loss per share -- Basic loss per share (EPS) are based upon the weighted average number of common shares outstanding during the period. Diluted EPS are based upon the weighted average number of common shares outstanding during the period assuming the issuance of common shares for all dilutive potential common shares outstanding. At December 31, 2002 and 2001, the Company's options and warrants outstanding are anti-dilutive and therefore basic and diluted EPS are the same.

      Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      Income taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. At December 31, 2002 the Company has recorded a full valuation allowance for the net deferred tax asset.

Recently Issued Accounting Standards

      In June 2001, the FASB issued SFAS No. 141, Business Combinations, ("SFAS No. 141") and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144 after its adoption.

      The Company adopted the provisions of SFAS No. 141 as of July 1, 2001, and SFAS No. 142 as of January 1, 2002.

      Upon adoption of SFAS No. 142, the Company was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. If an intangible asset was identified as having an indefinite useful life, the Company would be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. Any impairment loss would be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

      As of the date of adoption of SFAS No. 142, the Company does not have any goodwill and has unamortized identifiable intangible assets of approximately $160,000, all of which is subject to the transition provisions of SFAS No. 142.

      In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company adopted SFAS No. 144 on January 1, 2002.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FAS Statements 4, 44 and 64, Amendment of FAS Statement 13 and Technical Corrections." SFAS No. 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which required gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for fiscal years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64 and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. The

Company does not expect that the adoption of SFAS No. 145 will have a material impact on its results of operations or financial position.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs associated with Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. The Company is required to adopt SFAS No. 146 on January 1, 2003. The Company does not expect the adoption of SFAS No. 146 will have a material impact on its results of operations or financial position.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," an amendment to SFAS No. 123, "Accounting for Stock-Based Compensation." Provisions of this statement provide two additional alternative transition methods: modified prospective method and retroactive restatement method, for an entity that voluntary changes to the fair value based method of accounting for stock-based employee compensation. The statement eliminates the use of the original SFAS No. 123 prospective method of transition alternative for those entities that change to the fair value based method in fiscal years beginning after December 15, 2003. It also amends the disclosure provisions of SFAS No. 123 to require prominent annual disclosure about the effects on reported net income in the Summary of Significant Accounting Policies and also requires disclosure about these effects in interim financial statements. These provisions are effective for financial statements for fiscal years ending after December 15, 2002. Accordingly, the Company adopted the applicable disclosure requirements of this statement for year-end reporting. The transition provisions of this statement apply upon the adoption of the SFAS No. 123 fair value based method. The Company did not change its method of accounting for employee stock-based compensation from the intrinsic method to the fair value based alternative.

Note 3. Operations

      The Company has experienced significant operating losses since its inception in 1980. As of December 31, 2002, the Company had an accumulated deficit of approximately $140 million. For the years ended December 31, 2002 and 2001, the Company had losses from operations of approximately $2.9 million and $7.3 million, respectively. Also, the Company has limited liquid resources. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Although the Company received FDA approval in 1989 to market ALFERON N Injection in the United States for the treatment of certain genital warts, the Company has had limited success in generating revenue from the sale of ALFERON N Injection to date.

      During the year ended December 31, 2002, the Company generated $1,926,466 in revenue from the sale of ALFERON N Injection and received $528,276 from the sale of the Company's New Jersey net operating tax loss carryovers. In addition, the Company completed a private placement of $500,000 of convertible notes to accredited investors. At December 31, 2002, the Company had approximately $379,000 of cash and cash equivalents, with which to support future operating activities and to satisfy its financial obligations as they become payable.

      On March 11, 2003, the Company sold all its inventory related to its ALFERON N Injection product and granted a three-year license to sell the product to Hemispherx Biopharma, Inc. ("HEB"). In exchange for the inventory and license, the Company received HEB common stock with a guaranteed value of $675,000, an additional 62,500 shares of HEB common stock without a guaranteed value, and a royalty equal to 6% of the net sales of ALFERON N Injection. The HEB common stock will be subject to selling restrictions. In addition, HEB assumed approximately $400,000 of the Company's payables and various other commitments. The Company and HEB also entered into another agreement pursuant to which the Company will sell to HEB, subject to regulatory approval, the Company's real estate property, plant, equipment, furniture and fixtures, rights to ALFERON N Injection and all of its patents, trademarks and other intellectual property related to its natural alpha interferon business. In exchange, the Company will receive $675,000 of HEB common stock with a guaranteed value, an additional 62,500 shares of HEB common stock without a guaranteed value and a royalty equal to 6% of the net sales of all products sold containing natural alpha interferon. HEB will assume approximately $2.3 million of the Company's indebtedness that currently encumbers its assets. In addition, HEB will fund the operating costs of the Company's facility pending the completion of this transaction. In the event the Company does not obtain regulatory approval prior to September 12, 2003, either the Company or HEB may terminate the agreement and not complete the transaction.

      Based on the Company's sale to HEB, estimates of revenue, expenses, and the timing of repayment of creditors, management believes that the Company has sufficient resources to enable the Company to continue operations until the third quarter of 2003. However, actual results, may differ materially from such estimate, and no assurance can be given that additional funding will not be required sooner than anticipated or that such additional funding, whether from financial markets or from other sources, will be available when needed or on terms acceptable to the Company. Insufficient funds will require the Company to terminate operations.

Note 4. Agreements with Hoffmann-LaRoche

      F. Hoffmann-La Roche Ltd. and Hoffmann-LaRoche, Inc. (collectively, "Hoffmann") have been issued patents covering human alpha interferon in many countries throughout the world. In 1995, the Company obtained a non-exclusive perpetual license from Hoffmann (the "Hoffmann Agreement") that grants the Company the worldwide rights to make, use, and sell, without a potential patent infringement claim from Hoffmann, any formulation of Natural Alpha Interferon. The Hoffmann Agreement permits the Company to grant marketing rights with respect to Natural Alpha Interferon products to third parties, except that the Company cannot grant marketing rights with respect to injectable products in any country in which Hoffmann has patent rights covered by the Hoffmann Agreement (the "Hoffmann Territory") to any third party not listed on a schedule of approximately 50 potential marketing partners without the consent of Hoffmann, which consent cannot be unreasonably withheld.

      Under the terms of the Hoffmann Agreement, the Company is obligated to pay Hoffmann an aggregate royalty on net sales (as defined) of Natural Alpha Interferon products by the Company in an amount equal to (i) 8% of net sales in the Hoffmann Territory, and 2% of net sales outside the Hoffmann Territory of products manufactured in the Hoffmann Territory, up to $75,000,000 of net sales in any calendar year and (ii) 9.5% of net sales in the Hoffmann Territory, and 2% of net sales outside the Hoffmann Territory of products manufactured in the Hoffmann Territory, in excess of $75,000,000 of net sales in any calendar year, provided that the total royalty payable in any calendar year shall not exceed $8,000,000. For the years ended December 31, 2002 and 2001, the Company recorded approximately $31,000 and $60,000, in royalty expenses to Hoffmann, respectively. The Hoffmann Agreement can be terminated by the Company on 30 days notice with respect to the United States patent, any individual foreign patent, or all patents owned by Hoffmann. If the Hoffmann Agreement is terminated with respect to the patents owned by Hoffmann in a specified country, such country is no longer included in the Hoffmann Territory. Accordingly, the Company would not be permitted to market any formulation of alpha interferon in such country.

Note 5. Research and Development Agreement with Interferon Sciences Research Partners, Ltd.

      In 1984, the Company organized ISD to act as the sole general partner of Interferon Sciences Research Partners, Ltd., a New Jersey limited partnership (the "Partnership"). The Company and the Partnership entered into a development contract whereby the Company received substantially all of the net proceeds ($4,414,475) of the Partnership's public offering of limited partnership interests. The Company used the proceeds to perform research, development and clinical testing on behalf of the Partnership for the development of ALFERON Gel containing recombinant interferon.

      In connection with the formation of the Partnership, ISD agreed to make additional cash contributions for purposes of continuing development of ALFERON Gel if the Partnership exhausted its funds prior to development of such product. ISD is wholly dependent upon the Company for capital to fund such commitment. The Partnership exhausted its funds during 1986, and the Company contributed a total of $1,997,000 during the period from 1986 to 1990, for the continued development of ALFERON Gel. In 1987, the Company filed a Product License Application with the FDA for approval to market ALFERON Gel. In February 1990, the FDA indicated that additional process development and clinical trials would be necessary prior to approval of ALFERON Gel. The Company believed, at that time, that the costs to complete the required process development and clinical trials would be substantial, and there could be no assurance that the clinical trials would be successful.

      As a result of the above events, in 1992, the Company withdrew its FDA Product License Application for ALFERON Gel containing recombinant interferon. In place of single species recombinant interferon, previously ALFERON Gel's active ingredient, the Company commenced, in 1992, further development of ALFERON Gel using the Company's natural source multi-species alpha interferon ("ALFERON N Gel"). However, at the present time, the Company is not actively pursuing development of ALFERON N Gel and the Company does not have an obligation to provide additional funding to the Partnership. Assuming successful development and commercial exploitation of ALFERON N Gel, which to date has not occurred, the Company may be obligated to pay the Partnership royalties equal to 4% of the Company's net sales of ALFERON N Gel and 15% of revenues received from sublicensing ALFERON N Gel.

Note 6. Agreement with Metacine, Inc.

      On July 28, 2000, the Company acquired for $100,000 an option to purchase certain securities of Metacine, Inc. ("Metacine"), a company engaged in research using dendritic cell technology, on the terms set forth below.

      On April 9, 2001, the Company exercised its option to acquire an 82% equity interest in Metacine. Pursuant to the agreement, as amended, the Company received 700,000 shares of Metacine common stock and a five-year warrant to purchase, at a price of $12.48 per share, 282,794 shares of Metacine common stock in exchange for $300,000 in cash, an obligation to pay Metacine $ 1,850,000 and $250,000 of services to be rendered by the Company by June 30, 2002. In addition, the Company issued Metacine 2,000,000 shares of the Company's common stock. The agreement contains certain restrictions on the ability of Metacine to sell the Company's shares and provides for the Company to make cash payments ("Deficiency Payments") to Metacine to the extent Metacine has not received from the sale of the Company's common stock, cumulative net proceeds of $1,850,000 by September 30, 2002 or $400,000 of net proceeds per quarter beginning with the period ending September 30, 2001 and $250,000 for the quarter ending September 30, 2002. On October 4, 2001, the Company made a Deficiency Payment to Metacine in the amount of $400,000 for the quarter ending September 30, 2001. The Company has not made the remainder of the Deficiency Payments in the aggregate amount of $1,450,000. If Metacine sells all of the 2,000,000 shares received and the cumulative proceeds from the sales and any Deficiency Payments are less than $1,850,000, the Company may issue to Metacine additional shares of common stock at the Company's full discretion. These additional shares would be treated in the same manner as the original 2,000,000 shares. In the event that cumulative net proceeds to Metacine from the sale of the Company's common stock exceed $1,850,000, any Deficiency Payments previously made by the Company ($400,000 through December 31, 2002) would be repaid to the Company to the extent these proceeds exceed $1,850,000. All additional proceeds beyond the $1,850,000 and repayment of Deficiency Payments, if any, would be for the benefit of Metacine. The Company was required to put in escrow 100,000 Metacine shares to secure its obligations to render $250,000 of services to Metacine and 462,500 Metacine shares to secure its potential obligations to make Deficiency Payments. Since the Company has not made $1,450,000 in Deficiency Payments and has not rendered $250,000 of services to Metcine, Metacine could request 462,500 Metacine shares currently held in escrow to satisfy the Company's past due obligations.

      Although the Company is the majority owner of Metacine, the Company must, on many matters, vote its shares of Metacine common stock in the same proportion as votes cast by the minority stockholders of Metacine, except for certain matters with respect for which the Company has protective rights. In accordance with EITF Issue No. 96-16, Investor's Accounting for an Investee When the Investor has a Majority of the Voting Interest but the Minority Shareholder or Shareholders have Certain Approval or Veto Rights, the minority holders have substantive participating rights which include controlling the selection, termination and setting of compensation for Metacine management who are responsible for implementing policies and procedures, making operating and capital decisions (including establishing budgets) for Metacine and most other ordinary operating matters, and therefore, the Company does not control Metacine. In addition, the Company only has one representative on a board of directors consisting of three directors. Accordingly, the acquisition is being accounted for under the equity method.

      Of the $2.5 million consideration paid for Metacine, $2,341,418 was recorded as a charge for the acquisition of in-process research and development ("IPR&D") in 2001. The charge was recorded as the acquisition of IPR&D as Metacine's primary asset is technology that has not reached technological feasibility and has no alternative uses. The in-process research and development expenses relate to a patent portfolio consisting of six issued patents, eight pending patents and four invention disclosures related to the use of dendritic cells for the treatment of various diseases. While the patent portfolio, when viewed as a whole, represented a new approach to the treatment of various diseases utilizing cell therapy, the six issued patents had no independent commercial value. While the Company did not engage the services of an independent appraiser to assess the fair value of the purchased in process research and development, it considered the following factors: (i) any product or process utilizing dendritic cells as a treatment for any disease would regulated by the FDA and therefore would require extensive clinical testing prior to the time any revenue would be generate from the sale of a product or process, (ii) the cost of such clinical trials would be in excess of $ 50,000,000, (iii) it would take between seven to ten years to complete such clinical trials, (iv) there could be no assurance that even if Metacine could obtain the funding required to complete the clinical trials (which was well beyond Metacine's capability at the time Metacine acquired rights to the patent portfolio), that the clinical trials would have shown the product or process tested to be safe and effective. The Company's $1,850,000 obligation to Metacine, less the $400,000 Deficiency Payment made in October 2001, has been recorded as a current liability at December 31, 2002 and 2001. The $250,000 of services to be provided has also been recorded as a current liability. Services rendered to Metacine to date were immaterial and as such, the liability remained unchanged at December 31, 2002 and 2001. The investment has been further reduced to zero at December 31, 2001, by the Company's equity in the loss of Metacine of $158,582 for the period from April 9, 2001 through December 31, 2001.

      On April 1, 2003, the license granted by the University of Pittsburgh to Metacine covering Metacine's technology was terminated due to non-payment by Metacine.

      Accordingly, the Company's has not reflected its share of its equity in the losses in Metacine for the years ended December 31, 2002 and 2001 in the amounts of $274,846 and $290,994, respectively.

      The Company is currently in discussions with Metacine with respect to a full settlement of the Company's obligations to Metacine.

Note 7. Inventories

      At December 31, 2002 inventories, consisting of material, labor and overhead, are classified as follows:

Finished goods                                                      $   322,518
Work in process                                                       3,052,070
Raw materials                                                         1,332,560
Less reserve for excess inventory                                    (4,678,659)
                                                                    -----------
                                                                    $    28,489
                                                                    ===========

      Finished goods inventory consists of vials of ALFERON N Injection, available for commercial and clinical use either immediately or upon final release by quality assurance.

      In light of the results of the Company's Phase 3 studies of ALFERON N Injection in HIV and HCV-infected patients, the Company has recorded a reserve against its inventory of ALFERON N Injection to reflect its estimated net realizable value. The reserve was a result of the Company's assessment of anticipated near-term projections of product to be sold or utilized in clinical trials, giving consideration to historical sales levels. As a result, inventories at December 31, 2002 reflect a reserve for excess inventory of $4,678,659.

Note 8. Convertible Notes Payable

      In August 2002, the Company completed a private placement of $500,000 of convertible notes to accredited investors. Each note is convertible into the Company's common stock at a price of $.05 per share (subject to adjustment to 70% of the market price of the Company's common stock under certain circumstances) and bears interest at the rate of 10% per annum. $250,000 of the convertible notes is due January 31, 2003 and the other $250,000 of the convertible notes is due December 31, 2003. For each $100,000 principal amount of notes issued, the investors received warrants to purchase an additional 10.2 million shares of the Company's common stock exercisable at $.01 per share. The warrants were valued at $400,000 and are amortized as interest expense over the terms of the respective notes. The transaction is subject to approval by the shareholders of the Company. In the event that shareholder approval is not obtained, the convertible noteholders could exercise their rights and call a default making the convertible notes immediately due and payable. In addition, these notes are convertible into common stock at a beneficial rate. The beneficial conversion feature is valued at $100,000 and accounted for as debt discount and is being amortized over the term of the notes.

Note 9. Income Taxes

         As a result of the loss allocation rules contained in the Federal income tax consolidated return regulations, approximately $5,900,000 of net federal operating loss carryforwards, which expire from 2003 to 2006, are available to the Company upon ceasing to be a member of GP Strategies's consolidated return group in 1991. In addition, the Company has net federal operating loss carryforwards for periods subsequent to May 31, 1991, and through December 31, 2002 of approximately $104,000,000 that expire from 2006 to 2022. In addition, the Company had state net operating loss carryforwards of approximately $32,000,000 that expire from 2005 to 2009.

      The Company believes that the events culminating with the closing of its Common Stock Private Offering on November 6, 2000 may result in an "ownership change" under Internal Revenue Code, Section 382, with respect to its stock. The Company believes that as a result of the ownership change, the future utility of its pre-change net operating losses may be significantly limited. Further, the issuance of 51,000,000 warrants in August 2002 could also result in an ownership change and further limit use of the net operating losses carried forward.

      The tax effects of temporary differences that give rise to deferred tax assets and liabilities consist of the following as of December 31, 2002:

Deferred tax assets                                                    2002
-------------------                                                ------------
Net operating loss carry-forwards                                  $ 39,530,000
Tax credit carry-forwards                                                    --
Inventory reserve                                                     1,872,000
Property and equipment,
  principally due to differences
  in basis and depreciation                                             661,000
In-process technology costs                                                  --
                                                                   ------------
Gross deferred tax asset                                             42,063,000
Valuation allowance                                                 (42,063,000)
                                                                   ------------
Net deferred taxes                                                 $         --
                                                                   ============

      A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on the Company's history of annual net losses, that a full valuation allowance is appropriate. The change in the valuation allowance for 2002 was $3,723,000.

      Based on the Company's net loss before income taxes in 2002 and 2001, the Company would have recorded a tax benefit. During each of these years, the Company recorded increases in the valuation allowance due to uncertainty regarding the realization of deferred taxes that reduced the Company's expected income tax benefit to zero in these years.

      The Company participates in the State of New Jersey's corporation business tax benefit certificate transfer program (the "Program"), which allows certain high technology and biotechnology companies to transfer unused New Jersey net operating loss carryovers to other New Jersey corporation business taxpayers. During 1999, the Company submitted an application to the New Jersey Economic Development Authority (the "EDA") to participate in the Program and the application was approved. The EDA then issued a certificate certifying the Company's eligibility to participate in the Program and the amount of New Jersey net operating loss carryovers the Company has available to transfer. Since New Jersey law provides that net operating losses can be carried over for up to seven years, the Company may be able to transfer its New Jersey net operating losses from the last seven years. The Program requires that a purchaser pay at least 75% of the amount of the surrendered tax benefit.

      During 2002 and 2001, the Company completed the sale of approximately $6.5 million and $12 million, of its New Jersey tax loss carryovers and received $0.53 million and $0.97 million, which were recorded as a tax benefit from gains on sale of state net operating loss carryovers on its Consolidated Statement of Operations in 2002 and 2001, respectively.

Note 10. Common Stock, Stock Options, Warrants and Other Shares Reserved

      The Company has a stock option plan (the "Plan"), which authorizes a committee of the Board of Directors to grant options, to purchase shares of Common Stock, to officers, directors, employees and consultants of the Company. Pursuant to the terms of the Plan, no option may be exercised after 10 years from the date of grant. The Plan permits options to be granted at a price not less than 85% of the fair market value, however, the options granted to date have been at fair market value of the common stock at the date of the grant.

      Employee stock option activity for options under the Plan during the periods indicated is as follows:

                                          Number of          Weighted-Average
                                           Shares            Exercise Price
                                           ------            --------------

Balance at December 31, 2000              1,946,390                  .28

          Exercised                          (2,244)                 .25
          Forfeited                         (13,525)                 .35
                                          ---------
Balance at December 31, 2001              1,930,621                  .28

          Forfeited                         (22,546)                 .41
                                          ---------
Balance at December 31, 2002              1,908,075                  .27


      At December 31, 2002, the exercise prices and weighted-average remaining contractual life of outstanding options were:

                                              Number of
                                               Options           Life
                                               -------           ----

      $ .25 - $1.00                           1,854,475        1 year
      $1.01 - $1.25                           53,600           1 year

      At December 31, 2002, the number of options exercisable was 1,908,075, and the weighted-average exercise price of those options was $.27.

      FASB Interpretation No. 44 provides guidance for applying APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("FIN 44"). It applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status on or after July 1, 2000, except for provisions related to repricings and the definition of an employee that apply to awards issued after December 15, 1998. The Company has evaluated the financial impact of FIN 44 and has determined that the repricing of employee stock options on October 27, 1999 falls within the guidance of FIN
44. On October 27, 1999, the Company repriced 429,475 stock options to $.25 per share. On July 1, 2000, the implementation date of FIN 44, 352,823 shares of the 429,475 shares were fully vested (exercisable) and the closing price of the Company's common stock on such date was $1.63 per share. Beginning on and after July 1, 2000, the Company is required to record compensation expense on the repriced vested options only when the market price exceeds $1.63 per share and only on the amount in excess of $1.63 per share. For the repriced unvested stock options, the intrinsic value measured at the July 1, 2000 effective date that is attributable to the remaining vesting period will be recognized over that future period. The unvested stock options at July 1, 2000 (76,652) were fully vested on January 1, 2001. On December 31, 2002, the closing price of the Company's common stock was $.05 per share and accordingly, under FIN 44, no compensation expense was recorded on the repriced fully vested stock options of July 1, 2000 and on the repriced unvested stock options of July 1, 2000.

Information regarding all Options and Warrants

      Changes in options and warrants outstanding during the years ended December 31, 2002, 2001 and 2000, and options and warrants exercisable and shares reserved for issuance at December 31, 2002 are as follows:

      The following table includes all options and warrants including employee options (which are discussed above).

                                          Price Range           Number of
                                           Per Share              Shares
                                       -----------------      -------------
Outstanding at December 31, 2000         .25  --   48.00         17,107,336
Exercised                                .25                         (2,244)
Terminated                               .25  --   48.00            (77,938)
                                       -----------------      -------------
Outstanding at December 31,              .25  --   36.00         17,027,154
Warrants Issued                          .01  --     .01         51,000,000
Terminated                               .25  --   36.00            (49,510)
                                       -----------------      -------------
Outstanding at December 31, 2002         .01  --    1.50         67,977,644
                                       =================
Exercisable:

December 31, 2002                        .25  --    1.50         16,977,644
                                       =================
Shares reserved for issuance:
December 31, 2002                                                67,977,644
                                                              ==============

      Options and warrants outstanding and exercisable, and shares reserved for issuance at December 31, 2002, include 500,000 shares under a warrant agreement with GP Strategies. The warrants are priced at $1.00 per share and expire on March 25, 2004.

      Options and warrants outstanding and exercisable, and shares reserved for issuance at December 31, 2002, include 11,635,451 shares under warrant agreements with the purchasers of a 2000 private offering. The warrants are priced at $1.50 per share and expire on April 17, 2005.

      Options and warrants outstanding and exercisable, and shares reserved for issuance at December 31, 2002, include 2,934,118 shares under a warrant agreement to purchase 1,467,059 units. Each unit consists of a share of common stock and a warrant to purchase an additional share of common stock at a price of $1.50 per share, exercisable at a price of $.66 per unit. The units were issued as compensation for services rendered to the Company in the 2000 private offering and expire on April 17, 2005.

      Options and warrants outstanding and shares reserved for issuance, at December 31, 2002, include 51,000,000 shares under warrant agreements (subject to shareholder approval) with the purchasers of the convertible notes. The warrants are exercisable at $.01 per share upon shareholder approval and expire in 2007.

Note 11. Savings Plan

      The ISI Savings Plan (the "Savings Plan") permits pre-tax contributions to the Savings Plan by participants pursuant to Section 401(k) of the Internal Revenue Code of up to 15% of base compensation. The Company will match up to the 6% level of the participants' eligible contributions. The Savings Plan matches 40% in cash and 60% in the Company's common stock up to the 6% level. For 2002, the Company's contribution to the Savings Plan, which was fully vested, was $131,000, consisting of $52,657 in cash and $78,343 in stock. For 2001, the Company's contribution to the Savings Plan was $176,000, consisting of $66,666 in cash and $109,334 in stock.

Note 12. Profit Sharing Plan

      The Company has a Profit Sharing Plan (the "Profit Sharing Plan") providing key employees and consultants with an opportunity to share in the profits of the Company. The Profit Sharing Plan is administered by the Company's Compensation Committee.

      Pursuant to the terms of the Profit Sharing Plan, the Compensation Committee, in its sole discretion, based upon the significance of the employee's contributions to the operations of the Company, selects certain key employees and consultants of the Company who are entitled to participate in the Profit Sharing Plan and determines the extent of their participation. The amount of the Company's profits available for distribution to the participants (the "Distribution Pool") is the lesser of (a) 10% of the Company's income before taxes and profit sharing expense and (b) an amount equal to 100% of the base salary for such year of all the participants in the Profit Sharing Plan.

      The Compensation Committee may require as a condition to participation that a participant remain in the employ of the Company until the end of the fiscal year for which payment is to be made. Payments required to be made under the Profit Sharing Plan must be made within 10 days of the filing of the Company's tax return. To date, there have been no contributions by the Company under the Profit Sharing Plan.

Note 13. Supplemental Statement of Cash Flow Information

      The Company paid no income taxes or interest during the two-year period ended December 31, 2002.

      During the years ended December 31, 2002 and 2001 the following non-cash financing and investing activities occurred:

2002:
      None

2001:
      The Company issued 2,000,000 shares, with a guaranteed value of $1,850,000, of common stock and committed to provide $250,000 of services to be rendered by the Company to Metacine (see Note 7).

      The Company reduced capital in excess of par value and the corresponding liability by $21,463 for settlement shares sold.

Note 14. Commitments

      The Company obtained human white blood cells used in the manufacture of ALFERON N Injection from several sources, including the Red Cross pursuant to a supply agreement dated April 1, 1997 (the "Supply Agreement"). The Company will not need to purchase more human white blood cells until such time as production of crude alpha interferon is resumed. Under the terms of the Supply Agreement, the Company was obligated to purchase a minimum amount of human white blood cells each month through March 1999 (the "Minimum Purchase Commitment"), with an aggregate Minimum Purchase Commitment during the period from April 1998 through March 1999 in excess of $3,000,000. As of November 23, 1998, the Company owed the Red Cross approximately $1.46 million plus interest at the rate of 6% per annum accruing from April 1, 1998 (the "Red Cross Liability") for white blood cells purchased pursuant to the Supply Agreement.

      Pursuant to an agreement dated November 23, 1998, the Company granted the Red Cross a security interest in certain assets to secure the Red Cross Liability, issued to the Red Cross 300,000 shares of common stock and agreed to issue additional shares at some future date as requested by the Red Cross to satisfy any remaining amount of the Red Cross Liability. The Red Cross agreed that any net proceeds received by it upon sale of such shares would be applied against the Red Cross Liability and that at such time as the Red Cross Liability was paid in full, the Minimum Purchase Commitment would be deleted effective April 1,1998 and any then existing breaches of the Minimum Purchase Commitment would be waived. In January 1999 the Company granted the Red Cross a security interest (the "Security Interest") in, among other things, the Company's real estate, equipment inventory, receivables, and New Jersey net operating loss carryovers to secure repayment of the Red Cross Liability, and the Red Cross agreed to forbear from exercising its rights under the Supply Agreement, including with respect to collecting the Red Cross Liability until June 30, 1999 (which was subsequently extended until December 31, 1999). On December 29, 1999, the Company, the Red Cross and GP Strategies entered in an agreement pursuant to which the Red Cross agreed that until September 30, 2000 it would forbear from exercising its rights under (i) the Supply Agreement, including with respect to collecting the Red Cross Liability, and (ii) the Security Interest. In connection with the Asset Sale Transactions, the Company, HEB and the Red Cross entered into a similar agreement pursuant to which the Red Cross agreed to forbear from exercising its rights until May 31, 2003 and the Red Cross agreed to accept HEB common stock with a guaranteed value of $500,000 in full settlement of all of the Company's obligations to the Red Cross. Under the terms of such agreement, if HEB does not make such payment, the Red Cross has the right to sell the Company's real estate.

      During 1999, the Red Cross sold 27,000 of the Settlement Shares and sold the balance of such shares (273,000 shares) during the first quarter of 2000. As a result, the net proceeds from the sales of the Settlement Shares, $33,000 in 1999 and $368,000 in 2000, were applied against the liability to the Red Cross. The remaining liability to the Red Cross included in accounts payable on the consolidated balance sheet at December 31, 2002 was approximately $1,403,000. On October 30, 2000, the Company issued an additional 800,000 shares to the Red Cross. The net proceeds from the sale of such shares by the Red Cross will be applied against the remaining liability of $1,403,000 owed to the Red Cross. However, there can be no assurance that the net proceeds from the sale of such shares will be sufficient to extinguish the remaining liability owed the Red Cross.

      Pursuant to an agreement dated March 25, 1999, GP Strategies loaned the Company $500,000. In return, the Company granted GP Strategies (i) a first mortgage on the Company's real estate, (ii) a two-year option (which has expired) to purchase the Company's real estate, provided that the Company has terminated its operations and the Red Cross Liability has been repaid, and (iii) a two-year right of first refusal (which has expired) in the event the Company desires to sell its real estate. In addition, the Company issued GP Strategies 500,000 shares of Common Stock and a five-year warrant to purchase 500,000 shares of Common Stock at a price of $1 per share. The common stock and warrants issued to GP Strategies were valued at $500,000 and recorded as a financing cost and amortized over the original period of the GP Strategies Debt in 1999. Pursuant to the agreement, the Company has issued a note to GP Strategies representing the GP Strategies Debt, which note was originally due on September 30, 1999 (but extended to June 30, 2001) and bears interest, payable at maturity, at the rate of 6% per annum. In addition, at that time the Company negotiated a subordination agreement with the Red Cross pursuant to which the Red Cross agreed that its lien on the Company's real estate is subordinate to GP Strategies' lien. On March 27, 2000, the Company and GP Strategies entered into an agreement pursuant to which (i) the GP Strategies Debt was extended until June 30, 2001 and (ii) the Management Agreement between the Company and GP Strategies was terminated and all intercompany accounts between the Company and GP Strategies (other than the GP Strategies Debt) in the amount of approximately $130,000 were discharged which was recorded as a credit to capital in excess of par value. On August 23, 2001, the Company and GP Strategies entered into an agreement pursuant to which the GP Strategies Debt was extended to March 15, 2002. During 2001, the Company paid GP Strategies $100,000 to reduce the GP Strategies Debt. In addition, in January 2002, the Company paid GP Strategies $100,000 to further reduce the GP Strategies Debt. Interest expense accrued to GP Strategies was $18,000 and $27,937 for the years ended December 31, 2002 and 2001, respectively. In connection with the Asset Sale Transactions, the Company, HEB and GP Strategies entered into a similar agreement pursuant to which GP Strategies agreed to forbear from exercising its rights until May 31, 2003 and GP Strategies agreed to accept HEB common stock with a guaranteed value of $425,000 in full settlement of all the Company's obligations to GP Strategies. Under the terms of such agreement, if HEB does not make such payment, GP Strategies has the right to sell the Company's real estate.

      As consideration for the transfer to the Company of certain licenses, rights and assets upon the formation of the Company by GP Strategies, the Company agreed to pay GP Strategies royalties of $1,000,000, but such payments will be made only with respect to those years in which the Company has income before income taxes, and will be limited to 25% of such income. Through December 31, 2002, the Company has not generated income before taxes and therefore has not accrued or paid royalties to GP Strategies.

      See Notes 4 and 5 for information relating to royalties payable to Hoffmann and the Partnership, respectively.

Note 15.  Quarterly Financial Data (unaudited)

The following summarizes the Company's unaudited quarterly results for 2002 and 2001.

2002 Quarters                                          First             Second            Third             Fourth
                                                    -------------     -------------    --------------        -------
                                                            Thousands of dollars except per share data

Revenues                                              $ 784             $ 176             $ 687             $ 279
Gross profit (loss)(1)                                  369              (149)              254               (30)
Net loss                                               (693)             (949)             (639)             (457)
Basic and diluted net loss per share                   (.03)             (.05)             (.03)             (.02)


2001 Quarters                                           First             Second            Third             Fourth
                                                     -------------     -------------    --------------        -------
                                                            Thousands of dollars except per share data

Revenues                                             $   371            $   344            $   459          $   325
Gross profit (loss)(1)                                   (44)                22                 98              (63)
Net loss                                              (1,272)            (3,659)            (1,060)            (444)
Basic and diluted net loss per share                    (.07)              (.18)              (.05)            (.02)

(1) Gross profit (loss) is calculated as revenue less cost of goods sold and excess/idle production costs.

Note 16. Fair Value of Financial Instruments

      The carrying values of financial instruments, assuming the Company continues as a going concern, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and note payable approximate fair values, because of the short term nature or interest rates that approximate current rates.

Note 17. Agreement with Mayo

      In April 2001, the Company entered into a technology license agreement with Mayo Foundation for Medical Education and Research ("Mayo") under which the Company obtained certain technology rights. The Company has committed to fund approximately $400,000 of costs related to a clinical trial beginning in December 2001 and which is currently expected to take at least two years from the date hereof to complete. The Company paid Mayo $100,000 related to this clinical trial in 2001, incurred $101,565 in 2002 and will owe other amounts upon the completion of certain parts of the trial, with the last payment due upon receipt of the final written report on the trial. The Company can terminate this agreement up to 60 days after receipt of this report. After expiration of this ability to terminate, the Company must issue 25,000 shares of the Company's common stock to Mayo and must pay milestone payments upon certain regulatory or other events and royalties on future sales, if any. In addition, the Company paid $60,000 to Mayo related to the agreement in 2001. Under the terms of the Asset Sales

Transactions, the Company's right to continue this agreement and the obligation owed to Mayo was transferred to HEB. The Company did not generate any revenues from this agreement for each of the three years ended December 31, 2002.

Note 18. Subsequent Event

      On March 11, 2003, the Company sold all its inventory related to its ALFERON N Injection product and granted a license to sell the product to Hemispherx Biopharma, Inc. ("HEB"). In exchange for the inventory and license, the Company received HEB common stock with a guaranteed value of $675,000, an additional 62,500 shares of HEB common stock without a guaranteed value, and a royalty equal to 6% of the net sales of ALFERON N Injection. The HEB common stock will be subject to selling restrictions. In addition, HEB assumed approximately $400,000 of the Company's payables and various other commitments. The Company and HEB also entered into another agreement pursuant to which the Company will sell to HEB, subject to regulatory approval, the Company's real estate property, plant, equipment, furniture and fixtures, rights to ALFERON N Injection and all of its patents, trademarks and other intellectual property related to its natural alpha interferon business. In exchange, the Company will receive $675,000 of HEB common stock with a guaranteed value, an additional 62,500 shares of HEB common stock without a guaranteed value and a royalty equal to 6% of the net sales of all products sold containing natural alpha interferon. HEB will assume approximately $1.5 million of the Company's indebtedness that currently encumbers its assets. In addition, HEB will fund the operating costs of the Company's facility pending the completion of this transaction. In the event the Company does not obtain regulatory approval prior to September 12, 2003, either the Company or HEB may terminate the agreement and not complete the transaction.

      In March 2003, the Company sold 15,000,000 shares of its common stock in a private placement transaction to an investor for $150,000. In connection with this private placement, the Company also sold, for $1,000, 15,000,000 warrants exercisable at $.01 per share and expiring in March 2008.

INTERFERON SCIENCES, INC. AND SUBSIDIARY
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                   Additions
                                     Balance at    Charged to                          Balance at
                                     Beginning     Costs, Provisions                   End of
Description                          Of Period     and Expenses        Deductions(a)   Period
-----------                          ----------    -----------------   -------------   ----------
Year ended December 31, 2002
Valuation and qualifying
  accounts deducted from assets
  to which they apply:
Reserve for excess inventory         $5,538,413    $                    $  859,754     $4,678,659

Year ended December 31, 2001
Valuation and qualifying
  accounts deducted from assets
  to which they apply:
Reserve for excess inventory         $6,123,311    $                    $  584,898     $5,538,413

Notes:

Deductions are for the usage of a portion of the reserve for excess inventory.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

On March 11, 2003 the Company executed two agreements with Interferon Sciences, Inc. ("ISI") to purchase certain of its assets.

In the first agreement with ISI, the Company effectively acquired the operations of ISI including its inventory of Alferon N Injection(R), and a limited license for the production, manufacture use, marketing and sale of this product. This transaction was completed on March 11, 2003. For these assets, the Company:

      i)    Issued 487,028 shares of its common stock, and

      ii)   Agreed to pay ISI 6% of the net sales of the Product

The Company also is required to pay ISI a service fee and pay certain of ISI's obligation related to the product.

In the second agreement with ISI, effectively an asset acquisition, ISI agreed to sell to the Company all of ISI's rights to the product and other assets related to the product including, but not limited to, real estate and machinery. This transaction was completed on March 17, 2004. For these assets, the Company:

      i) Issued on March 17, 2004 an additional 487,028 shares of its common stock; and will

      ii)   Continue to pay ISI 6% of the net sales of the product

The following unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 2003 presents the results of the Company assuming the above-mentioned two agreements between the Company and ISI had occurred on January 1, 2003.

The unaudited pro forma consolidated statement of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, including the notes thereto. The pro forma data is for informational purposes only and may not necessarily reflect the Company's results of operations for the year ended December 31, 2003 had the Company consummated the two agreements on January 1, 2003.

                  Hemispherx Biopharma, Inc. and Subsidiaries
            Unaudited Pro Forma Consolidated Statement of Operations
                          Year Ended December 31, 2003
                     (in thousands, except per share data)

                                                                                                       (4)
                                                                        (3)                      Pro Forma     Pro Forma
                                                                     Pro Forma     Pro Forma      Further      As Further
                                       (1)             (2)          Adjustments   as Adjusted    Adjustment     Adjusted
                                   Hemispherx       Interferon       For First     For First     For Second    For Second
                                 Biopharma, Inc.   Sciences, Inc.       Asset        Asset          Asset         Asset
                                And Subsidiaries  And Subsidiary     Acquisition   Acquisition   Acquisition   Acquisition
                                ----------------  --------------     -----------   -----------   -----------   -----------
                                     2003                2003
Revenues:
Sales of                               $  509           $  242        $               $  751       $              $  751
product
Clinical
treatment
programs                                  148               --              --           148            --           148
                                       ------           ------        --------      --------       -------        ------
Total Revenues
                                                           657             242            --           899           899
                                       ------           ------        --------      --------       -------        ------
Costs and
expenses:
Production
costs/Cost of
Goods Sold                                502              267              47 (a)       816            60 (d)       876
Research and
development                             3,150              176              (7)(a)     3,319             8 (d)     3,327
General and
administrative                          4,257            1,432          (1,144)(a)     4,545             8 (d)     4,553
Royalty Expense
                                                                            45 (b)        45                          45

                                       ------           ------        --------      --------       -------        ------
Total cost and
expenses                                7,909            1,875          (1,059)        8,725            76         8,801
                                       ------           ------        --------      --------       -------        ------

Interest and
other income                               80               27             (27)(a)        80                          80
Interest
Expense and                                                                (68)(c)
Financing Costs                        (7,598)            (307)            307 (a)    (7,666)                     (7,666)
Gain on sale
of securities
                                                           444            (444)(a)        --                          --
Metacine
Settlement                                               1,550          (1,550)(a)        --                          --
Gain on
settlement of
liability
                                                           229            (229)(a)        --                          --
Service fee
income                                                     560            (560)(a)        --                          --
Other income                                                                   (a)
                                                            31             (31)           --                          --
Bulk sale of
Alferon
inventory                                                1,149          (1,149)(a)        --                          --
Gain on
sale of NOL
                                                           279            (279)(a)        --                          --

                                     --------         --------       ---------      --------       -------       -------
Net loss                             $(14,770)        $  2,329       $  (2,971)     $(15,412)      $   (76)      (15,488)
                                     --------         --------       ---------      --------       -------       -------

Basic and
diluted loss
per share                            $   (.42)                                      $   (.43)                   $   (.43)
                                     --------                                       --------                    --------
Basic and
diluted
weighted
Average common
shares
outstanding
                                       35,235                                         35,327                      36,056
                                     --------                                       --------       -------      --------

See accompanying notes to consolidated statement of operations

                           NOTES TO UNAUDITED PROFORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS

The following notes describe the column headings in the unaudited pro forma consolidated statement of operations and the pro forma adjustments that have been made to this statement:

      (1) Reflects the unaudited consolidated historical statement of operations of Hemispherx Biopharma, Inc. and subsidiaries for the year ended December 31, 2003.

      (2) Reflects the unaudited consolidated historical statement of operations for ISI for the year ended December 31, 2003.

      (3) Reflects pro forma adjustments relating to the first acquisition on March 11, 2003 of certain assets of ISI and the related funding as follows:

            (a)   Adjustments to reflect the following:

                  Production cost related to sales of product by ISI are based on the Company's cost of inventory purchased from ISI in the First Asset Acquisition. A portion of the Company's total cost of the net assets was allocated to inventory in accordance with FASB 141.

                  ISI debt was not assumed by the Company, interest on the debt has been eliminated.

                  The ISI building was acquired in the Second Asset Acquisition. Depreciation expense related to the building has been included for the First Asset Acquisition adjustments. The depreciation of the building, based on the cost of the Second Asset Acquisition, is recorded in entry 4(e) below.

                  Service fee income paid to ISI by the Company, the gain on the bulk sale of the Alferon inventory to the Company and the Metacine settlement have been eliminated.

                  General and administrative expenses beyond March 11, 2003 have been eliminated because ISI's general and administrative expenses subsequent to that date are not related to the Alferon business. All expenses related to the Alferon business subsequent to March 11, 2003 have been included in the Company's historical results for the period from March 11, 2003 through December 31, 2003.

Gains from sale of securities, settlement of liability and sale of NOL have been eliminated.

                                          Production
                                             Cost / Cost
                                            of Sold    Goods R&D        G&A         Other            Total
           ============================== ========== ============ ============= =============== ===============
           Inventory                         $(109)                                                     $(109)
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Interest  expense                                                             $307             307
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Interest income                                                                (27)            (27)
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Depreciation                         62            $7            $7                             76
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Service fee income                                                            (560)           (560)
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Other income                                                                   (31)            (31)
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Bulk sale of Alferon
           inventory                                                                   (1,149)         (1,149)
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Gain on sale at securities                                                    (444)           (444)
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Gain on settlement of
           liability                                                                     (229)           (229)
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Gain on sale of NOL                                                           (279)           (279)
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           G&A after March 11, 2003                                      1,137                          1,137
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Metacine Settlement                   --           --            --         (1,550)         (1,550)
           ------------------------------ ---------- ------------ ------------- --------------- ---------------
           Totals                             $(47)           $7        $1,144        $(3,962)        $(2,858)
           ============================== ========== ============ ============= ============-== ===============


      (b) Increase in general and administrative costs resulting from the recognition of 6% royalty charges on the net sales of the acquired ALFERON N injection product.

      (c) Increase in interest for period from January 1, 2003 through March 11, 2003 for issuance of 6% Senior Convertible Debentures on March 12, 2003.

(4) Reflects pro forma adjustments relating to the second acquisition of certain assets of ISI as follows:


      (d) Adjustments reflect depreciation expense relating to the acquired building as result of the second acquisition of certain assets of ISI.

--------------------------------------------------------------------------------

No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this Prospectus is current only as of this date.


                               TABLE OF CONTENTS

                                                                            Page

Prospectus Summary .......................................................    2

Risk Factors .............................................................    6
Use of Proceeds ..........................................................   15
Dividend Policy ..........................................................   15
Price Range of Common Stock ..............................................   16
Selected Consolidated
Financial Data ...........................................................   16
Management's Discussion and
Analysis of Financial Condition
And Results of Operations ................................................   19
Our Business .............................................................   39
Management ...............................................................   55
Executive Compensation ...................................................   59
Principal Stockholders ...................................................   64
Certain Relationships and
Related Transactions .....................................................   67
Selling Stockholders .....................................................   67
How the Shares May
Be Distributed ...........................................................   70
Description of Securities
Being Registered .........................................................   72
Legal Matters ............................................................   74
Experts ..................................................................   74
Where you can find
More information .........................................................   74
Financial Statements .....................................................  F-1

================================================================================

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

================================================================================

                              11,732,107 SHARES OF

                                  COMMON STOCK

                           HEMISPHERX BIOPHARMA, INC.

                                   ----------

                                   PROSPECTUS


                                   ----------

                                  July _, 2004


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


SEC Filing Fees                                                       $ 1,419 00
American Stock Exchange Listing Fee*                                  $22,500 00
Printing and Engraving Expenses*                                      $13,500 00
Accounting Fees and Expenses*                                         $20,000 00
Legal Fees and Expenses*                                              $20,000 00
Transfer Agent and Registrar Fees*                                    $ 1,500 00
Miscellaneous*                                                        $ 3,080 00
                                                                      ----------


 Total Expenses*                                                      $   82,000

----------
* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify to the extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. Such indemnification (other than an order by a court) shall be made by the Registrant only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Registrant's Amended and Restated Certificate of Incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors.

 The Registrant's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by former directors and officers and other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan, and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section, or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2001, we have issued and sold the following securities:

On February 23, 2001, we issued warrants to purchase an aggregate of 100,000 shares of our common stock of which 188,325 are exercisable at $6.00 per share and 188,325 are exercisable at $9.0 per share to William A. Carter. The warrants expire on February 22, 2006.

On April 6, 2001, we issued warrants to purchase an aggregate of 400,000 shares of our common stock of which 100,000 are exercisable at $10.00 per share, 100,000 are exercisable at $12.00 per share and 100,000 are exercisable at $16.00 per share to Larry Zaslow, Marc Komorsky, Peter Adolph and Paul Michaels. The warrants expire on April 6, 2005.

On April 30, 2001, we issued warrants to purchase an aggregate of 30,000 shares of our common stock at an exercise price of $5.00 per share to Robert Peterson. The warrants expire on April 30, 2006.

On April 30, 2001, we issued warrants to purchase an aggregate of 25,000 shares of our common stock at an exercise price of $ 6.00 per share to Robert Lau. The warrants expire on April 30, 2005.

On July 1, 2001, we issued warrants to purchase an aggregate of 25,000 shares of our common stock at an exercise price of $6.00 per share to Robert Lau. The warrants expire on June 30, 2005.

On January 2, 2002, we issued warrants to purchase an aggregate of 25,000 shares of our common stock at an exercise price of $6.00 per share to Robert Lau. The warrants expire on April 30, 2005.

On May 1, 2002, we issued warrants to purchase an aggregate of 12,000 shares of our common stock at an exercise price of $3.86 per share to Iraj Kiani. The warrants expire on April 30, 2005.

On September 3, 2003, we issued warrants to purchase an aggregate of 150,000 shares of our common stock at an exercise price of $2.00 per share to Michael Burrows. The warrants expire on August 1, 2005.

On September 3, 2002, we issued warrants to purchase an aggregate of 5,000 shares of our common stock at an exercise price of $2.00 per share to Cheri Kaufman. The warrants expire on August 13, 2007.

On September 3, 2002, we issued warrants to purchase an aggregate of 50,000 shares of our common stock at an exercise price of $2.00 per share to David Strayer. The warrants expire on December 31, 2007.

On September 3, 2002, we issued warrants to purchase an aggregate of 40,000 shares of our common stock at an exercise price of $2.00 per share to Josephine Dolhancryk. The warrants expire on August 13, 2007.

On September 3, 2002, we issued warrants to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $2.00 per share to Robert Peterson. The warrants expire on August 13, 2007.

On September 3, 2002, we issued warrants to purchase an aggregate of 20,000 shares of our common stock at an exercise price of $2.00 per share to Carol Smith. The warrants expire on August 13, 2007.

On September 3, 2002 we issued warrants to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $2.00 per share to Ransom Etheridge. The warrants expire on August 13, 2007.

On September 3, 2002, we issued warrants to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $2.00 per share to William Mitchell. The warrants expire on August 13, 2007.

On September 13, 2002, we issued warrants to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $2.00 per share to Richard Piani. The warrants expire on August 13, 2007.

On September 3, 2002, we issued warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $2.00 per share to William A. Carter . The warrants expire on August 13, 2007. 250,000 warrants are exercisable immediately, 500,000 are exercisable after two years, 250,000 are exercisable after three years and all are exercisable after four years.

The issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On March 12, 2003, we issued an aggregate of $5,426,000 in principal amount of 6% Senior Convertible Debentures due March 2005 (the "March Debentures") and an aggregate of 743,288 warrants to two investors in a private placement for gross proceeds of $4,650,000. The March Debentures mature on January 31, 2005 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. The March Debentures are convertible at the option of the investors at any time through January 31, 2005 into shares of our common stock. The conversion price under the March Debentures is fixed at $1.46 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect. The above-mentioned Warrants issued to the debenture holders are to acquire at any time through March 12, 2008 an aggregate of 743,288 shares of common stock at a price of $1.68 per share. On March 12, 2004, the exercise price of the Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between March 13, 2003 and March 11, 2004 (but in no event less than $1.176 per share). The exercise price (and the reset price) under the Warrants also is subject to similar adjustments for anti-dilution protection.

On July 10, 2003, we issued an aggregate of $5,426,000 in principal amount of 6% Senior Convertible Debentures due July 31, 2005 (the "July Debentures") and an aggregate of 507,102 Warrants (the "July 2008 Warrants") to the above investors in a private placement for aggregate gross proceeds of $4,650,000. The July Debentures mature on July 31, 2005 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. The July Debentures are convertible at the option of the investors at any time through July 31, 2005 into shares of our common stock. The conversion price under the July Debentures was fixed at $2.14 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect. However, as part of the debenture placement funded on October 29, 2003 (see below), the conversion price under the July Debentures was lowered to $1.89 per share. The July 2008 Warrants, as amended, received by the investors are to acquire at any time commencing on July 26, 2004 through January 31, 2009 an aggregate of 507,102 shares of common stock at a price of $2.46 per share. On July 10, 2004, the exercise price of these July 2008 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between July 11, 2003 and July 9, 2004. The exercise price (and the reset price) under the July 2008 Warrants also is subject to similar adjustments for anti-dilution protection. Notwithstanding the foregoing, the exercise price as reset or adjusted for anti-dilution, will in no event be less than $2.14 per share

On June 25, 2003, we issued to each of the debenture holders a warrant (the "June 2008 Warrant"). Each June 2008 Warrants is exercisable at any time through December 25, 2008 to acquire an aggregate of 500,000 shares of common stock at a price of $2.40 per share. On June 25, 2004, the exercise price of these June 2008 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between June 26, 2003 and June 24, 2004 (but in no event less than $1.68 per share). The exercise price (and the reset price) under the June 2008 Warrants also is subject to adjustments for anti-dilution protection similar to those in the July 2008 Warrants.

On October 29, 2003, we issued an aggregate of $4,142,357 in principal amount of 6% Senior Convertible Debentures due October 31, 2005 (the "October Debentures") and an aggregate of 410,134 warrants to two investors in a private placement for aggregate gross proceeds of $3,550,000. The October Debentures mature on October 31, 2005 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. The October Debentures are convertible at the option of the investors at any time through October 31, 2005 into shares of our common stock. The conversion price under the October Debentures is fixed at $2.02 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect. The above-mentioned Warrants issued to the debenture holders, as amended, are to acquire at any time commencing on July 26, 2004 through April 30, 2009 an aggregate of 410,134 shares of common stock at a price of $2.32 per share. On October 29, 2004, the exercise price of the Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between October 29, 2003 and October 27, 2004. The exercise price (and the reset price) under the Warrants also is subject to similar adjustments for anti-dilution protection. Notwithstanding the foregoing, the exercise price as reset or adjusted for anti-dilution, will in no event be less than $2.19 per share.


On January 26, 2004, we issued an aggregate of $4,000,000 in principal amount of 6% Senior Convertible Debentures due January 31, 2006 (the "January 2004 Debentures"), additional investment rights to purchase an additional $2,000,000 principal amount of January 2004 Debentures, 158,103 shares of common stock and an aggregate of 790,514 warrants to two investors in a private placement for aggregate gross proceeds of $4,000,000. The January 2004 Debentures mature on January 31, 2006 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. The January 2004 Debentures are convertible at the option of the investors at any time through January 31, 2006 into shares of our common stock. The conversion price under the January 2004 Debentures is fixed at $2.53 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect. Commencing on July 26, 2004, we are required to start repaying the then outstanding principal amount under the Debentures in monthly installments amortized over 18 months in cash or, at our option, in shares of common stock. Any shares of common stock issued to the Investors as installment payments shall be valued at 95% of the arithmetic average Weighted Average Price (as defined in the Debentures) of the common stock during the 10-day trading period commencing on and including the eleventh trading day immediately preceding the date that the installment is due. There are two classes of warrants received by the Investors; class A and class
B. The class A warrants are to acquire at any time from July 26, 2004 through July 26, 2009 an aggregate of up to 395,257 shares of common stock at a price of $3.29 per share. The class B warrants are to acquire at any time from July 26, 2004 through July 26, 2009 an aggregate of up to 395,257 shares of common stock at a price of $5.06 per share. On January 27, 2005, the exercise price of these July 2009 Class A and Class B Warrants will reset to the lesser of (x) their respective exercise price then in effect or (y) the greater of a price equal to the average of the daily price of the common stock between January 27, 2004 and January 26, 2005 or $2.58 per share with regard to the Class A warrants or $3.54 per share with regard to the B Warrants. The exercise price (and the reset price) under the July 2009 Warrants also is subject to similar adjustments for anti-dilution protection. Notwithstanding the foregoing, the exercise price of the Class A warrants as adjusted for anti-dilution, will in no event be less than $2.58 per share.


On May 14, 2004, in consideration for the Debenture holders' exercise of all of the June 2008 Warrants, we issued to the holders warrants (the "May 2009 Warrants") to purchase an aggregate of 1,300,000 shares of our common stock. We issued 1,000,000 shares and received gross proceeds of $2,400,000 from the exercise of the June 2008 Warrants.

The May 2009 Warrants are to acquire at any time commencing on November 14, 2004 through April 30, 2009 an aggregate of 1,300,000 shares of common stock at a price of $4.50 per share. On May 14, 2005, the exercise price of these May 2009 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between May 15, 2004 and May 13, 2005. The exercise price (and the reset price) under the May 2009 Warrants also is subject to adjustments for anti-dilution protection similar to those in the other Warrants. Notwithstanding the foregoing, the exercise price as reset or adjusted for anti-dilution, will in no event be less than $4.008 per share.


On July 13, 2004, the Debenture holders exercise of all of the July 2003 and October 2003 Warrants and the Additional Investment Rights. As a result, we issued an aggregate of 917,236 shares and $2,000,000 in principal amount of 6% Senior Convertible Debentures due January 31, 2006 (identical to the January 2004 Debentures, except that the conversion price is $2.58. We issued to these holders warrants (the "June 2009 Warrants") to purchase an aggregate of 1,300,000 shares of common stock.

The June 2009 Warrants are to acquire at any time commencing on January 13, 2005 through June 30, 2009 an aggregate of 1,300,000 shares of common stock at a price of $3.75 per share. On July 13, 2005, the exercise price of these June 2009 Warrants will reset to the lesser of the exercise price then in effect or a price equal to the average of the daily price of the common stock between July 14, 2004 and July 12, 2005. The exercise price (and the reset price) under the June 2009 Warrants also is subject to adjustments for anti-dilution protection similar to those in the other Warrants. Notwithstanding the foregoing, the exercise price as reset or adjusted for anti-dilution, will in no event be less than $3.33 per share.

The issuance of the foregoing debentures and the warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

By agreement with Cardinal Securities, LLC, for general financial advisory services and in conjunction with the private debenture placements in July and October 2003 and in January, May and July 2004, we paid Cardinal Securities, LLC an investment banking fee equal to 7% of the investments made by the two Debenture holders and issued to Cardinal the following common stock purchase warrants: (i) 112,500 exercisable at $2.57 per share; (ii) 87,500 exercisable at $2.42 per share; and (iii) 100,000 exercisable at $3.04 per share. The $2.57 warrants expire on July 10, 2008, the $2.42 warrants expire on October 30, 2008 and the $3.04 warrants expire on January 5, 2009. With regard to the exercise of the June 2008 Warrants and issuance of the May 2009 Warrants, Cardinal received an investment banking fee of 7%, half in cash and half in shares. With regard to the exercise of the Additional Investment Rights, the July 2008 and October 2008 Warrants and issuance of the July 2009 Warrants, Cardinal received an investment banking fee of 7%, $146,980 in cash and 22,703 is shares, as well as, 50,000 warrants exercisable at $4.07 expiring on July 12, 2009. The issuance of the shares and warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.


On March 11, 2003, we issued 427,028 shares of our common stock to Interferon Sciences, Inc. ("ISI") as partial consideration for the acquisition of certain assets of ISI. Pursuant to a second asset acquisition agreement with ISI to purchase additional assets of ISI, on May 30, 2003, we issued an aggregate of 581,761 shares to GP Strategies and the American National Red Cross, two creditors of ISI. On March 17, 2004, pursuant to the second asset acquisition agreement, we issued an additional 427,028 shares of our common stock to ISI as partial consideration for the acquisition of certain assets of ISI. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

In September 2003, in recognition of this action as well as Dr. Carter's prior and on-going efforts relating to product development securing critically needed financing and the aqcuisition of a new product line, the Compensation Committee determined that Dr. Carter be awarded bonus compensation in 2003 consisting of $196,636 and a grant of 1,450,000 stock warrants with an exercise price of $2.20 per share. This additional compensation was reviewed by an independent valuation firm and found to be fair and reasonable within the context of total compensation paid to chief executive officers of comparable biotechnology companies. The issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

In September, 2003, our Board of Directors approved a new compensation plan. Each non-employee director is to be compensated in 50% cash and 50% stock beginning on January 1, 2003. The stock compenstaion plan covers a ten year period not to exceed 1,000,000 shares. As of June 30, 2004, an aggregate of 77,551 shares has been issued to three non-employee directors pursuant to this plan.

On November 4, 2003, the board of directors granted 200,000 options to Ransom Etheridge pursuant to the 1990 Stock Option Plan. These options are exercisable at $2.75 per share and expire on December 4, 2013. The issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.


In the period of December, 2003 through July 26, 2004, we issued 117,149 shares for payment of fees due eight service providers. The issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On June 23, 2004, the shareholders approved the Company's 2004 Equity Incentive Plan this plan authorizes the Board of Directors to grant non-qualified and incentive stock options, stock appreciation rights, restricited stock and other stock awards to officers, key employees, consultants and advisors of the Company. A maximum of 8,000,000 shares of stock is reserved for use under this plan. Unless sooner terminated, this equity plan will continue in effect for 10 years. On June 23, 2004 the Board of Directors authorized a grant of 50,000 options to the Copany's Chief Financial Officer pursuant to the terms of his employment agreement.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (a)     Exhibits.

Exhibit No. Description
-----------------------

2.1 First Asset Purchase Agreement dated March 11, 2003, by and between the Registrant and ISI(4)

2.2 Second Asset Purchase Agreement dated March 11, 2003, by and between the Registrant and ISI.(4)

3.1 Amended and Restated Certificate of Incorporation of Registrant, as amended, along with Certificates of Designations, Rights and Preferences of Series A1, A2, B and C Preferred Stock, as amended (1)

3.2      By-laws of Registrant, as amended (1)

3.3      Certificate of Designations of Series D Preferred Stock (2)

3.4 Certificate of Correction to Certificate of Designations of Series D Preferred Stock (2)

3.5      Certificate of Designations of Series E Preferred Stock (3)

4.1      Specimen certificate representing our Common Stock (1)

4.2 Rights Agreement, dated as of November 19, 2002, between the Company and Continental Stock Transfer & Trust Company. The Right Agreement includes the Form of Certificate of

         Designation, Preferences and Rights of the Series A Junior Participating Preferred Stock, the Form of Rights Certificate and the Summary of the Right to Purchase Preferred Stock.(10)

4.3      Form of 6% Convertible Debenture of the Company issued in March
         2003.(4)

4.4      Form of Warrant for Common Stock of the Company issued in March
         2003.(4)

4.5      Form of Warrant for Common Stock of the Company issued in June 2003.(5)

4.6      Form of 6% Convertible Debenture of the Company issued in July 2003.(6)

4.7      Form of Warrant for Common Stock of the Company issued in July 2003.(6)

4.8      Form of 6% Convertible Debenture of the Company issued in October
         2003.(8)

4.9      Form of Warrant for Common Stock of the Company issued in October
         2003.(8)

4.10     Form of 6% Convertible Debenture of the Company issued in January
         2004.(9)

4.11     Form of Warrant for Common Stock of the Company issued in January
         2004.(9)

4.12 Form of Additional Investment Rights to acquire debentures issued in January 2004(9)

4.12     Form of Warrant for Common Stock of the Company issued in May 2004.(11)

5.1      Opinion of Silverman Sclar Shin & Byrne PLLC, legal counsel

10.1     1990 Stock Option Plan (1)

10.2     1992 Stock Option Plan (1)

10.3     1993 Employee Stock Purchase Plan (1)

10.4     Form of Confidentiality, Invention and Non-Compete Agreement (1)

10.5     Form of Clinical Research Agreement (1)

10.6     Form of Collaboration Agreement (1)

10.7 Amended and Restated Employment Agreement by and between the Company and Dr. William A. Carter, dated as of December 3, 1998 (7)

10.8 Amended and Restatement Engagement Agreement by and between the Company and Robert E. Peterson dated April 1, 2001 (7)

10.9 License Agreement by and between the Company and The Johns Hopkins University, dated December 31, 1980 (1)

10.10 Technology Transfer, Patent License and Supply Agreement by and between the Company, Pharmacia LKB Biotechnology Inc., Pharmacia P-L Biochemicals Inc. and E.I. du Pont de Nemours and Company, dated November 24, 1987 (1)

10.11 Pharmaceutical Use Agreement, by and between the Company and Temple University, dated August 3, 1988 (1)

10.12 Assignment and Research Support Agreement by and between the Company, Hahnemann University and Dr. David Strayer, Dr. lsadore Brodsky and Dr. David Gillespie, dated June 30, 1989 (1)

10.13 Lease Agreement between the Company and Red Gate Limited Partnership, dated November 1, 1989, relating to the Company's Rockville, Maryland facility (1)

10.14    Agreement between the Company and Bioclones (Proprietary) Limited (1)

10.15 Amendment, dated August 3, 1995, to Agreement between the Company and Bioclones (Proprietary) Limited (contained in Exhibit (10.14)

10.16    Licensing Agreement with Core BioTech Corp.(1).

10.17    Licensing Agreement with BioPro Corp. (1)

10.18    Licensing Agreement with BioAegean Corp. (1)

10.19 Forbearance Agreement dated March 11, 2003, by and between ISI, the American National Red Cross and the Company.(1)

10.20 Forbearance Agreement dated March 11, 2003, by and between ISI, GP Strategies Corporation and the Company.(4)

10.21 Securities Purchase Agreement, dated March 12, 2003, by and among the Company and the Buyers named therein.(4)

10.22 Registration Rights Agreement, dated March 12, 2003, by and among the Company and the

         Buyers named therein.(4)

10.23    Agreement with Esteve. (1)

10.24    Agreement with Gentiva Health Services. (1)

10.25    Agreement with Biovail Corporation International. (1)

10.26 Securities Purchase Agreement, dated July 10, 2003, by and among the Company and the Buyers named therein.(6)

10.27 Registration Rights Agreement, dated July 10, 2003, by and among the Company and the Buyers named therein.(6)

10.28 Securities Purchase Agreement, dated October 29, 2003, by and among the Company and the Buyers named therein.(8)

10.29 Registration Rights Agreement, dated October 29, 2003, by and among the Company and the Buyers named therein.(8)

10.30 Securities Purchase Agreement, dated January 26, 2004, by and among the Company and the Buyers named therein.(9)

10.31 Registration Rights Agreement, dated January 26, 2004, by and among the Company and the Buyers named therein.(9)

10.32    Memorandum of Understanding with Fujisawa.


10.33 Engagement Agreement by and between the company and Robert E. Peterson dated June 23, 2004.*


10.34    Hemispherx 2004 Equity Incentive Plan.(12)

14.1     Material Foreign Patents(1)


21       Subsidiaries of the Registrant *


23.1     Consent of BDO Seidman, LLP, independent registered public accountants.

23.2     Consent of Eisner, LLP, independent registered public accountants.

23.2 Consent of Silverman Sclar Shin & Byrne PLLC, legal counsel (included in Exhibit 5.1).


24.1 Powers of Attorney (included in Signature Pages to this Registration Statement on Form S-1).*

----------
*  Previously filed.


(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 33-93314) declared effective by the Securities and Exchange Commission on November 2, 1995.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-8941) declared effective by the Securities and Exchange Commission on September 16, 1996.

(3) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-24983) declared effective by the Securities and Exchange Commission on April 18, 1997.

(4) Incorporated by reference from the exhibits to the Registrant's Current Report on Form 8-K (No. 1-13441) filed on March 13, 2003.

(5) Incorporated by reference from the exhibits to the Registrant's Current Report on Form 8-K (No. 1-13441) filed on June 27, 2003.

(6) Incorporated by reference from the exhibits to the Registrant's Current Report on Form 8-K (No. 1-13441) filed on July 14, 2003.

(7) Incorporated by reference from exhibits to the Registrant's Form 10-Q for the quarter ended September 30, 2001 (No. 1-13441) filed on November 14, 2001.

(8) Incorporated by reference from the exhibits to the Registrant's Current Report on Form 8-K (No. 1-13441) filed on October 30, 2003.

(9) Incorporated by reference from the exhibits to the Registrant's Current Report on Form 8-K (No. 1-13441) filed on January 27, 2004.

(10) Incorporated by reference from the exhibits to the Registrant's Registration Statement on Form 8-A (No. 0-27072) filed on November 20, 2002.

(11) Incorporated by reference from exhibits to the Registrant's Form 10-Q for the quarter ended March 31, 2004 (No. 1-13441) filed on May 14, 2004.

(12) Incorporated by reference from Appendix A to the Registrant's Definitive
Schedule 14A (proxy statement) for the 2004 Annual Meeting of Stockholders (No. 1-13441) filed on May 20, 2004.

(b) Financial Statements Schedules.

None.

ITEM 17. UNDERTAKINGS

 (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirement of the Securities Act of 1933, this Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania, on the 28th day of July, 2004.


HEMISPHERX BIOPHARMA, INC.
---------------------------
(Registrant)


 By: /s/ William A. Carter, M.D.
     -------------------------------------------------
     William A. Carter, M.D., Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



Signature                           Title                              Date
---------                           -----                              ----

/s/ William A. Carter, M.D.         Chairman of the Board, Chief   July 28, 2004
--------------------------------    Executive Officer (Principal
William A. Carter, M.D.             Executive) and Director


               *                    Director                       July 28, 2004
--------------------------------
Richard C. Piani


               *                    Chief Financial Officer and    July 28, 2004
--------------------------------    Chief Accounting Officer
Robert E. Peterson


               *                    Secretary, General Counsel     July 28, 2004
--------------------------------    And Director
Ransom W. Etheridge


               *                    Director                       July 28, 2004
--------------------------------
William M. Mitchell, M.D., Ph.D.

*By: /s/ William A. Carter, M.D.
    ----------------------------
    William A. Carter, M.D.,
    Attorney-in-Fact

Hemispherx Biopharma, Inc.
Amendment No. 1 to Form S-1
Index to Exhibits


Exhibit No.    Description
-----------    -----------

5.1            Opinion of Silverman Sclar Shin & Byrne PLLC, legal counsel

23.1 Consent of BDO Seidman, LLP, independent registered public accountants.

23.2           Consent of Eisner LLP, independent registered public accountants.